    As Filed with the Securities and Exchange Commission on October 1, 1999
                                                      Registration No. 333-87031

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                RAZORFISH, INC.
             (Exact name of registrant as specified in its charter)
       Delaware                   0001075088                 13-3804503
   (State or other            (Primary Standard            (IRS Employer
   jurisdiction of                Industrial            Identification No.)
   incorporation or          Classification Code
    organization)                  Number)
                          107 Grand Street, 3rd Floor
                            New York, New York 10013
                                 (212) 966-5960
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Jeffrey A. Dachis
                     President and Chief Executive Officer
                                Razorfish, Inc.
                          107 Grand Street, 3rd Floor
                            New York, New York 10013
                                 (212) 966-5960
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                WITH COPIES TO:
          Mark L. Mandel, Esq.                    Peter B. Tarr, Esq.
        Morrison & Foerster LLP                  Jeffrey A. Stein, Esq.
      1290 Avenue of the Americas                  Hale and Dorr LLP
     New York, New York 10104-0050                  60 State Street
             (212) 468-8000                   Boston, Massachusetts 02109
                                                     (617) 526-6000
                                ---------------
  Approximate Date Of Commencement Of Proposed Sale Of The Securities To The
Public: At the effective time of the merger of a wholly owned subsidiary of the Registrant with International Integration Incorporated, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to the closing of such merger.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                               Proposed
                                                                 Proposed      maximum
                                                                 maximum      aggregate    Amount of
          Title of each class of              Amount to be    offering price   offering   registration
        securities to be registered           registered(1)     per share      price(2)      fee(3)
------------------------------------------------------------------------------------------------------
Class A common stock, $.01 par value....... 21,356,655 shares Not applicable $527,909,829   $146,760

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 24,407,606, the aggregate number of shares of International Integration Incorporated common stock, par value $0.01 per share, outstanding on September 16, 1999 (other than shares owned by International Integration Incorporated, Ray Merger Sub, Inc., a wholly owned subsidiary of the registrant, or the registrant) or issuable pursuant to outstanding options prior to the date the merger is expected to be consummated and (b) an exchange ratio of 0.875 shares of the registrant's Class A common stock for each share of International Integration Incorporated common stock.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act, the registration fee has been calculated based on the average of the high and low sale prices of International Integration Incorporated common stock as reported on The Nasdaq National Market within 5 business days prior to the date of the filing of this registration statement on September 13, 1999 and the filing of this Amendment No. 1.
(3) $144,167 was previously paid.

[LOGO OF RAZORFISH]             [LOGO OF I-CUBE]
                          YOUR VOTE IS VERY IMPORTANT

   The boards of directors of Razorfish, Inc. and International Integration Incorporated, referred to in this joint proxy statement/prospectus as "i-Cube," agreed on a merger of Razorfish and i-Cube. If we complete the merger, i-Cube stockholders will receive 0.875 shares of Razorfish Class A common stock for each share of i-Cube common stock that they own. Razorfish Class A common stock is traded on the Nasdaq National Market under the trading symbol "RAZF," and on September 29, 1999, the price of Razorfish Class A common stock closed at $44.50 per share. Razorfish stockholders will continue to own their existing shares after the merger and will represent approximately 52.7%, on a fully diluted basis, of the outstanding stock of Razorfish after the merger.

   We cannot complete the merger unless the stockholders of i-Cube approve the merger and the stockholders of Razorfish approve both the issuance of shares of Razorfish stock to i-Cube stockholders in the merger and an increase in the corporation's authorized common stock. The board of directors of Razorfish also is submitting proposals to further increase the corporation's authorized common stock and to amend Razorfish's 1999 Stock Incentive Plan. These two proposals are not required to consummate the merger.

   This joint proxy statement/prospectus provides you with detailed information about the proposals. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. In particular, please consider the matters discussed under "Risk Factors" on Page 12 of the enclosed joint proxy statement/prospectus.

   Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

Jeffrey A. Dachis                         Michael Pehl
President and Chief Executive             Chairman and Chief Executive Officer
Officer                                   International Integration
Razorfish, Inc.                           Incorporated

The joint proxy statement/prospectus is dated October 1, 1999, and was first mailed to stockholders on or about October 4, 1999.

                     International Integration Incorporated
                                    (i-Cube)
                                101 MAIN STREET
                         CAMBRIDGE, MASSACHUSETTS 02142

                               ----------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING

                         Date: November 2, 1999

                         Time: 10:00 A.M.

                         Place: Offices of Hale and Dorr LLP, 60 State Street,
                              Boston, Massachusetts 02109

   At the meeting you will consider and vote on a proposal to approve the merger agreement among Razorfish, Inc., Ray Merger Sub, Inc., a wholly owned subsidiary of Razorfish, Inc., and i-Cube. Under the merger agreement, each outstanding share of i-Cube common stock will convert into the right to receive
0.875 shares of Razorfish, Inc. Class A common stock.

   We will transact no other business at the special meeting, except business which may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

   Only holders of record of shares of i-Cube common stock at the close of business on September 29, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the merger agreement.

   Please do not send any stock certificates with your proxy cards at this time.

                                          By Order of the Board of Directors,

                                          David M. Samuels, Secretary

Cambridge, Massachusetts
October 4, 1999

                                Razorfish, Inc.
                          107 GRAND STREET, 3RD FLOOR
                            NEW YORK, NEW YORK 10013

                               ----------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING

                         Date: November 2, 1999

                         Time: 10:00 A.M.

                         Place: Offices of Morrison & Foerster LLP
                              1290 Avenue of the Americas
                              New York, New York 10104

   At the meeting you will consider and vote on the following proposals:

   1. To approve the issuance of shares of Razorfish Class A common stock to the stockholders of i-Cube in the merger of i-Cube with Ray Merger Sub, Inc., a wholly owned subsidiary of Razorfish. Under the merger agreement, each outstanding share of i-Cube common stock will convert into the right to receive
0.875 shares of Razorfish Class A common stock;

   2. To approve an amendment to the Certificate of Incorporation increasing the number of authorized shares of Class A common stock by 21,356,655 shares (the maximum number of shares to be issued by Razorfish in connection with the merger) from 29,999,950 to 51,356,605 shares to enable us to consummate the merger;

   3. To approve an amendment to the 1999 Stock Incentive Plan to (A) increase the number of shares of Class A common stock authorized for issuance under the 1999 Stock Incentive Plan by an additional 2,640,079 shares to 3,562,406 shares to enable us to meet Razorfish's current obligations and our need for a bigger incentive pool for the larger employee base after the merger and (B) limit to 500,000 the number of options and stock appreciation rights that may be awarded to an employee in any one fiscal year of Razorfish to ensure compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

   4. To approve an amendment to the Certificate of Incorporation further increasing the number of authorized shares of Class A common stock from 51,356,605 shares to 200,000,000 shares for use in acquisitions and for other purposes.

   We will transact no other business at the special meeting, except business which may be properly brought before the special meeting or any adjournment or postponement of the special meeting.

   Only holders of record of shares of Razorfish Class A common stock at the close of business on September 29, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy.

   Please do not send any stock certificates with your proxy cards.

                                          By Order of the Board of Directors,

                                          Craig M. Kanarick, Secretary

New York, New York
October 4, 1999

                      DOCUMENTS INCORPORATED BY REFERENCE

   This document includes information relating to i-Cube that has not been delivered or presented to you, but is "incorporated by reference," which means that we disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information provided in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below, which contain important information about i-Cube and its finances.

i-Cube SEC filings
(File No. 000-24409)     Period
--------------------     ------
Annual Report on Form
 10-K                    Year ended December 31, 1998
Quarterly Reports on
 Form 10-Q               Quarters ended March 31, 1999 and June 30, 1999
Current Reports on Form
 8-K                     Filed on July 2, 1999, August 16, 1999, and September 10, 1999

   i-Cube is also incorporating by reference any additional documents that it files with the SEC as required by the Exchange Act between the date of this joint proxy statement/prospectus and the date of the special meeting of stockholders.

   i-Cube and Razorfish stockholders should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the approval of the merger agreement. We have not authorized anyone to provide you with information that is different.

                      WHERE YOU CAN FIND MORE INFORMATION

   You can obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from i-Cube or Razorfish at the following address and telephone numbers:

 International Integration Incorporated             Razorfish, Inc.
                (i-Cube)                      107 Grand Street, 3rd Floor
            101 Main Street                     New York, New York 10013
     Cambridge, Massachusetts 02142           Attention: Courtney Campbell
     Attention: Lawrence P. Begley                 Investor Relations
           Investor Relations                  Telephone: (212) 798-6706
       Telephone: (617) 250-2500

   If you would like to request documents from either company, please do so by October 26, 1999 to receive them before your special meeting of stockholders.

   Both Razorfish and i-Cube file annual, quarterly and other reports and proxy statements with the SEC. You may read and copy any reports, statements or other information filed by i-Cube or Razorfish at the SEC's public reference rooms in Washington, D.C. at 450 5th, N.W., and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. i-Cube's and Razorfish's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   Razorfish filed a registration statement on Form S-4 to register with the SEC the Razorfish Class A common stock to be issued to i-Cube stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Razorfish in addition to being a proxy statement of Razorfish and i-Cube for their special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You can obtain the additional information in the registration statement by contacting Razorfish at the address and telephone number listed above.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS & ANSWERS ABOUT THE MERGER.....................................    i
SUMMARY..................................................................    1
The Companies............................................................    1
Reasons For The Merger...................................................    2
The Special Meetings.....................................................    2
Recommendation To Stockholders...........................................    2
The Merger...............................................................    3
Summary Condensed Consolidated Financial Information.....................    7
Forward-Looking Statements...............................................   12
RISK FACTORS.............................................................   12
Razorfish may not be able to successfully integrate i-Cube and achieve
 the benefits expected to result from the merger.........................   12
Failure to qualify for pooling of interests accounting treatment may harm
 our future operating results............................................   12
Because the exchange ratio in the merger is fixed, stockholders of
 Razorfish and i-Cube are exposed to the risk that the market price of
 the other company's stock will drop.....................................   13
The price of Razorfish Class A common stock may be affected by factors
 different from those affecting the price of i-Cube common stock.........   13
The loss of our professionals would make it difficult to complete existing projects and bid for new projects, which could adversely affect
 our businesses and results of operations................................   13
Our revenues are difficult to predict because they are generated on a
 project-by-project basis................................................   13
Our engagements could be unprofitable if we do not perform fixed-price,
 fixed-time contracts efficiently........................................   14
We generate a large part of our revenues from a small number of clients..   14
A decrease in the number or size of our projects may reduce our quarter-
 to-quarter growth and the price of Razorfish Class A common stock.......   14
Our recent acquisitions have created financial and other challenges,
 which, if not addressed or resolved, could harm our business............   14

                                                                           Page
                                                                           ----
We may be unable to implement our acquisition growth strategy, which
 could harm our business and competitive position in the industry........   15
Our continued growth may further strain our resources, which could hurt
 our business and results of operations..................................   15
We may have difficulty managing our international operations and expansion, which could adversely affect our business and results of
 operations..............................................................   15
The conversion to the euro may adversely affect our business in Europe...   16
A small number of stockholders will control Razorfish after the merger...   16
We compete in a new and highly competitive market that has low barriers
 to entry................................................................   16
Misappropriation of our trademarks and other proprietary rights could
 harm our reputation, affect our competitive position and cost money.....   17
We need to keep pace with changing communications technologies to provide
 effective digital communications solutions..............................   17
Our business depends on continued growth in the use of the Internet......   18
Our business is subject to U.S. and foreign government regulation of the
 Internet................................................................   18
The Year 2000 problem may adversely affect our business..................   18
THE SPECIAL MEETING OF RAZORFISH.........................................   19
Date; Time; Place........................................................   19
Matters To Be Considered At The Special Meeting..........................   19
Revocability Of Proxies..................................................   19
Record Date; Stock Entitled to Vote; Quorum..............................   19
Voting Procedures........................................................   20
Solicitation of Proxies..................................................   20
Razorfish Stockholders' Voting Agreements................................   20
THE SPECIAL MEETING OF i-CUBE............................................   22
Date; Time; Place........................................................   22
Matters To Be Considered At The Special Meeting..........................   22
Revocability Of Proxies..................................................   22

                                                                            Page
                                                                            ----
Record Date; Stock Entitled to Vote; Quorum................................  22
Voting Procedures..........................................................  22
Solicitation of Proxies....................................................  23
i-Cube Stockholders' Voting Agreements.....................................  23
THE MERGER.................................................................  24
Background of the Merger...................................................  24
Reasons for the Merger; Recommendations of the Boards......................  28
Opinion of Razorfish's Financial Advisor...................................  32
Opinion of i-Cube's Financial Advisor......................................  36
Interests of Management in the Merger......................................  42
Effective Time.............................................................  42
Anticipated Accounting Treatment...........................................  43
Regulatory Approvals.......................................................  43
Other Effects Of The Merger; Delisting Of i-Cube Shares....................  43
No Appraisal Rights........................................................  43
Material Federal Income Tax Consequences...................................  44
Resale Restrictions And Lockup Agreements..................................  45
Dividend Policy............................................................  45
THE MERGER AGREEMENT.......................................................  46
The Merger.................................................................  46
Conversion Of Securities...................................................  46
Treatment of i-Cube Stock Option Plans.....................................  46
Exchange Of Shares.........................................................  46
Representations And Warranties.............................................  47
Covenants..................................................................  48
No Solicitation............................................................  49
Additional Agreements......................................................  49
Employee Benefit Plans.....................................................  50
Conditions.................................................................  50
Additional Conditions to the Obligations of Razorfish......................  50
Additional Conditions to the Obligations of i-Cube.........................  50
Termination................................................................  51
Amendment..................................................................  52
1999 STOCK INCENTIVE PLAN..................................................  53
AMENDMENT TO CERTIFICATE OF INCORPORATION..................................  55
DESCRIPTION OF RAZORFISH CAPITAL STOCK.....................................  56

                                                                          Page
                                                                          ----
COMPARISON OF RIGHTS OF i-CUBE STOCKHOLDERS AND RAZORFISH STOCKHOLDERS...  58
Capitalization...........................................................  58
Voting Rights............................................................  58
Number, Election, Vacancy And Removal Of Directors.......................  58
Amendments To Certificates Of Incorporation..............................  59
Amendments to Bylaws.....................................................  60
Stockholder Action.......................................................  60
Notice Of Stockholder Actions............................................  61
Special Stockholder Meetings.............................................  61
Limitation Of Personal Liability Of Directors............................  62
Dividends................................................................  62
Conversion...............................................................  62
Delaware Takeover Statute................................................  63
BUSINESS OF RAZORFISH....................................................  64
Overview.................................................................  64
Industry Background......................................................  64
Marketing And Sales......................................................  66
Spray Acquisition........................................................  66
Other Acquisitions.......................................................  67
Internal Information Systems.............................................  68
Competition..............................................................  69
Intellectual Property Rights.............................................  70
U.S. And Foreign Government Regulation...................................  70
Employees................................................................  70
Facilities...............................................................  71
Legal Proceedings........................................................  71
Disclosures About Market Risk............................................  71
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF RAZORFISH.................  72
RAZORFISH--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  73
MANAGEMENT OF RAZORFISH FOLLOWING THE MERGER.............................  88
Directors And Executive Officers.........................................  88
Aggregated Option Exercises In Fiscal 1998 And Fiscal Year-End Option
 Values..................................................................  94
PRINCIPAL STOCKHOLDERS OF RAZORFISH...................................... 100

                                                                            Page
                                                                            ----
CERTAIN TRANSACTIONS OF RAZORFISH.......................................... 102
Transactions with Omnicom.................................................. 102
Transactions With Spray Executives......................................... 102
Razorfish Studios.......................................................... 103
Registration Rights Agreement.............................................. 104
Other Transactions......................................................... 104
BUSINESS OF i-CUBE......................................................... 105
PRINCIPAL STOCKHOLDERS OF
 i-CUBE.................................................................... 106
UNAUDITED PRO FORMA POOLED FINANCIAL INFORMATION........................... 108
EXPERTS.................................................................... 126
LEGAL MATTERS.............................................................. 126

                                                                         Page
                                                                         -----
APPENDICES TO THE JOINT PROXY STATEMENT/PROSPECTUS
APPENDIX A--Agreement and Plan of Merger                                   A-1
APPENDIX B--Opinion of Credit Suisse First Boston Corporation...........   B-1
APPENDIX C--Opinion of Morgan Stanley & Co. Incorporated................   C-1
APPENDIX D1-- Certificate of Incorporation of Razorfish................. D-1-1
APPENDIX D2--Form of Certificate of Amendment to Certificate of
 Incorporation.......................................................... D-2-1
APPENDIX E--Form of Razorfish Voting Agreement..........................   E-1
APPENDIX F--Form of i-Cube Voting Agreement.............................   F-1
APPENDIX G1--1999 Stock Incentive Plan.................................. G-1-1
APPENDIX G2--Form of Amended and Restated 1999 Stock Incentive Plan..... G-2-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER
Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at your special meeting of stockholders. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals presented at the meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted.

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you hold your shares in your own name, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of your company at the address set forth in the answer to the last question below. Third, you can attend your special meeting and vote in person. If you hold your shares in "street name," you should follow the directions provided by your broker regarding how to change your vote.

Q: Should i-Cube stockholders send in their stock certificates now?

A: No. After the merger is completed, i-Cube stockholders will receive written instructions for exchanging i-Cube stock certificates. Please do not send in your stock certificates with your proxy.

Q: When do you expect the merger to be completed?

A: We expect to complete the merger in early November of 1999.

Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

    i-Cube Stockholder Contact:
    Attention: Lawrence P. Begley
    101 Main Street
    Cambridge, Massachusetts 02142
    Telephone: (617) 250-2500

    Razorfish Stockholder Contact:
    Attention: Courtney Campbell
    107 Grand Street, 3rd Floor
    New York, New York 10013
    Telephone: (212) 798-6706

                                    SUMMARY

   This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the appendices and other documents to which we have referred you. See "Where you can find more information" on the page immediately preceding the table of contents for more details.

                                 The Companies

Razorfish
107 Grand Street, 3rd Floor
New York, New York 10013
(212) 966-5960

   Razorfish is a leading-edge international digital communications solutions provider. Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communication technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances.

   Razorfish has grown rapidly since its inception in 1995. In 1998, Razorfish expanded its geographic presence by acquiring five companies. In January 1999, Razorfish acquired Spray Network AB for 50% of its Class A common stock on a fully diluted basis, after giving effect to that acquisition. Spray had $15.4 million in revenues for 1998. Razorfish has also made the following acquisitions in 1999:

  . the purchase of substantially all of the assets of Electrokinetics, Inc., a New York-based company;

  . the purchase of the remaining 15% of Razorfish Oy, its Finnish subsidiary;

  . the purchase of approximately 15% of Razorfish AG, its German subsidiary;

  . the purchase of 15% of Razorfish AS, its Norwegian subsidiary; and

  . the purchase of all of the outstanding stock of Los Angeles-based Fuel, Inc. and Tonga, Inc.

   Razorfish currently has offices in New York, San Francisco, Los Angeles, London, Stockholm, Oslo, Helsinki and Hamburg.

   Razorfish maintains a site on the World Wide Web at www.razorfish.com; however, the information found on Razorfish's website is not a part of this joint proxy statement/prospectus. Razorfish is incorporated in Delaware.

i-Cube
101 Main Street
Cambridge, Massachusetts 02142
(617) 250-2500

   i-Cube is an information technology, or IT, solutions provider specializing in consulting, electronic business, and transformation services for the complex IT environments inherent in the world's leading organizations. Since 1992, i-Cube has helped clients leverage their current business processes and technology infrastructure to create competitive advantage. i-Cube's solutions are based on open standards and architectures that are independent of any single vendor's hardware, software or middleware. Fusing strategy, design, and technology, i-Cube implements complete solutions for the digital world. i-Cube makes use of i-Structure, a set of methodologies and tools which embody "best" practices in application development, project management, testing, and deployment. Utilizing a fixed-time/fixed-price model and a unique client teaming approach, i-Cube delivers solutions quickly, with full knowledge transfer to the client. i-Cube currently has offices in Boston, Los Angeles, London, Amsterdam and Mannheim, Germany.

   i-Cube maintains a site on the World Wide Web at www.i-cube.com; however the information found on i-Cube's website is not a part of this joint proxy statement/prospectus. i-Cube is incorporated in Delaware.

                             Reasons For The Merger

   The i-Cube board of directors and the Razorfish board of directors each considered a number of factors in determining to approve the merger and recommend it to their respective stockholders. These considerations are described below under "The Merger--Reasons for the Merger; Recommendations of the Boards."

                              The Special Meetings

Razorfish
   The special meeting of Razorfish stockholders will take place on November 2, 1999. At that meeting, Razorfish stockholders will be asked to vote on four proposals:

  1. to approve the issuance of shares of Razorfish Class A common stock to the stockholders of i-Cube in the merger;

  2. to approve an amendment to Razorfish's Certificate of Incorporation increasing the number of authorized shares of Class A common stock by 21,356,655 (the maximum number of shares to be issued by Razorfish in connection with the merger) from 29,999,950 shares to 51,356,605 shares, to enable Razorfish to consummate the merger;

  3. to approve an amendment to Razorfish's 1999 Stock Incentive Plan to (i) increase the number of shares of its Class A common stock authorized for issuance under the 1999 Stock Incentive Plan by 2,640,079 shares to 3,562,406 shares to enable Razorfish to meet Razorfish's need for a bigger incentive pool for the larger employee base it will have after the merger and (ii) limit to 500,000 the number of options and stock appreciation rights that may be awarded to an employee in any one fiscal year of Razorfish to ensure compliance with the requirements of section 162(m) of the Internal Revenue Code of 1986, as amended; and

  4. to approve an amendment to the Certificate of Incorporation increasing the number of authorized shares of Class A common stock from 51,356,605 to 200,000,000 shares for use in acquisitions and for other purposes.

   To approve proposals 1 or 3, a majority of the shares voted at the special meeting must be voted in favor of the proposal. To approve proposals 2 or 4, a majority of the outstanding shares must vote in favor.

   At September 16, 1999, directors and officers of Razorfish and their affiliates are entitled to vote 88% of the outstanding shares of Razorfish at the special meeting.

i-Cube

   The special meeting of i-Cube stockholders will take place on November 2, 1999. At that meeting, i-Cube stockholders will be asked to vote on the proposal to approve the merger agreement.

   To approve the merger, the holders of a majority of the outstanding shares of i-Cube common stock must vote in favor.

   At September 16, 1999, directors and officers of i-Cube and their affiliates are entitled to vote 54% of the outstanding shares of i-Cube at the special meeting.

Recommendation To Stockholders (see page 28)

To Razorfish Stockholders:

   The Razorfish board of directors believes that the issuance of shares of common stock to i-Cube stockholders in the merger, and the other proposals to be considered at its special meeting, are in your best interest and unanimously recommends that you vote for the proposals.

   Razorfish stockholders have entered into voting agreements in which they promise to vote shares representing approximately 73% of Razorfish Class A common stock in favor of proposals 1 and 2.

To i-Cube Stockholders:

   The i-Cube board of directors believes that the merger is in your best interest and unanimously recommends that you vote in favor of the merger.

   i-Cube stockholders have entered into voting agreements in which they promise to vote, or in the case of Christopher Mathias, to use best efforts to cause the trust of which he is a beneficiary to vote, shares representing approximately 54% of i-Cube common stock in favor of the merger.

                                   The Merger

   The merger agreement is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read the merger agreement, as it, rather than this joint proxy statement/prospectus, is the legal document that governs the merger.

What i-Cube Stockholders Will Receive (see page 46)

   In the merger, i-Cube stockholders will receive 0.875 shares of Razorfish Class A common stock for each share of i-Cube common stock that they own. i-Cube stockholders will receive cash for any fractional share that they would otherwise receive in the merger.

Ownership Of Razorfish Following The Merger

   Based on the number, as of September 16, 1999, of outstanding shares of i-Cube common stock and i-Cube debt convertible into its common stock and outstanding options to purchase i-Cube common stock convertible or exercisable, respectively, prior to the merger, we anticipate that i-Cube stockholders will receive approximately 21,356,655 shares of Razorfish Class A common stock in the merger. Based on that number and on the number, as of September 16, 1999, of outstanding shares of Razorfish Class A common stock and outstanding options to purchase Razorfish Class A common stock which are exercisable prior to the merger, following the merger former i-Cube stockholders will own approximately 45.4% of the outstanding shares of Razorfish Class A common stock.

   On a fully diluted basis, which assumes the exercise of all options and the conversion of all convertible securities, following the merger, i-Cube stockholders will own 47.3% of the outstanding shares of Razorfish Class A common stock.

Interests Of i-Cube And Razorfish Directors And Management In The Merger (see page 42)

   A number of directors and officers of i-Cube and Razorfish have interests in the merger that differ from those of stockholders generally.

Conditions To The Merger (see page 50)

   Razorfish and i-Cube are not obligated to complete the merger unless a number of conditions are satisfied. These conditions include the following:

  . the requisite majority of i-Cube's stockholders must vote for the merger;

  . the requisite majority of Razorfish's stockholders present at the special meeting must vote for the merger;

  . any applicable waiting periods under antitrust laws must expire or be terminated and any other government approvals must be obtained;

  . no legal restraints or prohibitions may exist or be pending which prevent the consummation of the merger or are reasonably likely to have a material adverse effect on Razorfish or i-Cube;

  . no injunctions may exist that would prohibit or restrict the consummation of the merger;

  . the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, must become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

  . the Razorfish Class A common stock to be issued to i-Cube stockholders in the merger must be approved for quotation on The Nasdaq National Market;

  . Razorfish and i-Cube must each receive letters from their respective accountants that pooling of interests accounting is appropriate for the merger in all respects;

  . the representations and warranties of Razorfish and i-Cube contained in the merger agreement must be true and correct except where failure to be true and correct would not have a material adverse effect;

  . both i-Cube and Razorfish must perform all of their obligations under the merger agreement in all material respects;

  . all of the voting agreements entered into by the stockholders of both i-
    Cube and Razorfish must have been observed;

  . there shall not occur a material adverse change relating to either i-Cube or Razorfish; and

  . i-Cube must receive an opinion of its counsel, Hale and Dorr LLP, stating that for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of the Internal Revenue Code.

Termination Of The Merger Agreement (see page 51)

   Razorfish and i-Cube can jointly agree to terminate the merger agreement at any time. Either Razorfish or i-Cube can individually terminate the merger agreement before its completion under the following circumstances:

  . the merger is not completed by January 31, 2000;

  . the i-Cube stockholders do not approve the merger;

  . the Razorfish stockholders do not approve the merger;

  . action by a court, governmental authority or other legal action permanently prohibits the completion of the merger or otherwise is reasonably likely to have a material adverse effect on the terminating party; and

  . the other party materially breaches any of its representations, warranties or obligations under the merger agreement and the breach cannot be cured within 30 days.

   i-Cube can terminate the merger agreement before the i-Cube special meeting if the i-Cube board of directors receives an unsolicited proposal by a third party to acquire i-Cube on terms that the i-Cube board of directors determines, based on the advice of a financial advisor of nationally-recognized reputation, to be more favorable to i-Cube stockholders than the terms of the merger with Razorfish.

   Razorfish can terminate the merger agreement if i-Cube or any of its directors or officers participates in discussions with third parties regarding takeover proposals or other similar business transactions in material breach of the merger agreement.

Termination Fees (see page 51)

   i-Cube must pay Razorfish a termination fee of $23.5 million if:

  . i-Cube stockholders receive a takeover proposal, a takeover proposal otherwise becomes publicly known or anyone publicly announces its intention to make a takeover proposal and Razorfish or i-Cube terminates the merger agreement because the merger is not completed by January 31, 2000 or the i-Cube stockholders do not approve the merger, and i-Cube enters into a definitive agreement with respect to a takeover proposal within 12 months following the termination;

  . i-Cube terminates the merger agreement because, before its special meeting, i-Cube receives an unsolicited proposal by a third party to acquire i-Cube on terms determined by the i-Cube board of directors to be more favorable to i-Cube than the terms of the merger with Razorfish; or

  . Razorfish terminates the merger agreement because i-Cube or any of its directors or officers participates in discussions with third parties regarding takeover proposals or other business transactions in material breach of the merger agreement, and i-Cube enters into a definitive agreement with respect to a takeover proposal within 12 months following the termination.

Regulatory Approvals (see page 43)

   United States antitrust laws prohibit Razorfish and i-Cube from completing the merger until after they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Razorfish and i-Cube each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on August 20, 1999. Under antitrust laws, the merger may not be completed until after the expiration or early termination of the applicable waiting period. We received early termination of the waiting period on September 3, 1999.

Material United States Federal Income Tax Consequences Of The Merger (see page
44)

   The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code. It is a condition to the merger that i-Cube receive an opinion from Hale and Dorr LLP stating that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. Assuming that the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, holders of i-Cube common stock will generally not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their i-Cube common stock for Razorfish Class A common stock in the merger, except for cash received instead of fractional shares of Razorfish Class A common stock.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (see page 43)

   Razorfish and i-Cube expect the merger to qualify as a pooling of interests, which means that Razorfish and i-Cube will be treated as if they had always been combined for accounting and financial reporting purposes.

Fairness Opinions Of Financial Advisors (see pages 32 and 36)

   In deciding to approve the merger agreement, the Razorfish board of directors considered a number of factors, including the opinion of its financial advisor, Credit Suisse First Boston Corporation. On August 9, 1999, Credit Suisse First Boston delivered to the Razorfish board of directors its opinion that, as of that date, the exchange ratio was fair to Razorfish and its stockholders, other than i-Cube and its affiliates, from a financial point of view. The full text of this opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion of Credit Suisse First Boston does not constitute a recommendation as to how any Razorfish stockholder should vote on the proposals related to the merger.

   In deciding to approve the merger agreement, the i-Cube board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated delivered to the i-Cube board of directors its opinion that based upon and subject to the various considerations in its letter, the exchange ratio, pursuant to the merger agreement, was fair to the holders of i-Cube common stock from a financial point of view as of August 9, 1999. This opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion of Morgan Stanley does not constitute a recommendation as to how any i-Cube stockholder should vote on the merger agreement.

   We urge stockholders to read these opinions carefully and in their entirety.

The Voting Agreements

   Razorfish stockholders have signed voting agreements in which they promise to vote shares representing approximately 73% of Razorfish's common stock in favor of the merger and related transactions so long as the Razorfish board is recommending the merger at that time. They have also signed an irrevocable proxy to that effect and have agreed to hold their shares until the merger closes or the merger agreement is terminated.

   i-Cube stockholders have entered into voting agreements in which they promise to vote, or in the case of Christopher Mathias, to use best efforts to cause the trust of which he is a beneficiary to vote, shares representing approximately 54% of i-Cube common stock in favor of the merger. They have also signed an irrevocable proxy to that effect and have agreed to hold their shares until the merger closes or the merger agreement is terminated.

   The forms of the voting agreements are appended to this joint proxy statement/prospectus as Appendices E and F.

Appraisal Rights (see page 43)

   Neither i-Cube nor Razorfish stockholders are entitled under Delaware law to appraisal rights with respect to the merger.

Expenses (see page 51)

   Each of Razorfish and i-Cube will bear all expenses it incurs in connection with the merger, except that Razorfish and i-Cube will share equally the costs of filing with the Securities and Exchange Commission the registration statement of which this joint proxy statement/prospectus is a part, printing and mailing this joint proxy statement/prospectus and the filing fees incurred in connection with obtaining regulatory approval for the merger from the Antitrust Division of the Department of Justice and the Federal Trade Commission.

              Summary Condensed Consolidated Financial Information

   Razorfish and i-Cube are providing you the following information to aid you in your analysis of the financial aspects of the merger. The following summary historical financial information of Razorfish and i-Cube has been derived from their audited and unaudited historical financial statements, and you should read it in conjunction with those financial statements which are either included or incorporated by reference in this joint proxy statement/prospectus. The audited historical consolidated financial statements for each of Razorfish and i-Cube are for the three years ended December 31, 1998. The summary historical financial information as of June 30, 1998 and 1999 and for the six-month periods then ended for Razorfish and i-Cube is derived from the unaudited consolidated financial statements of Razorfish and i-Cube as of and for those periods. In the opinion of Razorfish's and i-Cube's respective management, those unaudited consolidated financial statements reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for the interim periods do not necessarily indicate the results to be expected for the entire fiscal year or future periods.

   Razorfish Summary Condensed Consolidated Historical Financial Information
                  (In thousands, except per share information)

                                                              Six Months Ended
                                   Year Ended December 31,        June 30,
                                   -------------------------  -----------------
                                    1996     1997     1998     1998      1999
                                   -------  ------- --------  -------- --------
                                                                (unaudited)
Historical Consolidated Statement
 of Operations Information:
Revenues.........................  $ 1,218  $ 3,618 $ 13,843  $ 5,150  $ 27,410
Net income (loss)................     (254)     297       (1)    (402)    1,158
Diluted income (loss) per share..    (0.03)    0.03    (0.00)   (0.04)     0.05
Diluted weighted average common
 shares outstanding..............    9,091    9,440    9,224    9,157    22,371

                                                  December 31,      June 30,
                                               ------------------- -----------
                                               1996  1997   1998      1999
                                               ---- ------ ------- -----------
                                                                   (unaudited)
Historical Consolidated Balance Sheet
 Information:
Total assets.................................. $593 $4,267 $12,085  $145,580
Long-term debt................................   55     77   3,213       163
Total stockholder's equity....................  281    657   2,728   132,508

     i-Cube Summary Condensed Consolidated Historical Financial Information
                  (In thousands, except per share information)

                                                                  Six Months
                                                                     Ended
                                        Year Ended December 31,    June 30,
                                        ----------------------- ---------------
                                         1996    1997    1998    1998    1999
                                        ------- ------- ------- ------- -------
                                                                  (unaudited)
Historical Consolidated Statement of
 Operations Information:
Revenues..............................  $19,659 $38,850 $56,793 $26,848 $35,545
Net income............................    1,910   4,678   5,546   1,687   2,900
Diluted income per share..............     0.12    0.26    0.26    0.09    0.13
Diluted weighted average common shares
 outstanding..........................   16,196  17,743  21,325  19,519  23,049

                                                   December 31,       June 30,
                                              ----------------------- --------
                                               1996    1997    1998     1999
                                              ------- ------- ------- --------
Historical Consolidated Balance Sheet
 Information:
Total assets................................. $14,374 $27,726 $61,042 $75,599
Long-term debt...............................     512   2,393   2,222   1,752
Total stockholder's equity...................   4,474   9,892  44,198  59,207

   The following financial information is derived from the unaudited pro forma pooled financial statements appearing elsewhere in this joint proxy statement/prospectus, which give effect to the merger as a pooling of interests transaction. You should read it in conjunction with those unaudited pro forma pooled statements and the separate audited consolidated financial statements of Razorfish and i-Cube included or incorporated by reference in this joint proxy statement/prospectus. See "Unaudited Pro Forma Pooled Financial Information" on page 108, and "Where You Can Find More Information" on the page immediately preceding the table of contents.

   For purposes of the unaudited pro forma pooled financial statements, Razorfish's consolidated financial statements for the year ended December 31, 1998 and the unaudited condensed statements for the six months ended June 30, 1998 and 1999 have been combined with the consolidated financial statements of i-Cube for the year ended December 31, 1998 and its unaudited condensed statements for the six months ended June 30, 1998 and 1999, respectively.

   The unaudited pro forma condensed pooled financial information is for comparative purposes only and does not purport to indicate the operating results or financial position that would have occurred had the merger been consummated at the beginning of the periods presented, nor does this information necessarily indicate the future operating results or financial position of the combined company after the merger.

           Unaudited Pro Forma Condensed Pooled Financial Information
                  (In thousands, except per share information)

                                                             Six Months Ended
                                                 Year Ended      June 30,
                                                December 31, -----------------
                                                    1998       1998     1999
                                                ------------ -------- --------
Pro Forma Statement of Operations Information:
Revenues.......................................   $70,636    $ 31,998 $ 62,955
Net income (loss) .............................     5,545       1,285    4,058
Diluted income (loss) per share................      0.20        0.05     0.10
Diluted weighted average common shares
 outstanding...................................    28,386      26,537   42,539

                                                                   June 30, 1999
                                                                   -------------
Pro Forma Combined Balance Sheet Information:
Total assets......................................................   $221,179
Long-term debt....................................................      1,752
Total stockholders' equity........................................    183,465

Comparative Per Share Information

   The following table summarizes per share information for Razorfish and i-Cube on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for on a "pooling of interests" basis. The information listed as "per equivalent i-Cube share" was obtained by multiplying the pro forma combined amounts by the exchange ratio of
0.875 to 1. You should read this information together with the historical financial statements included elsewhere in this joint proxy statement/prospectus or incorporated in it by reference.You should also read this information in connection with the pro forma condensed consolidated pooled financial information set forth starting on page 117. You should not rely on the pro forma condensed consolidated pooled financial information to indicate the results that would have been achieved had the companies combined at a prior date or the future results that the combined company will experience after the merger.

                                                                  Six Months
                                               Year Ended           Ended
                                              December 31,         June 30,
                                           --------------------  -------------
                                            1996   1997   1998    1998   1999
                                           ------  ----- ------  ------  -----
                                                                 (unaudited)
Historical--Razorfish Class A Common
 Stock:
Net income (loss) per share:
  Basic................................... $(0.03) $0.03 $(0.00) $(0.04) $0.05
  Diluted.................................  (0.03)  0.03  (0.00)  (0.04)  0.05
Book value per share......................   0.03   0.07   0.30    0.22   5.38
Historical--i-Cube Common Stock:
Net income per share:
  Basic...................................   0.13   0.31   0.32    0.11   0.15
  Diluted.................................   0.12   0.26   0.26    0.09   0.13
Book value per share......................   0.30   0.64   2.36    2.54   3.04
Pro Forma Combined Net Income Per
 Razorfish Share:
Net income per share:
  Basic...................................   0.18   0.54   0.60    0.14   0.19
  Diluted.................................   0.18   0.53   0.57    0.14   0.18
Pro Forma Combined Net Income Per
 Equivalent i-Cube Share:
Net income per share:
  Basic...................................   0.10   0.29   0.28    0.07   0.18
  Diluted.................................   0.09   0.25   0.23    0.06   0.15

                                                                   June 30, 1999
                                                                   -------------
                                                                    (unaudited)
Pro Forma Combined Book Value Per Share:
Per Razorfish share...............................................     $7.79
Per equivalent i-Cube share.......................................      8.62

Comparative Market Price Information

   The following table presents historical trading information for i-Cube common stock and Razorfish Class A common stock showing the high and low bid reported on the Nasdaq National Market for each period.

                                                  Razorfish
                                                   Class A         i-Cube
                                                Common Stock    Common Stock
                                               --------------- ---------------
                                                High     Low    High     Low
                                               ------- ------- ------- -------
   Year Ended December 31, 1998:
     Second Quarter........................... $   --  $   --  $20.375 $15.000
     Third Quarter............................     --      --   24.500  13.000
     Fourth Quarter...........................     --      --   19.625  12.625

   Year Ended December 31, 1999:
     First Quarter............................     --      --   33.000  15.750
     Second Quarter...........................  58.375  25.125  30.250  16.813
     Third Quarter through September 29,
      1999....................................  44.500  24.500  35.867  19.313

   Razorfish Class A common stock was not publicly traded until April 27, 1999. i-Cube common stock was not publicly traded until June 23, 1998.

   The following table shows the last reported sales price of the Class A common stock of Razorfish and common stock of i-Cube on August 9, 1999, the last full trading day before the public announcement of the merger agreement, each as reported on the Nasdaq National Market:

                                                                 Pro Forma
                                                                Equivalent
                                             Razorfish i-Cube Value of i-Cube
                                             --------- ------ ---------------
   Last reported sale price on August 9,
    1999....................................  $28.00   $21.25     $24.72

   Razorfish Class A common stock is traded on The Nasdaq National Market under the symbol "RAZF." i-Cube common stock is traded on The Nasdaq National Market under the symbol "ICUB."

   On September 29, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of Razorfish Class A common stock was $44 1/2 per share, and the last reported sale price of i-Cube common stock was $35 13/16 per share, each as reported on the Nasdaq National Market.

   Neither Razorfish nor i-Cube has ever paid dividends to its stockholders and Razorfish does not expect to pay dividends for the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include assumptions as to how Razorfish may perform after the merger. When we use words like "believes," "expects," "anticipates" or similar expressions, we are also making forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will occur, or if any of them do, what impact they will have on the results of operations and financial condition of Razorfish or the price of its stock. These statements are subject to risks and uncertainties, including those described under "Risk Factors," and therefore may not prove to be correct.

                                  RISK FACTORS

   In addition to the other information included in this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining how to vote. These matters should be considered in conjunction with the other information included or incorporated by reference in this joint proxy statement/prospectus.

Risks Related To The Merger

Razorfish may not be able to successfully integrate i-Cube and achieve the benefits expected to result from the merger.

   The merger will present challenges to management, including the integration of the operations, technologies and personnel of Razorfish and i-Cube, and special risks, including possible unanticipated liabilities, unanticipated costs and diversion of management attention.

   Razorfish cannot assure you that it will successfully integrate or profitably manage i-Cube's businesses. In addition, Razorfish cannot assure you that, following the transaction, its businesses will achieve sales levels, profitability, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined companies in any future period. Also, the combined company may experience slower rates of growth as compared to historical rates of growth of Razorfish and i-Cube independently.

Failure to qualify for pooling of interests accounting treatment may harm our future operating results.

   Razorfish and i-Cube will not complete the merger unless each of them receives an opinion from its accountants that they concur with management's conclusions that the merger qualifies for "pooling of interests" accounting treatment under U.S. generally accepted accounting principles. Under pooling of interests accounting treatment, the accounts of Razorfish will be combined with those of i-Cube at their historical carrying amounts, and Razorfish's financial statements for all prior periods will be restated to reflect its accounts as if the two companies had been combined for all periods.

   After completion of the merger, if events occur that cause the merger to no longer qualify for pooling of interests accounting treatment, the purchase method of accounting would apply. Under that method, we would record the estimated fair value of Razorfish Class A common stock issued in the merger as the cost of acquiring the business of i-Cube. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values, with the excess of the estimated fair value of Razorfish Class A common stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period of up to 40 years. The estimated fair value of Razorfish Class A common stock to be issued in the merger is much more than the historical net book value at which i-Cube carries its assets in its accounts. Therefore, purchase accounting treatment could have a material adverse effect on the reported operating results of the combined company compared to pooling of interests accounting treatment.

Because the exchange ratio in the merger is fixed, stockholders of Razorfish and i-Cube are exposed to the risk that the market price of the other company's stock will drop.

   Under the merger agreement, each share of i-Cube common stock will convert into the right to receive 0.875 shares of Razorfish Class A common stock. This exchange ratio is a fixed number and will not be adjusted if the price of Razorfish Class A common stock or i-Cube common stock increases or decreases. The prices of Razorfish Class A common stock and i-Cube common stock at the closing of the merger may vary from their prices on the date of this joint proxy statement/prospectus and on the date of each special meeting.

  . These prices may vary because of changes in the business, operations or prospects of Razorfish or i-Cube, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors.

  . Because the date that the merger is completed may be later than the date of the special meeting, the prices of Razorfish Class A common stock and i-Cube common stock on the date of the special meetings may not be indicative of their respective prices on the date the merger is completed.

  . We urge i-Cube stockholders to obtain current market quotations for Razorfish Class A common stock and i-Cube common stock, and to be aware that the relative prices of Razorfish and i-Cube common stock may change dramatically after the special meeting.

The price of Razorfish Class A common stock may be affected by factors different from those affecting the price of i-Cube common stock.

   When the merger is completed, holders of i-Cube common stock will become holders of Razorfish Class A common stock. Razorfish's business differs from that of i-Cube, and Razorfish's results of operations, as well as the price of Razorfish Class A common stock, may be affected by factors different from those affecting i-Cube's results of operations and the price of i-Cube common stock.

Risks Related to the Combined Business of Razorfish and i-Cube

The loss of our professionals would make it difficult to complete existing projects and bid for new projects, which could adversely affect our businesses and results of operations.

   Razorfish's and i-Cube's businesses are labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If a significant number of our current employees or any of our senior managers or key project managers leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. We have entered into employment agreements and non-competition agreements with some of our senior managers, but these key personnel may still leave us or compete with us. In addition, the non-competition provisions of these agreements might not be enforced by a court. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. There is currently a shortage of qualified personnel in the information technology services market, and this shortage will likely continue. We compete intensely with our competitors for qualified personnel. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could suffer material harm.

Our revenues are difficult to predict because they are generated on a project-by-project basis.

   We will derive our revenues primarily from fees for services generated on a project-by-project basis. These projects vary in size and scope. Therefore, a client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we can have no assurance that the client will retain us in the future.

   We have clients who may terminate their agreements with us, whether time and materials or fixed-fee based, on 30 days' prior written notice. We cannot give any assurances that a client will not terminate a project before its completion. If our clients terminate existing agreements, our business, financial condition and results of operations could suffer material harm.

Our engagements could be unprofitable if we do not perform fixed-price, fixed-time contracts efficiently.

   i-Cube has generally undertaken projects on a fixed-price, fixed-time basis, and Razorfish has derived a portion of its revenues from fixed price, fixed-time contracts. When working on that basis, we agree with the customer on a statement of work. We warrant that we will deliver the specified work at a specified time at the fixed price. In making proposals for fixed-price, fixed-time contracts, we estimate the time and money required to complete the project. These estimates reflect judgments about the complexity of the engagement and the efficiency of our methods, technologies and IT professionals when applied to the project. Unexpected delays and costs may arise, often outside of our control. To remedy these delays, we may sometimes need to devote unanticipated additional resources to complete some of our projects. Devoting extra resources in that way reduces the profitability of the contracts, and can even lead to losses. We recognize that we may experience similar situations in the future. The losses or diminished profitability on fixed-fee, fixed-time contracts could materially harm our business, financial condition and results of operations.

We generate a large part of our revenues from a small number of clients.

   We derive a significant portion of our revenues from a limited number of large clients. For example, for the six months ended June 30, 1999 and for the year ended December 31, 1998, Charles Schwab accounted for approximately 10% and 27%, respectively, of Razorfish's revenues. Further, four clients collectively accounted for approximately 63% of Razorfish's revenues in the year ended December 31, 1997. For i-Cube, although there were no customers who accounted for 10% or more of its revenues for the six month period ended June 30, 1999, for the year ended December 31, 1998, two clients accounted for approximately 12% and 11%, respectively, of i-Cube's revenues and for the year ended December 31, 1997 three clients accounted for approximately 20%, 13% and 10%, respectively, of i-Cube's revenues.

   These clients may not sustain the volume of work performed for them from year to year, and there is a risk that these principal clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could materially harm our business, financial condition and results of operations.

A decrease in the number or size of our projects may cause our results to fall short of investors' expectations and adversely affect the price of Razorfish Class A common stock.

   A high percentage of our expenses, including those related to employee compensation and equipment, are relatively fixed. If the number or average size of our projects decreases in any quarter, then our revenues and operating results may also decrease. If our operating results fall short of investors' expectations, the trading price of Razorfish Class A common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.

Our recent acquisitions have created financial and other challenges, which, if not addressed or resolved, could harm our business.

   We may experience financial, operational and managerial challenges in integrating recently acquired companies. Razorfish completed five acquisitions during 1998, and in 1999 has completed three acquisitions, the last of which, the acquisition of Fuel, Inc. and Tonga, Inc., closed on September 16, 1999. i-Cube has made two acquisitions in 1999 including the acquisition of Conduit Communications, a UK-based digital strategy consultancy.

   After the merger our management will have to continue to devote significant time and attention to the integration of technology, operations and personnel as a result of these acquisitions, and we cannot assure you that our ability to service current clients and win new clients will not suffer as a result. In addition, our management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our U.S. and European offices.

   We could also experience financial or other setbacks if any of the acquired businesses experienced problems in the past of which our management does not yet know. For example, if an acquired business had dissatisfied customers or had any performance problems, our reputation could suffer as a result of our association with that business. Our managements are unaware of any material legal claims against the acquired companies. However, to the extent any customer or other third party asserts any material legal claims against any of the acquired companies, our business, financial condition and results of operations could suffer material harm.

We may be unable to implement our acquisition growth strategy, which could harm our business and competitive position in the industry.

   Our business strategy includes making strategic acquisitions of other IT companies, including digital communications solutions providers and web design or consulting firms. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to complete or identify future acquisitions or realize the anticipated results of future acquisitions. Some of the risks that we may encounter in implementing our acquisition growth strategy include:

  . expenses and difficulties in identifying potential targets and the costs associated with incomplete acquisitions;

  . higher prices for acquired companies because of greater competition for attractive acquisition targets;

  . expenses, delays and difficulties of integrating the acquired company into our existing organization;

  . greater impact of the goodwill of acquired companies on our statement of income and cash flows when pooling accounting for acquisitions is eliminated;

  . dilution of the interest of existing stockholders if we sell stock to the public to raise cash for acquisitions;

  . diversion of management's attention;

  . expenses of amortizing the acquired company's intangible assets;

  . impact on our financial condition due to the timing of the acquisition;
    and

  . expense of any undisclosed or potential legal liabilities of the acquired company.

   If realized, any of these risks could have a material adverse effect on our business, results of operations and financial condition.

Our continued growth may further strain our resources, which could hurt our business and results of operations.

   A key part of our strategy is to grow, both by hiring more personnel and by acquiring companies, which may continue to strain our managerial and operational resources. We cannot assure you that our managers will be able to manage our growth effectively. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion would halt, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could materially harm our business, results of operations and financial condition.

We may have difficulty managing our international operations and expansion, which could adversely affect our business and results of operations.

   In addition to their domestic operations, Razorfish has operations in five European cities: London, England, Stockholm, Sweden, Oslo, Norway, Helsinki, Finland, and Hamburg, Germany, and i-Cube has offices in three European cities: London, England, Amsterdam, The Netherlands and Mannheim, Germany. Our management may have difficulty managing and expanding our international operations because of distance, as well as language and cultural differences. Our management cannot assure you that they will be able to market and operate our services successfully in foreign markets.

   Other risks related to our international operations include:

  . difficulties arising from staffing and managing foreign operations;

  . legal and regulatory requirements of different countries, such as differing tax or labor laws; and

  . potential political and economic instability.

   If any of these risks materialize, our international and domestic businesses, results of operations and financial condition could be materially and adversely affected.

The conversion to the euro may adversely affect our business in Europe.

   Because Razorfish has European operations, we face risks as a result of the conversion by some of the European Union member states of their currencies to the euro. The conversion process commenced on January 1, 1999. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. We are unsure whether the conversion to the euro will harm our business, but potential risks include the costs of modifying our information systems and changes in the conduct of business and in the principal European markets for our products and services.

A small number of stockholders will control Razorfish after the merger.

   If the stockholders listed below choose to act or vote in concert, they will have the power to influence the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all of Razorfish's assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to our company or its stockholders in general. Also, third parties could be discouraged from making a tender offer or bid to acquire our stock at a price per share that is above the price at which it trades on Nasdaq.

   Immediately following the merger, the following stockholders collectively will own approximately 57.2% of the outstanding shares of Razorfish Class A common stock and will beneficially own individually the percentage set forth opposite their respective names:

     Communicade Inc...................................................... 18.5%
     Spray Ventures AB.................................................... 18.4%
     Sundar Subramaniam...................................................  9.6%
     Jeffrey A. Dachis....................................................  5.4%
     Craig M. Kanarick....................................................  5.4%

   Communicade Inc. is a wholly owned subsidiary of Omnicom Group, Inc. Per Bystedt, Jonas Svensson, Thomas Randerz and Johan Ihrfelt, each of whom is currently an officer or director of Razorfish, collectively own more than 50% of the outstanding voting stock of Spray Ventures AB.

We compete in a new and highly competitive market that has low barriers to entry.

   We compete in the information technology services market which is relatively new and intensely competitive. We expect competition to continue to intensify as the market evolves. We compete with the following kinds of companies:

  . Internet service firms;

  . technology consulting firms;

  . technology integrators;

  . strategic consulting firms; and

  . in-house information technology, marketing and design departments of our clients and potential clients.

   Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we have.

   Relatively few barriers prevent competitors from entering the information technology services market. As a result, new market entrants pose a threat to our business. We do not own any patented technology that prevents or discourages competitors from entering the information technology services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could materially harm our business, results of operations and financial condition.

   We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of information technology service providers. If our reputation is damaged or if potential clients do not know what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality services and digital communications solutions, which we cannot ensure. If clients do not perceive our services to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

Misappropriation of our trademarks and other proprietary rights could harm our reputation, affect our competitive position and cost money.

   We believe our trademarks and other proprietary rights are important to our success and competitive position. If we cannot protect our trademarks and other proprietary rights against unauthorized use by others, it will damage our reputation among existing and potential clients and our competitive position. We have registered certain of our trademarks in the United States and abroad. We use our best efforts to limit access to and distribution of our proprietary information, as well as proprietary information licensed from third-parties. We cannot assure you that these strategies will be adequate to deter misappropriation of our proprietary information and material.

   Our strategies to deter misappropriation could be inadequate in light of the following risks:

  . foreign countries may not recognize our proprietary rights, or may fail to protect those rights adequately;

  . competitors could misappropriate our proprietary information or materials without detection; and

  . non-competition and confidentiality agreements signed by our key employees may prove unenforceable.

   If any of these risks materialize, defending our proprietary rights could require us to spend significant amounts or divert our managerial resources. In addition, our trademarks and other proprietary rights may decline in value or not be enforceable.

We need to keep pace with changing communications technologies to provide effective digital communications solutions.

   Our success has depended on our ability to keep pace with the rapid changes occurring in communications technology and the new and improved devices and services that result from these changes. After the merger, if we do not respond quickly and cost-effectively to changing communications technologies and devices, our services may become less competitive and we might lose our market share. For example, if the Internet is rendered obsolete or less important by faster, more efficient technologies, we must be prepared to offer non-Internet-based solutions or risk losing current and potential clients. In addition, if mobile phones, pagers, personal digital assistants or other devices become important aspects of digital communications solutions, we will need to have the technological expertise to incorporate them into our solutions.

Our business depends on continued growth in the use of the Internet.

   Our future success depends substantially on continued growth in the use of the Internet. If businesses do not consider the Internet a viable commercial medium, our client base may not grow. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied on alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete.

Our business is subject to U.S. and foreign government regulation of the Internet.

   State, local and federal governments in the US and local and national governments in the European Union have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how they will affect our business. This new legislation may indirectly affect us through its impact on our clients and potential clients. In addition, U.S. and foreign governmental bodies are considering, and may consider in the future, other legislative proposals to regulate the Internet. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition.

The Year 2000 problem may adversely affect our business.

   The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter, but we cannot ensure they will function properly until the systems are operational in the year 2000. In addition, Year 2000 problems of our clients could affect our systems or operations. Widespread Year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems. As part of our analysis of the Year 2000 problem, we have analyzed the impact of the "worst case scenario" on our business. We believe that the "worst case scenario" would occur if the statements and warranties of our vendors concerning their Year 2000 compliance and upgrade programs were false, the upgrades we have performed to achieve Year 2000 compliance were unsuccessful, and our contingency plan failed, resulting in a critical systems failure throughout our company. In addition, under the worst case scenario, year 2000-related failures at customer facilities or at our facilities might cause major customers to terminate their contracts with us or slow down the work to be performed, resulting in deferral or loss of income.

   Although, as a general matter, we do not specifically warrant to clients that our work will be Year 2000 compliant, certain clients have requested and received such warranties. In giving the warranties, we do not warrant the compliance of third-party software; rather, we warrant only that software created by us will be Year 2000 compliant. However, even in the absence of a specific Year 2000 warranty, we face a risk that clients for whom we have created or implemented software will attempt to hold us liable for any damages that result in connection with Year 2000 problems whether or not it is ultimately determined that we created the problems.

                        THE SPECIAL MEETING OF RAZORFISH

Date; Time; Place

   The special meeting of Razorfish stockholders will be held at 10:00 A.M. on November 2, 1999 at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104.

Matters To Be Considered At The Special Meeting

   At the special meeting Razorfish stockholders will be asked to vote on four proposals:

  1. To approve the issuance of shares of Razorfish Class A common stock to the stockholders of i-Cube in the merger of i-Cube with Ray Merger Sub, Inc., a wholly owned subsidiary of Razorfish. Under the merger agreement, each outstanding share of i-Cube common stock will convert into the right to receive 0.875 shares of Razorfish Class A common stock;

  2. To approve an amendment to the Certificate of Incorporation increasing the number of authorized shares of Class A common stock by 21,356,655 shares (the maximum number of shares to be issued by Razorfish in connection with the merger) from 29,999,950 to 51,356,605 shares, to enable us to consummate the merger;

  3. To approve an amendment to the 1999 Stock Incentive Plan to (A) increase the number of shares of Class A common stock authorized for issuance under the 1999 Stock Incentive Plan by an additional 2,640,079 shares to 3,562,406 shares, to enable us to meet our current obligations and our need for a bigger incentive pool for the larger employee base after the merger and (B) limit to 500,000 the number of options and stock appreciation rights that may be awarded to an employee in any one fiscal year of Razorfish to ensure compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

  4. To approve an amendment to the Certificate of Incorporation further increasing the number of authorized shares of Class A common stock from 51,356,605 shares to 200,000,000 shares for use in acquisitions and for other purposes.

   Under the merger agreement, Ray Merger Sub, Inc., a wholly owned subsidiary of Razorfish, will be merged with and into i-Cube. i-Cube, as the surviving corporation, will become a wholly owned subsidiary of Razorfish. Proposals 1 and 2 must each be approved for the transaction to be completed. For additional information about the terms of the merger, please refer to "The Merger Agreement" on page 46.

Revocability Of Proxies

   You may revoke a proxy at any time before it is voted by filing with the Secretary of Razorfish an instrument revoking the proxy. Razorfish stockholders should make such filing to the attention of Craig M. Kanarick, Secretary, Razorfish, 107 Grand Street, 3rd Floor, New York, New York 10013. You may also revoke a proxy at any time before it is voted by returning a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

   The record date for the determination of the stockholders entitled to vote at the special meeting is the close of business on September 29, 1999. On the record date, 25,346,262 shares of Razorfish Class A common stock were issued and outstanding and held by approximately 60 holders of record. A quorum is present at the special meeting if a majority of the shares of Razorfish Class A common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Razorfish Class A common stock on the record date are entitled to one vote per share at the special meeting on each of the proposals.

Voting Procedures

   To approve proposals 1 and 3, a majority of the shares voted at the special meeting must be voted in favor. To approve proposals 2 and 4, a majority of the outstanding shares must be voted in favor.

   All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" adoption of the proposals.

   Shares of Razorfish Class A common stock represented at the special meeting but not voting, including shares of Razorfish Class A common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Only shares affirmatively voted for a proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Brokers who hold shares of Razorfish Class A common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and will have the effect of votes against adoption of proposals 2 and 4. Broker non-votes will have no effect on the approval of proposals 1 and 3. An abstention with respect to any proposal will count as a vote against that proposal.

   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposals will be voted in favor of any such adjournment or postponement.

   Razorfish does not expect that any matter other than the proposals described in this joint proxy statement/prospectus will be brought before the special meeting. If, however, the Razorfish board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

Solicitation of Proxies

   Razorfish will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Razorfish and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Razorfish will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Razorfish will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   Razorfish stockholders should not surrender their stock certificates in connection with the merger.

Razorfish Stockholders' Voting Agreements

   As a condition to signing the merger agreement, i-Cube required Razorfish stockholders Spray Ventures AB, Communicade, Inc., Jeffrey A. Dachis and Craig
M. Kanarick to enter into an agreement to vote their shares representing approximately 73% of Razorfish common stock in favor of the merger and the transactions specifically contemplated in the merger agreement, so long as the Razorfish board is recommending the transaction at that time. They have signed an irrevocable proxy to that effect. These stockholders have also agreed that, until the merger is completed or either Razorfish or i-Cube determines to terminate the merger agreement, they will not make a transfer of shares that would result in the merger failing to qualify for "pooling of interests" accounting treatment. If pooling of interests accounting treatment has been waived as a condition to the merger, or if it cannot be achieved, the restriction does not apply.

   The Razorfish voting agreements and the proxies will terminate if any of the following occurs:

  . i-Cube executes a definitive agreement for a competing transaction;

  . a material adverse change relating to i-Cube occurs; or

  . the closing of the merger has not occurred on or prior to January 31, 2000.

   The form of Razorfish Voting Agreement is attached to this joint proxy statement/prospectus as Appendix E.

                         THE SPECIAL MEETING OF i-CUBE

Date; Time; Place

   The special meeting of i-Cube stockholders will be held at 10:00 A.M. on November 2, 1999 at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

Matters To Be Considered At The Special Meeting

   i-Cube stockholders will be asked to vote to approve the merger agreement. Pursuant to the merger agreement, Ray Merger Sub, Inc., a wholly owned subsidiary of Razorfish, will be merged with and into i-Cube. i-Cube, as the surviving corporation, will become a wholly owned subsidiary of Razorfish. Under the merger agreement, each outstanding share of i-Cube common stock will convert into the right to receive 0.875 shares of Razorfish Class A common stock.

Revocability Of Proxies

   You may revoke a proxy at any time before it is voted by filing with the Secretary of i-Cube an instrument revoking the proxy. i-Cube stockholders should make such filing to the attention of David M. Samuels, Esq., Secretary, i-Cube, 101 Main Street, Cambridge, Massachusetts 02142. You may also revoke a proxy at any time before it is voted by returning a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

   The record date for the determination of stockholders entitled to vote at the special meeting is the close of business on September 29, 1999. On the record date, 20,295,130 shares of i-Cube common stock were issued, outstanding and entitled to vote and held by approximately 128 holders of record. A quorum is present at the special meeting if a majority of the shares of i-Cube common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of i-Cube common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement.

Voting Procedures

   To approve the merger agreement, a majority of the shares issued and outstanding and entitled to vote at the special meeting must be voted in favor of the merger agreement. Only shares affirmatively voted for approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If an i-Cube stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against approval of the merger agreement.

   All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by their holders. Properly executed proxies that do not contain voting instructions will be voted "for" approval of the merger agreement.

   Shares of i-Cube common stock represented at the special meeting but not voting, including shares of i-Cube common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Brokers who hold shares of i-Cube common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and have the effect of votes against approval of the merger agreement.

   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against approval of the merger agreement will be voted in favor of any such adjournment or postponement.

   i-Cube does not expect that any matter other than the proposal to approve the merger agreement described in this joint proxy statement/prospectus will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

Solicitation of Proxies

   i-Cube will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of i-Cube and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. i-Cube will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. i-Cube will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   i-Cube stockholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of i-Cube common stock certificates will be mailed to i-Cube stockholders as soon as practicable after completion of the merger.

i-Cube Stockholders' Voting Agreements

   As a condition to signing the merger agreement, Razorfish required i-Cube stockholders Lawrence P. Begley, Gregory S. Young, John A. Young, Patrick J. Zilvitis, Thomas J. Meredith, Michael Pehl, Joseph M. Tucci, Sundar Subramaniam, Madhav Anand, Yannis Doganis, Edouard Aslanian, James K. McCann, Jane Callanan and Maria A. Cirino to agree to vote their shares in favor of the merger and related transactions, so long as the i-Cube board is recommending the transaction at that time. They have also agreed not to make a transfer of shares that would result in the merger failing to qualify for "pooling of interests" accounting treatment. If pooling of interests accounting treatment has been waived as a condition to the merger, or if it cannot be achieved, the restriction does not apply. They have signed a voting agreement and an irrevocable proxy promising to hold their shares until the merger is completed or the merger agreement is terminated, and to vote their shares in favor of the merger.

   The i-Cube proxies will terminate if any of the following occurs:

  . i-Cube executes a definitive agreement for a competing transaction;

  . a material adverse change relating to Razorfish occurs; or

  . the closing of the merger has not occurred on or prior to January 31, 2000.

The form of i-Cube Voting Agreement is attached to this joint proxy statement/prospectus as Appendix F.

   Christopher Mathias, i-Cube's Managing Director of Europe, has signed a voting agreement which commits the shares he owns individually and also has signed a letter agreeing to use best efforts to cause the trust that holds i-Cube's shares of which he is a beneficiary to be voted in favor of the transaction. Mr. Mathias and stockholders who have signed voting agreements together own 10,961,374 shares of i-Cube common stock, comprising approximately 54% of i-Cube common stock.

                                   THE MERGER

   This section summarizes the material terms of the proposed merger. It is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. You are urged to read the merger agreement.

   The merger agreement provides that the merger will be consummated if the approvals of the i-Cube stockholders and the Razorfish stockholders are obtained and all other conditions to the merger are satisfied or waived as provided in the merger agreement. On completion of the merger, each outstanding share of i-Cube common stock will be converted into the right to receive 0.875 shares of fully paid and nonassessable Razorfish Class A common stock, par value $.01 per share. The number 0.875 is referred to as the "Exchange Ratio." Cash will be delivered to each i-Cube stockholder in lieu of any remaining fractional shares.

   Based on the number of currently outstanding shares of i-Cube common stock and Razorfish Class A common stock as of September 16, 1999, assuming that all outstanding i-Cube and Razorfish options and warrants are exercised, the stockholders of i-Cube will own approximately 47.3% of the outstanding Class A common stock of Razorfish following consummation of the merger. That percentage could change depending on whether and to what extent shares of Razorfish Class A common stock and i-Cube common stock are issued on exercise of outstanding Razorfish or i-Cube stock options or warrants.

Background of the Merger

   Razorfish and i-Cube have been generally familiar with each other's services since 1998, because both companies have received favorable publicity in the news media and both sell their IT services to a similar client base. In May 1999, an officer of Communicade Inc., a wholly owned subsidiary of Omnicom Group, Inc. and a holder of approximately 31% of the outstanding Class A common stock of Razorfish, introduced members of management of Razorfish and i-Cube to discuss a possible strategic business relationship. At the initial meeting, there were no further discussions about specific plans for a possible strategic relationship. However, Razorfish and i-Cube entered into a customary confidentiality agreement on May 28, 1999 in anticipation of the possibility of future discussions.

   On June 5, 1999, management representatives of i-Cube, including Michael Pehl, Lawrence Begley, David Samuels, Jane Callanan, Jim McCann, Maria Cirino and Madhav Anand, made a presentation to management representatives from Razorfish, including Jeff Dachis, Craig Kanarick, Michael Simon, Sue Black, Jean-Philippe Maheu, Evan Orensten, Todd Drake, Hyo Yeon and Adam Lichstein. In this presentation, i-Cube's management discussed its services. Management representatives of Razorfish then provided information about Razorfish and its strategic objectives. At the conclusion of this meeting, the management representatives of each company independently concluded that it was in their respective company's best interest to continue to explore the possibility of a business combination. However, specific terms and conditions for a business combination had not yet been discussed.

   After the meeting, Mr. Pehl, a director and chief executive officer of i-Cube, and Mr. Dachis, a director and chief executive officer of Razorfish, discussed a proposed agenda for further discussions regarding a possible strategic relationship. Mr. Pehl and Mr. Dachis continued their discussions on various occasions during the month of June.

   On June 9, 1999, the board of directors of Razorfish held its first regularly scheduled meeting since its initial public offering commenced on April 27, 1999. During the course of the board meeting, Mr. Dachis made a presentation to the board of directors regarding the prospects for potential acquisitions or business partnerships to continue to implement the strategy set forth in Razorfish's Registration Statement for its initial public offering. During this presentation, Mr. Dachis apprised the board of the June 5, 1999 meeting with i-Cube. The board of directors authorized continued exploration of a business combination with i-Cube.

   Between June 10, 1999 and June 23, 1999, Razorfish consulted with Credit Suisse First Boston in connection with further exploration of a possible business combination with i-Cube, and subsequently engaged them as financial advisors under an engagement letter dated as of July 15, 1999.

   During the week of June 25, 1999, Mr. Begley and other representatives of the senior management team of i-Cube met with representatives of the senior management team of Razorfish at the offices of Credit Suisse First Boston. The parties discussed the respective financial positions, service delivery capabilities, sales pipelines, technologies, organizational structures and the strategic and cultural fit of the two companies. In addition, the parties discussed on a preliminary basis a possible business combination between i-Cube and Razorfish.

   On July 7, 1999, the board of directors of i-Cube held a special meeting to discuss the proposed transaction. Mr. Pehl updated the i-Cube board on the recent conversations with Razorfish. Mr. Pehl also discussed the commercial and strategic reasons for the proposed business combination, many of which are discussed below in "Joint Reasons for the Merger" and "i-Cube's Reasons for the Merger." Mr. Samuels, General Counsel and Secretary of i-Cube, briefed the board on certain legal matters, including its fiduciary duties in connection with a proposed transaction with Razorfish. The board of directors authorized i-Cube's management to continue discussions with Razorfish.

   From July 7, 1999 to July 16, 1999, i-Cube and Razorfish exchanged information, and the two companies' management teams and legal, financial and accounting advisors continued their business, financial, legal and accounting due diligence.

   On July 9, 1999, Morrison & Foerster LLP, outside counsel to Razorfish, delivered to Hale and Dorr LLP, outside counsel to i-Cube, a draft of a proposed Agreement and Plan of Merger and related documents.

   On July 14, 1999, the i-Cube board of directors held a special meeting attended by representatives of Morgan Stanley and Hale and Dorr. Mr. Pehl updated the i-Cube board on the recent discussions and the potential benefits of the proposed transaction with Razorfish. Mr. Pehl also gave a report to the board on the due diligence investigation of Razorfish. Morgan Stanley then presented its preliminary analysis of a potential Razorfish/i-Cube merger.

   After the presentation, the i-Cube board of directors discussed a number of matters relating to the proposed transaction, including the following:

  . Razorfish's business and history;

  . the strategic rationale for the proposed transaction;

  . i-Cube's long-term strategy and alternatives;

  . the competitive landscape in the IT services sector and the financial terms of the proposed transaction;

  . the compatibility of the two companies' corporate cultures and strategic visions;

  . the capabilities of the Razorfish management team;

  . the potential strategic advantages of a combination with Razorfish, including the following:

    . the ability to offer broader solutions to clients and the increased competitive strength of the new merged company;

    . the complementary nature of the two companies' customer base;

    . the complementary nature of the two companies' management teams and employee base; and

    . the resulting possibility of increased stockholder value.

   In addition, the board discussed at length a number of potential risks relating to the proposed merger, including:

  . the limited operating history of Razorfish and its lack of positive earnings;

  . the risks associated with past acquisitions by Razorfish; and

  . the possibility of trading pressure on the two companies' stock following the merger announcement.

   The i-Cube board then discussed other alternatives available to i-Cube, including the possibility of other strategic relationships and of continued operations as a stand-alone company.

   Mr. Tarr, a partner at Hale and Dorr, then briefed the i-Cube board on its fiduciary duties in connection with the proposed transaction and the agreements necessary to accomplish it. Together with Mr. Samuels, he presented to the board the results of the legal due diligence and the terms of the draft Agreement and Plan of Merger and related documentation. At the conclusion of the meeting, the i-Cube board voted to direct management to continue discussions with Razorfish and report back to the board.

   On July 15, 1999, the Razorfish board of directors held a special meeting attended by representatives of Credit Suisse First Boston. Mr. Dachis updated the Razorfish board on the recent discussions with i-Cube and the potential benefits of the proposed transaction with i-Cube, including the complementary nature of i-Cube's service offering, the strong i-Cube management team, the competitive advantages of a broader service offering and the resulting possibility of increased stockholder value. Mr. Simon, the executive vice president and general counsel of Razorfish, advised the Razorfish board on the due diligence investigation of i-Cube and the principal terms of the transaction documents. Credit Suisse First Boston then presented to the Razorfish board its preliminary financial analysis of a potential merger of Razorfish and i-Cube.

   Between July 14, 1999 and July 18, 1999, representatives of i-Cube and Razorfish continued to negotiate material unresolved terms of the merger agreement and related documentation. On July 18, 1999, the i-Cube board held a special meeting at which Mr. Pehl brought the board up-to-date on the status of the negotiations. The i-Cube board reviewed the potential benefits of the merger to i-Cube and its stockholders and the potential effect of the merger on stockholder value, in light of the financial condition and prospects of i-Cube and Razorfish and the current economic and industry environments, and other possible strategic alternatives reasonably available to i-Cube.

   On July 20, 1999, the board of directors of Razorfish held a special meeting attended by all directors, either in person or telephonically, Mr. Simon, Ms. Black and representatives of Credit Suisse First Boston, Arthur Andersen LLP and Morrison & Foerster. Mark Mandel, a partner of Morrison & Foerster, advised the board of its fiduciary duties in considering a transaction of this type. Mr. Mandel also outlined the terms of the merger agreement, as well as the other transaction documents. Representatives of Credit Suisse First Boston made a presentation to the board of directors. Representatives of Arthur Andersen LLP advised the Razorfish board that, based on the terms of the transaction and its review of the most recent drafts of the transaction documents, the merger would qualify to be treated as a pooling of interests transaction.

   The executive officers attending the meeting and the various advisors of Razorfish answered questions posed by the board of directors. Mr. Dachis also discussed the commercial and strategic reasons for the proposed business combination, many of which are discussed below in "Joint Reasons for the Merger" and "Razorfish's Reasons for the Merger." The board discussed at length a number of potential risks relating to the proposed merger, including the following:

  . the limited amount of time that Razorfish has been a publicly traded company;

  . the risks associated with acquisitions of this size; and

  . the possibility of trading pressure on the two companies' stock following the merger announcement.

The meeting was adjourned to allow the directors to consider the information and documents presented to them. The board reconvened later that day and voted to approve an offer to i-Cube on the terms presented to the board.

   On July 20, 1999, the i-Cube board held a special meeting. Mr. Pehl presented an update on the status of the negotiations of the proposed transaction. The board considered the entire proposal made by Razorfish, including the proposed exchange ratio, the post-merger management team and the post-merger board of directors and concluded that they were not prepared at that time to accept Razorfish's offer.

   Between July 26, 1999 and July 29, 1999, representatives of i-Cube and Razorfish and their respective financial advisors continued to negotiate the terms of the proposed transaction. On July 30, 1999, the i-Cube board held a special meeting attended by representatives of Morgan Stanley. Mr. Pehl delivered an update on the status of the negotiations of the principal terms of the merger agreement and related documentation, together with the remaining unresolved issues. Representatives of Morgan Stanley discussed the status of its financial analysis with respect to the terms of the proposed transaction, and preliminarily advised the i-Cube board that it was prepared to deliver a fairness opinion in connection with the merger. The board authorized management to continue to negotiate the terms and documentation of the proposed transaction.

   From August 2, 1999 to August 4, 1999, representatives from i-Cube and Razorfish finalized their due diligence investigations and continued to negotiate the definitive merger agreement and the ancillary documentation. On August 4, 1999, the i-Cube board held a special meeting during which Mr. Pehl reported on the completed due diligence investigation of Razorfish. Mr. Pehl then summarized for the board the status of the negotiations on management structure and board representation of the proposed merged company and the exchange ratio. The board discussed these matters and authorized management to negotiate the definitive agreement and ancillary documentation.

   On August 5, 1999, the Razorfish board held another special meeting. Mr. Dachis reported on the status of the negotiations with i-Cube. Mr. Dachis summarized for the board the status of the discussions on exchange ratio, management structure and board representation. After discussing these issues, the board stated its approval of the transaction and authorized management to negotiate the definitive agreement and ancillary documentation.

   Between August 7, 1999 and August 9, 1999, representatives of i-Cube's management team met with their Razorfish counterparts for the purpose of resolving open issues and concluding the negotiation and drafting of the definitive merger agreement and ancillary documentation.

   On the morning of August 9, 1999, the i-Cube board met in a special meeting attended by representatives of Morgan Stanley and Hale and Dorr. Mr. Pehl updated the board on the status of the negotiations. Mr. Tarr then briefed the board on the legal process in connection with the merger, and Mr. Samuels delivered a summary and analysis of the proposed principal terms of the merger agreement. Representatives of Morgan Stanley discussed the status of its financial analysis with respect to the companies and the proposed merger and advised the board that it was prepared to deliver a fairness opinion in connection with the proposed merger.

   The i-Cube board considered the rationale for the proposed transaction including the reasons summarized below in "Joint Reasons for the Merger" and "i-Cube's Reasons for the Merger." In particular, the i-Cube board considered the likely benefits of the merger, including the synergies to be derived from combining the complementary service offerings of the two companies, the opportunity for increased sales and the potential benefits to i-Cube shareholders of owning part of a larger merged corporation with a broader range of services and a larger, more diverse client base. In addition, the board discussed the risks of combining the two businesses, including the following:

  . the possible adverse market response to the announcement of the merger;

  . the potential future impact of past acquisitions by Razorfish on Razorfish's business, financial results and outstanding shares;

  . Razorfish's limited operating history; and

  . other risks and factors described above under "Risk Factors."

After deliberations regarding the proposed merger, the meeting was adjourned with an agreement to reconvene that evening.

   During the day on August 9, 1999, representatives of i-Cube's management team and its advisors completed a number of open details of the merger agreement and ancillary documentation and continued to negotiate the remaining unresolved issues. During the evening on August 9, the board of directors reconvened a special meeting attended by representatives of Morgan Stanley and Hale and Dorr. Mr. Pehl updated the board on the status of the negotiations and announced that an agreement on the material terms had been reached on key issues. Morgan Stanley delivered its opinion that the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of i-Cube common stock as of such date. The i-Cube board concluded that the transaction was fair to, and in the best interests of, i-Cube and its stockholders and approved the agreement.

   On August 9, Credit Suisse delivered to Razorfish its opinion that the transaction was fair from a financial point of view to the stockholders of Razorfish, other than i-Cube and its affiliates. Also on August 9, the board of directors of Razorfish held a special meeting to consider the transaction. The board convened telephonically, and the meeting was attended by all directors except one. Representatives of Razorfish's management team advised the board that all deal terms had been resolved and that definitive transaction documents would be completed later that night. The Razorfish board considered the rationale for the proposed transaction including the reasons summarized below in "Joint Reasons for the Merger" and "Razorfish's Reasons for the Merger." The Razorfish board concluded that the transaction was fair to, and in the best interests of, Razorfish and its stockholders and all board members present voted to approve the transaction and authorized the execution and delivery of the merger agreement and the related documentation.

   The Agreement and Plan of Merger was executed by all parties in the early morning hours of August 10, 1999, and a press release announcing the execution of the agreement was issued that day.

Reasons for the Merger; Recommendations of the Boards

   Joint reasons for the merger. The boards of directors of Razorfish and i-Cube have each determined that, compared to continuing to operate their companies on a stand-alone basis, the merged company would have better potential to improve long-term operating and financial results and would have a superior competitive position. With digital technologies creating new modes of business communication and interaction, Razorfish and i-Cube have each been shaping themselves to provide a full spectrum of service offerings needed by clients to compete in this new business environment. Razorfish is a leading-edge international digital communications solutions provider with strong consulting, design, creative and brand practices, while i-Cube is a leading IT solutions provider specializing in consulting, electronic business and transformation services, with a strong technology practice. The combined company will be able to offer clients a broad spectrum of front-to-back-end integrated Internet, client server and legacy systems services from a sole source. Both companies believe that this broad and deep range of expertise and experience, together with their combined management talent and business systems and processes, will establish the combined company as a leading partner for clients seeking to participate in and profit from the new business environment created by the emergence of digital technologies.

   Each company's board of directors has identified a number of additional potential benefits of the merger that they believe will contribute to the success of the merged companies. These potential benefits include principally the following:

  . The combined company should be able to leverage its market position and brand recognition (with Razorfish's strength in web design and creative services and i-Cube's strength in technology) to support the combined company's efforts to broaden its market, increase demand for its services and win new customers;

  . The combination should facilitate the offering by the two companies of a full spectrum of integrated technology services, from front end to back end;

  . The two companies' complementary service offerings and lack of overlap of existing customers provide the opportunity to cross-sell services in the areas of their respective strengths, creating the potential for increased revenue per customer;

  . The diversification of service offerings and customer base and the increased scale of business should give the combined company improved stability, with reduced risk of volatility of financial performance;

  . The combined experience, financial resources, size and breadth of service offerings of Razorfish and i-Cube are expected to allow the combined company to respond more quickly and effectively to increased competition and market demands in an industry experiencing rapid innovation and change;

  . The potential for cost savings on a percentage-of-revenue basis, through integration of certain facilities and other economies of scale, could yield improved operating results for the combined company; and

  . The increased number of publicly traded shares could make the market for Razorfish shares after the merger more liquid than the market for either i-Cube or Razorfish shares before the merger.

   Razorfish and i-Cube have each identified separate, additional reasons for the combination, which are discussed below. However, each board of directors recognizes that the potential benefits of the merger may not be realized. See "Risk Factors."

   Razorfish's reasons for merger. In reaching its decision to approve the merger agreement and to recommend approval of the merger-related proposals by Razorfish stockholders, the Razorfish board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement.

   Together with the factors enumerated above, these matters encompassed all the material factors the board of directors of Razorfish considered. Among these factors, the Razorfish board of directors in particular considered the following:

  . presentations from, and discussions with, senior management, representatives of its outside legal counsel and its independent accounting firm, and representatives of Credit Suisse First Boston Corporation regarding the business, financial, accounting and legal due diligence;

  . current industry, economic and market conditions, including the increased competition;

  . the competitive importance of market position, size and adequacy of financial resources;

  . the ability of Razorfish to achieve meaningful cost savings and efficiencies on its own;

  . the potential benefits of the merger to Razorfish customers and employees;

  . the terms of the merger agreement;

  . current and historical market valuations of the two companies;

  . the opinion of Credit Suisse First Boston Corporation that as of August
    9, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair to Razorfish and its stockholders, other than i-Cube and its affiliates from a financial point of view;

  . i-Cube's strong strategic skills, and its technology development, integration and migration skills;

  . the benefits to Razorfish stockholders of holding shares in a larger and financially stronger enterprise; and

  . the fact that the merger agreement is expected to qualify as a tax-free reorganization and to be accounted for using the pooling of interests method of accounting.

   In addition, the Razorfish board believes the complementary service offerings of Razorfish and i-Cube bring Razorfish closer to its goal of becoming a leading provider of integrated front-to-back-end IT solutions.

   In assessing the transaction, the Razorfish board considered several sources of information, including the following:

  . historical information concerning the businesses, financial performance, condition, operations and results of operation, technology, management style, competitive position, trends and prospects of Razorfish and i-Cube;

  . SEC filings by i-Cube;

  . current and historical market prices, volatility and trading data for the two companies;

  . information and advice based on due diligence investigations by members of Razorfish's board and management and Razorfish's legal, financial and accounting advisors concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of i-Cube, trends in i-Cube's business and financial results and capabilities of i-Cube's management team; and

  . the presentation of Credit Suisse First Boston to the Razorfish board of directors at its meeting held on July 29, 1999.

   The Razorfish board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be fully realized, if at all;

  . the risk that the combined company might experience slow growth relative to the prior growth rate of the individual companies; and

  . the other risks associated with the businesses of Razorfish, i-Cube and the merged companies and the merger described in this joint proxy statement/prospectus under "Risk Factors."

   The Razorfish board believed that the risks associated with the merger were outweighed by the potential benefits of the merger.

   As a result of the foregoing considerations, Razorfish's board determined that the potential advantages of the merger outweighed the benefits of remaining alone. The Razorfish board believes that the combined company would have a far greater opportunity than Razorfish alone to compete in its industry.

   In view of the variety of factors considered in connection with its evaluation of the merger, the Razorfish board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so.

   In addition, many of the factors contained elements that may affect the fairness of the merger in both a positive and negative way. Except as described above, the Razorfish board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the Razorfish board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

   i-Cube's reasons for the merger. In arriving at its decision to approve the merger agreement, the i-Cube board considered a number of factors, including those set forth under "Joint Reasons for the Merger." Together with the joint reasons enumerated above, these matters encompassed all the material factors the board of directors of i-Cube considered. In particular, the board of directors of i-Cube considered the following:

  . the strategic benefits expected from the merger and the anticipated effect of the merger on long-term stockholder value, in light of the following:

   . business, financial condition, results of operations and prospects of i-Cube and Razorfish;

   . the current economic and industry environment;

   . the risks and uncertainties of proceeding as a stand alone company; and

   . the relative advantages and disadvantages of a number of other strategic alternatives, taking into account the risks and uncertainties associated with such alternatives;

  . the fact that the exchange ratio represented a premium to i-Cube stockholders based on the closing prices of the respective stocks in recent historical periods;

  . the immediate access to Internet design and creative skills that Razorfish possesses;

  . the complementary characteristics of the respective business and management philosophies and corporate cultures of i-Cube and Razorfish;

  . the potential benefits of the merger to i-Cube customers and employees;

  . the potential for reduced stockholder risk after the merger as a result of the diversification of service offerings and revenue bases;

  . the fairness to i-Cube of the terms and conditions of the Agreement and Plan of Merger, which was the product of extensive arm's-length negotiations;

  . the opinion of Morgan Stanley that, as of August 9, 1999 and based upon and subject to the various considerations set forth in the merger agreement, the exchange ratio pursuant to the merger agreement was fair to the holders of i-Cube stock as of the date of such opinion from a financial point of view; and

  . the fact that the merger is expected to qualify as a tax free reorganization and to be accounted for using the pooling of interests method of accounting.

   In assessing the transaction, the i-Cube board considered several sources of information, including the following:

  . historical information concerning the businesses, financial performance, condition, operations and results of operation, technology and management style, competitive position, trends and prospects of Razorfish and i-Cube;

  . SEC filings by Razorfish;

  . current and historical market prices, volatility and trading data for the two companies;

  . information and advice based on due diligence investigations by members of i-Cube's board and management and i-Cube's legal, financial and accounting advisors concerning the business technology, services, operations, properties, assets, financial condition, operating results and prospects of Razorfish, trends in Razorfish's business and financial results and capabilities of Razorfish's management team; and

  . reports from Morgan Stanley on companies comparable to Razorfish and other financial analyses performed by Morgan Stanley.

   The i-Cube board also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be fully realized, if at all;

  . the risk of loss of current brand awareness before the merged company's new brand gains market acceptance;

  . the risk that the combined company might experience slow growth relative to the prior growth rate of the individual companies; and

  . the other risks associated with the businesses of Razorfish, i-Cube and the merged companies and the merger described in this joint proxy statement/prospectus under "Risk Factors."

   The i-Cube board believed that the risks associated with the merger were outweighed by the potential benefits of the merger.

   As a result of the foregoing considerations, i-Cube's board determined that the potential advantages of the merger outweighed the benefits of remaining alone. The i-Cube board believes that the combined company would have a far greater opportunity than i-Cube alone to compete in its industry.

   In view of the variety of factors considered in connection with its evaluation of the merger, the i-Cube board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so.

   In addition, many of the factors contained elements that may affect the fairness of the merger in both a positive and negative way. Except as described above, the i-Cube board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the i-Cube board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

Opinion of Razorfish's Financial Advisor

   Under an engagement letter dated July 15, 1999, Razorfish retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the merger. Credit Suisse First Boston was selected by the Razorfish board of directors to act as Razorfish's financial advisor based on Credit Suisse First Boston's qualifications, expertise and reputation, as well as Credit Suisse First Boston's investment banking relationship and familiarity with Razorfish. On August 9, 1999, Credit Suisse First Boston rendered its opinion that, as of that date, based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair to Razorfish and its stockholders, other than i-Cube and its affiliates, from a financial point of view.

   The full text of the Credit Suisse First Boston opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion. The full text of the opinion is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference in its entirety. Razorfish stockholders are urged to read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the exchange ratio to Razorfish and its stockholders, other than i-Cube and its affiliates, from a financial point of view as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Razorfish special meeting. The summary of the Credit Suisse First Boston opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Razorfish and i-Cube, as well as the merger agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts, provided to it by Razorfish and i-Cube, and met with Razorfish's and i-Cube's management to discuss the business, both past and current, and prospects of Razorfish and i-Cube. Credit Suisse First Boston also considered certain financial and stock market data of Razorfish and i-Cube, and Credit Suisse First Boston compared that data with similar data for other publicly held companies in businesses it deemed similar to those of Razorfish and i-Cube. Credit Suisse First Boston considered the financial terms, to the extent publicly available, of certain other recent business combinations and other transactions which have recently been effected and that Credit Suisse First Boston deemed relevant. Credit Suisse First Boston analyzed the potential impact of the merger on Razorfish's earnings per share, capitalization and financial metrics on a pro forma basis. Credit Suisse First Boston also considered such other information, financial studies, analyzes and investigations and financial, economic and market criteria which it deemed relevant. Credit Suisse First Boston is familiar with Razorfish and the terms of the merger, having participated in certain discussions and negotiations leading to the merger agreement between representatives of Razorfish and representatives of i-Cube and their financial advisors.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Razorfish and i-Cube as to the future financial performance of Razorfish and i-Cube, respectively. Razorfish also informed Credit Suisse First Boston and Credit Suisse First Boston assumed that the merger would be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, Credit Suisse First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Razorfish or i-Cube, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of the Razorfish common stock actually will be when issued to i-Cube's stockholders pursuant to the merger or the prices at which such Razorfish common stock will trade subsequent to the merger.

   The exchange ratio was determined by arm's-length negotiation between the parties. Credit Suisse First Boston advised Razorfish during negotiations, but did not recommend a specific exchange ratio. In preparing the Credit Suisse First Boston opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analysis performed by Credit Suisse First Boston as a comparison is identical to Razorfish, i-Cube or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of the actual value of Razorfish or i-Cube. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Razorfish or i-Cube. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness of the exchange ratio to Razorfish from a financial point of view and were provided to the Razorfish board of directors in connection with the delivery of the Credit Suisse First Boston opinion.

   The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Razorfish board of directors at a meeting of the Razorfish board of directors held on July 20, 1999. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

   Historical Stock Price Analysis. Credit Suisse First Boston analyzed the prices at which i-Cube common stock traded since i-Cube's initial public offering on June 23, 1998 through July 19, 1999. Credit Suisse First Boston noted that the all-time high price for i-Cube common stock was $32.00 on March 31, 1999, and the all-time low price for i-Cube common stock was $13.13 on October 7, 1998.

   Public Company Trading Valuation Analysis. Credit Suisse First Boston compared certain financial information of i-Cube with that of other companies involved in the high-end information technology services industry, including:

        International Network                Whittman Hart Inc.
     Services                                Proxicom Inc.
        IXL Enterprises Inc.                 Viant Corp.
        Scient Corp.                         Appnet Systems Inc.
        Sapient Corp.

   Such information included, among other things, the multiples of aggregate market value, defined as market capitalization plus total debt less cash and cash equivalents, as of July 19, 1999 to estimated revenue and estimated earnings per share (commonly known as EPS) for calendar year 2000 prepared by securities research analysts. Applying the range of multiples derived from the multiples for the comparable companies to estimated revenue and estimated EPS, Credit Suisse First Boston derived the implied i-Cube value per share and the implied exchange ratio based on the closing stock prices as of July 19, 1999 and the estimates of securities research analysts:

                                                Implied i-Cube     Implied
                                                Value Per Share Exchange Ratio
                                                --------------- --------------
     Securities Research Analysts Estimates....  $28.00-$42.00  0.803x-1.240x

   Terminal Value Analysis. Credit Suisse First Boston performed an analysis of the present i-Cube value per share based on i-Cube's estimated revenues and estimated EPS for the calendar year 2001 prepared by securities research analysts. Credit Suisse First Boston applied a discount rate of 15.0% to 20.0% and the multiples derived from the foregoing analysis to derive the implied i-Cube value per share and the implied exchange ratio based on the closing stock prices as of July 19, 1999 and the estimates of securities research analysts:

                                                Implied i-Cube     Implied
                                                Value Per Share Exchange Ratio
                                                --------------- --------------
     Securities Research Analysts Estimates....  $33.00-$55.00  0.946x-1.577x

   Selected Precedent Transactions. Credit Suisse First Boston reviewed the publicly available financial terms of the three following precedent transactions:

  . Adjacency/Sapient

  . Claremont Technology Group/Complete Business Solutions

  . Renaissance Solutions/Registry

   Credit Suisse First Boston compared the publicly available statistics for the precedent transactions listed above to the relevant financial statistics for the merger based on the exchange ratio. Multiples compared by Credit Suisse First Boston included, among other things, the aggregate value as of July 19, 1999 to last 12 months revenue for the period ended June 30, 1999 and estimated next 12 months EPS for the period ended June 30, 2000 prepared by securities research analysts. Applying the range of multiples derived from the multiples for the comparable transactions to last 12 months EPS and estimated next 12 months EPS, Credit Suisse First Boston derived the implied i-Cube value per share and the implied exchange ratio based on the closing stock prices as of July 19, 1999 and the estimates of securities research analysts:

                                                Implied i-Cube     Implied
                                                Value Per Share Exchange Ratio
                                                --------------- --------------
     Securities Research Analysts Estimates....  $25.00-$34.00  0.717x-0.975x

   Historical Exchange Ratio Analysis. Credit Suisse First Boston compared the historical ratios of the average closing price of i-Cube common stock to the average closing price of Razorfish common stock over various periods ended July 19, 1999. The following table sets forth the ratios of the average closing prices of i-Cube common stock compared to Razorfish common stock for the various periods ended July 19, 1999:

                                                         Average Market Exchange
     Period Ended July 19, 1999                             Ratio over Period
     --------------------------                          -----------------------
     One trading day....................................         0.765x
     10 trading days....................................         0.669x
     30 trading days....................................         0.640x
     Since Razorfish Initial Public Offering............         0.585x

   Contribution Analysis. Credit Suisse First Boston analyzed the relative contributions of i-Cube and Razorfish to the pro forma revenue, operating income and net income of the combined company, based on estimates for calendar years 1999 and 2000 prepared by securities research analysts. Credit Suisse First Boston derived the implied i-Cube ownership of the combined company, the implied exchange ratio and the implied i-Cube value per share based on such estimates. The following table sets forth the results of Credit Suisse First Boston's analysis:

                                   Implied i-
                                      Cube        Implied     Implied i-Cube
                                    Ownership  Exchange Ratio Value Per Share
                                   ----------- -------------- ---------------
   Securities Research Analysts
    Estimates..................... 65.0%-75.0% 1.936x-3.127x  $67.52-$109.07

   Pro Forma Earnings Impact Analysis. Credit Suisse First Boston analyzed certain pro forma effects of the merger, including, among other things, the impact of the merger on the estimated earnings for the fourth quarter of calendar year 1999 and for the calendar year 2000 prepared by securities research analysts. The following table set forth the resulting accretion/(dilution) to the combined company's earnings for the fourth quarter of calendar year 1999 and calendar year 2000 based on such estimates:

                                                        Accretion/(Dilution)
                                                     ---------------------------
                                                     Q4, 1999 Calendar Year 2000
                                                     -------- ------------------
     Securities Research Analysts Estimates.........  161.7%        122.2%

   Pro Forma Valuation of Combined Company Analysis. Credit Suisse First Boston analyzed the pro forma impact of the merger on the combined company's estimated revenues and estimated earnings per share for calendar year 2000 prepared by securities research analysts. Credit Suisse First Boston applied the range of multiples set forth below to pro forma estimated revenues and estimated EPS, which implied the following combined company value per share and the resulting accretion/(dilution) to Razorfish's current stockholders:

                                        Implied Combined  Implied Razorfish
                                            Company          Stockholder
                                        Value Per Share  Accretion/(Dilution)
                                        ---------------- --------------------
   Securities Research Analysts
    Estimates:
     Calendar Year 2000 Revenue........  $37.85-$53.75         8.5%-54.1%
     Calendar Year 2000 EPS............  $30.78-$43.98      (11.7)%-26.1%

   As described above, Credit Suisse First Boston's opinion and presentation to the Razorfish board of directors was one of many factors taken into consideration by the Razorfish board of directors in making its determination to recommend the merger agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Razorfish board of directors or the management of Razorfish with respect to the value of i-Cube or whether the Razorfish board of directors would have been willing to agree to a different exchange ratio.

   The Razorfish board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by the Razorfish Board of Directors based on Credit Suisse First Boston's qualifications, expertise and reputation, as well as its familiarity with Razorfish.

Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston and its affiliates have provided financing and advisory services for Razorfish, including acting as the lead underwriter for its initial public offering, and have received fees for the rendering of these services. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the equity securities of Razorfish and i-Cube for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to an engagement letter dated July 15, 1999, Razorfish engaged Credit Suisse First Boston to provide financial advisory services to the Razorfish board of directors in connection with the merger, including, among other things, rendering its opinion and making the presentation referred to above. Pursuant to the terms of the engagement letter, Razorfish has agreed to pay Credit Suisse First Boston a customary fee in connection with the engagement. In addition, Razorfish has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Opinion of i-Cube's Financial Advisor

   The i-Cube board of directors selected Morgan Stanley to act as i-Cube's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of i-Cube. At the meeting of the i-Cube board of directors on August 9, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of August 9, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of the i-Cube common stock.

   The full text of the written opinion of Morgan Stanley dated August 9, 1999 which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion is attached as Appendix C to this document. i-Cube stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the i-Cube board of directors and addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of i-Cube common stock as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of i-Cube common stock as to how to vote at the i-Cube special meeting. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

   In connection with rendering its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of i-Cube and Razorfish;

  . reviewed certain internal financial statements and other financial and operating data concerning i-Cube and Razorfish prepared by the managements of i-Cube and Razorfish;

  . discussed certain financial projections prepared by the managements of i-
    Cube and Razorfish;

  . discussed the past and current operations and financial condition and the prospects of i-Cube, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of i-Cube;

  . discussed the past and current operations and financial condition and the prospects of Razorfish, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Razorfish;

  . reviewed the pro forma impact of the merger on Razorfish's earnings per share and other financial ratios;

  . reviewed the reported prices and trading activity for the i-Cube common stock and the Razorfish common stock;

  . compared the financial performance of i-Cube and Razorfish and the prices and trading activity of the i-Cube common stock and the Razorfish common stock with that of certain other comparable publicly-traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable merger-of-equals strategic combinations and certain comparable acquisition transactions deemed relevant;

  . participated in discussions and negotiations among representatives of i-
    Cube and Razorfish and their financial and legal advisors;

  . reviewed the merger agreement and certain related documents; and

  . considered such other factors as Morgan Stanley deemed appropriate.

   Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits anticipated from the merger provided by i-Cube and Razorfish, Morgan Stanley assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of i-Cube and Razorfish. Morgan Stanley relied upon the assessment by the managements of i-Cube and Razorfish of their ability to retain key employees of i-Cube and Razorfish. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of i-Cube and Razorfish of the following:

  . the strategic and other benefits expected to result from the merger;

  . i-Cube's and Razorfish's technologies, products or services;

  . the timing and risks associated with the integration of i-Cube and Razorfish; and

  . the validity of, and risks associated with, i-Cube's and Razorfish's existing and future technologies, products or services.

   Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of i-Cube or Razorfish, nor had Morgan Stanley been furnished with any such appraisals. In addition, Morgan Stanley assumed that the merger will be accounted as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and that the merger will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion.

   The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated August 9, 1999. Certain of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Comparative Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of i-Cube and Razorfish and compared their performance with that of a group of companies. The first group (which we refer to collectively as the "High Growth IT Services Index") included:

  . Answerthink Consulting Group, Inc.
  . Cambridge Technology Partners, Inc.
  . International Network Services
  . Sapient Corp.
  . Whittman-Hart, Inc.

   The second group (which we refer to collectively as the "Internet Services Index") included:

  . iXL Enterprises, Inc.
  . Modem Media Poppe Tyson, Inc.
  . Proxicom, Inc.
  . Scient Corp.
  . USWeb Corp.
  . Viant Corp.

   Morgan Stanley observed that over the period from June 23, 1998 to August 6, 1999, the market price of i-Cube common stock increased 74% compared with a decrease of 12% for the High Growth IT Services Index and an increase of 16% for the S&P 500. Morgan Stanley also observed that over the period from April 26, 1999 to August 6, 1999, the market price of Razorfish common stock increased 78% compared with an increase of 16% for the Internet Services Index and a decrease of 4% for the S&P 500.

   Peer Group Comparison. Morgan Stanley compared certain financial information of i-Cube and Razorfish with publicly available information for the companies comprising the High Growth IT Services Index and Internet Services Index as described above. Based on estimates from securities research analysts, and using the closing prices of i-Cube and Razorfish common stock on August 6, 1999 of $20.81 and $28.44, respectively, such analysis showed that as of August 6, 1999:

                                                               High Growth
                                                            IT Services Index
                                                            ------------------
                                                   i-Cube    Low  Median High
                                                  --------- ----- ------ -----
   Calendar Year 1999 P/E Multiple...............   43.3x   25.0x 52.2x  74.3x
   Calendar Year 2000 P/E Multiple...............   30.6x   17.2x 33.7x  54.2x
   Calendar Year 2000 P/E Multiple to 5-Year
    Growth Rate..................................   0.77x   0.44x 0.81x   1.20
                                                            Internet Services
                                                                  Index
                                                            ------------------
                                                  Razorfish  Low  Median High
                                                  --------- ----- ------ -----
   Aggregate Value/Calendar Year 1999 Revenue....   13.5x    3.0x 10.4x  17.9x
   Aggregate Value/Calendar Year 2000 Revenue....    9.7x    2.0x  6.5x   9.1x

   No company utilized in the peer group comparison analysis is identical to i-Cube or Razorfish. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of i-Cube and Razorfish, such as the impact of competition on the businesses of i-Cube and Razorfish and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of i-Cube, Razorfish or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

   Analysis of Selected Precedent Transactions. Morgan Stanley reviewed 28 merger-of-equals strategic combination transactions across a wide range of industries.

   Morgan Stanley also reviewed the following IT Services related transactions:

  . the acquisition of Think New Ideas, Inc. by Answerthink Consulting Group,
    Inc.

  . the acquisition of Conduit Communications Ltd by i-Cube, Inc.

  . the acquisition of Adjacency, Inc. by Sapient Corp.

  . the acquisition of Computer Management Sciences, Inc. by Computer
    Associates International, Inc.

  . the acquisition of Carnegie Group, Inc. by Logica plc.

  . the acquisition of CKS Group, Inc. by USWeb Corp.

  . the acquisition of InTime Systems International, Inc. by ARIS Corp.

  . the acquisition of Claremont Technology Group, Inc. by Complete Business
    Solutions, Inc.

  . the acquisition of Walsh International, Inc. by IMS Health, Inc.

  . the acquisition of Renaissance Solutions, Inc. by Registry, Inc.

   Morgan Stanley compared certain publicly available statistics for the selected merger-of-equals strategic combination transactions and the transactions listed above to the comparable financial statistics for i-Cube based on the value of i-Cube implied by the exchange ratio and the closing price for i-Cube common stock and Razorfish common stock as of August 6, 1999.

   The following table presents the low, median and high offer price premia both one trading day and one month prior to announcement offer price premia for the merger-of-equals strategic combination transactions, compared to the respective offer price for the merger as of August 6, 1999.

                                                       Offer Price Premium
                                                 -------------------------------
                                                 1 Day Prior to 1 Month Prior to
                                                  Announcement    Announcement
                                                 -------------- ----------------
     Low........................................     (8.7%)          (4.9%)
     Median.....................................      7.2%            8.7%
     High.......................................     49.8%           67.8%
     i-Cube.....................................     19.6%           35.0%

   The following table presents the low, median and high offer price premia and exchange ratio premia both one trading day and one month prior to announcement offer price premia as wells as the 10 trading day and 30 trading day prior to announcement implied exchange ratio premia for the IT Services transactions, compared to the respective offer price and implied exchange ratio premium for the merger as of August 6, 1999.

                         Offer Price Premium        Exchange Ratio Premium
                      ------------------------- -------------------------------
                         1 Day       1 Month    10 Trading Days 30 Trading Days
                        Prior to     Prior to      Prior to        Prior to
                      Announcement Announcement  Announcement    Announcement
                      ------------ ------------ --------------- ---------------
   Low...............     1.3%         12.1%         15.7%           19.8%
   Median............    20.2%         59.1%         28.3%           31.9%
   High..............    90.5%        122.2%         56.6%           62.5%
   i-Cube............    19.6%         35.0%         30.6%           32.2%

   No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the IT Services and merger-of-equals strategic combination transactions, Morgan Stanley made judgements and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of i-Cube and Razorfish, such as the impact of competition on the businesses of i-Cube and Razorfish and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of i-Cube, Razorfish or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

   Exchange Ratio Analysis. Morgan Stanley reviewed the ratios of the closing prices of i-Cube common stock divided by the corresponding prices of Razorfish common stock over various periods from April 26, 1999 to August 6, 1999 and computed the premia represented by the exchange ratio over the averages of these daily ratios over various periods. The following table presents the range of implied exchange ratios over the periods covered and the implied exchange ratios as of August 6, 1999 and July 6, 1999, compared to the exchange ratio of the merger.

                                                     Percentage Premium Represented
                                  Average Exchange  by Exchange Ratio in Merger Over
   Period Ending August 6, 1999   Ratio Over Period    Historical Exchange Ratio
   ----------------------------   ----------------- --------------------------------
   As of August 6, 1999....            0.732x                    19.6%
   As of July 6, 1999......            0.648x                    35.0%
   10 Prior Trading Days...            0.670x                    30.6%
   30 Prior Trading Days...            0.662x                    32.2%
   Since April 26, 1999....            0.661x                    43.2%

   Discounted Equity Value. Morgan Stanley performed an analysis of the present value per share of i-Cube on a standalone basis based on i-Cube's future trading price. Morgan Stanley observed the following, based on calendar year 2000 revenue estimates from both securities research analysts and i-Cube management, an illustrative P/E multiple of 30x and an illustrative discount rate of 17%, the present value per share of i-Cube common stock ranged from $17 to $34.

   Morgan Stanley compared the results of the i-Cube standalone analysis to an analysis of the present value per share of the implied value of i-Cube based on Razorfish's future trading price assuming completion of the merger. Morgan Stanley observed that, based on calendar year 2000 revenue estimates from both securities research analysts and i-Cube and Razorfish management for both companies, an illustrative range of P/E multiples of 30x to 40x and an illustrative discount rate of 17%, the present value per equivalent share of i-Cube stock ranged from $21 to $58.

   Morgan Stanley also performed an analysis of the present value per share of the implied value of Razorfish on a standalone basis based on Razorfish's future trading price. Morgan Stanley observed that, based on calendar year 2000 revenue estimates from both securities research analysts and Razorfish management, an illustrative range of P/E multiples of 30.0x to 42.5x and an illustrative discount rate of 17%, the present value per share of Razorfish common stock ranged from $18 to $53. Morgan Stanley observed that the price of Razorfish common stock on August 6, 1999 was $28.44.

   Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma impact of the merger on Razorfish's projected earnings per share for calendar year 1999 and 2000. Such analysis was based on earnings projections by securities research analysts for both companies. Based on this analysis, Morgan Stanley observed that, assuming that the merger was treated as a pooling-of-interests transaction, the merger would result in significant earnings per share accretion for Razorfish stockholders, before taking into account any one-time charges or synergies.

   Relative Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of i-Cube and Razorfish to the combined company assuming completion of the merger and based on estimates from securities research analysts for both companies. The analysis showed, among other things, that in terms of calendar year 1999 projected revenue, calendar year 2000 projected revenue, calendar year 1999 projected operating income and calendar year 2000 projected operating income, i-Cube would contribute 61.4%, 62.8%, 78.3% and 82.6%, respectively, to the combined company.

   Morgan Stanley also analyzed the pro forma contribution of each of i-Cube and Razorfish to the combined company assuming completion of the merger and based on estimates from i-Cube and Razorfish management for both companies. The analysis showed, among other things, that in terms of calendar year 1999 projected revenue, calendar year 2000 projected revenue, calendar year 1999 projected operating income and calendar year 2000 projected operating income, i-Cube would contribute 57.4%, 55.9%, 60.8% and 58.3%, respectively, to the combined company.

   Morgan Stanley also analyzed the pro forma contribution of each of i-Cube and Razorfish to the combined company assuming completion of the merger and based on the actual number of total employees for both companies as of June 30, 1999. The analysis showed, among other things, that in terms of total employees, i-Cube would contribute 49.1% to the combined company.

   These figures were compared to the pro forma fully-diluted ownership of the combined company by i-Cube stockholders of 47% implied by the merger.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of i-Cube or Razorfish. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of i-Cube and Razorfish. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

   The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of the i-Cube common stock as of the date of the opinion and were conducted in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which i-Cube or Razorfish might actually be sold.

   The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between i-Cube and Razorfish and was approved by the i-Cube Board of Directors. Morgan Stanley provided advice to i-Cube during such negotiations; however, Morgan Stanley did not recommend any specific exchange ratio to i-Cube or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

   In addition, Morgan Stanley's opinion and presentation to the i-Cube Board of Directors was one of many factors taken into consideration by i-Cube's Board of Directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the i-Cube Board of Directors with respect to the exchange ratio or of whether the i-Cube Board of Directors would have been willing to agree to a different exchange ratio.

   Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing and advisory services for i-Cube and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of i-Cube and Razorfish.

   Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and i-Cube agreed to pay Morgan Stanley a customary fee for its services. i-Cube has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, i-Cube has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

Interests of Management in the Merger

   General. Executive officers and members of the boards of both Razorfish and i-Cube have interests in the merger that differ from the interests of their stockholders generally. Both boards were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

   Indemnification And Insurance. The merger agreement provides that Razorfish will indemnify each present and former director or officer of i-Cube or any of its subsidiaries to the extent that they are indemnified by i-Cube prior to the merger with respect to liabilities for acts or omissions occurring at or prior to the date of the merger. The merger agreement also provides that Razorfish will assume any indemnification agreements in effect on the date of the merger and that Razorfish will maintain i-Cube's current directors' and officers' liability insurance coverage on terms no less favorable than the policy in effect on August 10, 1999 for six years after the date of the merger. However, Razorfish is not obligated to pay more than 150% of the amount paid for annual premiums by i-Cube in 1998.

   Options. At the time of the merger, under their employment agreements with i-Cube, vesting for stock options totaling 252,655 Razorfish shares for Michael Pehl and 127,969 Razorfish shares for Lawrence P. Begley, will accelerate and become immediately exercisable.

   Directors and Executive Officers. At the time of the merger, Razorfish will appoint Michael Pehl, i-Cube's Chairman and Chief Executive Officer, to be a director and the Chief Operating Officer of Razorfish, and will appoint Lawrence P. Begley, a director of i-Cube and its Executive Vice President and Chief Financial Officer, to be a director and the Executive Vice President and Chief Financial Officer of Razorfish.

   Razorfish has entered into an employment agreement with Mr. Pehl which will become effective upon consummation of the merger. Pursuant to this employment agreement, Mr. Pehl will serve as Chief Operating Officer, will be paid an annual base salary of $300,000 and will receive up to $4,000 per month in housing allowance to rent an apartment in New York City. Mr. Pehl will also be eligible to receive a bonus for 1999 of up to 75% of his base salary subject to the terms and conditions of the i-Cube bonus plan and will be eligible to receive a bonus in 2000 as determined by the Compensation Committee of the Razorfish board of directors.

   The initial term of the agreement is one year and the agreement automatically renews for successive one year terms unless terminated by either party 60 days prior to the then-current term.

   The agreement contains customary provisions relating to the protection of confidential information, and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment. The agreement also provides that during the term of the agreement and for 6 months after his employment terminates, Mr. Pehl will not compete with the business of Razorfish.

Effective Time

   The merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The time the certificate is filed is referred to as the "Effective Time." The filing of the certificate of merger is required to occur no later than the second business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement.

Anticipated Accounting Treatment

   The merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Razorfish and i-Cube will be carried forward to the operations of the combined company at their historical recorded amounts. Results of operations of the combined company will include income of Razorfish and i-Cube for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years prior to the merger will be combined and reported as the results of operations of the combined company. No adjustments have been made to the unaudited condensed pro forma financial statements of Razorfish and i-Cube to conform the accounting policies of the combined company as the nature and amounts of such adjustments are deemed insignificant.

   Consummation of the merger is conditioned upon receipt by each of Razorfish and i-Cube of a letter from their respective independent public accountants stating that, in their respective opinions, they concur with the conclusions of the management of Razorfish and i-Cube that the criteria for pooling of interests accounting have been met. However, some of the conditions to be met for pooling of interests accounting cannot be fully assessed until the passage of specified periods of time after the Effective Time. Accordingly, it is possible that, despite receipt of the accountants' letters, later events could prevent the merger from qualifying for pooling of interests accounting treatment. For information concerning certain restrictions to be imposed on the transferability of Razorfish Class A common stock held by affiliates of Razorfish and i-Cube stockholders following the merger in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "The Merger--Resale Restrictions and Lock-Up Agreements."

Regulatory Approvals

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, the merger cannot be completed until notifications have been given and information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Razorfish and i-Cube filed notification and report forms with the Federal Trade Commission and the Antitrust Division on August 20, 1999. On September 3, 1999, the Antitrust Division granted early termination of the waiting period. At any time before or after consummation of the merger, the Antitrust Division or the Federal Trade Commission, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of particular assets of Razorfish or i-Cube. Private parties also may seek to take legal action under the antitrust laws. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. There can be no assurance that a challenge to the merger will not be made or, if such challenge is made, that Razorfish and i-Cube will prevail.

Other Effects Of The Merger; Delisting Of i-Cube Shares

   After the merger, i-Cube stockholders will become stockholders of Razorfish. The rights of all such stockholders will be governed by the certificate of incorporation and bylaws of Razorfish. For a description of the difference between the rights of Razorfish and i-Cube stockholders, see "Comparison of Rights of Razorfish Stockholders and i-Cube Stockholders."

   If the merger is consummated, shares of i-Cube common stock will cease to be listed on The Nasdaq National Market. In addition, i-Cube will deregister the i-Cube common stock under the Exchange Act and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

No Appraisal Rights

   Under Delaware corporate law, holders of i-Cube common stock are not entitled to appraisal rights in connection with the merger because, on the record date, i-Cube common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into shares of Razorfish Class A common stock, which at the effective time of the merger will be listed on the Nasdaq National Market.

   Holders of Razorfish Class A common stock prior to the merger are also not entitled to appraisal rights in connection with the merger.

Material Federal Income Tax Consequences

   The following general discussion summarizes the opinion of Hale and Dorr LLP, special counsel to i-Cube, as to the anticipated material United States federal income tax consequences of the merger to holders of i-Cube common stock who exchanged such stock for Razorfish Class A common stock in the merger, which opinion is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. This discussion addresses only such stockholders who hold their i-Cube common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules under the federal income tax laws. Stockholders subject to special rules include, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, as an appreciated financial position, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

   Holders of i-Cube common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state and local and foreign income and other tax laws in their particular circumstances.

   No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the completion of the merger that i-Cube receive an opinion from Hale and Dorr LLP, special counsel to i-Cube, stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will be based on customary assumptions and representations made by i-Cube, Ray Merger Sub, Inc. and Razorfish. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court.

   The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Holders of i-Cube common stock who exchange their i-Cube common stock for Razorfish Class A common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive instead of a fractional share of Razorfish common stock. Each holder's aggregate tax basis in the Razorfish common stock received in the merger will be the same as his or her aggregate tax basis in the i-Cube common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Razorfish Class A common stock received in the merger by a holder of i-Cube common stock will include the holding period of i-Cube common stock that he or she surrendered in the merger.

   A holder of i-Cube common stock who receives cash instead of a fractional share of Razorfish common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Razorfish common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her i-Cube common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

   A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in an i-Cube stockholder recognizing gain or loss with respect to each share of i-Cube common stock surrendered in the merger equal to the difference between the i-Cube holder's basis in such share and the fair market value, as of the effective time of the merger, of the Razorfish Class A common stock received in exchange therefor. In such event, an i-Cube stockholder's aggregate tax basis in the Razorfish Class A common stock so received would equal its fair market value, and the i-Cube stockholder's holding period for such stock would begin the day after the merger.

Resale Restrictions And Lockup Agreements

   Razorfish common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any i-Cube stockholder who may be deemed to be an "affiliate" of i-Cube or Razorfish for purposes of Rule 145 under the Securities Act or for purposes of qualifying the merger for pooling of interests accounting treatment. Each such affiliate receiving Razorfish shares in the merger has agreed not to transfer any Razorfish common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. In addition, each current Razorfish affiliate and each affiliate of i-Cube has agreed not to transfer its holdings of Razorfish common stock until after such time as financial results covering at least 30 days of combined operations of Razorfish and i-Cube after the merger have been published if the transfer would cause the merger not to be treated as a "pooling-of-interests," the transfer is not in accordance with Rule 144 or the transferee does not agree to be bound by the terms of the voting agreements. Razorfish has agreed to accelerate the ordinary course publication of combined financial results in certain circumstances designed to limit the duration of these restrictions. This proxy statement/prospectus does not cover resales of Razorfish common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Dividend Policy

   Neither Razorfish nor i-Cube have ever paid dividends to its stockholders and Razorfish does not expect to pay dividends for the foreseeable future.

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement. Razorfish and i-Cube urge you to read the entire merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The Merger

   At the effective time of the merger agreement, Ray Merger Sub, a wholly owned subsidiary of Razorfish, will merge with and into i-Cube. As a result of the merger, i-Cube will become a wholly owned subsidiary of Razorfish.

Conversion Of Securities

   Each share of i-Cube common stock issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive 0.875 shares of Razorfish Class A common stock. If a stock split, stock dividend or similar transaction takes place before the effective time of the merger, the exchange ratio will adjust accordingly. Razorfish will not issue any fractional shares. Instead of receiving a fractional share, an i-Cube stockholder will receive cash equal to the same fraction of the closing price of the Razorfish common stock on the day of the closing.

Treatment of i-Cube Stock Options

   At the closing, Razorfish will assume each outstanding option to purchase shares of i-Cube common stock that is then outstanding and unexercised. Each option will continue to have the same terms and conditions as before the closing, except that the option will be exercisable, or will become exercisable on vesting in accordance with its terms, for the number of shares of Razorfish Class A common stock equal to the number of shares of i-Cube common stock purchasable under the original option times 0.875. The exercise price per share of Razorfish Class A common stock of the assumed i-Cube options will be equal to the exercise price per share of i-Cube common stock of the original i-Cube options divided by 0.875.

   On August 31, 1999, options to purchase a total of 7,638,109 shares of i-Cube common stock were outstanding, at a weighted average exercise price of approximately $3.15 per share, at exercise prices ranging from $.01 to $28.00 per share.

Exchange Of Shares

   Razorfish will retain the services of a bank or trust company to act as exchange agent to facilitate the exchange of shares. After the effective time, the exchange agent will mail a letter of transmittal and instructions to each holder of record of i-Cube common stock. When an i-Cube stockholder surrenders share certificates to the exchange agent, the stockholder will receive a certificate for a number of whole shares of Razorfish Class A common stock equal to the exchange ratio multiplied by the number of shares of i-Cube common stock surrendered, plus a check for any dividends declared and paid on Razorfish Class A common stock after the effective time, and the value of fractional shares. i-Cube stockholders should not send in their i-Cube stock certificates until they receive a letter of transmittal.

   Stockholders who request that the shares of Razorfish Class A common stock be issued in a different name than the one on the i-Cube stock certificates they surrender must pay any transfer or other taxes required by the change or demonstrate that the tax is not applicable.

   The stock transfer books of i-Cube will close at the effective time and no further transfers of i-Cube shares will take place. After the effective time, i-Cube certificates surrendered in accordance with the merger agreement will be cancelled and exchanged for Razorfish shares.

Representations And Warranties

   In the merger agreement i-Cube and Razorfish have made a number of representations and warranties about their businesses, financial condition, structure and other facts pertinent to the merger.

   i-Cube made representations and warranties relating to the following:

  . its corporate organization and similar matters;

  . its subsidiaries;

  . its capital structure;

  . i-Cube's authority to enter into the merger agreement, the enforceability of the merger agreement, the receipt of required consents, approvals, orders and authorizations from governmental authorities relating to the merger agreement and the absence of conflict between the requirements of the merger agreement and i-Cube's obligations under other contracts;

  . documents filed by i-Cube with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities;

  . the accuracy of information supplied by i-Cube in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  . the absence of material changes or events;

  . the absence of litigation that could materially harm i-Cube;

  . i-Cube's compliance with applicable laws;

  . the absence of changes in i-Cube's benefit plans;

  . matters relating to the Employee Retirement Income Security Act;

  . the filing of tax returns and payment of taxes and the absence of any action likely to prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

  . stockholder voting requirements necessary to approve the merger;

  . the satisfaction of any state takeover statute requirements;

  . the absence of actions by i-Cube that would prevent accounting for the merger as a pooling of interests;

  . the engagement and payment of fees of brokers, investment bankers, finders and financial advisors;

  . the receipt of the opinion of i-Cube's financial advisor that from a financial point of view the merger is fair to the holders of i-Cube's common stock;

  . intellectual property and year 2000 matters;

  . the absence of non-competition and similar agreements; and

  . i-Cube's relations with its ten largest customers.

   Razorfish and Ray Merger Sub made representations and warranties relating to the following:

  . their corporate organization and similar matters;

  . their subsidiaries;

  . their capital structure;

  . their authority to enter into the merger agreement, the enforceability of the merger agreement, the receipt of required consents, approvals, orders and authorizations from governmental authorities relating to the merger agreement and the absence of conflict between the requirements of the merger agreement and obligations of Razorfish and Ray Merger Sub under other contracts;

  . documents filed by Razorfish with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities;

  . the accuracy of information supplied by Razorfish in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  . the absence of material changes or events;

  . the absence of litigation that could materially harm Razorfish;

  . Razorfish's compliance with applicable laws;

  . the absence of changes in Razorfish's benefit plans;

  . matters relating to the Employee Retirement Income Security Act;

  . filing of tax returns and payment of taxes and the absence of any action likely to prevent the merger from qualifying as a reorganization under
    Section 368(a) of the Internal Revenue Code;

  . stockholder voting requirements necessary to approve the merger;

  . absence of actions by Razorfish that would prevent accounting for the merger as a pooling of interests;

  . engagement and payment of fees of brokers, investment bankers, finders and financial advisors;

  . the receipt of the opinion of Razorfish's financial advisor that from a financial point of view the merger is fair to Razorfish and the holders of Razorfish's common stock;

  . intellectual property and year 2000 matters;

  . absence of non-competition and similar agreements;

  . the absence of business activities by Ray Merger Sub; and

  . Razorfish's relations with its ten largest customers.

Covenants

   i-Cube has agreed that prior to the effective time it will carry on its business in the ordinary course and will not, in general terms, do any of the following without Razorfish's consent:

  . pay dividends, split or redeem its stock;

  . issue new stock or borrow against its stock, other than grants of stock options to employees and issuances of shares of stock on the exercise of options;

  . amend its charter documents or bylaws in any material way;

  . engage in any business combination or acquire any business or other person;

  . sell, lease or license any assets, or pledge them as security, except for sales or licenses of services and finished goods in the ordinary course of business;

  . borrow money, guaranty an obligation or make a loan, except in the ordinary course of business;

  . make capital expenditures in excess of $100,000 individually or $600,000 in total;

  . make a tax election that is reasonably likely to increase i-Cube's tax liability;

  . pay or settle a material claim, except in the ordinary course of business or as disclosed in i-Cube's financial statements filed with the Securities Exchange Commission;

  . enter into a new benefit plan or materially change an existing plan, unless i-Cube is required to do so by a governmental agency or by a labor agreement negotiated in the ordinary course of business;

  . increase cash compensation or benefits to a director, officer or key employee, except for normal increases consistent with past practice;

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

  . transfer intellectual property rights in a way other than in the ordinary course of business consistent with past practice or on a non-exclusive basis;

  . enter into or materially change an exclusive agreement for marketing, manufacturing or other rights; or

  . do anything to make the representations of i-Cube in the merger agreement untrue.

   Razorfish has agreed that during the period leading up to the effective time it will not do any of the following, without i-Cube's consent, except to the extent such an action is required to consummate the merger:

  . pay dividends, redeem its stock or split or reclassify its stock;

  . issue common stock, or options, warrants or rights to acquire common stock, amounting to more than 20% of its outstanding common stock, in connection with a merger or acquisition or purchase of assets;

  . sell substantially all of its assets;

  . amend its charter documents or bylaws in any material way;

  . amend its stock plans, other than as contemplated by this joint proxy statement/prospectus, except that Razorfish is permitted to increase the shares reserved for issuance under its 1999 Stock Option Plan by up to one million shares, as Razorfish is proposing to do at the special stockholders' meeting;

  . borrow money, make a guaranty or sell debt securities in excess of $25 million;

  . do anything to make the representations of Razorfish in the merger agreement untrue; or

  . issue preferred stock or securities convertible into preferred stock.

   Razorfish and i-Cube have mutually agreed that they will not take any action that would prevent the satisfaction of any precondition to the closing of the merger. They have also each agreed to promptly advise each other of any representation or warranty becoming untrue, or of any event likely to lead to a material adverse change in its business.

No Solicitation

   i-Cube has agreed not to take actions to solicit bids or takeover proposals, or to participate in any discussion or negotiation of a "takeover proposal." i-Cube may in certain circumstances, however, respond to an unsolicited proposal that is superior to Razorfish's proposal, provided i-Cube must immediately advise Razorfish of the takeover proposal.

Additional Agreements--Directors of Razorfish following the Closing

   Razorfish and i-Cube have also agreed that, at the closing, Razorfish will appoint Michael Pehl, i-Cube's Chairman and Chief Executive Officer, to be a director and the Chief Operating Officer of Razorfish, and will appoint Lawrence P. Begley, a director of i-Cube and its Executive Vice President and Chief Financial Officer, to be a director and the Executive Vice President and Chief Financial Officer of Razorfish.

   Immediately following the closing, Razorfish's board of directors will consist of the following nine people: Jeffrey A. Dachis, Craig M. Kanarick, Per Bystedt, Jonas Svensson, Carter Bales, Michael Pehl, Lawrence P. Begley, John Wren, or if Mr. Wren is unable to serve, another executive officer of Omnicom Group Inc., reasonably acceptable to the Chief Executive Officer of Razorfish, and one outside director designated by i-Cube.

   If the merger takes place before December 31, 1999, Razorfish will pay to i-Cube employees the bonus they would have been entitled to receive under the i-Cube bonus plan in effect immediately before the merger.

   Razorfish and i-Cube have agreed to use commercially reasonable best efforts to bring about the merger.

Employee Benefit Plans

   Within the first year after the effective time of the merger, Razorfish will provide employee benefits to the employees of i-Cube that are generally as favorable as the benefits provided to employees hired by Razorfish after December 31, 1998. Until the new benefits are in place Razorfish will continue the same benefits provided to i-Cube's employees before the merger, except that after the merger i-Cube employees will participate in the Razorfish stock option plans on the same basis as Razorfish employees. When i-Cube employees receive the new benefits, they will receive the same credit for their time of service at i-Cube as Razorfish employees receive for service at Razorfish.

Conditions

   Neither Razorfish nor i-Cube will be obligated to complete the merger unless certain conditions are satisfied or are waived, including the following:

  . holders of the requisite majority of Razorfish Class A common stock and i-Cube common stock must approve the merger agreement;

  . the waiting period under applicable federal antitrust laws, and any extension, must have expired or been terminated;

  . no law, judgment, regulation or order may be in effect for either party that prevents the merger or is reasonably likely to cause material harm to Razorfish or i-Cube;

  . the shares of Razorfish Class A common stock issuable to i-Cube stockholders in the merger shall have been registered under the Securities Act of 1933 approved for quotation on the Nasdaq national market system;

  . Razorfish and i-Cube will each have received a letter from its independent auditors dated as of the closing, stating in substance that pooling of interests accounting is appropriate for the merger under Accounting Principles Board Opinion No. 16 and applicable SEC rules and regulations;

  . all necessary government approvals will have been obtained; and

  . no court or administrative body will have issued or have pending an injunction or other order, decree or ruling that would prohibit or restrict the completion of the merger.

Additional Conditions to the Obligations of Razorfish

   The obligations of Razorfish and Ray Merger Sub to effect the merger are also subject to the satisfaction or waiver of the following additional conditions:

  . i-Cube's representations and warranties remain true on the closing date;

  . i-Cube has performed in all material respects all of its obligations;

  . no material adverse change has occurred relating to i-Cube after the date of the agreement;

  . the i-Cube voting agreements have been observed and continue to be in full force; and

  . each current member of the i-Cube board of directors shall have submitted his resignation.

Additional Conditions to the Obligations of i-Cube

   i-Cube is not obligated to complete the merger unless the following additional conditions are satisfied or waived by i-Cube:

  . the representations and warranties of Razorfish and Ray Merger Sub remain true on the closing date;

  . Razorfish and Ray Merger Sub have performed in all material respects all their obligations;

  . i-Cube must have received an opinion from Hale and Dorr LLP that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, both on the day the registration statement related to this joint proxy statement/prospectus is declared effective by the SEC and on the closing date;

  . no material adverse change has occurred relating to Razorfish after the date of the agreement; and

  . the Razorfish voting agreements have been observed and continue to be in full force.

   If a condition is not satisfied because a party failed to use reasonable efforts to bring the merger to a close, the same party cannot use the failure of the condition to avoid its obligations under the merger agreement.

Termination

   Termination Generally. The merger agreement may be terminated at any time prior to the closing, whether before or after the i-Cube stockholder approval or Razorfish stockholder approval of the merger agreement, as follows:

  .  by mutual written consent of Razorfish, Ray Merger Sub and i-Cube;

  .  by either Razorfish or i-Cube:

    . if the merger is not completed by January 31, 2000, unless the party relying on this provision caused the delay;

    . if the i-Cube stockholders have not approved the merger agreement at the i-Cube stockholder meeting or any adjournment or postponement of that meeting;

    . if the Razorfish stockholders have not approved the merger at the Razorfish stockholders' meeting or any adjournment or postponement of that meeting;

    . if a court or other United States governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger, and that order, decree, ruling or other action has become final and non-appealable, so long as the party relying on this provision to terminate the merger agreement made reasonable attempts to prevent the imposition of the restraint, injunction or prohibition and to remove it;

  . by Razorfish, if i-Cube materially breached its representations, warranties or obligations under the merger agreement, and the breach or failure cannot be cured within 30 days;

  . by Razorfish, if i-Cube or any of its directors or officers participate in discussions or negotiations regarding a takeover proposal or other similar business transaction with third parties in material breach of the merger agreement;

  . by i-Cube, if Razorfish materially breached its representations, warranties or obligations under the merger agreement, and the breach or failure cannot be cured within 30 days; and

  . by i-Cube, at any time before the date of the i-Cube stockholders meeting, if i-Cube is responding to a superior proposal that i-Cube did not solicit and that did not result from a breach of the merger agreement, and i-Cube has complied with notice requirements relating to the proposal contained in the merger agreement.

   Effect Of Termination; Expenses; Termination Fee. If the agreement terminates, Razorfish and i-Cube will each continue to have an obligation to keep the other party's nonpublic information confidential, and the parties will have the obligation to share equally the costs and expenses incurred in connection with the filing,

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

printing and mailing of this joint proxy statement/prospectus and the filing fees for the pre-merger notification and report forms under the Hart-Scott-Rodino Antitrust Improvement Act. In addition, i-Cube may be required to pay Razorfish a termination fee of $23.5 million if any of the following occurs:

  . a takeover proposal of a type described in the merger agreement has been made directly to i-Cube stockholders or otherwise becomes publicly announced, or a person publicly announces his intention to make such a takeover proposal, and the merger agreement is subsequently terminated in accordance with specified provisions,

  . i-Cube terminates the merger agreement in accordance with the terms of the merger agreement after receiving a superior proposal, or

  . Razorfish terminates the merger agreement in accordance with the terms of the merger agreement after i-Cube has participated in negotiations or discussions regarding a takeover proposal or other similar business transaction in material breach of the merger agreement.

   No termination fee will be due unless within 12 months following the termination of the merger agreement i-Cube enters into a definitive agreement or consummates a takeover proposal of a type described in the merger agreement that was made during the term of the merger agreement.

Amendment

   The merger agreement may be amended, either before or after the stockholders of i-Cube or Razorfish approve the merger, by an instrument in writing signed by the parties. However, after the stockholders of either party approve the merger, any later amendment which by law requires stockholder approval may only be made with such approval.

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

                           1999 STOCK INCENTIVE PLAN

   This section of the joint proxy statement/prospectus describes the proposals to amend Razorfish's 1999 Stock Incentive Plan. To the extent that the proposals relate to the 1999 Stock Incentive Plan and the terms of the plan, the following description is qualified in its entirety by reference to the 1999 Stock Incentive Plan, which is attached as an Appendix G1 to this joint proxy statement/prospectus. You are urged to read the 1999 Stock Incentive Plan in its entirety.

   Razorfish's stockholders are being asked to approve an amendment to Razorfish's 1999 Stock Incentive Plan that will (A) increase the maximum number of shares of Class A common stock authorized for issuance under the 1999 Stock Incentive Plan by an additional 2,640,079 shares from 922,327 shares to 3,562,406 shares to meet Razorfish's current obligations and its need for a bigger incentive pool for the larger employee base after the merger and (B) limit the maximum number of options and stock appreciation rights that may be awarded to an employee in any one fiscal year of Razorfish to ensure compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

   The 1999 Stock Incentive Plan was adopted by Razorfish's board of directors and approved by its stockholders in March 1999. The amendments to the 1999 Stock Incentive Plan for which stockholder approval are now being sought were adopted by Razorfish's board in August 1999 and September 1999, subject to stockholder approval at the Razorfish special meeting.

1999 Stock Incentive Plan

   The 1999 Stock Incentive Plan provides for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for other awards consisting of nonqualified stock options, stock appreciation rights, sales or bonuses of restricted stock, dividend equivalent rights, performance units or performance shares. Without giving effect to the proposed amendment, a total of 922,327 shares of Class A common stock have been reserved for issuance under the 1999 Stock Incentive Plan. As of August 31, 1999, options to purchase a total of 959,300 shares had been awarded under the 1999 Stock Incentive Plan, and no shares remained available for future grant. The board of directors or a committee designated by the board is authorized to administer the 1999 Stock Incentive Plan, including selecting the individuals eligible for awards, setting the terms of such awards, amending the terms of awards and interpreting the terms of, and adoption of rules for, the 1999 Stock Incentive Plan. The maximum term of any incentive stock option granted under the 1999 Stock Incentive Plan is ten years, except that with respect to incentive stock options granted to a person possessing more than 10% of Razorfish's combined voting power or the combined voting power of any parent or subsidiary (a "10% Stockholder"), will not have a term greater than five years. The term of other awards shall be as stated in the agreement evidencing the award.

   The exercise price of incentive stock options granted under the 1999 Stock Incentive Plan must be at least 100% of the fair market value of the Class A common stock on the grant date except that the exercise price of incentive stock options granted to a 10% Stockholder must be at least 110% of such fair market value on the grant date. The exercise price of any other award granted under the 1999 Stock Incentive Plan may be determined in the discretion of the plan administrator. The aggregate fair market value on the date of grant of the Class A common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The individual agreements under the 1999 Stock Incentive Plan may provide for repurchase rights for Razorfish. The 1999 Stock Incentive Plan will terminate in 2009, unless earlier terminated by the Board.

   If a change in control of Razorfish takes place, or a merger in which Razorfish is not the surviving entity, or Razorfish sells all or substantially all of Razorfish's assets or a reverse merger resulting in a change of control, the plan administrator may in its discretion provide for the full automatic, or conditional, vesting and

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

exercisability of each award which is at the time outstanding under the 1999 Stock Incentive Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards.

   Approval of Code Section 162(m) Limitations. The board of directors, subject to stockholder approval, adopted an amendment to the 1999 Stock Incentive Plan to limit the number of options and stock appreciation rights which may be awarded to an employee in any fiscal year of Razorfish to 500,000 shares. The purpose of the amendment is to ensure that any options and stock appreciation rights granted under the 1999 Stock Incentive Plan after its amendment increasing the number of shares available for issuance will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

   Under Code Section 162(m) no deduction is allowed in any taxable year of Razorfish for compensation in excess of $1 million paid to its chief executive officer and each of its four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by Razorfish's stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options and stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of Razorfish stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates. While Code Section 162(m) generally became effective in 1994, a special rule allows options and other awards granted under the 1999 Stock Incentive Plan to be treated as qualifying under Code Section 162(m) without having a per-person share limit until approval of the amendment to the plan to increase the number of shares available for issuance.

   If stockholders do not approve the Code Section 162(m) amendment, any compensation expense of Razorfish associated with the options and stock appreciation rights granted under the 1999 Stock Incentive Plan in excess of the shares currently available for issuance (together with all other non-performance based compensation) in excess of $1 million for any of Razorfish's five highest paid officers will not be deductible under the Code.

Vote Required

   The affirmative vote of a majority of the shares voted at the special meeting is required for approval of the amendment to the 1999 Stock Incentive Plan. Because Razorfish has issued options to purchase 36,973 more shares than are currently authorized for issuance under the 1999 Stock Incentive Plan and desires to have additional shares available for grant under the 1999 Stock Incentive Plan following the merger, Razorfish must increase the number of shares available for issuance under the 1999 Stock Incentive Plan to cover outstanding options and any new options that may be issued. Should stockholder approval for this increase of authorized shares not be obtained, then the aggregate 2,640,079 share increase to the share reserve will not be implemented and Razorfish will have to rescind any grants in excess of the shares previously authorized. The 1999 Stock Incentive Plan will, however, continue to remain in effect, and awards may continue to be made pursuant to the provisions of the 1999 Stock Incentive Plan in effect prior to the amendment summarized in this joint proxy/prospectus until the available reserve of Class A common stock as last approved by the stockholders has been issued pursuant to the grants made under the 1999 Stock Incentive Plan.

Recommendation of the Board

   The board of directors recommends that the stockholders vote FOR the proposal to amend Razorfish's 1999 Stock Incentive Plan to (A) increase the maximum number of shares of Class A common stock authorized for issuance under the 1999 Stock Incentive Plan by an additional 2,640,079 shares to 3,562,406 shares and (B) limit to 500,000 the number of options and stock appreciation rights that may be awarded to an employee in any one fiscal year of Razorfish to ensure compliance with the requirements of Code Section 162(m).

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

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

   Razorfish's board of directors recommends an amendment to its Certificate of Incorporation increasing the number of authorized shares of Class A common stock by 170,000,050 shares to 200,000,000 shares. Therefore, Razorfish's board of directors proposes that the first sentence of Article IV of Razorfish's Certificate of Incorporation be amended to read in its entirety as follows:

  "The total number of shares of stock the Corporation shall have authority to issue is 210,000,050 of which (i) 200,000,050 shall be Common Stock, $.01 par value per share ("Common Stock"), of which (A) 200,000,000 shares shall be Class A Common Stock (the "Class A Common Stock") having the terms, powers and rights set forth below and (B) 50 shall be Class B Common Stock (the "Class B Common Stock") having the terms, powers and rights set forth below and (ii) 10,000,000 shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock")."

   The increase in the number of Razorfish's authorized shares of Class A common stock is being presented as two proposals:

  . Proposal No. 2 is a proposal to increase the number of authorized shares of Class A common stock by 21,356,655 shares to 51,356,605 shares to enable us to consummate the merger. The voting agreements signed by various Razorfish stockholders in connection with the merger require these stockholders to vote the shares subject to the voting agreements in favor of this proposal.

  . Proposal No. 4 is a proposal to increase the number of authorized shares of Class A common stock from 51,356,605 to 200,000,000 in order to provide the board of directors with the ability to issue additional shares in the future. This proposal is being presented to stockholders separately from proposal No. 2 above because the voting agreements signed by various Razorfish stockholders in connection with the merger do not require the stockholders to vote in favor of this proposal.

   Although currently authorized shares are sufficient to meet all known present requirements (other than the merger) Razorfish's board of directors believes that Razorfish should have the flexibility to issue additional shares of Class A common stock without further stockholder action. In particular, the availability of additional shares of Class A common stock will enhance Razorfish's flexibility in connection with possible future actions such as stock dividends, stock splits, financings, employee benefit programs, corporate mergers, or other corporate purposes. Razorfish has made no specific plans, commitments or understandings to issue the additional shares to be authorized by the proposed amendment.

   Razorfish could also use authorized shares of Class A Common Stock in excess of shares outstanding to make a change in control of Razorfish more difficult. For example, such shares could be sold to purchasers who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in the best interests of Razorfish and its stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Razorfish's Class A common stock, to acquire control of Razorfish, since the issuance of new shares could be used to dilute the stock ownership of the acquiror. Razorfish's board of directors has no current intention to use the additional shares of Class A common stock to impede a takeover attempt. Razorfish's board of directors will decide whether, when and on what terms the issuance of shares of Class A common stock is warranted in connection with any of the foregoing purposes.

   If the proposed amendment to the Certificate of Incorporation is adopted, all or any of the authorized shares of Class A common stock may be issued in the future for such corporate purposes and such consideration as the Razorfish board of directors deems advisable from time to time, without further action by the stockholders of Razorfish and without first offering such shares to the stockholders for subscription.

Vote Required

   The adoption of each of the proposed amendments will require the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock. If proposal 2 is adopted but proposal 4 is not adopted, the Certificate of Incorporation will be amended only to the extent permitted by proposal 2.

Recommendation of the Board

   The board of directors recommends a vote FOR the adoption of each of the proposed amendments to the Certificate of Incorporation.

                    DESCRIPTION OF RAZORFISH CAPITAL STOCK

Razorfish's Transfer Agent And Registrar

   American Stock & Transfer Co. is the transfer agent and registrar of the Razorfish Class A common stock.

General

   Razorfish's current authorized capital stock consists of 29,999,950 shares, $.01 par value per share, of Class A common stock, 50 shares, $.01 par value per share, of Class B common stock and 10,000,000 shares, par value $.01 per share, of preferred stock. The stockholders of Razorfish are being asked to vote on proposals pursuant to this joint proxy statement/prospectus to increase the number of authorized Class A common stock by 170,000,050 shares to 200,000,000 shares.

   The following summary of the terms and provisions of Razorfish's capital stock are not complete, and you should read Razorfish's Certificate of Incorporation and bylaws, which have been filed as exhibits to the Registration Statement on Form S-1 filed with the SEC in connection with Razorfish's initial public offering.

Class A Common Stock

   At the close of business on September 16, 1999 there were 25,334,249 shares of Razorfish Class A common stock outstanding. Each stockholder is entitled to one vote for each share owned on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of preferred stock, stockholders are entitled to dividends that the board of directors may declare. The decision to declare dividends is made by the board of directors in its sole discretion, but the board of directors may only declare dividends if there are funds legally available to pay for the dividends.

   Stockholders are entitled to share ratably in the net assets of Razorfish upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

   Stockholders have no preemptive rights to purchase shares of stock of Razorfish. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of Razorfish. All outstanding shares of common stock are, and the shares of common stock will, when issued by Razorfish in this offering, be fully paid and non-assessable.

Class B Common Stock

   All 50 shares of the Class B common stock are issued and outstanding. The Class B common stock was issued to Spray Ventures and Communicade in February 1999 as a part of the purchase price for Spray. The rights, privileges and restrictions of the Class B common stock are the same as those of the Class A common stock, except that Communicade and Spray Ventures are not entitled to vote these shares. Communicade and Spray Ventures may have the right to vote these shares in specific instances in accordance with the Delaware General Corporation Law.

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

Preferred Stock

   Pursuant to Razorfish's certificate of incorporation, the board of directors has the authority, without further action by Razorfish's stockholders, to issue up to 10,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the board of directors may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of Razorfish. Razorfish has no present plan to issue shares of preferred stock.

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

     COMPARISON OF RIGHTS OF i-CUBE STOCKHOLDERS AND RAZORFISH STOCKHOLDERS

   The rights of Razorfish stockholders are currently governed by the Delaware General Corporation Law, Razorfish's certificate of incorporation and Razorfish's bylaws. The rights of i-Cube stockholders are currently governed by the Delaware General Corporation Law, i-Cube's certificate of incorporation and i-Cube's bylaws. Upon completion of the merger, the rights of i-Cube stockholders who become stockholders of Razorfish in the merger will be governed by the Delaware General Corporation Law, Razorfish's certificate of incorporation and Razorfish's bylaws.

   The following description summarizes the material differences which may affect the rights of stockholders of Razorfish and i-Cube but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, Razorfish's certificate of incorporation, Razorfish's bylaws, i-Cube's certificate of incorporation and i-Cube's bylaws.

Capitalization

   The total authorized shares of capital stock of i-Cube consist of (1) 100,000,000 shares of common stock, $.01 par value per share, and (2) 1,000,000 shares of preferred stock, $.01 par value per share. At the close of business on August 31, 1999, there were 19,977,858 shares of i-Cube common stock outstanding and no shares of i-Cube preferred stock outstanding.

   The i-Cube board of directors is authorized to issue preferred stock from time to time in one or more series, and to determine and fix voting powers, designations, preferences, and rights granted to or imposed upon any unissued series of preferred shares, including the rights and terms of dividends, redemption, conversion and liquidation preference, of the shares of any such series. The i-Cube board of directors, without stockholder approval, can issue i-Cube preferred stock with dividend, voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of i-Cube common stock. i-Cube preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of i-Cube or make removal of management more difficult. Additionally, issuing i-Cube preferred stock may cause the market price of i-Cube common stock to decrease.

   Razorfish. Razorfish's authorized capital stock is described above under "Description of Razorfish Capital Stock."

   The Razorfish board of directors' right to issue preferred stock is similar to the right of the i-Cube board to issue preferred stock.

Voting Rights

   i-Cube. Each holder of i-Cube common stock is entitled to one vote for each share held of record. Elections of directors are determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Cumulative voting is not permitted.

   Razorfish. Each holder of Razorfish Class A common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Number, Election, Vacancy And Removal Of Directors

   i-Cube. i-Cube's board of directors currently has eight members. i-Cube's certificate of incorporation provides that the number of directors will not be less than three. i-Cube's bylaws provide for the number to be determined by resolution of i-Cube's board of directors. i-Cube's board of directors is divided into three classes, with Class I currently consisting of two directors, Class II currently consisting of three directors, and Class III currently consisting of three directors.

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   Under i-Cube's certificate of incorporation and bylaws, vacancies on the i-
Cube board of directors, including vacancies resulting from enlargements of the board of directors, shall be filled only by a vote of a majority of the directors then in office, even if less than a quorum. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director has been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, registration or removal.

   i-Cube's certificate of incorporation and bylaws provide that directors may be removed only for cause, by the affirmative vote of the holders of at least seventy-five percent of the shares of capital stock issued and outstanding and entitled to vote. Neither Razorfish's certificate of incorporation nor bylaws require a supermajority vote to remove a director.

   Razorfish. Razorfish's board of directors will have nine members after the merger. Razorfish's bylaws provide that the Razorfish board of directors will not be less than three directors nor more than twelve directors, until changed by amendment of the certificate of incorporation or by amendment to this provision of the bylaws duly adopted by the vote or written consent of holders of a majority of the outstanding shares or by the board of directors. The exact number of directors will be fixed from time to time, within the limits specified in the certificate of incorporation or in this provision of the bylaws, by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present or by the board of directors. The number is currently fixed at seven and will be increased to nine in connection with the merger. Neither Razorfish's certificate of incorporation nor Razorfish's bylaws provide for a staggered board of directors.

   Razorfish's bylaws provide that a vacancy on the Razorfish board of directors or an increase in the number of directors may be filled by a majority of the directors then in office, even though less than a quorum. A director elected to fill a vacancy or newly created directorship will serve for the unexpired portion the term of the director and until such director's successor will have been duly elected and qualified.

Amendments To Certificates Of Incorporation

   i-Cube. i-Cube's certificate of incorporation requires the affirmative vote of the holders of shares representing at least seventy-five percent of the shares of capital stock issued and outstanding and entitled to vote to amend, alter or repeal or adopt any provision inconsistent with Articles Ninth, Tenth, Eleventh, Thirteenth and Fourteenth of i-Cube's Certificate of Incorporation, which relate to:

  . the number, classification, terms of office, meetings, removal and election of i-Cube's directors;

  . considerations which the board of directors may lawfully take into account in determining whether to take or refrain from taking corporate action;

  . stockholder meetings;

  . board actions relating to change in control transactions; and

  . amending i-Cube's certificate of incorporation and bylaws.

   Other amendments require the stockholder approval set forth in the Delaware General Corporation Law. The Delaware General Corporation Law provides for the affirmative vote of a majority of the outstanding shares to amend i-Cube's certificate of incorporation.

   Razorfish. Razorfish's certificate of incorporation is silent with respect to the vote required to amend the certificate. The Delaware General Corporation Law provides for the affirmative vote of a majority of the outstanding shares to amend Razorfish's certificate of incorporation.

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Amendments to Bylaws

   i-Cube. i-Cube's certificate of incorporation and bylaws provide that i-Cube's bylaws may be altered, amended or repealed and new bylaws may be adopted:

  . by the affirmative vote of the holders of a majority of the shares of the capital stock issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws has been stated in the notice of such special meeting; or

  . by the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors at which a quorum is present.

   In addition to the above requirements, the affirmative vote of the holders of at least seventy-five percent of the shares of capital stock issued and outstanding and entitled to vote is required to amend or repeal, or to adopt any provisions inconsistent with Sections 2, 3, 10, 11, 12 or 13 of Article I of i-Cube's bylaws, which relate to stockholder meetings, stockholder actions, nominations of directors, notices of business at annual meetings, actions by written consent of stockholders in lieu of meetings (which are not permitted) and the conduct of stockholders' meetings; Article II of i-Cube's bylaws, which relates to the powers, number, election, qualification, classification, terms of office, meetings, removal, resignation, meetings, actions by written consent in lieu of meetings, committees and compensation of directors; or Article VI of i-Cube's bylaws, which relates to amendments to the bylaws.

   Razorfish. Razorfish's certificate of incorporation and bylaws provide that Razorfish's bylaws may be repealed, altered or amended and new bylaws may be adopted as follows:

  . at any annual or special meeting of stockholders, by the affirmative vote of a majority of the stock entitled to vote at such meeting;

  . by unanimous written consent of the board of directors or at any annual, regular or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such bylaws; provided, that the board of directors will not make or alter any bylaws fixing the qualifications, classifications, or term of office or directors;

  . in addition to the above requirements, when any amendment, charge or repeal of, or any other amendment to the bylaws that will have the effect of permitting circumvention of or modification of Section 2 of Article II of Razorfish's bylaws, which relates to special meetings of stockholders, the holders of at least two thirds of the then-outstanding shares of stock entitled to vote must approve the change.

Stockholder Action

   i-Cube. i-Cube's certificate of incorporation provides that stockholders may not take any action by written consent in lieu of a meeting.

   Razorfish. Razorfish's certificate of incorporation and bylaws are silent with respect to stockholder action without a meeting, and, therefore the Delaware General Corporation Law governs. Under the Delaware General Corporation Law any action required or permitted to be taken at any annual or special meeting of stockholders of Razorfish may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock of Razorfish having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

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Notice Of Stockholder Actions

   i-Cube. i-Cube's certificate of incorporation and bylaws provide that a stockholder must give advance written notice of nominations for elections of directors and for business to be brought before annual meetings of stockholders.

   Nominations for election to the board of directors of i-Cube at a meeting of stockholders, other than those made by or on behalf of the board of directors, must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Specific information regarding the nomination must be included in the notice.

   For business to be properly brought before an annual meeting by a stockholder, if such business relates other than to the election of directors of i-Cube, the stockholder must have given advance written notice to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed or such public disclosure was made, whichever occurs first. Specific information regarding the business to be brought before the meeting must be included in the notice.

   Razorfish. Razorfish's bylaws provide that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before an annual meeting of stockholders.

   Nominations of persons for election to Razorfish's board of directors must generally be made at a meeting of stockholders by the board of directors. If made other than by or at the direction of the board of directors, written notice must generally be delivered to or mailed and received at the principal executive offices not less than 45 days nor more than 75 prior to the date on which Razorfish first mailed its proxy materials for the previous year's annual meeting of stockholders. Specific information regarding the nomination must be included in the stockholder notice.

   For business to be properly brought before an annual meeting by a stockholder under Razorfish's bylaws, a stockholder's written notice must generally be delivered to or mailed and received at the principal executive offices not less than 45 days nor more than 75 days prior to the date on which Razorfish first mailed its proxy materials for the previous year's annual meeting.

Special Stockholder Meetings

   i-Cube. i-Cube's certificate of incorporation and bylaws provide that special meetings of i-Cube's stockholders may be called only by the chairman of the board of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

   Razorfish. Razorfish's bylaws provide that special meetings of Razorfish's stockholders may be called only by the Chairman of the board of directors, Chief Executive Officer or President, and must be called by the Secretary if directed by the board of directors. Any power of the stockholders to call a special meeting is specifically denied in Razorfish's certificate of incorporation.


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Limitation Of Personal Liability Of Directors

   The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for the following:

  . any breach of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . violation of Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

  . any transaction from which the director derived an improper personal benefit; and

  . any act or omission prior to the adoption of such a provision in the certificate of incorporation.

   i-Cube. i-Cube's certificate of incorporation provides that except to the extent the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of i-Cube will be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

   Razorfish. Razorfish's certificate of incorporation provides that no director will be personally liable to Razorfish or to its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except that a director will be liable to the extent provided by law as follows:

  . for any breach of the director's duty of loyalty to Razorfish or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law; and

  . for any transaction from which the director derived an improper personal benefit.

Dividends

   i-Cube. i-Cube's certificate of incorporation provides that dividends may be declared and paid on the i-Cube common stock from funds lawfully available therefor as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

   Razorfish. Razorfish's certificate of incorporation provides that in the event any dividend is paid on any shares of Razorfish Class A Common Stock, the same dividend shall be paid on all shares of Razorfish Class A Common Stock outstanding at the time of such payment. Razorfish's bylaws provide that dividends may be declared by the Razorfish board of directors. Dividends may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors think in the best interests of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Conversion

   i-Cube. Holders of i-Cube common stock have no rights to convert their shares into any other securities.

   Razorfish. Holders of Razorfish Class A common stock have no rights to convert their shares into any other securities.

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Delaware Takeover Statute

   i-Cube. Because i-Cube's certificate of incorporation and bylaws do not contain a provision expressly electing not to have i-Cube governed by Section 203 of the Delaware General Corporation Law, the Delaware anti-takeover statute, i-Cube is subject to Section 203. However, because the board of directors of i-Cube approved the merger prior to the execution of the merger agreement, the business combination that will result from the merger is not prohibited by Section 203. Section 203 of the Delaware General Corporation Law, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

   Razorfish. Razorfish's certificate of incorporation provides that Razorfish has elected not to be governed by Section 203 of the Delaware General Corporation Law.


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                             BUSINESS OF RAZORFISH

Overview

   Razorfish is a leading-edge international digital communications solutions provider. Digital communications solutions are business solutions that use digital technologies to enhance communications and interactions between people and companies. Examples of Razorfish's solutions include the following:

  .  a re-designed on-line trading system for Charles Schwab;

  .  a user-interface for theglobe.com;

  .  an enhanced on-line business identity for IBM's RS/6000 product line;
     and

  . a user-interface for Road Runner, the high-speed on-line service that is owned by Service Co., a joint venture among Time Warner, MediaOne, Microsoft and Advance Newhouse. Razorfish's digital communications solutions are designed to help clients increase sales, improve communications and create and enhance business identities.

   Razorfish provides an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement its digital communications solutions. Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

   Razorfish was established in January 1995. Since its inception, Razorfish has focused on growing in size and expanding the scope of its business to provide an increasingly wider range of digital communications solutions. Razorfish's growth has been the result of internal expansion and the acquisition of five companies in 1998. In January 1999, Razorfish also acquired Spray, thereby expanding its geographical presence to a total of six countries. In addition, as a result of this acquisition, Razorfish's employee base was increased to 350 full time employees. Razorfish has since grown to 531 full-time employees as of July 31, 1999.

Industry Background

   Technology has enhanced the ability of companies to create, store, process and distribute information. As companies face increasing pressure to operate more efficiently and to better serve customer needs, information flow both inside and outside an organization has risen in importance. However, the escalating cost and complexity of information technology and the technical expertise required to implement technology-based solutions have led companies to increasingly rely on information technology service providers. This trend toward outsourcing and a focus by companies on their core business has driven the rapid growth of the information technology services market. The information technology services market has grown most quickly in countries, such as the United States and those in northern Europe, where high personal computer usage and technology adoption rates among businesses and consumers provide for large client bases.

   With the growth in the use of the Internet, companies are increasingly seeking to improve their business practices through digital communications solutions. Today, digital communications solutions are largely Internet-based. Forrester Research, Inc. projects that the size of the worldwide Internet professional services market will grow from $2.4 billion in 1997 to $32.8 billion in 2002, a compound annual growth rate of 68.7%. Internet-based solutions include intranets, extranets and websites. An intranet is an internal company network that utilizes various Internet Protocols to allow employees access to corporate information and internal business applications. An extranet is a secure Internet Protocol network environment that links the company with customers and suppliers and effectively integrates the stages involved in the delivery of the company's products or services. Websites present an opportunity for electronic commerce, Internet branding and the delivery of information and entertainment services.

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   As the informational requirements of companies have become more complex, organizations have required a broader range of information technology services, including strategy, architecture design, application development and systems integration. Due to this demand for a broader range of services, various types of service providers have entered the market for digital communications solutions including Internet service firms, technology consulting firms, technology integrators and strategic consulting firms. However, Razorfish's management believes that these competitors generally lack the creativity, breadth of services or technical expertise needed to fully address an organization's needs. Furthermore, Razorfish's management believes that firms that focus solely on Internet-based solutions, such as web design firms, will lack the technical expertise to deliver non-Internet-based digital communications solutions that companies are beginning to seek. In addition, because the information technology services market is fragmented by the cultural and language differences among countries, Razorfish's management believes that firms that lack a presence and expertise in local markets are unable to compete as effectively in those markets. The growing demand for creative digital communications solutions has led to a significant market opportunity for firms, such as Razorfish, that combine an international presence with local expertise and provide an integrated service offering. This process provides assurance that the digital communications solution meets with the client's expectations at every stage of its development.

The Razorfish Project Management Process

   Razorfish utilizes a team-based approach to creating digital communications solutions and has developed a proprietary five-phase project management process that emphasizes client interaction designed to ensure creative and efficient solutions. Razorfish's solutions managers, project managers, developers and creative personnel work together with the client in all five phases to help ensure that the solution maintains a uniform look and stays within budget. At the end of each phase, Razorfish produces a set of deliverables for client acceptance. This project management process consists of the following phases:

Phase I: Clarify

   Phase I involves understanding the client's business and clarifying the client's immediate business needs, as well as determining the client's long-term goals. During this phase, Razorfish evaluates the market segment in which the client competes and assesses the client's operating and technical environment. Once the client's objectives are outlined, a strategic plan is formulated, including a definition of how the success of the project will be assessed. Razorfish also establishes the project's scope and budget and creates a detailed work plan during this phase.

Phase II: Architect

   During Phase II, Razorfish creates the architecture of the digital communications solution for the specific business problem to be addressed and the definition of the functional, technical and creative requirements necessary to put the solution into effect. Each aspect of the project is documented in writing and Razorfish collaborates with the client to refine the architecture of the solution. Razorfish develops a prototype of the solution to test the initial concept and its functionality.

Phase III: Design

   Once the structural foundation is established, Razorfish focuses on completing the information, interaction and interface design aspects of the project. Razorfish develops the features of the project, refines the technology architecture for the solution and conducts usability testing to evaluate the performance of the solution. By the end of this phase, Razorfish delivers a functional prototype of the solution and a detailed plan for its implementation.

Phase IV: Implement

   The final product is built and launched for the client during Phase IV. If necessary, Razorfish integrates the solution with the client's existing information technology infrastructure. As part of the final delivery process, Razorfish performs quality assurance tests and ensures that the client understands how to use and maintain the product through client training and maintenance documentation.

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Phase V: Enhance

   After implementation of the solution, Razorfish monitors it for a specified period of time and analyzes how the solution performs against the criteria established in Phase I. At the client's option, Razorfish may also design a marketing and promotion plan for the product. In addition, Razorfish will encourage clients to continue to work with Razorfish to address the needs for the next generation of the solution as new technologies are developed and end-user's requirements evolve.

Marketing And Sales

   Razorfish's marketing efforts are dedicated to strengthening its brand name and enhancing its reputation as a creative provider of digital communications solutions. Razorfish believes that the current strength of its brand name provides it with a competitive advantage over those professional information technology services firms whose brands may not be as well known or may not convey the same focused message of creative digital communications solutions.

   Razorfish's brand development programs are designed to reinforce the message that Razorfish is an international company with a local presence that can provide an integrated, full-service offering. Razorfish also intends to increase its advertising in an effort to expand the recognition of its brand name. Razorfish's marketing programs, advertising campaigns and marketing tools are developed within Razorfish and can be delivered to all Razorfish offices without incurring the additional expense of retaining a marketing firm.

Spray Acquisition

   In January 1999, Razorfish acquired all of the issued and outstanding shares of capital stock of Spray from Spray Ventures and Communicade in exchange for an aggregate of 9,881,034 shares of Razorfish Class A common stock and 50 shares of Razorfish non-voting Class B common stock. The shares of common stock issued represented 50% of the shares of Razorfish Class A common stock on a fully diluted basis immediately following this acquisition. Immediately prior to this transaction, Communicade purchased 563 shares of Spray, which represented 20% of the outstanding shares of Spray on a fully diluted basis at the time of purchase, from Spray Ventures and sold these shares to Razorfish in connection with the Spray acquisition. Razorfish, Communicade and Messrs. Dachis and Kanarick also entered into a Stockholders Agreement in connection with the acquisition of Spray, which provided Communicade with the option to purchase up to 10% of Razorfish's common stock. Because Omnicom is the parent corporation of Communicade, it has an indirect interest in Razorfish, which was decreased as a result of the Spray acquisition and then subsequently increased by Communicade's exercise of this 10% option resulting in Omnicom's ownership interest remaining approximately the same as it was prior to these transactions. See "Certain Transactions" and "Principal Stockholders."

   In addition, simultaneously with the Spray acquisition, Messrs. Dachis and Kanarick sold an aggregate of 363,636 shares of common stock to Communicade, which represented 4% of the outstanding shares of common stock on a fully diluted basis at the time of purchase. See "Certain Transactions."

   Razorfish authorized 50 shares of non-voting Class B common stock in connection with the Spray acquisition. These shares were issued to Communicade and Spray Ventures at the closing of this acquisition. In addition, the total number of outstanding shares of Razorfish Class A common stock doubled as a result of this transaction. See "Description of Capital Stock--Common stock-- Class B common stock."

   At the time of the Spray acquisition, Spray had 171 employees. Spray had approximately $15.4 million in revenues for the year ended December 31, 1998. Razorfish gained some of its current clients as a result of the Spray acquisition including Hagstromer and Qviberg, one of Sweden's largest investment banks, Hennes & Mauritz, a Swedish retail clothing company, Canal Digital, a Norwegian satellite TV company, and Nokia.

   Spray Ventures was incorporated in Sweden in July 1995. Its business was the development of digital solutions primarily for use on the World Wide Web. Spray Ventures' business grew rapidly in size and scope. By early 1997, Spray Ventures owned a total of seven operating companies that provided a wide range of

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services including web design, content and education regarding use of the
Internet and the solutions created by Spray Ventures. Spray Ventures' operations expanded from Sweden to include operations in Norway, Finland, Germany and the United States.

   In August 1997, Spray Ventures established a wholly owned subsidiary, Spray Services, and transferred all of its operating subsidiaries, except for Circus, a content provider, to Spray Services. In September 1997, Spray Ventures transferred all of the common shares of Spray Services to Tetre in consideration for 1,162 common shares of Tetre, which represented 51% of the common shares of Tetre on a fully diluted basis following this transaction. The Tetre stockholders retained a 49% interest in Tetre. Spray Ventures and the Tetre stockholders entered into a stockholders agreement pursuant to which the Tetre stockholders had a right to acquire the number of shares equal to 1% of Tetre at the time of the merger with Spray Services if Tetre completed a public offering of its shares. Tetre also changed its name to Spray Network following this transaction.

   During the end of 1997 and the beginning of 1998, Spray Ventures began consolidating its operations and reorganizing its corporate structure. In February 1998, it sold Circus to Spray in consideration for additional shares in Spray such that Spray Ventures' holdings in Spray equaled 58%. During the second quarter of 1998, the former Tetre stockholders converted their remaining 42% ownership interests in Spray into 42% of Spray Ventures. In addition, at the time of this transaction, the stockholders agreement among Spray Ventures and the former Tetre stockholders was terminated, and accordingly, the option to purchase 1% of Spray was also terminated. As a result of these transactions, Spray became 100% owned by Spray Ventures. As part of the consolidation, Spray Ventures shut down four of its operating subsidiaries and incorporated those businesses into the remaining operating subsidiaries and shut down its U.S. operations.

   In September 1998, Spray also sold its interests in three non-consultancy businesses, including Circus, to Spray Ventures and focused its business on interactive media development and consultancy.

   Razorfish and Spray were founded upon like principles and have had similar growth patterns, which have generated what Razorfish believes are compatible corporate cultures. In addition, the companies have utilized similar business methodologies and approaches. Razorfish believes that the combined strength of the companies and their common cultural outlook will help attract and retain qualified personnel. However, the failure to do so could have a material adverse effect on Razorfish's business, financial condition and results of operations. Razorfish has changed the name of Spray to Razorfish AB.

Other Acquisitions

   To acquire expertise in new technologies, gain access to professionals and expand into new geographic regions, Razorfish has completed a number of acquisitions, including the acquisition of Spray, in the United States and Europe since its inception in 1995. In assessing a potential acquisition candidate, Razorfish evaluates the target's internal culture, customer base, local market share, financial characteristics, service offerings and quality of management. In addition, Razorfish analyzes macroeconomic issues such as technology adoption rates and the growth rates of the target's local economy. Set forth below are descriptions of the acquisitions that Razorfish completed or has agreed to enter into in 1998 and 1999.

Fuel, Inc. and Tonga, Inc.

   On September 16, 1999, Razorfish acquired all of the outstanding stock of Los Angeles-based Fuel, Inc. and Tonga, Inc. Under the terms of the acquisition, Razorfish issued 656,000 shares of its Common Stock and paid $750,000 in cash to Fuel and Tonga's sole stockholder in exchange for the entire equity interest in Fuel and Tonga. The Fuel and Tonga purchase agreement calls for a stock or cash earn-out payment to the former stockholder based upon the achievement of certain revenue levels for 1999. Fuel, Inc. specializes in graphic design and branding for television and Tonga, Inc. specializes in production of television commercials.

Electrokinetics

   In June 1999, Razorfish acquired substantially all of the assets of Electrokinetics, Inc., a New York-based company. In consideration for the assets acquired, Razorfish paid approximately $846,500 in cash. In addition, Razorfish entered into employment agreements with certain executives of Electrokinetics, Inc.

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Acquisition of Minority Interests in Subsidiaries

   In the second quarter of 1999, Razorfish purchased the remaining 15% of Razorfish Oy, its Finnish subsidiary, approximately 15% of Razorfish AG, its German subsidiary, and 15% of Razorfish AS, its Norwegian subsidiary, for a total of $1,370,000 and a grant of 60,000 share options at fair market value. In the Razorfish AS purchase, Razorfish also agreed to repay certain capital contributions and loans over the next three years.

Sunbather Limited

   Razorfish, through Razorfish Limited, acquired in October 1998 substantially all of the assets of Sunbather, a London-based new media company with experience in interactive and digital television, from an administrator appointed for the company. At the time of the acquisition, Sunbather had 11 employees and, in its last completed fiscal year ended March 31, 1998, had approximately (Pounds)565,000 ($908,000 based upon an average exchange rate for the fiscal year ended March 31, 1998 of (Pounds)0.6078 = $1.00 in revenues).

Media

   Razorfish acquired substantially all of the assets of Los Angeles-based Media in August 1998. Media had eight employees at the time of the acquisition and, in its last completed fiscal year ended December 31, 1997, approximately $322,000 in revenues. Media specialized in working with film and record companies to deliver their messages and content through computer-based entertainment.

Plastic

   Razorfish acquired in June 1998 substantially all of the assets of San Francisco-based Plastic, a new media company with strong technical expertise. Razorfish acquired Plastic to expand its presence to California. At the time of the acquisition, Plastic had 15 employees and had, in its last completed fiscal year ended December 31, 1997, approximately $835,000 in revenues.

CHBi

   In May 1998, Razorfish acquired all of the outstanding stock of London-based CHBi (now Razorfish Limited). Razorfish's acquisition of this new media company was its first venture into the European markets. At the time of the acquisition, CHBi had 26 employees and had, in its last completed fiscal year ended May 31, 1998, approximately (Pounds)835,000 ($1.3 million based upon an average exchange rate for the fiscal year ended May 31, 1998 of (Pounds)0.6067 = $1.00 in revenues).

Avalanche Systems

   In January 1998, Razorfish, through its subsidiary, Avalanche Solutions, acquired in a foreclosure sale substantially all of the assets of New York-based Avalanche Systems, a new media company with capabilities in creative design. Upon the closing of this transaction, Razorfish and the two founders of Avalanche Systems owned all of the outstanding stock of Avalanche Solutions. The two founders of Avalanche Solutions surrendered their stock to Razorfish after the closing, and, as a result, Avalanche Solutions became a wholly owned subsidiary of Razorfish. At the time of the acquisition, Avalanche Systems had 32 employees and had, in its last completed fiscal year ended December 31, 1997, approximately $2.3 million in revenues.

Internal Information Systems

   Razorfish continuously works to improve its internal communication systems and production tools for creating and maintaining digital communications solutions for its clients. Currently, Razorfish is upgrading its intranet system by adding new functions and faster hardware. Razorfish's intranet is a suite of applications including a global calendar and scheduling module, a timesheet and financial reporting module, a corporate knowledge database, project tracking and management modules, on-line forums for fostering knowledge sharing and other applications that increase productivity and creativity.

   Razorfish has also developed several applications to improve its productivity in other areas of service delivery, including: (1) XX, an extranet tool for on-line collaborative project development, (2) Webspy, an internet traffic monitoring and reporting tool, (3) Vegas, a streaming media player and
(4) Olof Engine, a multimedia presentation tool. These and other internally developed technologies reduce development time and cost and increase productivity at Razorfish. Razorfish believes that these additional capabilities will improve employee productivity, client service delivery and management of its worldwide operations.

Competition

   The information technology services market has grown dramatically in recent years as a result of the increasing use of digital technology by businesses for communication, marketing and information dissemination to their employees, customers, vendors and suppliers. Different information technology service providers focus on different types of services, including technology consulting and marketing services. For example, Internet content providers, consulting and advertising agencies and telecommunications companies offer very different services that may be tied to the Internet, such as the creation of intranets and extranets, consulting and training, website design and development and advertising. This factor, along with the rapid pace of technological change, makes the information technology services market an intensely competitive and rapidly evolving market. Razorfish expects competition to persist and intensify in the future.

   Razorfish's competitors include:

  . internet service firms, such as AGENCY.COM, Icon Medialab, iXL, Modem
    Media, Poppe Tyson, Organic Online, Pixelpark, Proxicom and USWeb/CKS;

  . technology consulting firms, such as Diamond Technology Partners and Metzler Group;

  . technology integrators, such as Andersen Consulting, Cambridge Technology
    Partners, Cap Gemini, EDS, IBM, Sapient and WM-Data;

  . strategic consulting firms, such as Bain, Booz-Allen & Hamilton, Boston
    Consulting Group and McKinsey; and

  . in-house information technology, marketing and design service departments of its potential clients.

   Many of Razorfish's competitors have:

  . longer operating histories;

  . larger installed client bases;

  . longer relationships with clients;

  .  greater brand or name recognition; and

  . significantly greater financial, technical, marketing and public relations resources than Razorfish.

   Although only a few of these competitors have to date offered a package of services as fully integrated as Razorfish's, several have announced their intention to offer a broader range of technology-based solutions. Furthermore, greater resources may enable a competitor to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of its products and services than Razorfish. In addition, the lack of any significant barriers to entry into this market permits new market entrants that further intensify competition.

   Razorfish believes that the principal competitive factors in its market, in relative importance, are the ability to attract and retain professionals, technical knowledge and creative skills, brand recognition and reputation, reliability of the delivered solution, client service and price. Razorfish believes that it has won most of its engagements due to its creativity and technology-neutral approach to solving business problems.

Intellectual Property Rights

   Razorfish seeks to protect its intellectual property through a combination of license agreements and trademark, service mark, copyright and trade secret laws. Razorfish enters into confidentiality agreements with its employees and clients and uses it best efforts to limit access to and distribution of proprietary information licensed from third parties. In addition, Razorfish has entered into non-competition agreements with some of its key employees.

   Razorfish pursues the protection of its trademarks in the United States and internationally. It has obtained U.S. registration for the "Razorfish" and "Webspy" marks and has applied for registration of certain of its other trademarks and service marks.

   In addition, Razorfish licenses the "Razorfish" trademark and design logo and "The Blue Dot" trademark on a royalty-free basis to Razorfish Studios. Razorfish Studios produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, audio recordings, books and films. Razorfish Studios also manages artists and provides management consulting to artists. Because the "Razorfish" trademark and design logo are licensed to Razorfish Studios, Razorfish's name and reputation could be materially and adversely affected by content published or actions taken by Razorfish Studios. However, the license permits Razorfish to terminate the license in the event Razorfish Studios takes any action that denigrates the Razorfish trademark or design logo.

   Razorfish's efforts to protect its intellectual property rights could be inadequate to deter misappropriation of proprietary information. For example, Razorfish may not detect unauthorized use of its intellectual property. In addition, the legal status of intellectual property on the Internet is currently subject to various uncertainties.

U.S. And Foreign Government Regulation

   Congress has recently passed legislation that regulates aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership.

   The European Union also has recently enacted several directives relating to the Internet. To safeguard against the spread of illegal and socially harmful materials on the Internet, the European Commission has drafted the "Action Plan on Promoting the Safe Use of the Internet." Other European Commission directives address the regulation of privacy, e-commerce, security, commercial piracy, consumer protection and taxation of transactions completed over the Internet.

   It is not known how courts will interpret both existing and new laws. Therefore, Razorfish is uncertain as to how new laws or the application of existing laws will affect its business. In addition, Razorfish's business may be indirectly affected by its clients who may be subject to such legislation. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for Razorfish's services, increase its cost of doing business or otherwise have a material adverse effect on its business, results of operations and financial condition.

Employees

   As of July 31, 1999, Razorfish had 531 full-time employees, 225 of whom were located in the United States and 306 of whom were located in Europe. Razorfish's employees include 54 solutions managers consisting of business, marketing and branding strategists, 82 project managers, 138 developers, 119 designers,

13 sales and marketing personnel, one broadcast manager, 94 support staff consisting of information services, human resources, financial and legal personnel, and 30 executives consisting of executive vice presidents and managing directors.

   Razorfish's continuing success will depend, in large part, on its ability to attract, motivate and retain highly qualified employees. Competition for such personnel is intense, and Razorfish may not be able to retain its senior management or other key personnel in the future. Razorfish believes it maintains high employee retention rates as compared to industry averages by paying competitive salaries, granting stock options and other awards and reimbursing employees for tuition expenses in connection with information technology-related coursework. Employees also may temporarily transfer to another of Razorfish's domestic or European offices.

   Razorfish's employees are not represented by any union and, except for senior management and other specific employees, are retained on an at-will basis. However, the regulations of some of the European countries in which Razorfish operates, including Sweden, may make it difficult for Razorfish to terminate at-will employees. In addition, those regulations govern the amount of vacation time that must be given to employees, which is significantly more vacation than in the United States. Razorfish considers its relations with its employees to be satisfactory.

Facilities

   Razorfish's headquarters are located in a leased facility in New York City consisting of approximately 26,000 square feet of office space. The leases for this office space expire on various dates from December 31, 2001 to March 31, 2007. Razorfish also leases office space in Los Angeles, San Francisco, London, Stockholm, Oslo, Helsinki and Hamburg.

Legal Proceedings

   In June 1999, Razorfish learned that a Swedish company, Razor AB, had filed in Stockholm a trademark infringement action against Razorfish AB, Razorfish's wholly owned subsidiary. Razor AB alleges that the two trade names, Razor and Razorfish, are confusingly similar, and therefore Razorfish infringes Razor's rights under Swedish law. Razor seeks monetary damages for Razorfish's use of its name and has asked the Swedish court to prohibit Razorfish from operating in Sweden under the Razorfish name.

   On August 20, 1999, Razorfish AB filed its answer to the complaint. Razorfish contends that there is no risk of confusion. Razorfish's answer noted that the Swedish Patents and Trademark Office previously registered the Razorfish trade name despite Razor's opposition to the registration in March 1999. Razorfish's Swedish counsel has advised us that, in its opinion, our exposure for direct financial damages would not exceed 500,000 SEK (approximately $65,000). However, if Razor AB prevailed in this action, the Swedish court could prohibit Razorfish from operating in Sweden under the Razorfish name. Razorfish does not believe that such an injunction, if granted by the Swedish court, would have a material effect of the operation of the combined company.

Disclosures About Market Risk

   Razorfish's exposure to market risk is expected to be confined principally to its short-term available-for-sale securities, which have short maturities and, therefore, minimal and immaterial market risk.

   Razorfish expects to invest in equity securities of privately held companies for business and strategic purposes. For investments in which no public market exists, Razorfish's policy will be to regularly review the operating performance, recent financing transactions and cash flow forecasts for such companies in assessing the net realizable values of the securities of these companies. Razorfish expects to identify and record impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF RAZORFISH

   The following selected consolidated financial information should be read in conjunction with "Razorfish Management's Discussion and Analysis of Financial Condition and Results of Operations" and Razorfish's consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The statement of operations information for the three-year period ended December 31, 1998 and the balance sheet information as of December 31, 1997 and 1998 is derived from the consolidated financial statements of Razorfish, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this joint proxy statement/prospectus. The statement of operations information for the year ended December 31, 1995 and the balance sheet information as of December 31, 1995 and 1996 is derived from the consolidated financial statements of Razorfish, which have been audited by Arthur Andersen LLP, independent public accountants, and are not included in this joint proxy statement/prospectus. Some of the information presented in the table reflects the effect of past acquisitions on Razorfish's financial results. See "Business of Razorfish--Spray Acquisition" and "Business of Razorfish--Other Acquisitions."

                                                             Six Months Ended
                                Year ended December 31           June 30
                             -----------------------------  -------------------
                              1995   1996    1997   1998     1998      1999
                             ------ ------  ------ -------  ------  -----------
                                                               (unaudited)
                                  (in thousands, except per share data)
Statement of Operations
 Information:
Revenues...................  $  312 $1,218  $3,618 $13,843  $5,150    $27,410
Project personnel costs....      90    877   1,523   5,973   2,291     11,967
                             ------ ------  ------ -------  ------    -------
Gross profit...............     222    341   2,095   7,870   2,859     15,443
Sales and marketing........      16    129     174     438      94      1,114
General and
 administrative............     159    518   1,260   4,693   1,922      9,884
Amortization of goodwill...     --     --      --      107      27      1,629
Non-cash compensation
 expense...................     --     --       79   1,937   1,700         54
                             ------ ------  ------ -------  ------    -------
Income (loss) from
 operations................      47   (306)    582     695    (884)     2,762
Interest (income) expense,
 net.......................     --       5      20     241     103       (587)
Minority Interest..........     --     --      --      --      --         (22)
                             ------ ------  ------ -------  ------    -------
Income (loss) before income
 taxes.....................      47   (311)    562     454    (987)     3,371
Provision (benefit) for
 income taxes..............      11    (57)    265     455    (585)     2,213
                             ------ ------  ------ -------  ------    -------
Net income (loss)..........  $   36 $ (254) $  297 $    (1) $ (402)   $ 1,158
                             ====== ======  ====== =======  ======    =======
Net income (loss) per
 share:
  Basic....................  $ 0.00 $(0.03) $ 0.03 $ (0.00) $(0.04)   $  0.05
  Diluted..................  $ 0.00 $(0.03) $ 0.03 $ (0.00) $(0.04)   $  0.05
Weighted average common
 shares outstanding:
  Basic....................   9,091  9,091   9,157   9,224   9,157     21,757
  Diluted..................   9,091  9,091   9,440   9,224   9,157     22,371
                                     December 31,                    June 30,
                             -----------------------------          -----------
                              1995   1996    1997   1998               1999
                             ------ ------  ------ -------          -----------
                                       (in thousands)               (unaudited)
Balance Sheet Information:
Cash and cash equivalents..  $  --  $   63  $1,176 $   599            $63,489
Total assets...............     123    593   4,267  12,085            145,580
Total long-term debt.......      17     55      77   3,213                163
Total debt.................      21     91   1,954   5,542                207
Stockholders' equity.......      36    281     657   2,728            132,508

                                   RAZORFISH
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with Razorfish's and Spray's consolidated financial statements and the "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains forward-looking statements relating to future events and Razorfish's future financial performance. Actual results could differ significantly from those discussed in this joint proxy statement/prospectus. Factors that could cause or contribute to such differences include those set forth in the section entitled "Risk Factors," as well as those discussed elsewhere in this joint proxy statement/prospectus.

   Unless otherwise indicated, all references to Razorfish refer to Razorfish and, subsequent to their acquisition or formation, its subsidiaries, including Spray.

Overview

   Razorfish is a leading-edge international digital communications solutions provider. Razorfish's digital communications solutions are designed to help clients increase sales, improve communications and create and enhance business identities. Razorfish provides an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement its digital communications solutions. Razorfish primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, Razorfish's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

   Razorfish's revenues are derived from fees for services generated on a project-by-project basis. In general, clients are charged for the time, materials and expenses incurred on a particular project; however, a portion of Razorfish's revenues is derived from fixed-fee contracts. Historically, Razorfish has not operated on a retainer basis; however, in the first quarter of 1999, Razorfish entered into a retainer-based arrangement with one of its clients.

   Razorfish recognizes revenues for time and materials-based, fixed-fee and retainer-based arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. At the beginning of each fixed-fee engagement, Razorfish estimates the total cost of the project. Razorfish reassesses its estimated costs for each project on a quarterly basis, and provisions for estimated losses on unfinished projects are made over the life of the project in the period in which such losses are determined.

   The agreements entered into in connection with a project, whether time and materials or fixed-fee based, are generally terminable by the client upon 30-days prior written notice. If the client terminates the agreement, it is required to pay Razorfish for all time, materials and expenses incurred by Razorfish through the effective date of termination. Razorfish's retainer-based arrangement ends on December 31, 1999 and the fixed monthly retainer can be reduced by 10% by the client on 30 days notice. If clients terminate existing agreements or if Razorfish is unable to enter into new engagements, Razorfish's business, financial condition and results of operations could be materially and adversely affected.

   In addition, because a proportion of Razorfish's expenses are relatively fixed, a variation in the number of client engagements can cause significant variations in operating results from quarter to quarter.

   Razorfish's projects vary in size and scope; therefore, a client that accounts for a significant portion of revenues in one period may not generate a similar amount of revenue in subsequent periods.

   For the six months ended June 30, 1999, one client accounted for approximately 10.4% of Razorfish's revenues. No other clients accounted for more than 10% of Razorfish's revenues for the same period. For the six months ended June 30, 1998, one client accounted for approximately 32.3% of Razorfish's actual revenues, and another client accounted for approximately 14.5% of Razorfish's actual revenues. No other clients accounted for more than 10% of Razorfish's revenues for the same periods.

   Razorfish believes that it will continue to derive a significant portion of its revenues from a limited number of larger clients. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients could have a material adverse effect on its business, financial condition and results of operations.

Operating And Other Expenses

   Razorfish's project personnel costs are comprised primarily of salaries, employee benefits and incentive compensation of billable employees.

   Razorfish's sales and marketing expenses are comprised of the salaries of employees who engage in sales and marketing activities and the costs of those activities.

   Razorfish's general and administrative expenses are comprised of the salaries, employee benefits and incentive compensation of non-billable employees and all other operating expenses.

   Razorfish's amortization of intangibles primarily is comprised of the amortization of intangibles in relation to the acquisition of Spray and its subsidiaries which was completed in the first quarter of 1999.

Acquisitions

   Razorfish completed five acquisitions during 1998. Razorfish also acquired Spray and some of its subsidiaries in the first quarter of 1999. Razorfish has also since acquired substantially all of the assets of Electrokinetics, Inc., a New York-based company, purchased the remaining 15% of Razorfish Oy, its Finnish subsidiary, approximately 15% of Razorfish AG, its German subsidiary and 15% of Razorfish AS, its Norwegian subsidiary. On September 16, 1999, it acquired all of the outstanding stock of Los Angeles-based Fuel, Inc. and Tonga, Inc.

   Previously, Razorfish acquired substantially all of the assets of:

  (1) Sunbather, a London-based new media company, in October 1998;

  (2) <tag> Media, a Los Angeles-based new media entertainment consultant, in July 1998;

  (3) Plastic, a San Francisco-based new media company, in June 1998; and

  (4) Avalanche Systems, a New York-based new media company, in January 1998.

   In May 1998, Razorfish acquired all of the capital stock of CHBi, a London-based new media company. In January 1999, Razorfish acquired all of the capital stock of Spray for 50% of Razorfish's common stock on a fully diluted basis, after giving effect to this acquisition. See "Business of Razorfish--Other acquisitions" and "Business of Razorfish--Spray acquisition" for a more complete description of the acquisitions Razorfish completed in 1998 and 1999.

   The following table sets forth, for each line item shown, the amounts attributable to the listed 1998 acquisitions by Razorfish. When Razorfish acquired Avalanche Systems it combined Avalanche Systems' operations with Razorfish's existing New York operations; therefore, no separate information for Avalanche

Systems is presented. In addition, when Razorfish acquired Sunbather, it combined Sunbather's operations with CHBi's existing operations; therefore, the amounts for those companies are presented together.

                         Razorfish Los Angeles     Razorfish      Razorfish Limited
                            (formerly <tag>      San Francisco     (formerly CHBi
                                Media)         (formerly Plastic)  and Sunbather)
                         --------------------- ------------------ -----------------
                                               (in thousands)
Revenues................         $398                $1,228            $1,700
Direct salaries and
 costs..................          300                   602             1,199
                                 ----                ------            ------
Gross profit............           98                   626               501
Sales and marketing.....           27                    35                48
General and
 administrative.........          123                   163               173
Amortization of
 goodwill...............            5                     6               --
                                 ----                ------            ------
Income (loss) from
 operations.............          (57)                  422               280
Interest expense, net...            5                     6                 2
                                 ----                ------            ------
Income (loss) before
 income taxes...........          (62)                  416               278
Provision (benefit) for
 income taxes...........          (20)                  171                94
                                 ----                ------            ------
Net income (loss).......         $(42)               $  245            $  184
                                 ====                ======            ======

   Spray Ventures was incorporated in July 1995 and had a total of seven operating companies by early 1997. In August 1997, Spray Ventures established a wholly owned subsidiary, Spray Services, and transferred all but one of its operating subsidiaries to Spray Services. In September 1997, Spray Ventures transferred all of the common shares of Spray Services to Tetre in consideration for 1,162 common shares of Tetre, which represented 51% of the common shares of Tetre on a fully diluted basis following this transaction. The Tetre stockholders retained a 49% interest in Tetre. In addition, Messrs. Bystedt and Randerz, officers of Razorfish, were stockholders and officers of Tetre both prior to and following the transaction. Spray Ventures and the Tetre stockholders entered into a stockholders agreement pursuant to which the Tetre stockholders had a right to acquire the number of shares equal to 1% of Tetre at the time of the merger with Spray Services if Tetre completed a public offering of its shares. In addition, following this transaction, Tetre changed its name to Spray.

   In addition, in June 1997 Tetre and Mr. Bystedt had entered into a convertible debt agreement pursuant to which Mr. Bystedt loaned approximately SEK 1.5 million ($0.2 million based upon the June 30, 1997 exchange rate of SEK 7.7273=$1.00) to Tetre. Mr. Bystedt exercised his conversion rights following the transaction with Spray Services and acquired 56 shares of Spray. See "Certain Transactions of Razorfish."

   In February 1998, Spray Ventures transferred its remaining operating company to Spray in consideration for 414 shares in Spray such that Spray Ventures' holdings in Spray equaled 58% following the transaction.

   During the second quarter of 1998, the former Tetre stockholders converted their remaining 42% ownership interest in Spray into 42% of Spray Ventures, and, as a result, Spray became 100% owned by Spray Ventures. In addition, at the time of this transaction, the stockholders agreement among Spray Ventures and the former Tetre stockholders was terminated, and accordingly, the option to purchase 1% of Spray was also terminated. See "Business of Razorfish--Spray acquisition."

Seasonality

   In general, the laws of the European countries in which Razorfish operates mandate that all employees receive significantly more vacation days than in the United States. For example, in Sweden, each employee must receive a minimum of 25 days paid vacation per year. These vacations are typically taken in the third quarter, resulting in declining revenues during this period due to a reduction in both billable hours and client demand.

Quarter-To-Quarter Fluctuations In Margins

   Razorfish's operating results and quarter-to-quarter margins may fluctuate in the future as a result of many factors, some of which are beyond Razorfish's control. Historically, Razorfish's quarterly margins have been impacted by the following factors:

  .  the number of client engagements undertaken or completed;

  .  a change in the scope of ongoing client engagements;

  .  seasonality;

  .  a shift from fixed-fee to time-and-materials-based contracts;

  .  the number of days during the quarter;

  .  utilization rates of employees;

  .  marketing and business development expenses;

  .  charges relating to strategic acquisitions;

  .  pricing changes in the information technology services market; and

  . economic conditions generally or in the information technology services market.

   Razorfish expects this trend to continue.

Results Of Operations

   The following table sets forth certain consolidated statements of operations data of Razorfish both in actual dollars and as a percentage of revenues for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999.

                                     Year ended December 31                    Six Months Ended June 30
                          ------------------------------------------------  ---------------------------------
                               1996             1997           1998              1998             1999
                          ---------------  -------------- ----------------  ---------------  ----------------
                                  Percent         Percent          Percent          Percent           Percent
                                    of              of               of               of                of
                          Amount  Revenue  Amount Revenue Amount   Revenue  Amount  Revenue  Amount   Revenue
                          ------  -------  ------ ------- -------  -------  ------  -------  -------  -------
                                                     (dollars in thousands)
Statement of Operations
 Information:
Revenues................  $1,218   100.0%  $3,618  100.0% $13,843   100.0%  $5,150   100.0%  $27,410   100.0%
Project personnel
 costs..................     877    72.0    1,523   42.1    5,973    43.1    2,291    44.5    11,967    43.7
                          ------   -----   ------  -----  -------   -----   ------   -----   -------   -----
Gross profit............     341    28.0    2,095   57.9    7,870    56.9    2,859    55.5    15,443    56.3
Sales and marketing.....     129    10.6      174    4.8      438     3.2       94     1.8     1,114     4.1
General and
 administrative.........     518    42.5    1,260   34.8    4,693    33.9    1,922    37.3     9,884    36.1
Amortization of
 goodwill...............     --      --       --     --       107     0.8       27     0.5     1,629     5.9
Non-cash compensation
 expense................     --      --        79    2.2    1,937    14.0    1,700    33.0        54     0.2
                          ------   -----   ------  -----  -------   -----   ------   -----   -------   -----
Income (loss) from
 operations.............    (306)  (25.1)     582   16.1      695     5.0     (884)  (17.1)    2,762    10.0
Interest income expense,
 net....................       5     0.4       20    0.6      241     1.7      103     2.0      (587)   (2.1)
Minority Interest.......     --      --       --     --       --      --       --      --        (22)   (0.0)
                          ------   -----   ------  -----  -------   -----   ------   -----   -------   -----
Income (loss) before
 income taxes...........    (311)  (25.5)     562   15.5      454     3.3     (987)  (19.1)    3,371    12.1
Provision (benefit) for
 income taxes...........     (57)   (4.7)     265    7.3      455     3.3     (585)  (11.4)    2,213     8.1
                          ------   -----   ------  -----  -------   -----   ------   -----   -------   -----
Net income (loss).......  $ (254)  (20.8)% $  297    8.2% $    (1)   (0.0)% $ (402)   (7.7)% $ 1,158     4.0%
                          ======   =====   ======  =====  =======   =====   ======   =====   =======   =====

   The following table sets forth consolidated statement of operations data of Spray both in actual dollars and as a percentage of revenues for the period indicated:

                                         Year ended December 31,
                             --------------------------------------------------
                                  1996            1997              1998
                             --------------- ----------------  ----------------
                                    Percent          Percent           Percent
                                       of               of                of
                             Amount Revenues Amount  Revenues  Amount  Revenues
                             ------ -------- ------  --------  ------  --------
                                          (dollars in millions)
Revenues...................  $5.32   100.0%  $ 7.82   100.0%   $15.40   100.0%
Project personnel costs....   3.63    68.2     5.48    70.1      8.88    57.6
                             -----   -----   ------   -----    ------   -----
Gross profit...............   1.69    31.8     2.34    29.9      6.52    42.4
Sales and marketing........   0.35     6.6     0.40     5.1      0.75     4.9
General and
 administrative............   1.02    19.2     2.74    35.1      7.00    45.4
Amortization of goodwill...    --      --      0.09     1.1      0.33     2.1
                             -----   -----   ------   -----    ------   -----
Income (loss) from
 operations................   0.32     6.0    (0.89)  (11.4)    (1.56)  (10.0)
Interest income (expense),
 net.......................    --      --      0.09     1.1     (0.24)   (1.6)
                             -----   -----   ------   -----    ------   -----
Income (loss) before
 minority interest and
 Income taxes..............   0.32     6.0    (0.80)  (10.3)    (1.80)  (11.6)
Minority interest..........    --      --     (0.09)   (1.1)    (0.32)   (2.0)
                             -----   -----   ------   -----    ------   -----
Income (loss) before income
 taxes.....................   0.32     6.0    (0.71)   (9.2)    (1.48)   (9.6)
Provision (benefit) for
 income taxes..............   0.24     4.5    (0.02)   (0.3)      --      --
                             -----   -----   ------   -----    ------   -----
Net income (loss)..........  $0.08     1.5%  $(0.69)   (8.9)%  $(1.48)   (9.6)%
                             =====   =====   ======   =====    ======   =====

Revenues

 Six months ended June 30, 1998 compared with six months ended June 30, 1999

   Razorfish's revenues increased $22.3 million, or 432.2%, to $27.4 million for the six months ended June 30, 1999 from $5.1 million for the six months ended June 30, 1998. This increase in revenue was primarily due to (1) the growth of Razorfish's eight offices as a result of the increase in the number, complexity and the length of the projects completed, an increase in the billing rates of Razorfish's employees and the amount spent per project by clients and
(2) revenues related to the acquisition of Spray and two other acquisitions that were completed after the second quarter of 1998.

 Year ended December 31, 1998 compared with year ended December 31, 1997

   Razorfish's revenues increased $10.2 million, or 282.6%, to $13.8 million for the year ended December 31, 1998 from $3.6 million for the year ended December 31, 1997. This increase in revenues was primarily due to (1) the growth in Razorfish's New York operations of $6.9 million as a result of the increase in the number, complexity and length of the projects completed, an increase in the billing rates of Razorfish's employees and the amount spent per project by clients and (2) $3.3 million related to the five acquisitions completed during 1998. Revenues for the New York operations increased to $6.9 million in 1998 from $3.6 million in 1997. The increase in revenues was also partially due to a shift from fixed-fee to time and materials based contracts.

   Spray's revenues increased $7.6 million, or 97.0%, to $15.4 million for 1998 from $7.8 million for 1997. This increase in revenues was due to (1) the growth in Spray's Stockholm operations of $4.5 million as a result of the acquisition of Spray Services in August 1997, an increase in the number, complexity and length of the projects completed and the amount spent per project by clients and (2) the inclusion of a full-year of the results of operations of three new subsidiaries that began operations during the fourth quarter of 1997, which in the aggregate equaled $3.1 million. Spray's revenues in 1998 were partially offset by the disruption of operations in connection with the move to new office space and a change in management in Spray's Stockholm office during the third quarter of 1998.

 Year ended December 31, 1997 compared with year ended December 31, 1996

   Razorfish's revenues increased $2.4 million, or 197.0%, to $3.6 million for 1997 from $1.2 million for 1996. This increase in revenues was primarily the result of the growth in the Razorfish's business due to a larger client base and an increase in the number, complexity and length of the projects completed and a shift from fixed-fee to time and materials based contracts.

   Spray's revenues increased $2.5 million, or 47.0%, to $7.8 million for 1997 from $5.3 million for 1996. This increase in revenues was due to the growth in Spray's Stockholm office as a result of the acquisition of Spray Services in August 1997, as well as the addition of the results of operations of three new subsidiaries in the fourth quarter of 1997.

Project Personnel Costs

 Six months ended June 30, 1998 compared with six months ended June 30, 1999

   Razorfish's project personnel costs increased $9.7 million, or 422.3%, to $12.0 million for the six months ended June 30, 1999 from $2.3 million for the six months ended June 30, 1998. As a percentage of revenues, project personnel costs decreased to 43.7% for the six months ended June 30, 1999 from 44.5% for the six months ended June 30, 1998. The increase in project personnel costs in absolute dollar terms was a result of the increase in the number of billable employees.

 Year ended December 31, 1998 compared with year ended December 31, 1997

   Razorfish's project personnel costs increased $4.5 million, or 292.2%, to $6.0 million for 1998 from $1.5 million for 1997. As a percentage of revenues, project personnel costs increased to 43.1% during 1998 from 42.1% during 1997. The increase in project personnel and costs in absolute dollar terms was a result of the increase in the number of billable employees. The increase in project personnel costs as a percentage of revenues was a result of higher direct costs as a percentage of revenues for the London and Los Angeles offices as employees were hired without proportionate increases in revenues. The increase was partially offset by decreases in project personnel costs as a percentage of revenue in New York and the high revenues generated by the San Francisco office and an increase in the size and complexity of projects and more efficient staffing of such projects.

   Spray's project personnel costs increased $3.4 million, or 62%, to $8.9 million for 1998 from $5.5 million for 1997. As a percentage of revenues, project personnel costs decreased to 57.6% during 1998 from 70.1% during 1997. This increase in absolute dollar terms was due to the increase in the number of billable employees and an increase in January 1998 of the salary rates of the former employees of Spray Services. The decrease in project personnel costs as a percentage of revenues was due to efficiencies and higher gross profits realized at Spray's offices.

 Year ended December 31, 1997 compared with year ended December 31, 1996

   Razorfish's project personnel costs increased $0.6 million, or 73.7%, to $1.5 million for 1997 from $0.9 million for 1996. As a percentage of revenues, project personnel costs decreased to 42.1% during 1997 from 72.0% during 1996. The increase in project personnel costs in absolute dollar terms was the result of an increase in the number of billable employees hired in 1997 and an increase in billable employees' salary rates to bring them in line with those provided by other companies in the industry. The decrease in project personnel costs as a percentage of revenues was due to more efficient staffing of larger and more complex projects.

   Spray's project personnel costs increased $1.9 million, or 50.9%, to $5.5 million for 1997 from $3.6 million for 1996. As a percentage of revenues, project personnel costs increased to 70.1% during 1997 from 68.2% during 1996. This increase in absolute dollar terms was due to an increase in the number of billable employees. The increase in project personnel costs as a percentage of revenues was primarily due to the impact of integrating Spray Services into Spray following its acquisition which reduced the availability of Spray's professionals to generate revenues.

Sales And Marketing

 Six months ended June 30, 1998 compared with six months ended June 30, 1999

   Razorfish's sales and marketing costs increased $1.0 million, or 1085.1%, to $1.1 million for the six months ended June 30, 1999 from $94,000 for the six months ended June 30, 1998. As a percentage of revenues, sales and marketing expenses increased to 4.1% for the six months ended June 30, 1999 from 1.8% for the six months ended June 30, 1998. The increase in sales and marketing costs in absolute dollar terms and as a percentage of revenues was primarily due to an increase in the number of solutions managers who spend a portion of their time on sales and marketing activities and an increase in spending on promotional activities.

 Year ended December 31, 1998 compared with year ended December 31, 1997

   Razorfish's sales and marketing expenses increased $0.3 million, or 151.7%, to $0.4 million for 1998 from $0.2 million in 1997. As a percentage of revenues, sales and marketing expenses decreased to 3.2% during 1998 from 4.8% during 1997. The increase in sales and marketing expenses in absolute dollar terms was primarily due to an increase in the number of solutions managers spending a portion of their time on sales and marketing activities. The decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Razorfish's operations.

   Spray's sales and marketing expenses increased $0.4 million, or 91.7%, to $0.8 million for 1998 from approximately $0.4 million for 1997. As a percentage of revenues, sales and marketing expenses decreased to 4.9% during 1998 from 5.1% during 1997. The increase in absolute dollar terms was primarily due to an increase in the number of employees participating in sales, marketing and recruiting activities. The decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Spray's operations.

 Year ended December 31, 1997 compared with year ended December 31, 1996

   Razorfish's sales and marketing expenses increased approximately $45,000 or 34.9%, to $0.2 million during 1997 from $0.1 million for 1996. The increase in sales and marketing expenses in absolute dollar terms was primarily due to an increase in the number of solutions managers spending a portion of their time on sales and marketing activities. As a percentage of revenues, sales and marketing expenses decreased to 4.8% during 1997 from 10.6% in 1996.

   Spray's sales and marketing expenses increased $0.1 million, or 12.9%, to $0.4 million for 1997 from $0.3 million for 1996. As a percentage of revenues, sales and marketing decreased to 5.1% during 1997 from 6.6% during 1996. This decrease in sales and marketing expenses as a percentage of revenues was the result of efficiencies gained as a result of the growth in the size of Spray's operations.

General And Administrative

 Six months ended June 30, 1998 compared with six months ended June 30, 1999

   Razorfish's general and administrative expenses increased $8.0 million, or 414.3%, to $9.9 million for the six months ended June 30, 1999 from $1.9 million for the six months ended June 30, 1998. As a percentage of revenues, general and administrative expenses decreased to 36.1% for the six months ended June 30, 1999 from 37.3% for the six months ended June 30, 1998. The increase in general and administrative expenses in absolute dollar terms was a result of the increase in the number of non-billable employees and an increase in other types of general and administrative expenses, such as salaries, rent expense, equipment rental and depreciation.

 Year ended December 31, 1998 compared with year ended December 31, 1997

   Razorfish's general and administrative expenses increased $3.4 million, or 272.5%, to $4.7 million in 1998 from $1.3 million in 1997. As a percentage of revenues, general and administrative expenses decreased to 33.9% during 1998 from 34.8% in 1997. The increase in general and administrative expenses in absolute dollar terms was the result of the increase in the number of non-billable employees and an increase in other types of general and administrative expenses, such as salaries, rent expense, equipment rental and depreciation. The increase in the number of non-billable employees was the result of (1) an increase in the number of support staff hired in connection with the acquisitions and the growth in the size of Razorfish's operations and (2) a shift in the classification of department heads in Razorfish's larger offices from billable to non-billable employees because they spent a greater portion of their time on management functions instead of on billable projects. The decrease in general and administrative expenses as a percentage of revenues was due to efficiencies gained as a result of the growth in the size of Razorfish's operations. In addition, the expansion of Razorfish's operations to locations where rent expenses were lower, such as San Francisco, and the decrease in the number of non-billable employees in proportion to the total number of employees in a given office has also contributed to the decrease in general and administrative expenses as a percentage of revenues.

   Spray's general and administrative expenses increased $4.3 million, or 155.0%, to $7.0 million for 1998 from $2.7 million for 1997. As a percentage of revenues, general and administrative expenses increased to 45.4% during 1998 from 35.1% during 1997. This increase in general and administrative expenses in absolute dollar terms was the result of the increase in the number of non-billable employees and an increase in other types of general and administrative expenses, such as salaries, rent expense, equipment rental and depreciation. The increase in general and administrative expenses as a percentage of revenues was primarily due to the costs incurred in connection with the move of the Stockholm office to new office space in the third quarter of 1998.

 Year ended December 31, 1997 compared with year ended December 31, 1996

   Razorfish's general and administrative expenses increased $0.7 million, or 143.2%, to $1.3 million for 1997 from $0.5 million for 1996. As a percentage of revenues, general and administrative expenses decreased to 34.8% during 1997 from 42.5% during 1996. The increase in general and administrative expenses in absolute dollar terms was due to the increase in the number of non-billable employees hired in 1997, the growth in the Razorfish's operations and the rental of additional office space in New York City. The decrease in general and administrative expenses as a percentage of revenues was due to efficiencies gained as a result of the growth in the size of Razorfish's operations.

   Spray's general and administrative expenses increased $1.7 million, or 170.0%, to $2.7 million for 1997 from $1.0 million for 1996. As a percentage of revenues, general and administrative expenses increased to 35.1% during 1997 from 19.2% during 1996. This increase in general and administrative expenses, both in absolute dollar terms and as a percentage of revenues, was the result of the increase in the number of non-billable employees and an increase in all the other types of general and administrative expenses.

Non-Cash Compensation Expense

 Six months ended June 30, 1998 compared with six months ended June 30, 1999

   Non-cash compensation expense decreased to $54,000 for the six months ended June 30, 1999 compared to $1.7 million for the six months ended June 30, 1998. The expense for the six months ended June 30, 1998 was largely attributable to the granting of 500,000 share options, which automatically vested, at an exercise price which was deemed to be lower than the fair market value to a former stockholder of Avalanche Systems, Inc. in connections with the acquisition of substantially all of the assets of Avalanche Systems, Inc.

 Year ended December 31, 1998 compared with year ended December 31, 1997

   Non-cash compensation expense increased to $1.9 million in 1998 from approximately $79,000 in 1997. This increase was due, primarily, to a one-time compensation charge of $1.8 million that was incurred in the second quarter of 1998 as a result of the grant of fully vested options to purchase 500,000 shares of common stock at an exercise price below the fair market value of the common stock on the date of grant. These options were granted to an officer of Razorfish pursuant to an employment agreement entered into by Razorfish and the officer in connection with the acquisition by Razorfish of Avalanche Systems. See "Business of Razorfish--Other acquisitions."

 Year ended December 31, 1997 compared with year ended December 31, 1996

   Non-cash compensation expense increased to $79,000 in 1997 from none in 1996 because of the granting of options to purchase shares of common stock at a price less than the fair market value in 1997.

Amortization Of Intangibles

 Six months ended June 30, 1998 compared with six months ended June 30, 1999

   Amortization of intangibles for Razorfish was approximately $1.6 million for the six months ended June 30, 1999 compared to $27,000 for the six months ended June 30, 1998. This increase was due to the amortization of intangibles resulting from the three acquisitions that were completed after the second quarter of 1998. $1.5 million of amortization was attributable to the acquisition of Spray that was completed in January 1999.

 Year ended December 31, 1998 compared with year ended December 31, 1997

   Amortization of intangibles for Razorfish was approximately $0.1 million in 1998 compared to none for 1997. This increase in amortization of intangibles was due to the goodwill resulting from the five acquisitions completed during 1998. Amortization of intangibles for Spray was $0.3 million for 1998 compared to $0.1 million for 1997. This increase was the result of the full-year effect of amortizing the goodwill associated with the subsidiaries of Spray that began operations in the fourth quarter of 1997. Pro forma amortization of intangibles would have increased $59,000 to $3.1 million for 1998 from $3.0 million for 1997.

 Year ended December 31, 1997 compared with year ended December 31, 1996

   Razorfish had no amortization of intangibles in 1997.

Income Taxes

 Six months ended June 30, 1998 compared with six months ended June 30, 1999

   Razorfish had income taxes of $2.2 million on pre-tax profits of $3.4 million for the six months ended June 30, 1999. During the six months ended June 30, 1998, Razorfish had a benefit for income taxes of $0.6 million on pre-tax losses of $1.0 million. The effective income tax rate was 54.7% and 59.3% for the six months ended June 30, 1999 and June 30, 1998, respectively. The differences in the effective tax rate for the six months ended June 30, 1999 and June 30, 1998 from the federal and state statutory rates was primarily the result of non-tax deductible expenses, including (1) amortization of intangibles of $1.6 million and $27,000, respectively, and (2) non-cash compensation expense of $54,000 and $1.7 million, respectively.

 Year ended December 31, 1998 compared with year ended December 31, 1997

   Razorfish had income taxes of $0.5 million on pre-tax profits of $0.5 million during 1998. During 1997, Razorfish had income taxes of $0.3 million on pre-tax profits of $0.6 million. The effective income tax rate was 100.2% and 47.1% during 1998 and 1997, respectively. The differences in the effective tax rates during 1998 and 1997 from the federal and state statutory rates are primarily the result of non-tax deductible expenses, including (1) compensation charges incurred in connection with the grant of incentive stock options in 1998 of $1.9 million and (2) goodwill of $0.1 million in connection with the five acquisitions completed in 1998.

   Spray had no tax charge for 1998 on pre-tax losses of $1.5 million during such period. During 1997, Spray had a tax benefit of $24,000 on pre-tax losses of $0.7 million. During 1997 and 1998, Spray did not book a tax benefit due to uncertainties of its future realizability as a result of the restructuring of Spray that occurred in August 1997 and January 1999 and the existence of net operating losses from previous tax periods.

 Year ended December 31, 1997 compared with year ended December 31, 1996

   Razorfish's income taxes increased to approximately $0.3 million on pre-tax profits of $0.6 million for 1997 compared to a tax benefit of approximately $57,000 on pre-tax losses of $0.3 million for 1996. The effective income tax rate was 47.1% for 1997 and 18.2% for 1996. The tax benefit for 1996 was reduced by the effect of change in Razorfish's status from an "S" corporation to a "C" corporation in 1996.

   Spray had a benefit from income taxes of approximately $24,000 on pre-tax losses of $0.7 million during 1997. During 1996, Spray had a tax charge of $0.2 million on pre-tax profits of $0.3 million. The effective income tax rate was 3.3% and 74.8% for 1997 and 1996, respectively. The differences in the effective tax rates for 1997 and for 1996 from the statutory Swedish tax rates are primarily due to the non-deductibility of certain expenses.

Liquidity And Capital Resources

   Historically, Razorfish relied on borrowings under lines of credit provided by Omnicom to finance its working capital requirements and capital expenditures. Razorfish received $15.8 million in February 1999 when Communicade exercised its option to purchase 1,976,810 shares of Common Stock, which represented 10% of Razorfish's Common Stock on a fully diluted basis at the time the option was exercised. Razorfish used a portion of the proceeds from the exercise of this option by Communicade to repay the outstanding amount due to Omnicom under the working capital line of credit. Following the completion of its initial public offering in April 1999 Razorfish received net proceeds of $48.3 million and an additional payment of $9.9 million from Communicade in connection with the exercise of the 10% option. In April 1999, Razorfish used a portion of the proceeds of the initial public offering to repay all of the outstanding amounts due to Omnicom under the acquisition lines of credit provided by Omnicom.

   Historically, Spray has relied on cash flow from operations, capital contributions and proceeds from the issuance of convertible debt to finance its working capital requirements and capital expenditures.

   Razorfish believes that its market risk exposures are immaterial as Razorfish does not have instruments for trading purposes and reasonably possible near-term changes in market rates or prices will not result in material near-term losses in earnings, material changes in fair values or cash flows for all other instruments.

Net Cash Provided By (Used In) Operating Activities

   Razorfish's net cash provided by operating activities was $0.4 million for the six months ended June 30, 1999 compared to net cash provided by operating activities of $0.2 million for the six months ended June 30, 1998.

   Razorfish's net cash provided by operating activities was $2.1 million for 1998 compared to net cash used in operating activities of approximately $0.3 million for 1997. Net cash provided by operating activities in 1998 was primarily due to an addback of $2.4 million for depreciation and amortization and non-cash compensation expense, as well as an increase in accounts payable, accrued expenses of $1.1 million and amounts owed to related parties of $0.5 million.

   The net cash used in operating activities of $0.3 million in 1997 was primarily due to an increase of $1.3 million in accounts receivable related to the growth in Razorfish's New York operations and an increase in the number of clients and in the number and size of projects. Net cash used in operating activities was approximately $0.2 million in 1996.

   Spray's net cash used in operating activities was approximately $0.1 million for 1998 compared to net cash provided by operating activities of $0.3 million for 1997. Net cash used in operating activities for 1998 was primarily the result of a net loss of $1.5 million and an increase of $0.8 million in accounts receivable, an increase of $0.3 million in prepaid expenses and other current assets which was partially offset by a significant increase of $0.5 million in other current liabilities and $1.1 million of accrued expenses. Net cash provided by operating activities in 1997 was primarily due to an increase of $0.5 million in accounts payable, of $0.4 million in accrued expenses and other current liabilities. Net cash provided by operating activities was $0.4 million for 1996.

Net Cash Used In Investing Activities

   Razorfish's net cash used in investing activities was $6.9 million for the six months ended June 30, 1999 compared to $3.7 million for the six months ended June 30, 1998.

   Razorfish's net cash used in investing activities was $5.2 million for 1998 compared to net cash used in investing activities of approximately $0.3 million for 1997. Net cash used in investing activities in 1998 was primarily used for the acquisition of five companies during this period of $4.6 million and was also used for capital expenditures of $0.7 million consisting primarily of the purchase of computer equipment, furniture and fixtures and leasehold improvements. Net cash used in investing activities was approximately $0.2 million in 1996.

   Spray's net cash used in investing activities was $1.4 million for 1998 compared to net cash used in investing activities of $0.6 million for 1997. Net cash used in investing activities in 1998 was primarily used for capital expenditures of $1.0 million and investments aggregating $0.4 million in the three new subsidiaries that began operations in the fourth quarter of 1997. Net cash used in investing activities in 1997 was due to the investment of $0.1 million in the new subsidiaries, net of cash acquired, and capital expenditures of $0.5 million consisting primarily of the purchase of computer equipment and leasehold improvements. Net cash used in investing activities was approximately $0.1 million for 1996.

Net Cash Provided By Financing Activities

   Razorfish's net cash provided by financing activities was $69.5 million for the six months ended June 30, 1999 compared to $2.7 million for the six months ended June 30, 1998.

   Razorfish's net cash provided by financing activities was $2.6 million and approximately $1.7 million for 1998 and 1997, respectively. This increase was primarily the result of additional borrowings of $3.2 million under the lines of credit provided by Omnicom in connection with the five acquisitions during 1998 which was partially offset by deferred registration costs of $0.6 million in connection with the initial public offering and the purchase of treasury stock for $0.5 million. Net cash provided by financing activities was approximately $0.5 million in 1996.

   Spray's net cash provided by financing activities was $1.8 million and $0.7 million for 1998 and 1997, respectively. The increase in net cash provided by financing activities was primarily the result of an increase in related-party debt of $1.1 million, the conversion of debt of $0.3 million to a capital contribution and $0.4 million acquired upon the exercise of options to purchase common stock. Net cash used in financing activities was $0.3 million for 1996.

Capital Expenditures, Earn-Out Payments And Rent Expenses

   Razorfish's capital expenditures for 1998 were approximately $0.7 million compared to approximately $0.3 million for 1997. Capital expenditures were approximately $0.2 million for 1996. Historically, capital expenditures have been used to make leasehold improvements to Razorfish's leased office space and to purchase computer hardware and software and furniture and fixtures. Razorfish does not have any material commitments for capital expenditures for the foreseeable future. Razorfish does not expect to make payments greater than $250,000 in 1999 in connection with earn-out arrangements under acquisition agreements. Razorfish may make additional payments in subsequent years pursuant to these agreements, the amounts of which cannot be determined at this time.

   Spray's capital expenditures were $1.0 million and $0.5 million for 1998 and 1997, respectively. Capital expenditures were approximately $0.1 million for 1996. Historically, capital expenditures have been used to make leasehold improvements to the Spray's leased office space and to purchase computer hardware and software. Spray does not have any material commitments for capital expenditures for the foreseeable future.

   Rental payments for office space leased by Razorfish under current rental agreements will be $2.6 million in 1999.

Lines Of Credit And Other Financings

   In September 1996, Razorfish entered into a Stockholders Agreement with Communicade, formerly known as JWL Associates Corp., a wholly owned subsidiary of Omnicom, and Messrs. Dachis and Kanarick, under which Omnicom agreed that, as long as it was a stockholder of Razorfish, it would provide Razorfish with a line of credit of up to $2.0 million for working capital purposes and a financing line of credit in connection with Razorfish's acquisition of "new media" companies. The Stockholders Agreement terminated upon the effectiveness of a new Stockholders Agreement entered into by Razorfish, Communicade, Spray Ventures and Messrs. Dachis and Kanarick in connection with the acquisition of Spray. Pursuant to the terms of the Stockholders Agreement, Communicade has provided the working capital line of credit and the acquisition line of credit to Razorfish on the same terms and conditions as were set forth in the Shareholders Agreement. Razorfish repaid all outstanding amounts under the working capital line of credit in February 1999 with the proceeds from the exercise of the 10% option by Communicade. Razorfish repaid all outstanding amounts under the acquisition line of credit on April 29, 1999 with the proceeds of the initial public offering. At the time Razorfish repaid this debt, there was a total of $4.0 million outstanding and the applicable interest rate was 5.95%. The Stockholders Agreement terminated on the closing of the initial public offering. Accordingly, Razorfish will no longer have available any line of credit. See "Certain Transactions of Razorfish."

   Pursuant to the terms of the Stockholders Agreement, Communicade was granted an option to purchase from Razorfish the number of shares of common stock equal to 10% of Razorfish's common stock on a fully diluted basis on the date the option is exercised. The purchase price per share upon exercise of the 10% Option is equal to 80% of the price per share to be sold in the initial public offering. In February 1999, Communicade exercised this option and purchased 1,976,810 shares of common stock. The aggregate purchase price that Communicade paid for these shares was approximately $15.8 million. Communicade paid an additional $9,488,692 for these shares based on the initial public offering price. See "Certain Transactions of Razorfish."

   At December 31, 1998, Spray had a loan of SEK 23,576,000 ($2.8 million based upon the December 31, 1998 exchange rate of SEK 8.1023 = $1.00) due to Spray Ventures. The terms and conditions of this loan were the same as Razorfish's borrowings from Omnicom. Razorfish repaid this loan with the proceeds of the 10% option.

   Razorfish provides lines of credit to some of its subsidiaries under the same terms and conditions as in its past borrowings from Omnicom.

   Razorfish believes that cash generated by operations combined with the proceeds of the exercise by Communicade of its 10% option and the initial public offering are sufficient to meet its working capital needs for the next twelve months.


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

Year 2000

   The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities. The Year 2000 problem is not limited to information technology systems but may also impact embedded systems, such as those that control elevators, alarm systems and many other devices.

   Razorfish believes that its internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the year 2000. In the judgment of management, Razorfish's exposure is minimal, the cost of recovery will be insignificant, and its business will not be adversely impacted.

   Razorfish has examined all of its internal systems that constitute core components of its operations, including both computer systems and elements of the office environment. Razorfish has also conducted a complete inventory of the hardware and software in use by Razorfish to verify the state of Year 2000 compliance of all assets necessary to maintain the operations of Razorfish during the potential disaster scenarios that Razorfish has identified.

   In connection with its Year 2000 compliance efforts, Razorfish expects to continue to purchase and upgrade all desktop and server hardware and software according to the capital budget in place for 1999. One full-time information services specialist is dedicated to the completion of the full hardware and software inventory and the installation of all application software. Razorfish's upgrade of its telephone system and its planned upgrade of its alarm system is also expected to result in Year 2000 compliance. In the judgment of management, the cost of compliance could range from $0.1 million to $0.3 million.

   Razorfish has also examined Year 2000 issues as they relate to each third party with which it has a material relationship, such as its payroll provider and the supplier of the software used by the accounting department. Razorfish's investigation into the capabilities of its vendors continues, and Razorfish has obtained statements from approximately 90% of them regarding their Year 2000 compliance. Razorfish expects to receive additional statements of compliance from certain of its vendors. In the judgment of management, internally used third-party tools, such as operating systems, databases and other design and development applications, are 90% Year 2000 compliant and will be fully compliant by September 30, 1999. Management believes that any failure of these systems would have negligible impact on Razorfish's operations and would be resolved as expediently as possible.

   Razorfish has verified that its internally developed solutions are Year 2000 compliant. Although as a general matter Razorfish does not specifically warrant to clients that its work will be Year 2000 compliant, certain clients have requested and received such warranties. In such cases, Razorfish does not warrant the compliance of third-party software; rather, Razorfish warrants only that software created by Razorfish will be Year 2000 compliant. However, even absent a specific Year 2000 warranty, there is a risk that clients for whom Razorfish has created or implemented software will attempt to hold Razorfish liable for any damages that result in connection with Year 2000 problems.

   Razorfish has also prepared a contingency plan, which includes the availability of Year 2000 compliant software on its servers and the availability of trained information services support staff to deal with unforeseen desktop failures. Razorfish has redundant servers for a variety of its operating systems to ensure Razorfish's ability to reconstruct its failed systems quickly. Secondary DMS servers throughout Razorfish will maintain Razorfish's vital Internet connections.

   As part of the analysis of the Year 2000 problem, Razorfish has analyzed the impact of the "worst case scenario" on its business. The "worst case scenario" would occur if the statements and warranties of Razorfish's vendors concerning their Year 2000 compliance and upgrade programs were entirely false, its current upgrades were unsuccessful and its contingency plan failed, resulting in a critical systems failure throughout Razorfish. Although management does not believe that this worst case scenario is likely to occur, if it does occur, management estimates that it would cost approximately $7.0 million to replace every single system and keep them operational for one month. The worst case scenario would include replacing or rebuilding:

  .  all servers and the related operating systems;

  .  every date-aware function on the network systems;

  .  all workstation hardware;

  .  all application software programs;

  .  the financial systems;

  .  nonfunctioning telecommunications systems;

  .  climate control systems; and

  .  every office appliance such as copiers and fax machines.

   In addition, under the worst case scenario, year 2000-related failures at customer facilities or at our facilities might cause major customers to terminate their contracts with Razorfish or slow down the work to be performed, resulting in deferral or loss of income.

Currency Fluctuation And The Euro Conversion

   Razorfish does not believe that it is subject to material currency fluctuations as a result of its international operations. Revenue from the operations of its European subsidiaries, Razorfish Limited (formerly CHBi) and Spray, are currently denominated primarily in British pounds and the Swedish kroner. Razorfish does not plan to repatriate such revenues to the United States in the foreseeable future. Historically, Razorfish has not experienced any material changes in quarter-to-quarter operating results due to currency fluctuations. However, no assurance can be given that quarterly results will not be impacted in the future, for financial reporting purposes only, due to the conversion into dollars of non-dollar denominated revenues.

   Eleven of the fifteen member states of the European Union agreed to adopt the euro as their common legal currency. On January 1, 1999, these members began the process of converting their native currencies to the euro, and on that date the euro commenced trading on currency exchanges and became available for non-cash transactions. For the period from January 1, 1999 to January 1, 2002 both the euro and the native currencies will be legal tender in the participating member states. During this period, the conversion rates for currencies will be determined by a formula that has been established by the European Commission. On January 1, 2002, new euro-denominated bills and coins will be fully deployed and all native bills and coins will be withdrawn by July 1, 2002.

   In addition, as of January 1, 1999, the new European Central Bank gained the authority to direct monetary policy with respect to the euro, including money supply and official interest rates for the euro. Some of the rules and regulations with regard to the euro have yet to be promulgated and completed by the European Commission.

   While the United Kingdom and Sweden are members of the European Union, they are not participating in the euro conversion; however, they may elect to convert to the euro at a later date. Risks related to the conversion to the euro may not impact Razorfish directly, but could have a materially adverse effect on its clients' businesses, which could have an indirect effect on their demand for Razorfish's services. Although

Razorfish's management does not believe that the conversion to the euro will have a material or adverse impact on its business, they have not completed their assessment of the effect that the introduction of the euro will have on its business, results of operations and financial condition.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" which establishes accounting and reporting standards of derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. There will be no impact to Razorfish's results of operations, financial position or cash flows upon the adoption of this standard.

   In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters beginning after June 15, 2000.

                  MANAGEMENT OF RAZORFISH FOLLOWING THE MERGER

Directors And Executive Officers

   The following table sets forth information with respect to the directors and executive officers of Razorfish following the merger.

          Name            Age (4)                     Position
          ----            -------                     --------
Jeffrey A. Dachis.......    32    President, Chief Executive Officer, Treasurer
                                  and Director

Lawrence P. Begley......    43    Executive Vice President, Chief Financial
                                  Officer and Director

Susan Black.............    32    Chief Financial Officer(2)

Anders Eriksson.........    28    Executive Vice President--European Operations

Craig M. Kanarick.......    32    Chief Scientist, Secretary, Vice Chairman of the
                                  Board and Director

Jean-Philippe Maheu.....    36    Executive Vice President--North American
                                  Operations

Christopher A. Mathias..    37    Executive Vice President--European Operations

Michael Pehl............    38    Chief Operating Officer and Director

Michael S. Simon........    35    Executive Vice President--Business Affairs and
                                  General Counsel

Jonas S.A. Svensson.....    31    Executive Vice President--Corporate Development,
                                  Vice Chairman of the Board and Director(1)

Carter F. Bales.........    61    Director

Per I.G. Bystedt........    34    Chairman of the Board and Director

Kjell A. Nordstrom......    41    Director(3)

John Wren...............    47    Director

--------
(1) After the closing of the merger, Jonas S.A. Svensson will become Vice Chairman of the Board and Director.
(2) After the closing of the merger, Susan Black will become Executive Vice President--Mergers and Acquisitions, Integration and Treasury.
(3) After the closing of the merger, Kjell Nordstrom will resign as a director of Razorfish.

(4) As of September 13, 1999.

   Jeffrey A. Dachis, a co-founder of Razorfish, has served as President, Chief Executive Officer, Treasurer and a Director of Razorfish since its inception in January 1995. He was a Graphic Production Specialist for Applied Graphics Technologies, a graphic pre-press production house, from May 1994 to April 1995. From September 1993 until April 1994, Mr. Dachis served as Vice President of Corporate Marketing of Game Financial Corp., a credit card cash advance and electronic funds transfer company. Mr. Dachis is also Chief Executive Officer and a director of Razorfish Studios. He will devote substantially all of his time to the management of Razorfish. See "Certain Transactions of Razorfish." Mr. Dachis holds a B.A. degree in dance and dramatic literature from SUNY Purchase and an M.A. degree in media/entertainment business from New York University.

   Larry Begley has been Chief Financial Officer, Treasurer and a Director of i-Cube since October 1996 and became Executive Vice President in April 1998. From August 1988 to October 1996, Mr. Begley was employed by Boston Consulting Group, an international management consulting firm. From August 1988 until December

1990, Mr. Begley was Director of Finance and Corporate Controller of Boston Consulting Group. From December 1990 to October 1996, he was Chief Financial Officer and Treasurer of Boston Consulting Group. He is expected to become a Director on the closing of the merger.

   Susan Black has been Chief Financial Officer of Razorfish since January 1998. Prior to joining Razorfish, Ms. Black was Chief Financial Officer of the New York office of TBWA Chiat/Day Inc., an advertising agency, from March 1996 to December 1997. Prior to the merger of TBWA International and Chiat/Day, Ms. Black was International Controller for TBWA from May 1994 to February 1996. From August 1988 to April 1994, Ms.
Black worked for Arthur Andersen LLP in various positions, including manager. Ms. Black holds a First Class B.S. degree in economics from Loughborough University and is a member of the Institute of Chartered Accountants of England and Wales.

   Anders Eriksson has been Executive Vice President of European Operations for Razorfish since May 1999. He was previously Business Area Manager of Media and Telecom for Spray/Razorfish Stockholm. From August 1995 through July 1997, Mr. Ericksson was Consultant and Manager of Bossard Consultants
(international management consultant firm). From August 1997 though September 1998, he was Senior Consultant at Gemini Consulting (an international management consultant firm). From April 1994 through July 1995, he was responsible for interactive TV at Everyday, a member of the Kimmevik Group.

   Craig M. Kanarick, a co-founder of Razorfish, has been a Vice Chairman of the Board of Razorfish since January 1999, Chief Scientist of Razorfish since August 1998 and Secretary and a Director of Razorfish since its inception in January 1995. Mr. Kanarick was Chairman of the Board of Razorfish from its inception until January 1999. From June 1993 to January 1995, Mr. Kanarick was a freelance digital media consultant and designer. Mr. Kanarick is Chairman of the Board, Chief Creative Officer, Secretary and a director of Razorfish Studios. He is also a director of the New York New Media Association and Rhizome Communications, Inc., a non-profit digital arts corporation. Mr. Kanarick will devote substantially all of his time to the management of Razorfish. See "Certain Transactions of Razorfish." Mr. Kanarick holds a B.A. degree in philosophy and a B.S. degree in computer science from the University of Pennsylvania and an M.S. degree in visual studies from the MIT Media Lab at the Massachusetts Institute of Technology.

   Jean-Philippe Maheu has served as Executive Vice President--North American Operations of Razorfish since January 1999 and Executive Vice President of Corporate Development of Razorfish from December 1997 until December 1998. Mr. Maheu served as Vice President of Business Development and Strategy of Razorfish from July 1997 until December 1997. From February 1995 to June 1997, Mr. Maheu served as a principal of Gunn Partners, a management consulting firm. From September 1989 to January 1995, Mr. Maheu was a consultant and manager of A.T. Kearney, an international management consulting firm. Mr. Maheu holds a M.S. degree in information systems from Pierre and Marie Curie University-- Paris and an M.B.A. degree in finance and marketing from the J.L. Kellogg Graduate School of Management at Northwestern University.

   Christopher P. Mathias has been i-Cube's Chief Strategy Officer and Managing Director of Europe since June 1999. Mr. Mathias was Chairman of Conduit Communications, a company he founded, since 1993. From 1990 to June 1993 Mr. Mathias was Division Director at Harbor Holdings (United Kingdom) where he worked in an acquisition and integration capacity. From 1988 to 1990 Mr. Mathias was a management consultant with Bain & Co. Mr. Mathias is a graduate of Bristol University and received his MBA from INSEAD.

   Michael Pehl has been Chief Executive Officer of i-Cube since June 1996 and chairman of its board of directors since July 1996. From March 1994 to May 1996, Mr. Pehl was Chief Executive Officer of Deloitte & Touche Consulting Group/ICS, the global SAP and Baan package implementation group of Deloitte Touche Tohmatsu International, a global accounting and consulting firm. From January 1991 until March 1994, Mr. Pehl was Chief Executive Officer of ICS, a systems implementation firm that he founded and sold to Deloitte & Touche in 1994. Prior to founding ICS, Mr Pehl was employed by SAP AG and SAP America from July 1986 to December 1990 where he held various positions in the consulting and development organizations. Mr. Pehl was a member of the SAP AG team that relocated to the United States in 1987 and established SAP America. He is expected to become a Director on the closing of the merger.

   Michael S. Simon has been Executive Vice President--Business Affairs of Razorfish since November 1998 and General Counsel of Razorfish since July 1998. Mr. Simon was Senior Vice President of Business Affairs of Razorfish from July 1998 to November 1998, and he was Razorfish's Vice President of Business Affairs from October 1996 to July 1998. Prior to joining Razorfish, Mr. Simon was a Senior Director of Legal Affairs for Polygram Records, Inc. from April 1995 to October 1996. From November 1993 to April 1995, he was an associate at the law firm Levine Thall Plotkin & Mennin, LLP. Mr. Simon is also the President and a director of Razorfish Studios. Mr. Simon was also the President of Simon Ventures, Ltd., an artist management and management consulting firm that he founded, from October 1996 until Simon Ventures was sold to Razorfish Studios in February 1999. He will devote a substantial portion of his time to the management of Razorfish. See "Certain Transactions of Razorfish." Mr. Simon holds a B.A. degree in American studies from Amherst College and a J.D. degree from Columbia University.

   Jonas S.A. Svensson, a co-founder of Spray, has served as a Vice Chairman of the Board and Executive Vice President--Corporate Development of Razorfish since January 1999. Prior to the Spray Acquisition, he served as director of brand and strategic developments of Spray and was also Chairman of the Board of Spray. From January 1995 to June 1995, Mr. Svensson was Executive Vice President for Everyday, a company specializing in interactive media and ISP services that is a member of Kinnevik Group, the Nordic media group. He was a student at the Stockholm School of Economics from August 1990 to January 1995.

   Carter F. Bales has been a director of Razorfish since March 1999. Mr. Bales has served as a managing director of The Wicks Group of Companies, L.L.C., a private equity investment firm specializing in certain segments of the communications, information and media industries that he co-founded, since June 1998. From June 1965 until June 1998, Mr. Bales was a director and served in various other senior positions at McKinsey & Company, Inc., an international management consulting firm. Since leaving McKinsey in 1998, Mr. Bales has provided continued services to McKinsey as an outside consultant and as a member of McKinsey's Advisory Council.

   Per I.G. Bystedt has served as Chairman of the Board of Razorfish since January 1999. He is also Chief Executive Officer and a director of Spray Ventures. Mr. Bystedt served as Chairman of the Board of Spray from September 1997 until the closing of the Spray acquisition in January 1999. From January 1995 until February 1997, Mr. Bystedt served as Chief Executive Officer of TV5 Broadcasting Group Ltd., a Scandinavian satellite and cable television network. From January 1997 to April 1997, Mr. Bystedt was an Executive Vice President for Modern Times Group AB with the primary responsibility for supervising all of the satellite and cable TV, pay TV and smart card system companies within this organization. Mr. Bystedt also served as Chief Executive Officer for ZTV Group AB, a commercial television company in Scandinavia, from April 1994 to December 1995, and for the television production company, Trash Television AB, from September 1992 to April 1994 . Mr. Bystedt holds a degree in natural science from Hersby Skola and an M.B.A. degree from the Stockholm School of Economics.

   Kjell A. Nordstrom has been a director of Razorfish since March 1999. Mr. Nordstrom has been executive director of the Institute of International Business and an assistant professor at the Stockholm School of Economics since 1991. Mr. Nordstrom has also been a director of Spray Ventures since 1998 and a director of Geelmuyden-Kiesse AS, an indirect subsidiary of Razorfish, since 1996. Mr. Nordstrom will be resigning from his position as a director of Razorfish as of the closing of the merger.

   John Wren has been a director of Razorfish since September 1996. Mr. Wren has served as Chief Executive Officer of Omnicom since January 1997 and has also been President of Omnicom since September 1995. From May 1993 until June 1998, he served as Chairman and Chief Executive Officer of the Diversified Agency Services division of Omnicom. Mr. Wren was appointed to Omnicom's board of directors in May 1993. Mr. Wren also serves on the board of directors of AGENCY.COM.

Board of Directors

   Razorfish currently has authorized seven directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal, if earlier. Five of the current members of the board of directors were elected pursuant to the terms of the Stockholders Agreement entered into as of October 1, 1998 by and among Razorfish, Spray Ventures, Communicade and Messrs. Dachis and Kanarick, which terminated upon the consummation of the initial public offering.

   Immediately following the closing, Razorfish's board of directors will consist of the following nine people: Jeffrey A. Dachis, Craig M. Kanarick, Per I.G. Bystedt, Jonas S.A. Svensson, Carter F. Bales, Michael Pehl, Lawrence P. Begley, John Wren, or if Mr. Wren is unable to serve, another executive officer of Omnicom Group Inc., reasonably acceptable to the Chief Executive Officer of Razorfish, and one outside director designated by i-Cube.

   In March 1999, Razorfish established an Audit Committee and a Compensation Committee upon which both Messrs. Bales and Nordstrom currently serve. Following the closing of the merger, Mr. Bales and the outside director to be designated by i-Cube will be the sole members of the Audit and Compensation Committees.

   The Audit Committee reviews the preparations for and the scope of the audit of Razorfish's annual financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors and monitors the functioning of Razorfish's accounting and internal control systems by meeting with representatives of management, the independent auditors and the internal auditors. The Committee has direct access to the independent auditors, the internal auditors and counsel to Razorfish and performs such other duties relating to the maintenance of the proper books of account and records of Razorfish and other matters as the board of directors may assign from time to time.

   The Compensation Committee supervises and makes recommendations with respect to compensation levels of key employees and all benefit plans involving employees of Razorfish. It approves, upon the recommendation of the President or other appropriate officer, the terms of employment of all officers of Razorfish (except the Chairman of the Board and the President) and recommends the terms of employment of the Chairman of the Board and the President to the board of directors for approval.

Compensation of Directors

   Directors who are also employees of Razorfish receive no additional compensation for their services as directors. Directors who are not employees of Razorfish do not receive a fee for attendance at meetings of the board of directors or committees of the board of directors, but they are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings. Messrs. Bales and Nordstrom received options to purchase shares of common stock upon the closing of the initial public offering. Some of these options vested 100% on the date of grant, and each of Messrs. Bales and Nordstrom agreed to exercise his option to purchase these shares on the date of grant.

   The Delaware General Corporation Law provides that a company may indemnify its directors and officers for specified liabilities. Razorfish's Certificate of Incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law. The effect of these provisions is to indemnify the directors and officers of Razorfish against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Razorfish. Razorfish may obtain directors and officers liability insurance to effectuate these provisions.

Employment and non-competition agreements

 Employment agreements with Messrs. Dachis and Kanarick

   Razorfish has entered into employment agreements with each of Messrs. Dachis and Kanarick, pursuant to which Mr. Dachis serves as President, Chief Executive Officer and Treasurer and Mr. Kanarick serves as Chief Scientist, Secretary and Vice Chairman of the Board. Although in 1998 each of Messrs. Dachis and Kanarick was paid a base salary of $104,000, as of April 1999, each of Messrs. Dachis and Kanarick is paid an annual base salary of $36,000, subject to increases in accordance with Razorfish's salary review and budget policies. In addition, pursuant to the terms of the agreements, Messrs. Dachis and Kanarick serve as directors of Razorfish without any additional compensation.

   The initial term of each agreement expires on December 31, 2001. Upon the expiration of the initial term, each agreement remains in effect and may be terminated by either party upon six months' prior written notice. In addition, at any time after June 30, 2001, Razorfish may, at its option, elect to place either executive on "leave of absence status" during which time the executive will no longer be responsible for his duties but will be entitled to payment of his salary and other benefits provided in the agreement.

   These agreements also contain customary provisions relating to the protection of confidential information and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment.

 Non-competition agreements with Messrs. Dachis and Kanarick

   Razorfish has entered into non-competition agreements with each of Messrs. Dachis and Kanarick. The agreements provide that each of Messrs. Dachis and Kanarick will not, until the later of December 31, 2001 and the termination of his employment with Razorfish, (1) solicit business of the type performed by Razorfish from any Razorfish client, (2) solicit Razorfish's employees or (3) render services of the type performed by Razorfish for any Razorfish client. A Razorfish client includes any person that is a client at the time of, or during the termination of such employee's employment or during the prior, and prospective clients to whom Razorfish has made a presentation during the one-year period prior to such termination.

 Employment agreements with Messrs. Bystedt, Svensson and Ihrfelt

   Razorfish has entered into employment agreements with each of Messrs. Bystedt, Svensson and Ihrfelt, pursuant to which each is required to perform duties designated by Razorfish, in either Stockholm or New York, and will report to Mr. Dachis. Each such employee is paid an annual base salary of $36,000, subject to increases in accordance with Razorfish's salary review and budget policies. Beginning after one year of employment, each such employee will be eligible to participate in Razorfish's bonus and profit-sharing programs.

   The initial term of each agreement expires on December 31, 2001. Upon the expiration of the initial term, each agreement remains in effect and may be terminated by either party upon 30-days' prior written notice.

   These agreements contain customary provisions relating to assignment to Razorfish of proprietary information developed during employment and the protection of confidential information.

 Employment and non-competition agreement with Mr. Pehl

   Razorfish has entered into an employment agreement with Mr. Pehl which will become effective upon consummation of the merger. Pursuant to this employment agreement, Mr. Pehl will serve as Chief Operating Officer, will be paid an annual base salary of $300,000 and will receive up to $4,000 per month in housing allowance to rent an apartment in New York City. Mr. Pehl will also be eligible to receive a bonus for 1999 of up to 75% of his base salary subject to the terms and conditions of the i-Cube bonus plan and will be eligible to receive a bonus in 2000 as determined by the Compensation Committee of the Razorfish board of directors.

   The initial term of the agreement is one year and the agreement automatically renews for successive one-year terms unless terminated by either party 60 days prior to the then-current term.

   The agreement contains customary provisions relating to the protection of confidential information, and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment. The agreement also provides that during the term of the agreement and for six months after his employment terminates, Mr. Pehl will not compete with the business of Razorfish.

 Employment agreements with other members of management

   Razorfish has also entered into employment agreements with Messrs. Seidler, Maheu and Orensten. Mr. Seidler serves as Razorfish's Chief Creative Officer and is paid an annual base salary of $125,000. The initial term of his employment expires on December 31, 2001. Upon the expiration of such initial term, Mr. Seidler's agreement continues in effect and may be terminated by either party upon 30-days' prior written notice. Mr. Maheu serves as Executive Vice President--North American Operations. His annual base salary under the agreement is $125,000. The term of Mr. Maheu's employment agreement expires on June 30, 2000 and is automatically renewable for successive one-year terms unless terminated by either party 90 days prior to the scheduled renewal date. Mr. Orensten serves as Executive Vice President--Global Intelligence and Knowledge Management. His annual base salary under the agreement is $125,000. The term of Mr. Orensten's employment agreement expires on June 30, 2000 and is automatically renewable for successive one-year terms unless terminated by either party 60 days prior to the scheduled renewal date.

   Each of Messrs. Seidler, Maheu and Orensten is also eligible to participate in Razorfish's bonus and profit-sharing programs. The agreements each also contain customary provisions relating to assignment to Razorfish of proprietary information developed during employment, the protection of confidential information, and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment.

Executive Compensation

   The table below summarizes information concerning the compensation paid by Razorfish during 1998 to Razorfish's Chief Executive Officer and Razorfish's four other most highly paid executive officers (collectively, the "Named Executive Officers"):

                                              Annual              Long-term
                                           compensation      compensation awards
                                         ------------------- -------------------
                                                                 Securities
Name and principal position               Salary      Bonus  underlying options
---------------------------              --------    ------- -------------------
Jeffrey A. Dachis......................  $104,000    $ 5,000          --
 President, Chief Executive Officer and
 Treasurer
Craig M. Kanarick......................   104,000      5,000          --
 Chief Scientist, Vice Chairman of the
 Board and Secretary
Peter Seidler..........................   112,500(1)   2,000       13,456(2)
 Chief Creative Officer
Jean-Philippe Maheu....................   125,000     13,500          --
 Executive Vice President--North
 American Operations
Evan Orensten..........................   110,416(3)  16,000          --
 Executive Vice President--Global
 Intelligence and Knowledge Management

--------
(1) Mr. Seidler's annual salary was $100,000 from January 16, 1998 to April 30, 1998 when it was increased to $125,000.
(2) 13,456 of these options were granted to Mr. Seidler to satisfy obligations of Razorfish with respect to a previous grant of options made to Mr. Seidler.
(3) Mr. Orensten's annual salary was $100,000 from January 1, 1998 until August 1, 1998 when it was increased to $125,000.

Option Grants in 1998 and 1999

   The following table sets forth information regarding stock options granted pursuant to the 1997 Stock Option Plan during 1998 and 1999 to each of the Named Executive Officers.

                                       Percent of                                Potential realized value
                                        granted                                   at assumed annual rates
                         Number of  securities total   Individual               of stock price appreciation
                         underlying options granted  Grants Exercise                  for option term
                          options     to employees    or base price  Expiration -----------------------------
Name                      granted    in fiscal 1998    (per share)      Date         5%             10%
----                     ---------- ---------------- --------------- ---------- -------------  --------------
Jeffrey A. Dachis.......      --           -- %           $ --             --   $         --   $         --
Craig M. Kanarick.......      --           --               --             --             --             --
Peter Seidler...........  500,000         53.4             1.00       04/30/08      1,373,229      2,482,804
                           13,456          2.9            10.00       11/26/08        (84,148)       (54,287)
Jean-Philippe Maheu.....      --           --               --             --             --             --
Evan Orensten...........      --           --               --             --             --             --

   Of the options granted to Mr. Seidler, 13,456 were granted to satisfy an obligation of Razorfish with respect to a previous grant made to Mr. Seidler. In addition, the exercise price of the 500,000 options was subsequently determined to be below the fair market value of the common stock on the date of grant. Accordingly, Razorfish recorded a compensation charge of $1.8 million in 1998. See "Razorfish Management's Discussion and Analysis of Financial Condition and Results of Operations." Razorfish granted an additional bonus in the form of stock options under the 1997 Stock Option Plan to each Named Executive Officer on April 26, 1999. Messrs. Seidler, Maheu and Orensten received options to purchase 2,500, 5,000 and 5,000 shares of common stock, respectively, exercisable at $16.00 per share.

   On August 10, 1999, Razorfish granted an additional bonus in the form of options under the 1999 Stock Incentive Plan to purchase stock at fair market value. Messrs. Dachis, Kanarick, Orensten, Maheu and Seidler received options to purchase 50,000, 50,000, 10,000, 30,000 and 5,000 shares of common stock, respectively, each at an exercise price of $25, which was the closing price on the date of grant.

   The values set forth in the last two columns of the table set forth above represent the gain that Mr. Seidler would realize assuming that (1) he exercises all of the options granted at the end of their respective terms and
(2) the value of a share of Razorfish's common stock has increased annually by a rate of 5% and 10% during the term of the option. These growth rates are prescribed by the Securities and Exchange Commission. By including these values in this joint proxy statement/prospectus, Razorfish does not intend to forecast the possible appreciation of its common stock or to establish a present value of these options. In addition, Mr. Seidler will not realize any gain unless there is an increase in Razorfish's stock price.

Aggregated Option Exercises In Fiscal 1998 And Fiscal Year-End Option Values

   The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of December 31, 1998.

                                                  Number of securities
                                                 underlying unexercised    Value of unexercised in
                                                 options at fiscal year-    the money options at
                           Shares                          end                 fiscal year-end
                         acquired on   Value    ------------------------- -------------------------
Name                     exercise(1)  realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Jeffrey A. Dachis.......       --    $      --    16,667       33,333      $ 60,001     $119,999
Craig M. Kanarick.......       --           --    16,667       33,333        60,001      119,999
Peter Seidler...........   500,000    1,800,000   13,456          --        (72,662)
Jean-Philippe Maheu.....    33,334      120,002    9,597       52,525        34,549      189,090
Evan Orensten...........    33,334      120,002    8,334       50,000        30,002      180,000

--------
(1) The value realized by Messrs. Seidler, Maheu and Orensten upon the exercise of these options represents the aggregate amount of the difference between the fair market value for a share of common stock on the date of exercise, $4.60 per share, and the exercise price of such options, $1.00 per share.

   There was no public trading market for the common stock at December 31, 1998. Accordingly, these values of exercisable and unexercisable in-the-money options have been calculated on the basis of the fair market value of the common stock at December 31, 1998 ($4.60 per share) as determined by an independent third-party valuation, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

   The table below sets forth what the value of unexercised in-the-money options at December 31, 1998 would have been for each Named Executive Officer assuming that the fair market value of Razorfish's common stock was $16.00, the public offering price of the shares in Razorfish's initial public offering, on the date of exercise.

                                                         Value of unexercised
                                                        in-the-money options at
                                                            fiscal year-end
                                                       -------------------------
Name                                                   Exercisable Unexercisable
----                                                   ----------- -------------
Jeffrey A. Dachis.....................................  $250,005     $499,995
Craig M. Kanarick.....................................   250,005      499,995
Peter Seidler.........................................    80,736          --
Jean-Philippe Maheu...................................   143,955      787,875
Evan Orensten.........................................   125,010      750,000

1997 Stock Option Plan

   General. On February 24, 1997, Razorfish's board of directors adopted and its stockholders approved the 1997 Stock Option Plan. The 1997 Stock Option Plan provides for the issuance of a total of up to 1,172,548 shares of common stock. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award are available for other awards under the 1997 Stock Option Plan.

   Awards under the 1997 Stock Option Plan. Awards under the 1997 Stock Option Plan may be made in the form of the following:

  .  incentive stock options;

  .  non-qualified stock options;

  .  restricted stock; or

  .  any combination thereof.

   Awards may be granted to such directors, employees and consultants of Razorfish (collectively, "Key Persons") as the board of directors or the Compensation Committee of the board of directors shall in its discretion select. Only employees of Razorfish are eligible to receive grants of incentive stock options.

   Administration. The 1997 Stock Option Plan is administered by the Compensation Committee. The Compensation Committee is authorized to construe, interpret and implement the provisions of the 1997 Stock Option Plan, to select the Key Persons to whom awards will be granted, to determine the terms and provisions of awards and, with the consent of the grantee, to cancel and re-grant outstanding awards. The determinations of the Compensation Committee are made in its sole discretion and are conclusive.

Grants under the 1997 Stock Option Plan

   Options. The Compensation Committee determines the terms and conditions of each option. The corporate committee establishes the purchase price per share payable upon the exercise of an option. In the case of an incentive stock option, the option exercise price must be equal to at least 100% of the fair market value of a share of the common stock on the date of grant. The option exercise price is payable in cash, by surrender of shares of common stock having a fair market value on the date of the exercise equal to part or all of the option exercise price, or by a combination of cash and shares of common stock, as the Compensation Committee may determine.

   As of August 31, 1999, there are options outstanding to purchase an aggregate of 680,104 shares of common stock of which 338,573 are currently exercisable. Of these options, 443,953 were granted at an exercise price less than the fair market value of the common stock on the date of grant and 236,151 were granted at an exercise price equal to or in excess of the fair market value of the common stock on the date of grant. The weighted average exercise price and remaining contractual life of the outstanding options are $5.58 and
8.4 years.

   Restricted stock. The Compensation Committee may grant restricted shares of common stock to key employees, in the amounts and subject to terms and conditions as the Compensation Committee determines in its discretion. These terms and conditions may be related to performance goals and other conditions. The restricted period for an award of restricted stock may not exceed five years. The Compensation Committee may require that the certificates for the shares of common stock covered by a restricted stock award remain in the possession of a bank, other institution or Razorfish until the shares are free from restrictions. Subject to all applicable restrictions, the grantee has the rights of a stockholder with respect to the restricted stock, provided that all stock dividends, stock rights and stock issued upon split-ups or reclassification shall be subject to the same restrictions as the restricted shares to which such dividends, rights and stock relate.

   In February 1997, Razorfish issued an aggregate of 65,911 shares of common stock under the 1997 Stock Option Plan to seven employees under the terms of stock grant agreements entered into between Razorfish and each such employee. These shares vested 100% on the date of grant. These shares were issued to each employee in consideration for services rendered to Razorfish by such employee. Each stock grant agreement also requires the employee to enter into a stock restriction agreement with Razorfish. Each stock restriction agreement provides that the holder of the shares of common stock will not sell, assign, pledge or otherwise transfer the shares without the written consent of Razorfish. In the event that the holder desires to transfer all or any portion of the shares or upon the occurrence of specified events, Razorfish has a right of first refusal to purchase such shares at fair market value as determined by the board of directors. Each stock restriction agreement terminates upon the cessation of Razorfish's business, the bankruptcy, receivership or dissolution of Razorfish or by the agreement of the parties.

Termination Of Employment Or Service

   Options. In general, the option agreements entered into under to the 1997 Stock Option Plan provide that: (1) on termination of the grantee's employment or service by reason of discharge other than for death or permanent and total disability, all options not yet exercised will terminate; and (2) if a grantee dies or becomes permanently and totally disabled while in Razorfish's employ or service, the grantee's options will become exercisable as to all of the shares underlying such options and generally remain exercisable for one year after the date of such termination, but not after the expiration date of the award.

   Restricted stock. If a grantee's employment or service terminates for any reason or if any condition established by the Compensation Committee with respect to such restricted shares shall not have occurred prior to the end of the restricted period, the restricted shares are forfeited to Razorfish, and the holder loses any rights to the shares.

Other Features Of The 1997 Stock Option Plan

   The Compensation Committee may, without stockholder approval, suspend, discontinue, revise or amend the 1997 Stock Option Plan at any time or from time to time; provided, however, that stockholder approval shall be obtained for any amendment that does the following:

  . increases the number of shares available for issuances (subject to exceptions);

  .  changes who is eligible to receive awards under the 1997 Stock Option
     Plan; or

  .  materially increases the benefits accruing to Key Persons.

   Unless sooner terminated by the Compensation Committee, the provisions of the 1997 Stock Option Plan with respect to the grant of incentive stock options terminate on the tenth anniversary of the adoption of the 1997 Stock Option Plan by the board of directors. All awards made under the 1997 Stock Option Plan prior to its termination remain in effect until they are satisfied or terminated. In the event of a stock dividend, stock split, recapitalization or the like, to the extent it deems necessary, the Compensation Committee will equitably adjust the aggregate number of shares subject to the 1997 Stock Option Plan. No provision is made in the 1997 Stock Option Plan for the adjustment of outstanding awards.

Tax Consequences

   The following description of the tax consequences of awards under the 1997 Stock Option Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1997 Stock Option Plan.

   There are generally no Federal tax consequences either to the optionee or to Razorfish upon the grant of an Option. On the exercise of an incentive stock option, the optionee will not recognize any income, and Razorfish will not be entitled to a deduction for tax purposes, although the exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"). However, if the optionee disposes of shares acquired on the exercise of an incentive stock option within two years of the date of grant, or one year of the date of exercise, the optionee will recognize ordinary income, and Razorfish will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of common stock on the date of exercise over the Option Exercise Price (or the gain on sale, if less). The remainder of any gain, and any loss, to the optionee will be treated as capital gain or loss. If the shares are disposed of after the foregoing holding periods are met, Razorfish will not be entitled to any deduction, and the entire gain or loss will be treated as a capital gain or loss to the optionee. On exercise of a non-qualified stock option, the amount by which the fair market value of common stock on the date of exercise exceeds the Option Exercise Price will generally be taxable to the optionee as ordinary income and will generally be deductible for tax purposes by Razorfish. The disposition of shares upon exercise of a non-qualified option will generally result in capital gain or loss to the optionee but will have no tax consequences to Razorfish.

   An award of restricted shares of common stock generally will not result in income for the grantee or in a tax deduction for Razorfish until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them, and Razorfish generally will be entitled to a tax deduction in the same amount.

Limitations On Razorfish's Compensation Deduction

   Section 162(m) of the Code limits the deduction which Razorfish may take for otherwise deductible compensation payable to certain executive officers to the extent that compensation paid to such officers for a year exceeds $1.0 million, unless the compensation meets requirements of the Code. Although Razorfish believes that compensation realized from options that have been granted under the 1997 Stock Option Plan generally will satisfy the requirements of Section 162(m) of the Code, these awards may not satisfy those requirements. The deduction for compensation resulting from a restricted stock award will be subject to the limitation imposed by Code Section 162(m).

1999 Stock Incentive Plan

   General. In March 1999, Razorfish's board of directors adopted and the stockholders approved the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides for the issuance of a total of up to 922,327 shares of common stock. Generally, shares subject to an award that remain unissued upon expiration, cancellation, settlement or forfeiture of the award are available for other awards under the 1999 Stock Incentive Plan.

   Awards under the 1999 Stock Incentive Plan. Awards under the 1999 Stock Incentive Plan may be made in the form of:

  .  incentive stock options;

  .  non-qualified stock options;

  .  stock appreciation rights;

  .  dividend equivalent rights;

  .  restricted stock;

  .  performance units;

  .  performance shares; or

  .  any combination thereof.

   Awards may be granted to the employees, directors and executive officers as the Compensation Committee selects. Only employees of Razorfish are eligible to receive grants of incentive stock options. Each award is evidenced by an award agreement entered into by Razorfish and the grantee. The Compensation Committee determines the terms and provisions of each award granted under the 1999 Stock Incentive Plan, including the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment, payment contingencies and satisfaction of any performance criteria. The performance criteria established by the Compensation Committee may be based on any one, or any combination of, the following:

  .  increase in share price;

  .  earnings per share;

  .  total stockholders' return;

  .  net operating income;

  .  personal management objectives; and

  .  any other measure of performance selected by the Compensation Committee.

   Administration. The 1999 Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee is authorized to construe, interpret and implement the provisions of the 1999 Stock Incentive Plan, to select the persons who receive awards, to determine the terms and provisions of awards and, with the consent of the grantee, to amend the terms of any outstanding award. The determinations of the Compensation Committee are made in its sole discretion and are conclusive.

Grants under the 1999 Stock Incentive Plan

   Awards. The Compensation Committee determines the terms and conditions of each award. The exercise price of an Option is established by the Compensation Committee, and, in the case of an incentive stock option the exercise price must equal at least 100% of the fair market value of a share of the common stock on the date of grant. The exercise price is payable in cash, check, by delivery of grantee's promissory note by surrender of shares of common stock having a fair market value on the date of the exercise equal to the Option Exercise Price, by the sale of the shares through a broker-dealer or by any combination of the foregoing methods of payment, as the Compensation Committee may determine.

Termination Of Employment Or Service

   Awards. Upon the termination of a grantee's service with Razorfish or any of its subsidiaries, as the case may be, an award granted pursuant to the 1999 Stock Incentive Plan may be exercised to the extent provided in the award agreement.

Other Features Of The 1999 Stock Incentive Plan

   The board of directors may, without stockholder approval, amend, suspend or terminate the 1999 Stock Incentive Plan at any time or from time to time; unless stockholders approval is required by law or the amendment, suspension or termination affects awards that have already been granted. Unless sooner terminated by the board of directors, the provisions of the 1999 Stock Incentive Plan terminate on the tenth anniversary of the adoption of the 1999 Stock Incentive Plan by the board of directors. All awards made under the 1999 Stock Incentive Plan prior to its termination remain in effect until they are satisfied or terminated. Subject to any action that may be required by the stockholders of Razorfish, the Compensation Committee may, in its discretion, proportionately adjust the number and price of outstanding awards, and the number of shares authorized for issuance under the 1999 Stock Incentive Plan, in the event of a stock dividend, stock split, recapitalization or other corporate action having a similar effect on the capitalization of Razorfish. In the event of a Change in Control, Corporate Transaction or Related Entity Disposition (as defined in the 1999 Stock Incentive Plan), the Compensation Committee has the authority to accelerate the vesting schedule of, release from restrictions on transfer of and terminate repurchase or forfeiture rights with respect to any outstanding award. The Compensation Committee may establish programs that provide for the exchange of awards for one or more other types of awards by grantees and the grant of types of awards to one or more classes of grantees. In addition, the Compensation Committee may at any time offer to buy out for cash or shares of common stock any outstanding award.

   Tax consequences. The following description of the tax consequences of awards under the 1999 Stock Incentive Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1999 Stock Incentive Plan.

   The tax consequences of Options and restricted stock granted under the 1999 Stock Incentive Plan will generally be the same as the tax consequences of Options and restricted stock granted under the 1997 Stock Option Plan. In the case of a stock appreciation right, upon exercise of such right the holder will be taxed at ordinary income rates on the amount of cash and the fair market value of the other property received. Subject to the limitation described below, Razorfish will be entitled to a deduction at the same time and in the same amount as the holder has income. The tax consequences of other kinds of awards will depend on the particular terms and conditions of such awards. In general, in case of other awards, it is anticipated that those awards will result in ordinary income to the recipient and a deduction to Razorfish; however, the amount and timing of that income and any related deduction will depend on the conditions of the award.

   Limitations on Razorfish's compensation deduction. Although it is anticipated that some awards under the 1999 Stock Incentive Plan will, pursuant to Section 162(m) of the Code, meet the requirements to avoid a limit on deductibility, no assurances can be given that all awards will meet such requirements. Specifically, awards of restricted stock will be subject to the limitation on deductibility imposed by Section 162(m) of the Code. The proposed amendment to the Stock Incentive Plan that limits to 500,000 the number of options and stock appreciation rights that may be granted to an employee in any one fiscal year of Razorfish ensures compliance under the requirements of Code
Section 162(m) for compensation attributable to the 1999 Stock Incentive Plan intended to qualify as deductible performance-based compensation.

                      PRINCIPAL STOCKHOLDERS OF RAZORFISH

   The following table sets forth information regarding the beneficial ownership of common stock as of September 16, 1999 by each of the following:

  . each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by Razorfish to own beneficially 5% or more of the common stock;

  .  Razorfish's directors and Named Executive Officers; and

  .  all directors and executive officers of Razorfish as a group.

   As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this joint proxy statement/prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 25,334,249 shares of common stock outstanding as of September 16, 1999, and 43,019,359 shares of common stock outstanding immediately following the closing of the merger.

   Although listed in the table below, Messrs. Bystedt, Svensson and Wren do not own directly any shares of common stock. They are listed due to their affiliation with Spray Ventures, in the case of Messrs. Bystedt and Svensson, and Communicade, in the case of Mr. Wren, both of which are direct holders of common stock. See notes 4, 5 and 7 to the table.

                          Number of shares             Number of Shares
  Name and address of     of Common Stock   Percentage of Common Stock   Percentage
  beneficial owners(1)    Prior to Merger     owned    After The Merger    owned
  --------------------    ----------------  ---------- ----------------  ----------
Spray Ventures AB(2)....      7,904,827        31.2%       7,904,827        18.4%
 Nybrogatan 55
 114 85 Stockholm,
 Sweden
Per I.G. Bystedt(2)(3)..      7,904,827(4)     31.2        7,904,827        18.4
Jonas S.A.                    7,904,827(4)     31.2        7,904,827        18.4
 Svensson(2)(3).........
Omnicom Group, Inc.(5)..      7,958,333(6)     31.4        7,958,333        18.5
 c/o Communicade Inc.
 437 Madison Avenue
 New York, New York
 10022
John Wren...............      7,958,333(7)     31.4        7,958,333        18.5
Jeffrey A. Dachis.......      2,326,130(8)      9.2        2,326,130         5.4
Craig M. Kanarick.......      2,326,130(9)      9.2        2,326,130         5.4
Peter Seidler...........        479,164(10)     1.9          479,164         1.1
Jean-Philippe Maheu.....         64,598(11)       *           64,598           *
Evan Orensten...........         63,335(12)       *           63,335           *
Carter F. Bales.........          7,000           *            7,000           *
Kjell A. Nordstrom......          7,000           *            7,000           *
All directors and            21,171,568(13)    83.2       21,171,568(13)    49.2
 executive officers as a
 group..................

--------
*  Less than 1%
(1) Unless otherwise noted, the address of each of the persons listed is 107 Grand Street, 3rd Floor, New York, New York 10013.
(2) Per Bystedt, Jonas Svensson, Thomas Randerz and Johan Ihrfelt, each of whom is an officer or director of Razorfish, collectively own more than 50% of the outstanding voting stock of Spray Ventures AB. There is no agreement among these individuals as to the voting of their shares of Spray Ventures. Spray Ventures is a publicly held company in Sweden. In February 1999, the board of directors of Spray Ventures approved the issuance of warrants to purchase shares of Razorfish Class A common stock owned by Spray Ventures to approximately 200 stockholders including Messrs. Bystedt, Svensson, Ihrfelt and Randerz, officers of Razorfish. Each Spray Ventures' stockholder received one warrant for each common share of Spray Ventures owned by such stockholder. Each warrant gives the holder the right to purchase four shares of

    Razorfish Class A common stock at a per share purchase price of SEK 63 ($7.70 based upon the September 9, 1999 exchange rate of SEK 8.1310 = $1.00). The board of directors of Spray Ventures has issued an aggregate of 472,738 warrants to purchase an aggregate of 1,890,952 shares of common stock. The warrant holders are entitled to exercise the warrants during the period commencing on October 22, 1999 and ending on November 22, 1999. If all such warrants are exercised in full, the number of shares beneficially owned by Spray Ventures and Messrs. Bystedt and Svensson, after giving effect to this offering, would be 6,013,875 (23.7% pre-merger and 14.0% post-merger), 6,013,875 (23.7% pre-merger and 14.0% post-merger) and 6,013,875 (23.7% pre-merger and 14.0% post-merger), respectively.
(3) The principal business address of Messrs. Bystedt and Svensson is c/o Razorfish AB, Nybrogaten 55, Stockholm 11485, Sweden.
(4) Represents shares of common stock beneficially held by Spray Ventures. Messrs. Bystedt and Svensson are members of the board and stockholders of Spray Ventures. However, none of Messrs. Bystedt or Svensson or any other member of the board of Spray Ventures, acting alone, has voting or investment power with respect to Razorfish's common stock directly or indirectly beneficially owned by Spray Ventures and, as a result, each of Messrs. Bystedt and Svensson disclaim beneficial ownership of these shares. Spray Ventures is a publicly held company in Sweden.
(5) The stockholder of record is Communicade, a wholly owned subsidiary of Omnicom. Omnicom is a publicly held company. John Wren, a director of Razorfish, is also an executive officer and a director of Omnicom. However, Mr. Wren, acting alone, has no voting or investment power with respect to the Razorfish Class A common stock held by Communicade.
(6) Includes (a) 2,345,160 shares acquired in connection with the Spray acquisition and (b) 1,976,810 shares acquired upon the exercise of the 10% option.
(7) Represents shares of common stock beneficially held by Communicade. Mr.
    Wren is an executive officer and a director of Omnicom, the parent company of Communicade. However, neither Mr. Wren nor any other officer or director of Omnicom, acting alone, has voting or investment power with respect to the Razorfish Class A common stock directly or indirectly beneficially owned by Omnicom and, as a result, Mr. Wren disclaims beneficial ownership of these shares.
(8) Includes 33,334 shares of common stock subject to options that are currently exercisable by Mr. Dachis.
(9) Includes 33,334 shares of common stock subject to options that are currently exercisable by Mr. Kanarick.
(10) Includes 15,956 shares of common stock subject to options that are currently exercisable by Mr. Seidler. Although he is a Named Executive Officer of Razorfish based on fiscal 1998 compensation, Mr. Seidler will not be an executive officer upon consummation of the merger.
(11) Includes 5,000 shares of common stock subject to options that are currently exercisable by Mr. Maheu.

(12) Includes 4,687 shares of common stock subject to options that are currently exercisable by Mr. Orensten. Although he is a Named Executive Officer of Razorfish based on fiscal 1998 compensation, Mr. Orensten will not be an executive officer upon consummation of the merger.

(13) Includes (a) an aggregate of 91,688 shares of common stock subject to options that are held by the directors and executive officers and are currently exercisable or exercisable within 60 days of September 16, 1999,
     (b) shares held by Communicade, the beneficial ownership of which is attributed to but disclaimed by Mr. Wren, and (c) shares held by Spray Ventures, the beneficial ownership of which is attributed to but disclaimed by Messrs. Bystedt and Svensson.

                       CERTAIN TRANSACTIONS OF RAZORFISH

Transactions with Omnicom

   In September 1996, Razorfish, Communicade, formerly known as JWL Associates Corp., and Messrs. Dachis and Kanarick, officers and directors of Razorfish, entered into the Shareholders Agreement, which remained in effect until the closing of the Spray acquisition. Pursuant to the terms of the agreement, Omnicom agreed that, as long as it was a stockholder of Razorfish, it would provide Razorfish with a $2.0 million working capital line of credit and an acquisition line of credit to be used for the purchase of "new media" companies.

   In connection with the Spray acquisition, Razorfish, Communicade, Spray Ventures and Messrs. Dachis and Kanarick entered into the Stockholders Agreement which terminated upon the closing of Razorfish's initial public offering. Pursuant to the terms of the Stockholders Agreement, Communicade provided the working capital line of credit and the acquisition line of credit to Razorfish on the same terms and conditions as were set forth in the Shareholders Agreement. With the termination of the Stockholders Agreement the line of credit also terminated.

   Razorfish repaid all outstanding amounts borrowed under the working capital line of credit in February 1999 with the proceeds from the exercise of the 10% option granted by Razorfish to Communicade in connection with the acquisition of Spray. The first $1.0 million of principal amount outstanding bore no interest and additional amounts bore interest at a rate set from time to time by Omnicom. At the time Razorfish repaid this debt, there was a total of $1.3 million outstanding, and the applicable interest rate was 5.95%. The working capital line of credit was secured by a first priority lien on Razorfish's assets. This lien was released at the time of repayment. This line of credit terminated upon the closing of Razorfish's initial public offering.

   Razorfish repaid all outstanding amounts under the acquisition line of credit on April 29, 1999, with the proceeds of the initial public offering. At the time Razorfish repaid this debt, there was a total of $4.0 million outstanding and the applicable interest rate was 5.95%.

   Communicade was granted the 10% option in January of 1999 under the Stockholders Agreement. The option had an exercise price of 80% of the price per share in the Razorfish initial public offering. In January 1999, before the initial public offering, Communicade exercised the 10% option and purchased 1,976,810 shares of common stock. At the time of exercise Communicade paid $8 per share, or a total of $15.8 million, which was 80% of an assumed offering price in the initial public offering of $10 per share. Razorfish has valued the option at the date of exercise and has recorded additional purchase price for the Spray acquisition of $6,325,792 as a pro forma adjustment to goodwill. After the option was exercised, the purchase price for the shares issued under the 10% option was increased to reflect the actual offering price of $16.00 per share in the initial public offering. Accordingly, at the initial public offering Communicade paid an additional $9,488,692 for the shares, the difference between the amount initially paid by Communicade based on the estimated initial public offering price and the amount payable based on the actual offering price. See "Razorfish Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and capital resources."

   Simultaneously with the Spray acquisition, Messrs. Dachis and Kanarick each transferred an additional 363,636 shares of common stock, representing a total of 4% of the issued and outstanding shares of common stock on the date of transfer, to Communicade in exchange for $1.5 million in cash.

Transactions With Spray Executives

   In June 1997, Per Bystedt, an officer and a director of Razorfish, and Spray entered into a convertible debt agreement pursuant to which Mr. Bystedt loaned Spray approximately SEK 1.5 million ($0.2 million based upon the June 30, 1997 exchange rate of SEK 7.7273 = $1.00). This loan was due on December 31, 1997 and bore interest at 2.0% per annum. Prior to the maturity date of this loan, Mr. Bystedt exercised his conversion rights pursuant to the agreement and acquired 56 shares of common stock of Spray with a per share value of approximately $3,000.

   In September 1997, Spray executed a demand note in favor of Mr. Bystedt for the aggregate principal amount of SEK 1.0 million ($0.1 million based upon the September 30, 1997 exchange rate of SEK 7.5680 = $1.00). This note bore interest at a rate of 9.25% and was repaid in 1998. In addition, prior to 1998, Spray Ventures periodically made advances to Spray in an aggregate amount of SEK 2.6 million ($0.3 million based upon an average rate for the year ended December 31, 1997 of SEK 7.6854 = $1.00). These advances were forgiven by Spray Ventures in 1998.

Razorfish Studios

   Razorfish Studios produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, audio recordings, books and films. Razorfish Studios also manages artists and provides management consulting to artists. The majority of Razorfish Studios' common stock is owned by Communicade and Messrs. Dachis and Kanarick, each of whom is a stockholder of Razorfish. Michael S. Simon, an officer of Razorfish, is also a stockholder, a director and President of Razorfish Studios. Mr. Dachis is the Chief Executive Officer of Razorfish Studios, and Mr. Kanarick is Chairman of the Board, Chief Creative Officer and Secretary of Razorfish Studios.

   Razorfish Studios was formed in October 1997. Both prior to its formation, and for a period of time after, part of the Razorfish Studios business was operated as a division of Razorfish. In October 1997, Razorfish assigned to Razorfish Studios all of its rights, title and interest in and to all of the Razorfish Studios digital media properties owned by Razorfish, including the Razorfish Studios website and RSUB, The Razorfish Subnetwork, located at www.rsub.com, and all content located in such websites.

   In exchange for the use of its facilities, Razorfish allocates a portion of its overhead to Razorfish Studios, based on the ratio of the number of employees of Razorfish Studios to the number of employees of both Razorfish and Razorfish Studios at Razorfish's facility. Historically, Razorfish made its employees available to Razorfish Studios at a single discounted rate which was approximately 57% of the average billing rate for Razorfish employees. Razorfish currently charges Razorfish Studios its full billing rates with no discounts. In addition, Razorfish provides Razorfish Studios with funds to cover operating expenses and salaries that are refunded by Razorfish Studios. As of June 30, 1999, Razorfish Studios owed approximately $1,368,000 to Razorfish for services rendered by Razorfish employees, overhead and other advances made by Razorfish. Messrs. Dachis and Kanarick have unconditionally guaranteed to pay this amount to Razorfish in the event of a default by Razorfish Studios, pursuant to a guaranty entered into in December 1998. Razorfish expects that future amounts owed by Razorfish Studios will also be guaranteed by Messrs. Dachis and Kanarick.

   Razorfish Studios currently has ten employees. These employees occasionally perform work for Razorfish at the same hourly rate as is charged to Razorfish Studios for the use of Razorfish employees. Razorfish Studios also sells limited numbers of its products to Razorfish and its employees at a discounted rate to the retail cost. Such products are used by Razorfish primarily as promotional items for its clients.

   Razorfish licenses the "Razorfish" trademark and design logo to Razorfish Studios pursuant to a trademark license agreement on a royalty-free basis. The trademark license contains customary provisions giving Razorfish the ability to control the use of the Razorfish trademark by Razorfish Studios. Because the "Razorfish" trademark and design logo are licensed to Razorfish Studios, Razorfish's name and reputation could still be materially and adversely affected by content published or actions taken by Razorfish Studios.

   In August 1999, Razorfish entered into a Convertible Note Purchase Agreement with Razorfish Studios pursuant to which Razorfish purchased from Razorfish Studios a convertible promissory note in the principal amount of $2,250,000. The note matures on the earlier of (A) August 2, 2002, or (B) the date of closing of Razorfish Studios' first firm commitment underwritten public offering pursuant to an effective Registration

Statement under the Securities Act of 1933. Razorfish Studios has agreed to pay interest on the unpaid principal at the rate of 6% per annum. At Razorfish's option, the note may be converted into shares of Razorfish Studios common stock, par value $.01, at the rate of one (1) share of Razorfish Studios common stock for each $3.00 outstanding under the note at the time of Razorfish's conversion request. Razorfish may convert all or part of the outstanding amount of principal and interest due on the note. Messrs. Dachis and Kanarick have personally guaranteed repayment of the note.

Registration Rights Agreement

   Razorfish and Communicade have entered into a registration rights agreement pursuant to which, subject to limitations, Communicade has rights to require Razorfish to register under the Securities Act the shares of common stock owned by Communicade. The registration rights agreement provides for five "demand" and unlimited "piggyback" registration rights that will be exercisable by Communicade. Communicade will pay for any expenses incurred in connection with a demand registration and for incremental expenses for piggyback registrations, including underwriting discounts and commissions attributable to the shares of common stock sold by Communicade for both types of registrations.

Other Transactions

   In December 1998, Messrs. Dachis and Kanarick, officers of Razorfish, sold 500,000 shares of common stock to Razorfish for an aggregate purchase price of $500,000. The purchase price was paid in full in March 1999. Messrs. Dachis and Kanarick sold these shares of common stock to Razorfish so that Razorfish could satisfy its obligations to Mr. Seidler arising under a stock option agreement entered into by Razorfish and Mr. Seidler. The 500,000 purchased shares were issued out of treasury to Mr. Seidler in connection with the exercise in December 1998 of options held by him at an exercise price of $1.00 per share. See "Management of Razorfish following the Merger--Option grants in 1998 and 1999."

   Simultaneously with the Spray acquisition, Communicade purchased 563 common shares of Spray from Spray Ventures, representing 20% of the issued and outstanding shares of Spray at the time of the transaction. In connection with the Spray acquisition, all of these shares were exchanged for 1,976,810 shares of common stock. Upon the closing of these two transactions, Communicade owned a total of 5,617,887 shares of common stock.

                               BUSINESS OF i-CUBE

   i-Cube is an information technology, or IT, solutions provider specializing in consulting, electronic business, and transformation services for the complex IT environments inherent in the world's leading organizations. Since 1992, i-Cube has helped clients leverage their current business processes and technology infrastructure to create competitive advantage. i-Cube's solutions are based on open standards and architectures that are independent of any single vendor's hardware, software or middleware. Fusing strategy, design, and technology, i-Cube implements complete solutions for the digital world. i-Cube makes use of i-Structure, a set of methodologies and tools which embody "best" practices in application development, project management, testing, and deployment. Utilizing a fixed-time/fixed-price model and a unique client teaming approach, i-Cube delivers solutions quickly, with full knowledge transfer to the client.

                        PRINCIPAL STOCKHOLDERS OF i-CUBE

   The following table sets forth information regarding the beneficial ownership of common stock as of September 16, 1999 by each of the following:

  . each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by i-Cube to own beneficially 5% or more of the common Stock;

  .    i-Cube's directors and Named Executive Officers; and

  .all directors and executive officers of i-Cube as a group.

   As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days from the date of this joint proxy statement/prospectus through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 20,211,554 shares of common stock outstanding as of September 16, 1999, and 43,019,359 shares of Razorfish common stock outstanding immediately following the closing of the merger.

                        PRINCIPAL STOCKHOLDERS OF i-CUBE

                          Number of shares             Number of shares
                             of i-Cube      Percentage   of Razorfish   Percentage
  Name and address of       Common Stock     owned of    Common Stock    Owned of
 beneficial owners (1)    Prior to Merger     i-Cube   After the Merger  Razorfish
------------------------  ----------------  ---------- ---------------- -----------
Sundar Subramaniam            4,702,025       23.3%        4,114,271        9.6%
  219 Vassar Street
  Cambridge, MA 02139...
Madhav Anand............      1,762,500(2)     8.7%        1,542,187        3.6%
Yannis Doganis..........      1,576,200        7.8%        1,379,175        3.2%
Edouard Aslanian........      1,557,500(3)     7.7%        1,362,812        3.2%
Michael Pehl............      1,491,500(4)     6.9%        1,305,062        2.9%
Christopher Mathias.....      1,344,649(5)     6.7%        1,176,567        2.7%
Lawrence P. Begley......        585,000(6)     2.8%          511,875        1.2%
Jane Callanan...........        171,873(7)        *          150,388           *
Gregory S. Young........        153,127(8)        *          133,986           *
James K. McCann.........        130,622(9)        *          114,294           *
Joseph M. Tucci.........         87,814(10)       *           76,837           *
Maria Cirino............         62,500(11)       *           54,687           *
Thomas J. Meredith......         47,500(12)       *           41,562           *
Patrick J. Zilvitis.....         19,750(13)       *           17,281           *
John A. Young...........         10,314(14)       *            9,024           *
All directors and
 affiliates as a group..     13,702,874(15)   59.7%       11,990,008       26.4%

--------
  * Less than 1%
 (1) Unless otherwise noted, the address of each of the persons listed is 101 Main Street, Cambridge, MA 02142.

 (2) Includes an aggregate of 150,000 options that are currently exercisable or exercisable within 60 days of September 16, 1999.
 (3) Includes certain shares held by a family limited partnership controlled by Mr. Aslanian.

 (4) Includes an aggregate of 1,202,751 options that are currently exercisable or exercisable within 60 days of September 16, 1999 and 288,749 options that will automatically vest on the closing of the merger.
 (5) Includes certain shares held by a trust of which Mr. Mathias is a beneficiary.

 (6) Includes an aggregate of 438,750 options that are currently exercisable or exercisable within 60 days of September 16, 1999 and 146,250 options that will automatically vest on the closing of the merger.

 (7) Includes an aggregate of 156,873 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

 (8) Includes an aggregate of 80,627 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

 (9) Includes an aggregate of 130,622 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

(10) Includes an aggregate of 47,814 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

(11) Includes an aggregate of 62,500 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

(12) Includes an aggregate of 7,500 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

(13) Includes an aggregate of 18,750 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

(14) Includes an aggregate of 10,314 options that are currently exercisable or exercisable within 60 days of September 16, 1999.

(15) Includes an aggregate of 2,306,501 options that are currently exercisable or exercisable within 60 days of September 16, 1999 and 434,999 options that will automatically vest on the closing of the merger.

                UNAUDITED PRO FORMA POOLED FINANCIAL INFORMATION

Financial Statements

   The following unaudited pro forma pooled financial statements have been prepared to give effect to the merger, using the pooling of interests method of accounting.

   The unaudited pro forma pooled financial statements reflect assumptions deemed probable by management regarding the merger. For example, the share information used in the unaudited pro forma information approximates actual share information at the Effective Time. No adjustments to the unaudited pro forma pooled financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information by the varying outcomes, individually or in the aggregate, would not be material.

   For purposes of the unaudited pro forma pooled statements of operations for the periods presented, i-Cube's consolidated statements of operations for the fiscal years ended December 31, 1996, 1997 and 1998 have been combined with Razorfish's consolidated statements of operations for each of the fiscal years ended December 31, 1996, 1997 and 1998, respectively. Additionally, for purposes of the pro forma pooled statements of operations, i-Cube's consolidated statements of operations for the six month periods ended June 30, 1998 and 1999 have been combined with Razorfish's consolidated statements of operations for the six month periods ended June 30, 1998 and 1999, respectively.

   Razorfish and i-Cube estimate they will incur combined aggregate direct transaction costs of approximately $13.75 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, and other related costs. These nonrecurring transaction costs will be charged to operations upon consummation of the merger. An estimate for these charges has been reflected in the pro forma pooled balance sheet. There can be no assurance that the combined company will not incur additional charges in excess of $13.75 million to reflect costs associated with the merger, or that management will be successful in its efforts to integrate the operations of the two companies.

   The unaudited pro forma pooled financial information is presented in this joint proxy statement/prospectus for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, or as of June 30, 1999, as the case may be, nor is it necessarily indicative of the financial position or results of operations of the merged company in the future. Such unaudited pro forma pooled financial statements are based upon the respective historical consolidated financial statements of Razorfish and i-Cube included elsewhere in this joint proxy statement/prospectus or incorporated in it by reference, and do not incorporate, nor do they assume, any benefits from cost savings or synergies that the combined company may realize after the merger.

                    UNAUDITED PRO FORMA POOLED BALANCE SHEET
                                 June 30, 1999

                                                                         Pooled
                                     Razorfish,            Pooling     Razorfish,
                                        Inc.    i-Cube   Adjustments      Inc.
                                     ---------- -------  -----------   ----------
                                         (In thousands except share data)
Current Assets:
 Cash and cash equivalents.........   $ 63,489  $36,422    $  --        $ 99,911
 Short-term investments............        --     3,067       --           3,067
 Accounts receivable, net..........      8,882   12,290       --          21,172
 Unbilled charges..................      4,284    4,282       --           8,566
 Prepaid expenses and other current
  assets...........................        924    1,461       --           2,385
 Deferred tax assets...............         70      300       --             370
 Due from affiliates...............      2,336      --        --           2,336
                                      --------  -------    ------       --------
 Total current assets..............     79,985   57,822       --         137,807

Property and equipment, net........      4,074    6,395       --          10,469
Intangibles, net...................     59,766      --        --          59,766
Deferred tax assets................        798   10,056       --          10,854
Other assets.......................        957    1,326       --           2,283
                                      --------  -------    ------       --------
 Total assets......................   $145,580  $75,599    $  --        $221,179
                                      ========  =======    ======       ========

Current Liabilities:
 Accounts payable and accrued
  expenses.........................   $  9,419  $10,202    $8,250(b)    $ 27,871
 Income taxes payable..............        282    1,213       --           1,495
 Deferred rent.....................        105      --        --             105
 Advanced billings.................        904    2,747       --           3,651
 Current portion of capital lease
  obligations......................         44      --        --              44
 Current portion of long-term
  obligations......................        --       478       --             478
 Deferred tax liabilities..........      1,424      --        --           1,424
                                      --------  -------    ------       --------
 Total current liabilities.........     12,178   14,640     8,250         35,068

Long-term debt.....................        --     1,752       --           1,752
Capital lease obligations..........        163      --        --             163
Minority interest..................         26      --        --              26
Other liabilities..................        705      --        --             705
                                      --------  -------    ------       --------
 Total liabilities.................     13,072   16,392     8,250         37,714
                                      --------  -------    ------       --------
Stockholders' equity:
 Preferred stock...................        --       --        --             --
 Common stock:
 Class A...........................        246      195       (24)(a)        417
 Class B...........................        --       --        --             --
 Note receivable from officer......        --      (533)      --            (533)
 Additional paid-in capital........    131,567   42,688        24(a)     174,279
 Cumulative foreign currency
  translation adjustments..........        (97)      43       --             (54)
 Retained earnings.................      1,380   16,814    (8,250)         9,944
 Less: Treasury stock..............       (588)     --        --            (588)
                                      --------  -------    ------       --------
  Total stockholders' equity.......    132,508   59,207    (8,250)       183,465
                                      --------  -------    ------       --------
  Total liabilities and
   stockholders' equity............   $145,580  $75,599    $  --        $221,179
                                      ========  =======    ======       ========

 The accompanying notes and management's assumptions to the unaudited pro forma pooled
           financial statements are integral parts of this statement.

               UNAUDITED PRO FORMA POOLED STATEMENT OF OPERATIONS
                     For The Six Months Ended June 30, 1999

                              Razorfish,             Pooling         Pooled
                                 Inc.     i-Cube   Adjustments   Razorfish, Inc.
                              ---------- --------  -----------   ---------------
                                   (In thousands except per share data)
Revenues....................   $ 27,410  $ 35,545    $   --         $ 62,955
Project personnel costs.....     11,967    16,156        --           28,123
                               --------  --------    -------        --------
Gross profit................     15,443    19,389        --           34,832
Sales and marketing.........      1,114     3,492        --            4,606
General and administrative..      9,884     8,635        --           18,519
Amortization of
 intangibles................      1,629       --         --            1,629
Acquisition costs...........        --      3,445        --            3,445
Non-cash compensation
 expense....................         54       --         --               54
                               --------  --------    -------        --------
Income (loss) from
 operations.................      2,762     3,817        --            6,579
Minority interest...........        (22)      --         --              (22)
Interest (income), net......       (587)     (768)       --           (1,355)
                               --------  --------    -------        --------
  Income (loss) before
   income taxes.............      3,371     4,585        --            7,956
Provision for (benefit from)
 income taxes...............      2,213     1,685        --            3,898
                               --------  --------    -------        --------
    Net (loss) income.......   $  1,158  $  2,900    $   --         $  4,058
                               ========  ========    =======        ========

Per share information:
  Net income (loss) per
   share:
    Basic...................   $   0.05  $   0.15    $   --         $   0.11
                               ========  ========    =======        ========
    Diluted.................   $   0.05  $   0.13    $   --         $   0.10
                               ========  ========    =======        ========
  Weighted average common
   shares outstanding:
    Basic...................     21,757    19,207     (2,401)(c)      38,563
                               ========  ========    =======        ========
    Diluted.................     22,371    23,049     (2,881)(c)      42,539
                               ========  ========    =======        ========




 The accompanying notes and management's assumptions to the unaudited pro forma pooled
           financial statements are integral parts of this statement.

               UNAUDITED PRO FORMA POOLED STATEMENT OF OPERATIONS
                     For The Six Months Ended June 30, 1998

                                                      Pooling         Pooled
                           Razorfish, Inc. i-Cube   Adjustments   Razorfish, Inc.
                           --------------- -------  -----------   ---------------
                                  (In thousands except per share data)
Revenues.................      $5,150      $26,848    $  --           $31,998
Project personnel costs..       2,291       13,381       --            15,672
                               ------      -------    ------          -------
Gross profit.............       2,859       13,467       --            16,326
Sales and marketing......          94        2,359       --             2,453
General and
 administrative..........       1,922        7,024       --             8,946
Amortization of
 intangibles.............          27          --        --                27
Restructuring costs......         --           786       --               786
Non-cash compensation
 expense.................       1,700          --        --             1,700
                               ------      -------    ------          -------
Income (loss) from
 operations..............        (884)       3,298       --             2,414
Interest (income)
 expense, net............         103         (232)      --              (129)
                               ------      -------    ------          -------
  Income (loss) before
   income taxes..........        (987)       3,530       --             2,543
Provision (benefit) for
 income taxes............        (585)       1,843       --             1,258
                               ------      -------    ------          -------
    Net income (loss)....      $ (402)     $ 1,687    $  --           $ 1,285
                               ======      =======    ======          =======
Per share information:
  Net income (loss) per
   share:
    Basic................      $(0.04)     $  0.11    $  --           $  0.06
                               ======      =======    ======          =======
    Diluted..............      $(0.04)     $  0.09    $  --           $  0.05
                               ======      =======    ======          =======

  Weighted average common
   shares outstanding:
    Basic................       9,157       15,959    (1,995)(c)       23,121
                               ======      =======    ======          =======
    Diluted..............       9,157       19,519    (2,139)(c)       26,537
                               ======      =======    ======          =======



 The accompanying notes and management's assumptions to the unaudited pro forma pooled
           financial statements are integral parts of this statement.

               UNAUDITED PRO FORMA POOLED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1998

                               Razorfish,            Pooling         Pooled
                                  Inc.    i-Cube   Adjustments   Razorfish, Inc.
                               ---------- -------  -----------   ---------------
                                    (In thousands except per share data)
Revenues......................  $13,843   $56,793    $  --           $70,636
Project personnel costs.......    5,973    27,562       --            33,535
                                -------   -------    ------          -------
Gross profit..................    7,870    29,231       --            37,101
Sales and marketing...........      438     5,178       --             5,616
General and administrative....    4,693    14,551       --            19,244
Amortization of intangibles...      107       --        --               107
Restructuring costs...........      --        786       --               786
Non-cash compensation
 expense......................    1,937       --        --             1,937
                                -------   -------    ------          -------
Income from operations........      695     8,716       --             9,411
Interest (income) expense,
 net..........................      241    (1,218)      --              (977)
                                -------   -------    ------          -------
  Income before income taxes..      454     9,934       --            10,388
Provision for income taxes....      455     4,388       --             4,843
                                -------   -------    ------          -------
    Net income (loss).........  $    (1)  $ 5,546    $  --           $ 5,545
                                =======   =======    ======          =======

Per share information:
  Net income (loss) per share:
    Basic.....................  $ (0.00)  $  0.32    $  --           $  0.23
                                =======   =======    ======          =======
    Diluted...................  $ (0.00)  $  0.26    $  --           $  0.20
                                =======   =======    ======          =======

  Weighted average common
   shares outstanding:
    Basic.....................    9,224    17,363    (2,170)(c)       24,417
                                =======   =======    ======          =======
    Diluted...................    9,224    21,325    (2,163)(c)       28,386
                                =======   =======    ======          =======


 The accompanying notes and management's assumptions to the unaudited pro forma pooled
           financial statements are integral parts of this statement.

               UNAUDITED PRO FORMA POOLED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1997

                               Razorfish,            Pooling         Pooled
                                  Inc.    i-Cube   Adjustments   Razorfish, Inc.
                               ---------- -------  -----------   ---------------
                                    (In thousands except per share data)
Revenues......................   $3,618   $38,850    $  --           $42,468
Project personnel costs.......    1,523    17,630       --            19,153
                                 ------   -------                    -------
Gross profit..................    2,095    21,220       --            23,315
Sales and marketing...........      174     3,819       --             3,993
General and administrative....    1,260     9,997       --            11,257
Non-cash compensation
 expense......................       79       --        --                79
                                 ------   -------    ------          -------
Income from operations........      582     7,404       --             7,986
Interest (income) expense,
 net..........................       20      (252)      --              (232)
                                 ------   -------    ------          -------
  Income before income taxes..      562     7,656       --             8,218
Provision for income taxes....      265     2,978       --             3,243
                                 ------   -------    ------          -------
    Net income................   $  297   $ 4,678    $  --           $ 4,975
                                 ======   =======    ======          =======

Per share information:
  Net income per share:
    Basic.....................   $ 0.03   $  0.31    $  --           $  0.22
                                 ======   =======    ======          =======
    Diluted...................   $ 0.03   $  0.26    $  --           $  0.20
                                 ======   =======    ======          =======

  Weighted average common
   shares outstanding:
    Basic.....................    9,157    15,113    (1,889)(c)       22,381
                                 ======   =======    ======          =======
    Diluted...................    9,440    17,743    (2,218)(c)       24,965
                                 ======   =======    ======          =======


 The accompanying notes and management's assumptions to the unaudited pro forma pooled
           financial statements are integral parts of this statement.

               UNAUDITED PRO FORMA POOLED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1996

                              Razorfish,            Pooling         Pooled
                                 Inc.    i-Cube   Adjustments   Razorfish, Inc.
                              ---------- -------  -----------   ---------------
                                   (In thousands except per share data)
Revenues.....................   $1,218   $19,659    $   --          $20,877
Project personnel costs......      877     7,961        --            8,838
                                ------   -------    -------         -------
Gross profit.................      341    11,698        --           12,039
Sales and marketing..........      129     1,913        --            2,042
General and administrative...      518     6,844        --            7,362
                                ------   -------    -------         -------

Income (loss) from
 operations..................     (306)    2,941        --            2,635
Interest (income) expense,
 net.........................        5       (55)       --              (50)
                                ------   -------                    -------
  Income (loss) before income
   taxes.....................     (311)    2,996        --            2,685
Provision (benefit) for
 income taxes................      (57)    1,086        --            1,029
                                ------   -------    -------         -------
    Net income (loss)........   $ (254)  $ 1,910    $   --          $ 1,656
                                ======   =======    =======         =======

Per share information:
  Net income (loss) per
   share:
    Basic....................   $(0.03)  $  0.13    $   --          $  0.07
                                ======   =======    =======         =======
    Diluted..................   $(0.03)  $  0.12    $   --          $  0.07
                                ======   =======    =======         =======

  Weighted average common
   shares outstanding:
    Basic....................    9,091    14,911     (1,864)(c)      22,138
                                ======   =======    =======         =======
    Diluted..................    9,091    16,196     (2,025)(c)      23,262
                                ======   =======    =======         =======


 The accompanying notes and management's assumptions to the unaudited pro forma pooled
           financial statements are integral parts of this statement.

                          NOTES TO UNAUDITED PRO FORMA

                          POOLED FINANCIAL STATEMENTS

(a) Pro Forma Basis Of Presentation (in thousands except assumed conversion ratio)

   The unaudited pro forma pooled financial statements for the years ended December 31, 1996, 1997 and 1998 reflect the combination of the financial statements of Razorfish and i-Cube for those years. The unaudited pro forma pooled statements of operations for the six month periods ended June 30, 1998 and 1999 reflect the combination of the statements of earnings of Razorfish and i-Cube for those periods. No adjustments have been made in these pro forma pooled financial statements to conform the accounting policies of the combined company, as the nature and amounts of such adjustments are deemed insignificant.

   These unaudited pro forma combined condensed financial statements reflect the issuance of 17,035 shares of Razorfish Class A common stock in exchange for an aggregate of 19,469 shares of i-Cube common stock (outstanding as of June 30, 1999) in connection with the merger, based on an assumed Exchange Ratio of 0.875.

   Shares of i-Cube common stock outstanding as of June 30, 1999....... 19,469
   Exchange Ratio......................................................  0.875
                                                                        ------
   Number of shares of Razorfish Class A common stock exchanged for i-
    Cube common stock.................................................. 17,035
   Number of shares of Razorfish Class A common stock outstanding at
    June 30, 1999...................................................... 24,597
                                                                        ------
   Number of shares of Razorfish Class A common stock outstanding at
    June 30, 1999 after giving effect to the merger.................... 41,632
                                                                        ======

   The actual number of shares of Razorfish Class A common stock to be issued will be determined at the Effective Time based on the number of shares of i-Cube common stock outstanding at that date and the Exchange Ratio.

(b) Pro Forma Combined Balance Sheet

   Razorfish and i-Cube estimate they will incur direct transaction costs of approximately $13.75 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, and other related costs. These nonrecurring transaction costs will be charged to operations upon consummation of the merger. These charges have been reflected in the unaudited pro forma combined condensed balance sheet, net of related income taxes at an assumed rate of 40%.

                          NOTES TO UNAUDITED PRO FORMA

(c) Pro Forma Earnings Per Share

   The following table reconciles the number of shares used in the pro forma earnings per share computations to the number of shares set forth in Razorfish's and i-Cube's historical statements of earnings.

                              Year Ended December 31, Six Months Ended June 30,
                              ----------------------- -------------------------
                               1996    1997    1998       1998         1999
                              ------- ------- ------- ------------ ------------
                               (In thousands except assumed conversion ratio)
Shares used in calculations:
  Historical basic shares--
   Razorfish.................   9,091   9,157   9,224        9,157       21,757
                              ------- ------- ------- ------------ ------------
  Historical basic shares--i-
   Cube......................  14,911  15,113  17,363       15,959       19,207
  Assumed conversion ratio...   0.875   0.875   0.875        0.875        0.875
                              ------- ------- ------- ------------ ------------
  Additional basic shares....  13,047  13,224  15,193       13,964       16,806
                              ------- ------- ------- ------------ ------------
    Pro forma combined basic
     shares..................  22,138  22,381  24,417       23,121       38,563
                              ======= ======= ======= ============ ============
  Historical diluted shares--
   Razorfish.................   9,091   9,440   9,224        9,157       22,371
                              ------- ------- ------- ------------ ------------
  Additional diluted shares--
   Razorfish stock options...     --      --      503          301          --
                              ------- ------- ------- ------------ ------------
  Historical diluted shares--
   i-Cube....................  16,196  17,743  21,325       19,519       23,049
  Assumed conversion ratio...   0.875   0.875   0.875        0.875        0.875
                              ------- ------- ------- ------------ ------------
  Additional diluted shares
   for merger................  14,171  15,525  18,659       17,079       20,168
                              ------- ------- ------- ------------ ------------
    Pro forma combined
     diluted shares..........  23,262  24,965  27,883       26,236       42,539
                              ======= ======= ======= ============ ============

               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED POOLED
                             FINANCIAL INFORMATION

   The following unaudited pro forma condensed consolidated pooled financial statements as of June 30, 1999, the six months ended June 30, 1998 and 1999 and for the year ended December 31, 1998 have been derived from the application of pro forma adjustments to the historical consolidated financial statements of Razorfish (after giving effect to the merger, using the pooling of interests method of accounting) and Spray, which are included elsewhere in this prospectus. The unaudited pro forma condensed consolidated pooled balance sheet gives effect to the acquisition of Fuel/Tonga as if such transaction had occurred on June 30, 1999. The unaudited pro forma condensed consolidated pooled statement of operations information for the six months ended June 30, 1998 and 1999 and the year ended December 31, 1998 gives effect to the acquisitions that Razorfish completed in 1998 and 1999 as if such transactions had occurred on January 1, 1998 and January 1, 1999.

   The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of what Razorfish's actual results of operations or financial condition would have been assuming the acquisitions that Razorfish completed in 1998 and 1999 had been completed on such dates, nor does it purport to be indicative of results of operations or financial condition that may be achieved in the future.

   Each of the acquisitions discussed in this section that Razorfish completed in 1998 and 1999 has been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess purchase price over the fair value of net assets acquired, which equals $54.1 million for Spray, $0.8 million for Avalanche Systems, $20.7 million for Fuel/Tonga and an aggregate of $2.8 million for the other acquisitions, has been allocated to goodwill, customer lists and workforce. The estimated fair value of the net assets acquired from Spray was determined based on an independent third-party valuation and management's knowledge of current industry trends and transactions. Management considers such estimates to be reasonable.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED POOLED BALANCE SHEET
                                 June 30, 1999

                                                         Purchase     Pro Forma
                                      Pooled            Accounting      Pooled
                                    Razorfish,  Fuel/    Pro Forma    Razorfish,
                                       Inc.    Tonga(a) Adjustments      Inc.
                                    ---------- -------- -----------   ----------
                                         (In thousands except share data)
Current Assets:
 Cash and cash equivalents........   $ 99,911   $  104    $  (750)(a)  $ 99,265
 Short-term investments...........      3,067      --         --          3,067
 Accounts receivable, net.........     21,172      323        --         21,495
 Unbilled charges.................      8,566      151        --          8,717
 Prepaid expenses and other
  current assets..................      2,385       29        --          2,414
 Deferred tax assets..............        370      --         --            370
 Due from affiliates..............      2,336      --         --          2,336
                                     --------   ------    -------      --------
 Total current assets.............    137,807      607       (750)      137,664

Property and equipment, net.......     10,469      625        --         11,094
Intangibles, net..................     59,766      --      20,734(b)     80,500
Deferred tax assets...............     10,854      --         --         10,854
Other assets......................      2,283       13        --          2,296
                                     --------   ------    -------      --------
 Total assets.....................   $221,179   $1,245    $19,984      $242,408
                                     ========   ======    =======      ========

Current Liabilities:
 Accounts payable and accrued
  expenses........................   $ 27,871   $  621    $   250(a)   $ 28,742
 Income taxes payable.............      1,495      --         --          1,495
 Deferred rent....................        105       74        --            179
 Advanced billings................      3,651      --         --          3,651
 Current portion of capital lease
  obligations.....................         44       42        --             86
 Current portion of long-term
  obligations.....................        478      --         --            478
 Deferred tax liabilities.........      1,424      --         --          1,424
                                     --------   ------    -------      --------
 Total current liabilities........     35,068      737        250        36,055

Long-term debt....................      1,752      --         --          1,752
Capital lease obligations.........        163      152        --            315
Minority interest.................         26      --         --             26
Other liabilities.................        705      --         --            705
                                     --------   ------    -------      --------
 Total liabilities................     37,714      889        250        38,853
                                     --------   ------    -------      --------
Stockholders' equity:
 Preferred stock                          --                                --
 Common stock:
 Class A..........................        417        2          5(b)        424
 Class B..........................        --       --         --            --
 Note receivable from officer.....       (533)     --         --           (533)
 Additional paid-in capital.......    174,279      124     19,959(b)    194,362
 Cumulative foreign currency
  translation adjustments.........        (54)     --         --            (54)
 Retained earnings................      9,944      230       (230)(b)     9,944
 Less: Treasury stock.............       (588)     --         --           (588)
                                     --------   ------    -------      --------
  Total stockholders' equity......    183,465      356     19,734       203,555
                                     --------   ------    -------      --------
  Total liabilities and
   stockholders' equity...........   $221,179   $1,245    $19,984      $242,408
                                     ========   ======    =======      ========

 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated pooled financial statements are integral parts of this statement.

               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED POOLED
                            STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1999

                                                        Purchase
                                                       Accounting     Pro Forma
                             Pooled                     Pro Forma      Pooled
                         Razorfish, Inc. Fuel/Tonga(a) Adjustments Razorfish, Inc.
                         --------------- ------------- ----------- ---------------
                                   (In thousands except per share data)
Revenues................     $62,955        $2,797        $ --         $65,752
Project personnel
 costs..................      28,123         1,586          --          29,709
                             -------        ------        -----        -------
Gross profit............      34,832         1,211          --          36,043
Sales and marketing.....       4,606           161          --           4,767
General and
 administrative.........      18,519           883          --          19,402
Amortization of
 intangibles............       1,629           --           518(e)       2,147
Acquisition costs.......       3,445           --           --           3,445
Non-cash compensation
 expense................          54           --           --              54
                             -------        ------        -----        -------
Income (loss) from
 operations.............       6,579           167         (518)         6,228
Minority interest ......         (22)          --           --             (22)
Interest (income)
 expense, net...........      (1,355)           10          --          (1,345)
                             -------        ------        -----        -------
  Income (loss) before
   income taxes.........       7,956           157         (518)         7,595
Provision for (benefit
 from) income taxes.....       3,898           --           --           3,898
                             -------        ------        -----        -------
    Net income (loss)...     $ 4,058        $  157        $(518)       $ 3,697
                             =======        ======        =====        =======
Per share information:
  Net income (loss) per
   share:
    Basic...............     $  0.11                                   $  0.09
                             =======                                   =======
    Diluted.............     $  0.10                                   $  0.09
                             =======                                   =======
  Weighted average
   common shares
   outstanding
    Basic...............      38,563                        656(f)      39,219
                             =======                      =====        =======
    Diluted.............      42,539                        656(f)      43,195
                             =======                      =====        =======



 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated pooled financial statements are integral parts of this statement.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                         POOLED STATEMENT OF OPERATIONS
                     For the Six Months Ended June 30, 1998


                                                                                    Purchase Accounting
                                             Historical                            Pro Forma Adjustments          Pro Forma
                       ------------------------------------------------------ ----------------------------------    Pooled
                           Pooled                    Other                                  Other                 Razorfish,
                       Razorfish, Inc. Spray(c) Acquisitions(d) Fuel/Tonga(a)  Spray     Acquisitions Fuel/Tonga     Inc.
                       --------------- -------- --------------- ------------- -------    ------------ ----------  ----------
                                                     (In thousands except per share data)
Revenues.............      $31,998      $8,354      $1,529         $1,274     $   --        $ --        $ --       $43,155
Project personnel
 costs...............       15,672       5,226       1,141            800         --          --          --        22,839
                           -------      ------      ------         ------     -------       -----       -----      -------
Gross profit.........       16,326       3,128         388            474         --          --          --        20,316
Sales and marketing..        2,453         348         159            121         --          --          --         3,081
General and
 administrative......        8,946       2,604         554            357         --          --          --        12,461
Amortization of
 intangibles.........           27          94         --             --        1,453(e)       64(e)      518(e)     2,156
Restructuring costs..          786         --          --             --          --          --          --           786
Non-cash compensation
 expense.............        1,700         --          --             --          --          --          --         1,700
                           -------      ------      ------         ------     -------       -----       -----      -------
Income (loss) from
 operations..........        2,414          82        (325)            (4)     (1,453)        (64)       (518)         132
Interest (income)
 expense, net........         (129)       (128)          4            --          --          --          --          (253)
                           -------      ------      ------         ------     -------       -----       -----      -------
 Income (loss) before
  income taxes.......        2,543         210        (329)            (4)     (1,453)        (64)       (518)         385
Provision (benefit)
 for income taxes....        1,258         --         (154)           --          --          --          --         1,104
                           -------      ------      ------         ------     -------       -----       -----      -------
 Net income (loss)...      $ 1,285      $  210      $ (175)        $   (4)    $(1,453)      $ (64)      $(518)     $  (719)
                           =======      ======      ======         ======     =======       =====       =====      =======

Per share
 information:
 Net income (loss)
  per share:
 Basic...............       $ 0.06                                                                                 $ (0.02)
                           =======                                                                                 =======
 Diluted.............       $ 0.05                                                                                 $ (0.02)
                           =======                                                                                 =======

 Weighted average
  common shares
  outstanding:
 Basic...............       23,121                                              9,881(a)                  656(a)    33,658
                           =======                                            =======                   =====      =======
 Diluted.............       26,537                                              9,881(a)                  656(a)    33,658
                           =======                                            =======                   =====      =======

 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated pooled financial statements are integral parts of this statement.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                         POOLED STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 1998

                                                                                      Pro Forma
                                             Historical                              Adjustments                Pro Forma
                          -------------------------------------------------- -------------------------------      Pooled
                              Pooled                     Other       Fuel/                 Other      Fuel/     Razorfish,
                          Razorfish, Inc. Spray(c)  Acquisitions(d) Tonga(a)  Spray     Acquisitions  Tonga        Inc.
                          --------------- --------  --------------- -------- -------    ------------ -------    ----------
                                                    (In thousands except per share data)
Revenues................      $70,636     $15,402       $1,729       $5,351  $   --         $--      $   --      $93,118
Project personnel costs
 .......................       33,535       8,879        1,298        3,573      --          --          --       47,285
                              -------     -------       ------       ------  -------        ----     -------     -------
Gross profit............       37,101       6,523          431        1,778      --          --          --       45,833
Sales and marketing.....        5,616         757          164        1,225      --          --          --        7,762
General and
 administrative.........       19,244       6,995          653          282      --          --          --       27,174
Amortization of
 intangibles............          107         331          --           --     2,905(e)       64(e)    1,037(e)    4,444
Restructuring costs.....          786         --           --           --       --          --          --          786
Non-cash compensation
 expense................        1,937         --           --           --       --          --          --        1,937
                              -------     -------       ------       ------  -------        ----     -------     -------
Income (loss) from
 operations.............        9,411      (1,560)        (386)         271   (2,905)        (64)     (1,037)      3,730
Interest (income)
 expense, net...........         (977)        (84)           5            4      --          --          --       (1,052)
                              -------     -------       ------       ------  -------        ----     -------     -------
 Income (loss) before
  income taxes..........       10,388      (1,476)        (391)         267   (2,905)        (64)     (1,037)      4,782
Provision (benefit) for
 income taxes...........        4,843         --          (181)           8      --          --          --        4,670
                              -------     -------       ------       ------  -------        ----     -------     -------
 Net income (loss)......      $ 5,545     $(1,476)      $ (210)      $  259  $(2,905)       $(64)    $(1,037)    $   112
                              =======     =======       ======       ======  =======        ====     =======     =======

Per share information:
 Net income (loss) per
  share:
 Basic..................      $  0.23                                                                            $  0.00
                              =======                                                                            =======
 Diluted................      $  0.20                                                                            $  0.00
                              =======                                                                            =======

 Weighted average common
  shares outstanding:
 Basic..................       24,417                                          9,881(c)      --          656(b)   34,954
                              =======                                        =======        ====     =======     =======
 Diluted................       28,386                                          9,881(c)      --          656(b)   34,954
                              =======                                        =======        ====     =======     =======


 The accompanying notes and management's assumptions to the unaudited pro forma condensed consolidated pooled financial statements are integral parts of this statement.

          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED POOLED
                             FINANCIAL STATEMENTS

      (a) Fuel/Tonga Acquisition

         On September 16, 1999, Razorfish, Inc., acquired all of the issued and outstanding shares of capital stock of Fuel, Inc. and Tonga, Inc. in exchange for 656,000 shares of Class A Common Stock and $750,000 in cash. A further contingent payment will be made if the combined revenue of Fuel and Tonga exceed $5,800,000. The payment will be equal to 3.8 times the revenue in excess of $5,800,000 but in no instance will this payment exceed $14,290,000.

         Set below is Razorfish's allocation of the purchase price of the Fuel and Tonga Acquisitions:

         Aggregate purchase price (in thousands, except share data):
         Common A shares.............................................. $20,090
         Cash.........................................................     750
                                                                       -------
                                                                        20,840
         Less: net book value of assets acquired......................     356
         Add: costs of acquisition....................................    (250)
                                                                       -------
         Excess of costs over net book value of assets acquired
          allocated to goodwill....................................... $20,734
                                                                       =======

         The estimated useful life of the goodwill associated with the acquisition is assumed to be 20 years.

      (b) Reflects the adjustments to stockholders' equity as follows (in thousands, except per share data):

         Elimination of Fuel/Tonga common stock....................... $    (2)
         Issuance of Class A Common Stock in connection with the
          acquisition of Fuel/Tonga...................................       7
                                                                       -------
             Subtotal.................................................       5
                                                                       -------
         Additional paid-in capital:
           Elimination of Fuel/Tonga additional paid-in capital.......    (124)
           Additional paid-in capital from issuance of Class A Common
            Stock in connection with the acquisition of Fuel/Tonga....  20,083
                                                                       -------
             Subtotal.................................................  19,959
         Retained earnings:
         Elimination of Fuel/Tonga historical retained earnings.......    (230)
                                                                       -------
             Total.................................................... $19,734
                                                                       =======

         The following summarizes how the amounts relating to the issuance of shares in connection with the Fuel/Tonga acquisition were determined:

         Total Class A Common Stock issued.......................           656
         Fair market value of common stock per share.............       $30.625
                                                                        -------
         Total value of Class A Common Stock issued..............        20,090
         Total Class A Common Stock issued.......................   656
         Par value of Class A Common Stock....................... $0.01
                                                                  -----
         Adjustment to Class A Common Stock......................             7
                                                                        -------
         Adjustment to additional paid-in capital................       $20,083
                                                                        =======

      (c) Spray Acquisition

         On January 5, 1999, Razorfish acquired all of the issued and outstanding shares of capital stock of Spray from Spray Ventures and Communicade in exchange for an aggregate of 9,881,034 shares of Common Stock (representing 50% of Razorfish's outstanding shares of Common Stock on a fully diluted basis after giving effect to this acquisition) and 50 shares of non-voting Class B Common Stock. In addition, Communicade received an option to purchase up to 10% of Razorfish's Common Stock pursuant to the Stockholders Agreement that was entered into in connection with this transaction.

         Set forth below is Razorfish's allocation of the purchase price of the Spray acquisition (in thousands):

         Aggregate purchase price..................................... $54,940
           Less: net book value of assets acquired....................     836
                                                                       -------
         Excess of cost over net book value of assets acquired........ $54,104
                                                                       =======
         Allocation of excess of cost over net book value of assets acquired:
           Goodwill................................................... $45,604
           Customer lists.............................................   7,600
           Workforce..................................................     900
                                                                       -------
             Total.................................................... $54,104
                                                                       =======

         The allocation of excess cost over net book value of assets acquired to the intangible assets relating to the Spray acquisition was determined based upon an independent third-party valuation. The estimated useful lives are as follows:

         Goodwill...................................................... 20 years
         Customer lists................................................ 16 years
         Workforce.....................................................  6 years

      (d) Other acquisitions

      Avalanche Systems acquisition

         On January 15, 1998, Razorfish purchased a 66 2/3% ownership interest of a newly formed corporation, Avalanche Solutions, Inc. In connection with this transaction, Avalanche Solutions acquired substantially all of the assets of Avalanche Systems, Inc. from Fleet Bank National Association and Fleet Bank Capital Corporation in a foreclosure sale. These assets were seized from Avalanche Systems, whose shareholders were the founders and holders of the remaining 33 1/3% of the capital stock of Avalanche Solutions. In April 1998, the founders of Avalanche Solutions surrendered their aggregate 33 1/3% ownership interest in Avalanche Solutions to Razorfish. The total cash consideration for all stock and net assets acquired was approximately $1,294,000.

         These acquisitions have been accounted for under the purchase method of accounting; accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on their respective acquisition dates. As a result of these acquisitions, Razorfish has recorded goodwill of approximately $789,000, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. No pro forma adjustments have been reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Pooled Statement of Operations for the period of January 1, 1998 through January 15, 1998 as the effects are immaterial.

      CHBi acquisition

         On May 21, 1998, Razorfish acquired all of the outstanding stock of CHBi Limited for cash consideration of $2,028,000. Razorfish is required to make certain cash earn-out payments to the former shareholders of CHBi based upon the achievement of targeted operating performance of the company through May 2001. No earn-out payments have been earned to date. Further earn-out payments, if any, will be recorded as additional purchase price and, as such, a corresponding adjustment to goodwill. This acquisition was accounted for as a purchase; accordingly, the operating results of CHBi since June 1, 1998 have been included in Razorfish's consolidated financial statements.

      Plastic acquisition

         On June 26, 1998, Razorfish acquired substantially all of the assets of Alpha Online, Inc. d/b/a Plastic and Plasticweb for cash consideration of $686,000. Razorfish is required to make certain cash earn-out payments to the former shareholders of Plastic based upon the achievement of targeted operating performance of the company through December 2001. No earn-out payments have been earned to date. Further earn-out payments, if any, will be recorded as additional purchase price and, as such, a corresponding adjustment to goodwill. This acquisition was accounted for as a purchase; accordingly, the operating results of Plastic since June 1, 1998 have been included in Razorfish's consolidated financial statements.

      <tag> Media acquisition

         On July 30, 1998, Razorfish acquired substantially all of the assets of Titus Anspach Group, LLC d/b/a <tag> Media for cash consideration of $256,000. Razorfish is required to make certain cash earn-out payments to the former shareholders of <tag> Media based upon the achievement of targeted operating performance of the company through December 2001. No earn-out payments have been earned to date. Further earn-out payments, if any, will be recorded as additional purchase price and, as such, a corresponding adjustment to goodwill. This acquisition was accounted for as a purchase; accordingly, the operating results of <tag> Media since August 1, 1998 have been included in Razorfish's consolidated financial statements.

      Sunbather acquisition

         On October 26, 1998, Razorfish acquired substantially all of the assets of Sunbather Limited from an administrator appointed for the company for cash consideration of $289,653. This acquisition was accounted for as a purchase; accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The operating results of Sunbather since October 1, 1998 have been included in Razorfish's consolidated financial statements.

         Set forth below are the unaudited results of operations for the companies that Razorfish acquired, other than Spray, for the period of January 1, 1998 through their respective acquisition dates:

                     For the Six Months Ended June 30, 1998

                                                                       Total
                                                                       other
                                CHBi  Sunbather Plastic <tag> Media acquisitions
                                ----  --------- ------- ----------- ------------
       Revenues................ $786    $ 333    $ 284     $126        $1,529
       Project personnel
        costs..................  552      249      256       84         1,141
                                ----    -----    -----     ----        ------
       Gross profit............  234       84       28       42           388
       Sales and marketing.....  125       10       23        1           159
       General and
        administrative.........  182      181      135       56           554
                                ----    -----    -----     ----        ------
       Loss from operations....  (73)    (107)    (130)     (15)         (325)
       Interest (income)
        expense, net...........  --         3      --         1             4
                                ----    -----    -----     ----        ------
       Loss before income
        taxes..................  (73)    (110)    (130)     (16)         (329)
       Benefit for income
        taxes..................  (46)     (46)     (54)      (8)         (154)
                                ----    -----    -----     ----        ------
       Net (loss).............. $(27)   $ (64)   $ (76)    $ (8)       $ (175)
                                ====    =====    =====     ====        ======

                      For the Year Ended December 31, 1998

                                                                       Total
                                                                       other
                                CHBi  Sunbather Plastic <tag> Media acquisitions
                                ----  --------- ------- ----------- ------------
       Revenues................ $786    $499     $284      $160        $1,729
       Project personnel
        costs..................  552     373      256       117         1,298
                                ----    ----     ----      ----        ------
       Gross profit............  234     126       28        43           431
       Sales and marketing.....  125      14       23         2           164
       General and
        administrative.........  182     272      135        64           653
                                ----    ----     ----      ----        ------
       Loss from operations....  (73)   (160)    (130)      (23)         (386)
       Interest expense, net...  --        5      --        --              5
                                ----    ----     ----      ----        ------
       Loss before income
        taxes..................  (73)   (165)    (130)      (23)         (391)
       Benefit for income
        taxes..................  (46)    (69)     (54)      (12)         (181)
                                ----    ----     ----      ----        ------
       Net (loss).............. $(27)   $(96)    $(76)     $(11)       $ (210)
                                ====    ====     ====      ====        ======

      (e) Amortization of intangibles:

                                                               Six Months Ended
                                                  Year Ended       June 30,
                                                 December 31,  ------------------
                                                     1998        1998     1999
                                                 ------------- --------- --------
       Amortization of Spray intangibles.......     $2,905     $   1,453 $   --
       Amortization of other acquisitions'
        goodwill prior to their respective
        acquisition dates......................         64            64     --
       Amortization of Fuel/Tonga intangibles..      1,037           518     518
                                                    ------     --------- -------
         Total pro forma goodwill adjustments..     $4,006     $   2,035 $   518
                                                    ======     ========= =======

                       FUTURE SHAREHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Exchange Act, i-Cube shareholders may present proper proposals for inclusion in i-Cube's proxy statement and for consideration at its 2000 annual meeting of shareholders, if the merger has not been consummated before that time, by submitting those proposals to i-Cube in a timely manner. In order to be so included for the 2000 annual meeting, shareholder proposals must be received by i-Cube within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to i-Cube's Annual Report on Form 10-K for the year ended December 31, 1998 and to i-Cube's Current Report on Form 8-K, filed September 10, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The audited consolidated financial statements of Razorfish and Spray as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, the audited consolidated financial statements of Spray Ventures as of December 31, 1996 and August 31, 1997 and for the year ended December 31, 1996 and the eight-month period ended August 31, 1997 and the audited financial statements of Avalanche Systems as of and for the year ended December 31, 1997 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Avalanche Systems, Inc. for the year ended December 31, 1996 have been audited by M.R. Weiser & Co., LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   Legal matters with respect to the validity of the securities offered hereby will be passed upon for Razorfish by Morrison & Foerster LLP, New York, New York. Legal matters with respect to the federal income tax consequences of the merger will be passed upon for i-Cube by Hale and Dorr LLP, Boston, Massachusetts.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
RAZORFISH, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1997 and 1998 and June
   30, 1999 (unaudited)...................................................  F-3
  Consolidated Statements of Operations for the three years ended December
   31, 1998 and the six months ended June 30, 1998 and 1999 (unaudited)...  F-4
  Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1998 and the six months ended June 30, 1999
   (unaudited)............................................................  F-5
  Consolidated Statements of Cash Flows for the three years ended December
   31, 1998 and the six months ended June 30, 1998 and 1999 (unaudited)...  F-6
  Notes to Consolidated Financial Statements..............................  F-7

FUEL, INC. AND TONGA, INC.
  Report of Independent Public Accountants................................ F-26
  Combined Balance Sheets as of December 31, 1997 and 1998 and June 30,
   1999 (unaudited)....................................................... F-27
  Combined Statements of Income and Retained Earnings (Accumulated
   Deficit) for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 (unaudited)........................ F-28
  Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999
   (unaudited)............................................................ F-29
  Notes to Combined Financial Statements.................................. F-30

SPRAY NETWORK AB AND SUBSIDIARIES
  Report of Independent Public Accountants................................ F-33
  Consolidated Balance Sheets as of December 31, 1997 and 1998............ F-34
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1997 and 1998.................................................... F-35
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996, 1997 and 1998....................................... F-36
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1997 and 1998.................................................... F-37
  Notes to Consolidated Financial Statements.............................. F-38

SPRAY VENTURES AB AND SUBSIDIARIES
  Report of Independent Public Accountants................................ F-48
  Consolidated Balance Sheets as of December 31, 1996 and at August 31,
   1997................................................................... F-49
  Consolidated Statements of Operations for the years ended December 31,
   1996 and the eight months ended August 31, 1997........................ F-50
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996 and the eight months ended August 31, 1997........... F-51
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996 and the eight months ended August 31, 1997........................ F-52
  Notes to Consolidated Financial Statements.............................. F-53

AVALANCHE SYSTEMS, INC.
  Report of Independent Public Accountants................................ F-59
  Independent Auditors' Report............................................ F-60
  Statements of Operations for the years ended December 31, 1996 and
   1997................................................................... F-61
  Statements of Stockholders' Equity (Deficit) for the years ended
   December 31, 1996 and 1997............................................. F-62
  Statements of Cash Flows for the years ended December 31, 1996 and
   1997................................................................... F-63
  Notes to Financial Statements........................................... F-64

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Razorfish, Inc.:

   We have audited the accompanying consolidated balance sheets of Razorfish, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Razorfish, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New York, New York
March 5, 1999

                        RAZORFISH, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      December 31,   June 30,
                                                     -------------- -----------
                                                      1997   1998      1999
                                                     ------ ------- -----------
                                                                    (unaudited)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................  $1,176 $   599  $ 63,489
  Accounts receivable, net of allowance for
   doubtful accounts of $0, $50 and $603
   (unaudited), respectively.......................   1,304   2,373     8,882
  Unbilled charges.................................     372   1,327     4,284
  Prepaid expenses and other current assets........     310     573       924
  Deferred tax assets..............................     382     102        70
  Due from affiliates..............................     --      601     2,336
                                                     ------ -------  --------
    Total current assets...........................   3,544   5,575    79,985
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation and amortization of $136, $472 and
 $1,466 (unaudited), respectively..................     618   1,186     4,074
INTANGIBLES, net of accumulated amortization of $0,
 $107 and $1,740 (unaudited), respectively.........     --    3,455    59,766
DEFERRED TAX ASSETS................................      36     620       798
DEFERRED REGISTRATION COSTS........................     --      564       --
OTHER ASSETS.......................................      69     685       957
                                                     ------ -------  --------
    Total assets...................................  $4,267 $12,085  $145,580
                                                     ====== =======  ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses............  $  270 $ 1,791  $  9,419
  Income taxes payable.............................      42     206       282
  Due to Omnicom Group, Inc........................   1,805   1,782       --
  Due to related party.............................     --      500       --
  Deferred rent....................................      40      58       105
  Advanced billings................................     455     345       904
  Current portion of capital lease obligations.....      72      47        44
  Deferred tax liabilities.........................     849   1,396     1,424
                                                     ------ -------  --------
    Total current liabilities......................   3,533   6,125    12,178
LONG-TERM DEBT.....................................     --    3,207       --
CAPITAL LEASE OBLIGATIONS..........................      77       6       163
OTHER LIABILITIES..................................     --       19       731
                                                     ------ -------  --------
    Total liabilities..............................   3,610   9,357    13,072
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; no shares issued or
   outstanding.....................................     --      --        --
  Common stock:
  Class A, $.01 par value, 29,999,950 shares
   authorized; 9,156,819, 9,223,821 and 24,596,939
   shares issued and outstanding at December 31,
   1997 and 1998, and June 30, 1999 (unaudited)
   respectively....................................      92      92       246
  Class B, $.01 par value, 50 shares authorized; no
   shares issued or outstanding at December 31,
   1997 and 1998, respectively; 50 shares issued
   and outstanding as of June 30, 1999
   (unaudited).....................................     --      --        --
  Additional paid-in capital.......................     342   2,410   131,567
  Cumulative foreign currency translation
   adjustments.....................................     --        4       (97)
  Retained earnings................................     223     222     1,380
  Less: Treasury stock, at cost (no shares at
   December 31, 1997 and 1998 and   36,792 shares
   at June 30, 1999 (unaudited))...................     --      --       (588)
                                                     ------ -------  --------
    Total stockholders' equity.....................     657   2,728   132,508
                                                     ------ -------  --------
    Total liabilities and stockholders' equity.....  $4,267 $12,085  $145,580
                                                     ====== =======  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                        RAZORFISH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                 For the Year Ended            For the Six Months
                                    December 31,                 Ended June 30,
                          ---------------------------------  ------------------------
                                                                   (unaudited)
                             1996        1997       1998        1998         1999
                          ----------  ---------- ----------  -----------  -----------
REVENUES................  $    1,218  $    3,618 $   13,843  $     5,150  $    27,410
PROJECT PERSONNEL
 COSTS..................         877       1,523      5,973        2,291       11,967
                          ----------  ---------- ----------  -----------  -----------
  Gross profit..........         341       2,095      7,870        2,859       15,443
SALES AND MARKETING.....         129         174        438           94        1,114
GENERAL AND
 ADMINISTRATIVE.........         518       1,260      4,693        1,922        9,884
AMORTIZATION OF
 GOODWILL...............         --          --         107           27        1,629
NON-CASH COMPENSATION
 EXPENSE................         --           79      1,937        1,700           54
                          ----------  ---------- ----------  -----------  -----------
  Income (loss) from
   operations...........        (306)        582        695         (884)       2,762
INTEREST (INCOME)
 EXPENSE, NET...........           5          20        241          103         (587)
MINORITY INTEREST.......         --          --         --           --           (22)
                          ----------  ---------- ----------  -----------  -----------
  Income (loss) before
   income taxes.........        (311)        562        454         (987)       3,371
PROVISION (BENEFIT) FOR
 INCOME TAXES...........         (57)        265        455         (585)       2,213
                          ----------  ---------- ----------  -----------  -----------
  Net income (loss).....  $     (254) $      297 $       (1) $      (402) $     1,158
                          ==========  ========== ==========  ===========  ===========
PER SHARE INFORMATION:
  Net income (loss) per
   share--
   Basic................  $    (0.03) $     0.03 $    (0.00) $     (0.04) $      0.05
                          ==========  ========== ==========  ===========  ===========
   Diluted..............  $    (0.03) $     0.03 $    (0.00) $     (0.04) $      0.05
                          ==========  ========== ==========  ===========  ===========
  Weighted average
   common shares
   outstanding--
   Basic................   9,090,906   9,156,819  9,223,821    9,156,819   21,757,402
                          ==========  ========== ==========  ===========  ===========
   Diluted..............   9,090,906   9,439,540  9,223,821    9,156,819   22,370,882
                          ==========  ========== ==========  ===========  ===========
PRO FORMA NET INCOME
 (LOSS) DATA (Unaudited)
  Net income (loss)
   before provision
   (benefit) for income
   taxes................  $     (311) $      562 $      454  $      (987) $     3,371
  Pro forma income tax
   provision (benefit)
   (actual for December
   31, 1997 and 1998 and
   June 30, 1999).......        (134)        265        455         (585)       2,213
                          ----------  ---------- ----------  -----------  -----------
  Pro forma net income
   (loss)...............  $     (177) $      297 $       (1) $      (402) $     1,158
                          ==========  ========== ==========  ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             Class A         Class B                                  Cumulative
                          Common Stock    Common Stock  Treasury Stock     Additional   Foreign   Retained      Total
                        ----------------- ------------- ----------------    Paid-in    Currency   Earnings  Stockholders'
                          Shares   Amount Shares Amount Shares   Amount     Capital   Translation (Deficit)    Equity
                        ---------- ------ ------ ------ -------  -------   ---------- ----------- --------- -------------
BALANCE, January 1,
 1996..................  9,090,906  $ 91   --    $ --       --   $   --     $    (91)     $--      $    35    $     35
 Capital contribution..        --    --    --      --       --       --          500       --          --          500
 S-corporation
  termination..........        --    --    --      --       --       --         (145)      --          145         --
 Net loss..............        --    --    --      --       --       --          --        --         (254)       (254)
                        ----------  ----   ---   -----   ------  -------    --------     -----     -------    --------
BALANCE, December 31,
 1996..................  9,090,906    91   --      --       --       --          264       --          (74)        281
 Common stock issued to
  Employees............     65,913     1   --      --       --       --           13       --          --           14
 Common stock option
  Compensation.........        --    --    --      --       --       --           65       --          --           65
 Net income............        --    --    --      --       --       --          --                    297         297
                        ----------  ----   ---   -----   ------  -------    --------     -----     -------    --------
BALANCE, December 31,
 1997..................  9,156,819    92   --      --       --       --          342       --          223         657
 Purchase of treasury
  stock................        --    --    --      --       500     (500)        --        --          --         (500)
 Common stock issued to
  Employees............     67,002   --    --      --      (500)     500          66       --          --          566
 Common stock option
  Compensation.........        --    --    --      --       --       --        1,937       --          --        1,937
 Foreign currency
  translation
  Adjustment...........        --    --    --      --       --       --          --          4         --            4
 Capital contribution..        --    --    --      --       --       --           65       --          --           65
 Net loss..............        --    --    --      --       --       --          --        --           (1)         (1)
                        ----------  ----   ---   -----   ------  -------    --------     -----     -------    --------
BALANCE, December 31,
 1998..................  9,223,821    92   --      --       --       --        2,410         4         222       2,728
 Common stock issued to
  employees............    102,066     1   --      --       --       --          690       --          --          691
 Common stock option
  compensation.........        --    --    --      --       --       --           55       --          --           55
 Foreign currency
  translation
  adjustment...........        --    --    --      --       --       --          --       (101)        --         (101)
 Shares issued in
  connection with the
  exercise of stock
  options by
  Communicade..........  1,976,810    20   --      --       --       --       25,283       --          --       25,303
 Shares issued in
  connection with the
  acquisition of
  Spray................  9,881,034    98    50     --       --       --       54,842       --          --       54,940
 Initial public
  offering.............  3,450,000    35   --      --       --       --       48,287       --          --       48,322
 Purchase of treasury
  stock................        --    --    --      --       (37)    (588)        --        --          --         (588)
 Net income............        --    --    --      --       --       --          --        --        1,158       1,158
                        ----------  ----   ---   -----   ------  -------    --------     -----     -------    --------
BALANCE, June 30, 1999
 (unaudited)........... 24,633,731  $246    50   $ --       (37) $  (588)   $131,567     $ (97)    $ 1,380    $132,508
                        ==========  ====   ===   =====   ======  =======    ========     =====     =======    ========

 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                     For the Years         For the Six Months
                                   Ended December 31,        Ended June 30,
                                 ------------------------  --------------------
                                  1996    1997     1998      1998       1999
                                 ------  -------  -------  ---------  ---------
                                                               (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).............  $ (254) $   297  $    (1) $    (402) $   1,158
 Adjustments to reconcile net
  income (loss) to net cash
  (used in) provided by
  operating activities--
 Allowance for doubtful
  accounts.....................     --       --        50         33        553
 Depreciation and
  amortization.................      27      107      442        319      2,622
 Non-cash common stock option
  compensation.................     --        79    1,937      1,732        --
 Non-cash capital
  contribution.................     --       --        65        --          55
 Increase in minority
  interest.....................     --       --       --         --          26
 Increase in deferred tax
  assets.......................     (64)    (349)    (305)    (1,366)      (146)
 Decrease (increase) in
  accounts receivable..........      50   (1,258)    (332)      (906)    (7,062)
 Increase in unbilled charges..     --      (372)    (955)       (80)    (2,957)
 (Increase) decrease in prepaid
  expenses and other current
  assets.......................    (107)    (204)    (263)       263       (351)
 Increase in due from
  affiliates...................     --       --      (601)      (117)    (1,735)
 Increase in other assets......     (29)     (40)    (188)      (732)      (271)
 Increase in accounts payable
  and accrued expenses.........      80      143    1,071      1,111      7,628
 Increase (decrease) in
  advanced billings............     --       455     (110)      (344)       559
 Increase (decrease) in
  deferred tax liabilities.....      43      796      547        (98)        28
 Increase (decrease) in income
  taxes payable................      31       (1)     164        635         76
 Increase (decrease) in
  deferred rent................     --        40       18        (28)        47
 Increase in other
  liabilities..................     --       --        19        229        685
 Increase (decrease) in due to
  related party................     --       --       500        --        (500)
                                 ------  -------  -------  ---------  ---------
  Net cash (used in) provided
   by operating activities.....    (223)    (307)   2,058        249        415
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures..........    (189)    (316)    (676)      (698)    (3,882)
 Acquisitions of subsidiaries,
  net of cash acquired.........     --       --    (4,554)    (3,000)    (3,000)
                                 ------  -------  -------  ---------  ---------
  Net cash used in investing
   activities..................    (189)    (316)  (5,230)    (3,698)    (6,882)
                                 ------  -------  -------  ---------  ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Deferred registration costs...     --       --      (564)       --         564
 Payments under capital lease
  obligations..................     (25)     (69)     (95)       (48)       155
 Proceeds from capital
  contribution.................     500      --       --         --         --
 Proceeds from Initial Public
  Offering.....................     --       --       --         --      48,322
 Proceeds from exercise of
  Communicade's 10% option.....     --       --       --         --      25,303
 Proceeds from exercise of
  stock options................     --       --       566        --         691
 Net borrowings under lines of
  credit.......................     --     1,805    3,184      2,732     (4,989)
 Purchase of treasury stock....     --       --      (500)       --        (588)
                                 ------  -------  -------  ---------  ---------
  Net cash provided by
   financing activities........     475    1,736    2,591      2,684     69,458
                                 ------  -------  -------  ---------  ---------
EFFECT OF EXCHANGE RATE CHANGES
 ON CASH AND CASH EQUIVALENTS..     --       --         4        --        (101)
                                 ------  -------  -------  ---------  ---------
  Net increase (decrease) in
   cash and cash equivalents...      63    1,113     (577)      (765)    62,890
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD...........     --        63    1,176      1,176        599
                                 ------  -------  -------  ---------  ---------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD.....................  $   63  $ 1,176  $   599  $     411  $  63,489
                                 ======  =======  =======  =========  =========
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
 Cash paid during the period
  for--
  Income taxes paid............  $  --   $   --   $   --   $     --   $   2,500
  Interest paid................       5       18        7        --         --
SUPPLEMENTAL DISCLOSURE OF NON-
 CASH INVESTING ACTIVITIES:
 Equipment acquired under
  capital leases...............      96      127      --         --         --
 Fair market value of common
  stock issued for
  acquisition..................     --       --       --         --      54,940

 The accompanying notes are an integral part of these consolidated statements.

                        RAZORFISH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (In thousands, except share and per share data)


1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Razorfish, Inc. ("Razorfish"), together with its wholly owned subsidiaries (collectively the "Company") is a leading-edge international digital communications solutions provider. Digital communications solutions are business solutions that use digital technologies to enhance communications and interactions between people and companies. The Company's digital communications solutions are designed to help clients increase sales, improve communications and create and enhance business identities. The Company provides an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement its digital communications solutions. The Company primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, the Company's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

   In order to serve its global clients, Razorfish has completed six acquisitions through January 1999, since its inception in 1995, and one additional acquisition in June 1999 (unaudited). The Company currently has offices in New York, San Francisco, Los Angeles, London, Stockholm, Oslo, Helsinki and Hamburg.

Principles of Consolidation

   The accompanying consolidated financial statements as of and for the year ended December 31, 1998 include the operations of the Company and its wholly owned United States subsidiaries, Avalanche Solutions, Inc., Razorfish Los Angeles, Inc., Razorfish San Francisco, Inc. and its wholly owned United Kingdom subsidiary, Razorfish Ltd. The accompanying consolidated financial statements as of and for the six months ended June 30, 1999 (unaudited), also include the operations of the Company, the aforementioned subsidiaries and its wholly owned Swedish subsidiary, Razorfish AB. The Company had no subsidiaries prior to January 1, 1998. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for the allowance for doubtful accounts for accounts receivable and the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized for time and materials-based arrangements and fixed-fee arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues earned. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


Project Personnel Costs

   Project personnel costs include the salaries and related costs of all billable employees.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of four to eight years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of 20 years on a straight-line basis. Customer lists and work force are being amortized over a period of 6 years and 16 years respectively. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1998 and June 30, 1999 (unaudited).

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. The Company filed its income tax returns using the cash basis of accounting through fiscal 1998 and will use the accrual basis of accounting for all future periods.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)

Foreign Currency Translation

   All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, due from affiliate and accounts payable and accrued expenses approximate fair value due to the short-term maturity of these instruments. The carrying amounts of due to Omnicom Group, Inc. and capital lease obligations, including current portions, approximate fair value.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   For the year ended December 31, 1996 four clients accounted for 25%, 21%, 11% and 10%, respectively, of total revenues.

   For the year ended December 31, 1997 four clients accounted for 20%, 16%, 14% and 14%, respectively, of total revenues.

   For the year ended December 31, 1998 one client accounted for 27% of total revenues.

   For the six months ended June 30, 1999 (unaudited) one client accounted for 10.4% of the total revenues.

   For the six months ended June 30, 1998 (unaudited) two clients accounted for 32.3% and 14.5%, respectively, of total revenues.

   As of December 31, 1997, two clients accounted for 59% and 16%, respectively, of total accounts receivable.

   As of December 31, 1998, three clients accounted for 17%, 14% and 14%, respectively, of total accounts receivable.

   As of June 30, 1999 (unaudited), one client accounted for 11% of total accounts receivable.

Net Income (Loss) Per Common Share

   The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income

                       RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)

(loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the consolidated statements of operations.

   A reconciliation between the numerator and denominator of Basic EPS and Diluted EPS is as follows:

                                   For the Year Ended December 31, 1996
                                  ----------------------------------------------
                                                   Common        Net Loss Per
                                   Net Loss        Shares        Common Share
                                  ------------   -------------- ----------------
                                    (in thousands, except share and per
                                                share data)
   Basic EPS:
     Net loss attributable to
      common stock...............  $      (254)       9,090,906    $     (0.03)
                                   -----------   --------------    -----------
       Diluted EPS...............  $      (254)       9,090,906    $     (0.03)
                                   ===========   ==============    ===========
                                   For the Year Ended December 31, 1997
                                  ----------------------------------------------
                                                   Common       Net Income Per
                                  Net Income       Shares        Common Share
                                  ------------   -------------- ----------------
   Basic EPS:
     Net income attributable to
      common stock...............  $       297        9,156,819    $      0.03
     Effect of common stock
      options....................          --           282,721            --
                                   -----------   --------------    -----------
       Diluted EPS...............  $       297        9,439,540    $      0.03
                                   ===========   ==============    ===========
                                  For the Six Months Ended June 30, 1998
                                  ----------------------------------------------
                                                (unaudited)
                                                   Common        Net Loss Per
                                   Net Loss        Shares        Common Share
                                  ------------   -------------- ----------------
   Basic EPS:
     Net loss attributable to
      common stock...............  $      (402)       9,156,819    $     (0.04)
                                   -----------   --------------    -----------
       Diluted EPS...............  $      (402)       9,156,819    $     (0.04)
                                   ===========   ==============    ===========
                                   For the Year Ended December 31, 1998
                                  ----------------------------------------------
                                                   Common        Net Loss Per
                                   Net Loss        Shares        Common Share
                                  ------------   -------------- ----------------
   Basic EPS:
     Net loss attributable to
      common stock...............  $        (1)       9,223,821    $     (0.00)
                                   -----------   --------------    -----------
       Diluted EPS...............  $        (1)       9,223,821    $     (0.00)
                                   ===========   ==============    ===========
                                  For the Six Months Ended June 30, 1999
                                  ----------------------------------------------
                                                (unaudited)
                                                   Common       Net Income Per
                                  Net Income       Shares        Common Share
                                  ------------   -------------- ----------------
   Basic EPS:
     Net income attributable to
      common stock...............  $     1,158       21,757,402    $      0.05
     Effect of common stock
      options....................          --           613,480            --
                                   -----------   --------------    -----------
       Diluted EPS...............  $     1,158       22,370,882    $      0.05
                                   ===========   ==============    ===========

   Diluted EPS for the years ended December 31, 1996 and 1998 and the six months ended June 30, 1998 (unaudited) does not include the impact of common stock options then outstanding, as the effect of their inclusion would be anti-dilutive.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


Stock-Based Compensation

   In 1996, the Company adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and elected to continue the accounting set forth in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and to provide the necessary pro forma disclosures as if the fair value method had been applied (Note 8).

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                              For the Year Ended      For the Six Months Ended
                                 December 31,                 June 30,
                              ----------------------  -------------------------
                               1996    1997   1998       1998          1999
                              -------  ------ ------  ------------ ------------
                                                            (unaudited)
   Net income (loss)........  $  (254) $  297 $  (1)  $      (402) $      1,158
   Foreign currency
    translation adjustment..      --      --      4           --           (101)
                              -------  ------ -----   -----------  ------------
       Comprehensive income
        (loss)..............  $  (254) $  297 $   3   $      (402) $      1,057
                              =======  ====== =====   ===========  ============

Proposed Public Offering

   In connection with its contemplated initial public offering of Common Stock, the Company has incurred approximately $564 in registration-related costs that are being deferred until the consummation of the offering, at which time they will be charged against additional paid-in capital. If the offering is not consummated, the deferred registration costs will be expensed. These amounts are included in deferred registration costs and accrued expenses in the accompanying consolidated balance sheet as of December 31, 1998 (Note 15).

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. The Company currently believes that it operates in one segment and the adoption of SFAS No. 131 did not materially affect the Company's current disclosure of geographic information (Note 10).

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


   In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

Unaudited Financial Statements

   The unaudited consolidated financial information included herein as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited consolidated financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results for interim periods are not necessarily indicative of the results expected for a full year.

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

2. ACQUISITIONS

Avalanche Solutions, Inc. and Avalanche Systems, Inc.

   In January 1998, the Company purchased a 66 2/3% ownership interest of a newly formed corporation, Avalanche Solutions, Inc. ("Avalanche Solutions"). In connection with this transaction, Avalanche Solutions acquired substantially all of the assets of Avalanche Systems, Inc. ("Avalanche Systems") from Fleet Bank National Association and Fleet Bank Capital Corporation in a foreclosure sale. These assets were seized from Avalanche Systems, whose shareholders were the founders and holders of the remaining 33 1/3% of the capital stock of Avalanche Solutions. In April 1998, the founders of Avalanche Solutions surrendered their aggregate 33 1/3% ownership interest in Avalanche Solutions to the Company. The total cash consideration for all stock and net assets acquired was approximately $1,294.

   These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the respective acquisition dates. As a result of these acquisitions, the Company has recorded goodwill of approximately $789, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years.

   Furthermore, the Company entered into an employment agreement with one of the former shareholders of Avalanche Solutions. The employment agreement has a term through December 2001 and includes a signing bonus and base compensation. In addition, this former shareholder received fully vested options to purchase 500,000 and 13,456 shares of Common Stock of the Company at an exercise price of $1.00 and $10.00, respectively, per share. This former shareholder is an executive officer of Razorfish. In December 1998, he exercised options to purchase 500,000 shares of Common Stock for an aggregate purchase price of $500. In the opinion of management, based upon a third-party valuation using the Black-Scholes Option Pricing Model, the exercise price was deemed to be lower than the fair market value per share of the Company's Common Stock at the grant date and, as such, the Company recorded compensation expense of $1,865 for the year ended December 31, 1998.

CHBi Limited
   In May 1998, the Company acquired all of the outstanding stock of London-based CHBi Limited and, concurrently with the acquisition, CHBi Limited changed its name to CHBi Razorfish Ltd. The Company paid

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)

total cash consideration of approximately $2,028 for the purchase of CHBi Limited. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $1,972, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the CHBi Limited Purchase Agreement calls for certain cash earn-out payments to the former shareholders based upon the achievement of targeted operating performance of CHBi Razorfish Ltd. through May 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and will result in an adjustment to goodwill.

Plastic

   In June 1998, the Company formed a subsidiary, Razorfish San Francisco, Inc. ("Razorfish San Francisco"), which acquired substantially all of the net assets of Alpha Online, Inc. d/b/a Plasticweb and Plastic ("Plastic"). In consideration for the net assets acquired, the Company paid approximately $686 in cash. The acquisition of the assets has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible net assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $305, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the Plastic Purchase Agreement calls for certain cash earn-out payments to the former shareholders based upon the achievement of targeted operating performance of Razorfish San Francisco through December 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and will result in an adjustment to goodwill.

<tag> Media

   In July 1998, the Company formed a subsidiary, Razorfish Los Angeles, Inc. ("Razorfish Los Angeles"), which acquired substantially all of the net assets of Titus Anspach Group, LLC d/b/a <tag> Media ("<tag> Media"). In consideration for the net assets acquired, the Company paid approximately $256, in cash. The acquisition of the assets has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition, the Company has recorded goodwill of approximately $223, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years. Furthermore, the <tag> Media Purchase Agreement calls for certain cash earn-out payments to the former shareholders based upon the achievement of targeted operating performance of Razorfish Los Angeles through December 2001. No earn-out amounts have been earned to date. Future earn-out payments, if any, will be recorded as additional purchase price and will result in an adjustment to goodwill.

Sunbather

   In October 1998, the Company acquired substantially all of the assets of London-based Sunbather Limited ("Sunbather"), from an administrator appointed for Sunbather. The net assets were acquired for cash consideration of approximately $290. This acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result of this acquisition the Company recorded goodwill of approximately $272, which is the excess cost of net assets acquired and is being amortized over a useful life of 20 years.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


   The acquisitions described above were valued based on management's estimate of the fair value of the net assets acquired at the date of acquisition. Costs in excess of net assets acquired were recorded as intangible assets as follows:

                            Avalanche Systems/   CHBi
                            Avalanche Solutions Limited  Plastic <tag> Media Sunbather
                            ------------------- -------  ------- ----------- ---------
   Accounts receivable.....       $   86        $  463    $238      $--        $--
   Fixed assets............          --             44     133        33         18
   Other assets............          419           --       10       --         --
   Intangible assets.......          789         1,972     305       223        272
   Current liabilities.....          --           (451)    --        --         --
                                  ------        ------    ----      ----       ----
       Total purchase
        price..............       $1,294        $2,028    $686      $256       $290
                                  ======        ======    ====      ====       ====

Spray Network AB

   In January 1999, the Company acquired all of the issued and outstanding shares of capital stock of Spray Network AB ("Spray") from Spray Ventures AB and Communicade Inc. ("Communicade", a wholly owned subsidiary of Omnicom Group, Inc.) in exchange for an aggregate of 9,881,034 shares of the Company's Common Stock and 50 shares of the Company's non-voting Class B Common Stock (the "Spray Acquisition"). In addition, Communicade received an option to purchase up to 10% of Razorfish common stock pursuant to a Stockholders Agreement. The shares of Common Stock issued represented 50% of the shares of the Company's Common Stock on a fully diluted basis immediately following the Spray Acquisition. Immediately prior to this transaction, Communicade purchased 563 shares of Spray Network AB, which represented 20% of the outstanding shares of Spray Network AB on a fully-diluted basis at the time of purchase, from Spray Ventures AB and sold these shares to the Company in connection with the Spray Acquisition.

   In addition, simultaneously with the Spray Acquisition, Messrs. Dachis and Kanarick, the founders of the Company, sold 363,636 shares of Common Stock to Communicade, which represented 4% of the outstanding shares of Common Stock on a fully-diluted basis at the time of purchase. In addition, the Company entered into employment agreements with certain executives of Spray Network AB.

Pro forma results of operations

   The following unaudited pro forma consolidated results of operations reflects the results of operations for the years ended December 31, 1997 and 1998, as if the aforementioned acquisitions had occurred on January 1, 1997, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997 and may not be indicative of future operating results.

                             Year Ended December 31,   Six Months Ended June 30,
                             ------------------------  --------------------------
                                1997         1998          1998          1999
                             -----------  -----------  ------------  ------------
   Pro forma:
     Revenues..............  $    17,813  $    30,974  $     15,666  $     27,793
     Net (loss)............       (5,688)      (4,175)       (1,757)          937
     Basic net (loss) per
      share................        (0.27)       (0.20)        (0.09)         0.04
     Diluted net (loss) per
      share................        (0.27)       (0.19)        (0.09)         0.04

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


3. RELATED PARTY TRANSACTIONS

Agreements with Omnicom

   In September 1996, Omnicom Group, Inc. ("Omnicom") purchased an aggregate of 3,636,364 shares of Common Stock from Messrs. Dachis and Kanarick, for an aggregate purchase price of $3,500 in cash in September 1996 and three additional earn-out payments pursuant to the terms of a Stock Purchase Agreement (the "Purchase Agreement"). The first two earn-out payments were paid in February 1998 and January 1999 in the amounts of $1,300 and $600, respectively, and the remaining payment of $1,700 is payable in March 1999. The amount of the February 1998 and March 1999 payments are derived from Razorfish's Annual Revenues (as defined in the Purchase Agreement) and profit before taxation for the relevant year. The amount of the payment in January 1999 was the result of an adjustment made to the aggregate purchase price pursuant to a side letter entered into between Messrs. Dachis and Kanarick and Communicade (f/k/a JWL Associates Corp.). Simultaneously with the execution of the Purchase Agreement, the Company entered into a Shareholders Agreement with Communicade. The Shareholders Agreement restricted the transfer of shares of Common Stock by the parties and provided that certain actions require the consent of the Communicade appointed director. In addition, the Shareholders Agreement also stipulated that Omnicom Finance Inc. ("Omnicom Finance") would provide the Company with a line of credit for working capital purposes of up to $2,000 and additional financing for the purpose of funding the Company's acquisition of "new media companies," as defined, provided that Communicade remained a shareholder of the Company. Both of these lines of credit were available upon the execution of the Shareholders Agreement.

   Amounts borrowed under the working capital line of credit bear no interest on the first $1,000 of principal amount outstanding and thereafter bear interest at the rate then charged by Omnicom Finance to its subsidiaries under Omnicom Finance's cash management program, which was 6.85% and 6.00%, respectively, as of December 31, 1997 and 1998. As the first $1,000 outstanding under the working capital line of credit is non-interest bearing, the Company has imputed interest on the outstanding amounts based upon a weighted average imputed interest rate of 6.50%. As such, the Company recorded a charge to interest expense and a capital contribution of approximately $65 for the year ended December 31, 1998. Imputed interest in all previous periods was deemed to be immaterial by the Company. The amounts due under the working capital line of credit are repayable in full on the earlier of December 31, 2001 or upon the closing of an initial public offering of the Company's Common Stock. All outstanding amounts are secured by a priority lien on all of the Company's assets.

   The Company had $800 and $1,100 of the working capital line of credit outstanding as of December 31, 1997 and 1998, respectively. In addition, the Company had $1,000 and $3,900 of the acquisition funding outstanding as of December 31, 1997 and 1998, respectively, in connection with the acquisition of "new media companies." There were no amounts outstanding as of June 30, 1999 (unaudited). See Note 7 for the terms of the acquisition line of credit.

   In connection with the Spray acquisition, the Shareholders Agreement terminated and was replaced by a Stockholders Agreement. Pursuant to the terms of the Stockholders Agreement, Omnicom Finance is to provide the working capital line of credit and the acquisition line of credit to the Company on the same terms and conditions as set forth in the Shareholders Agreement. The principal under any loan under the acquisition line of credit is payable quarterly in equal installments over a seven year period.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


Communicade 10% Option

   Pursuant to the Stockholders Agreement, in the event of an initial public offering of the Company's Common Stock, Communicade had the right, but not the obligation, to purchase from the Company up to such number of shares of Company Common Stock as equalled 10% of the then issued and outstanding shares of Razorfish's Common Stock on a fully diluted basis at the time the option was exercised (the "Option Shares"). Communicade exercised the 10% option by sending a written notice to the Company indicating its desire to purchase such Option Shares in January 1999. If Communicade had not provided notice within a specified time in accordance with the terms of the Stockholders Agreement, the 10% option would have terminated. Such Option Shares are restricted as to their resale in accordance with the terms of the new Stockholders Agreement. (Note
14)

Razorfish Studios

   The Company conducts business with Razorfish Studios ("Studios"). The majority of Studios' common stock is owned by three of the majority stockholders of the Company and certain of these stockholders also hold executive positions at Studios. On October 17, 1997, the Company assigned to Studios all of its right, title and interest in and to certain digital media properties owned by the Company. The cost and fair value of such properties were deemed to be immaterial by the Company's management and as such, there was no material effect on the Company's consolidated financial statements as of and for the year ended December 31, 1997.

   The Company also provides certain overhead and administrative functions for Studios for which the Company is reimbursed. In addition, the Company has provided certain design and consulting services to Studios at discounted billing rates. The total revenue earned was not material to the accompanying consolidated statements of operations. Amounts owed to the Company from Studios for services rendered, reimbursable expense and advances totaled $0, $601, and $1,368, respectively, as of December 31, 1997, December 31, 1998 and June 30, 1999 (unaudited). The Company licenses the "Razorfish" trademark and symbol to Studios pursuant to a trademark license agreement (the "Trademark License"). The Trademark License contains customary provisions giving the Company the ability to control the use of the "Razorfish" trademark by Studios.

   (unaudited) In August 1999, Razorfish entered into a Convertible Note Purchase Agreement with Razorfish Studios pursuant to which Razorfish purchased from Razorfish Studios a convertible promissory note (the "Note") in the principal amount of Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000). The Note matures on the earlier of (i) August 2, 2002, and (ii) the date of closing of Razorfish Studios' first firm commitment underwritten public offering pursuant to an effective Registration Statement under the Securities Act of 1933. Razorfish Studios has agreed to pay interest on the unpaid principal at the rate of six percent (6%) per annum. At Razorfish's option, the Note may be converted into shares of Razorfish Studios common stock, par value $.01, at the rate of one (1) share of Razorfish Studios common stock per Three Dollars ($3.00) outstanding under the Note at the time of Razorfish's conversion request. Razorfish may convert all or part of the outstanding amount of principal and interest due on the Note. Messrs. Dachis and Kanarick have guaranteed personally repayment of the Note.

Repurchase of Treasury Shares

   In December 1998, the Company repurchased 500,000 shares of Common Stock from two of the Company's principal stockholders, for $1.00 per share, pursuant to an agreement between the Company and the stockholders. The resulting $500 due to the stockholders as of December 31, 1998, is non-interest bearing and is due in full in March 1999.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                December 31,
                                -------------   June 30,
                                1997    1998      1999
                                -----  ------  -----------
                                               (unaudited)
   Computer equipment.......... $ 251  $  636    $ 2,697
   Equipment under capital
    leases.....................   290     221        641
   Furniture and fixtures......   179     419        827
   Leasehold improvements......    34     382      1,375
                                -----  ------    -------
       Total property and
        equipment..............   754   1,658      5,540
   Less--Accumulated
    depreciation and
    amortization...............  (136)   (472)    (1,466)
                                -----  ------    -------
       Property and equipment,
        net.................... $ 618  $1,186    $ 4,074
                                =====  ======    =======

   Depreciation and amortization aggregated $27, $107 and $336, respectively, for the three years ended December 31, 1998 and $994 for the six months ended June 30, 1999 (unaudited).

5. INTANGIBLE ASSETS

   Intangible assets consist of the following:

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (unaudited)
   Goodwill............................................    $3,562      $53,006
   Customer Lists......................................       --         7,600
   Workforce...........................................       --           900
                                                           ------      -------
     Total intangible assets...........................     3,562       61,506
      Less--Accumulated amortization...................      (107)      (1,740)
                                                           ------      -------
       Intangible assets, net..........................    $3,455      $59,766
                                                           ======      =======

   Amortization aggregated $107 for the year ended December 31, 1998 and $1,633 for the six months ended June 30, 1999 (unaudited). The Company did not have any intangible assets prior to January 1, 1998.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                       December 31,
                                                       -------------  June 30,
                                                       1997   1998      1999
                                                       ------------- -----------
                                                                     (unaudited)
   Accounts payable................................... $ 104 $   874   $2,898
   Accrued expenses...................................    76     269    6,393
   Accrued professional fees..........................    90     648      128
                                                       ----- -------   ------
     Total............................................ $ 270 $ 1,791   $9,419
                                                       ===== =======   ======

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)

7. LONG-TERM DEBT

   Long-term debt consists of acquisition borrowings from Omnicom in the original principal amount of approximately $3,700. The loan is payable in equal quarterly installments over a period of seven years and bears interest at approximately 6.0% per annum.

   Maturities of long-term debt outstanding as of December 31, 1998 are as follows:

   Year ended
   December 31,
   ------------
   1999.................................................................. $1,782
   2000..................................................................    534
   2001..................................................................    534
   2002..................................................................    535
   2003..................................................................    535
   Thereafter............................................................  1,069
                                                                          ------
     Total............................................................... $4,989
                                                                          ======

8. INCOME TAXES

   Income (loss) before taxes and the provision (benefit) for taxes on income consisted of the amounts shown below:

                                             Year Ended      Six Months Ended
                                            December 31,         June 30,
                                          ------------------ ------------------
                                          1996   1997   1998   1998     1999
                                          -----  -----  ---- --------  --------
                                                               (unaudited)
Income (loss) before income taxes:
  Domestic............................... $(311) $ 562  $175 $ (1,395) $ 2,579
  International..........................   --     --    279      408      792
                                          -----  -----  ---- --------  -------
                                          $(311) $ 562  $454 $   (987) $ 3,371
                                          =====  =====  ==== ========  =======
Provision (benefit) for taxes on income:
  Current--
   Federal............................... $ (14) $(110) $ 42 $    345  $ 1,500
   State and local.......................   (22)   (72)   76      229      870
   International.........................   --     --     95       24       87
  Deferred--
   Federal...............................   (12)  (349)  191     (710)    (178)
   State and local.......................    (9)   796    51     (473)     (66)
   International.........................   --     --    --       --       --
                                          -----  -----  ---- --------  -------
                                          $ (57) $ 265  $455 $   (585) $ 2,213
                                          =====  =====  ==== ========  =======

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


   A reconciliation of the difference between the statutory U.S. Federal income tax rate and the Company's effective tax rate follows:

                                                            Six Months Ended
                               Year Ended December 31,          June 30,
                              ----------------------------  -----------------
                                1996      1997      1998     1998      1999
                              --------   -------  --------  -------- --------
                                                              (unaudited)
Statutory federal income tax
 rate........................    (34.0)%    34.0%     34.0%    34.0%     34.0%
State and local taxes on
 income, net of federal
 income tax benefit..........     (6.6)     12.4      13.3     16.1      15.5
Effect on change from "S"
 corp. ......................     28.8       --        --       --        --
Disallowed expenses..........      --        --        4.4      1.8       5.3
Incentive stock option
 expense.....................      --        --       42.6      --        1.1
Goodwill amortization........      --        --        5.2      4.6      31.0
International Operations.....      --        --        --       --      (34.0)
Other........................     (6.4)      0.7       0.7      2.8       1.8
                              --------   -------  --------  -------  --------
  Effective rate.............    (18.2)%    47.1%    100.2%    59.3%     54.7%
                              ========   =======  ========  =======  ========

   The tax effects of temporary differences that give rise to a significant portion of the deferred income tax assets (liabilities), net, are as follows:

                                              Year Ended       Six Months
                                             December 31,    Ended June 30,
                                             --------------  ----------------
                                              1997    1998    1998     1999
                                             ------  ------  -------  -------
                                                               (unaudited)
Current deferred income tax assets
 (liabilities), net:
  Accrual to cash adjustments............... $ (467) $ (178) $  (112) $  (127)
  Bad debts.................................    --       23      --        64
  Other.....................................    --       16      --        14
Noncurrent deferred tax assets
 (liabilities), net:
  Stock options.............................     36     --       960      --
  Accrual to cash adjustment................    --     (534)    (338)    (381)
                                             ------  ------  -------  -------
    Total deferred income taxes, net........ $ (431) $ (673) $   510  $  (430)
                                             ======  ======  =======  =======

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

   The Company has concluded that it is probable that it will be able to realize these net deferred tax assets in future periods. In addition, the company has net operating losses of approximately $200 which will expire at the end of 2018.

   On September 18, 1996, pursuant to a Shareholders Agreement (Note 3), the Company's "S" corporation status was terminated and the Company began operations as a "C" corporation. Accordingly, the Company became subject to federal and state income taxes and the retained deficit of the Company was transferred to additional paid-in capital. During the period from January 1, 1996 to September 18, 1996, the net loss incurred was $181. For the period from September 19, 1996 to December 31, 1996, the net loss incurred was $74.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


   As described above, the Company began operations as a "C" corporation on September 18, 1996. The following unaudited pro forma income tax information has been determined as if the Company operated as a "C" corporation from its inception, without contemplating any applicable tax laws related to the utilization of net operating losses. No pro forma income tax provision is presented for the year ended December 31, 1997 and 1998 as the Company was operating as a "C" corporation during those periods.

                                                                     Year Ended
                                                                    December 31,
                                                                        1996
                                                                    ------------
   Federal tax (benefit) at statutory rate.........................    $(106)
   State income taxes, net of Federal benefit......................      (28)
                                                                       -----
                                                                       $(134)
                                                                       =====

   Certain goodwill related to international acquisitions may be deemed nondeductible under Internal Revenue Service Regulations.

9. STOCKHOLDERS' EQUITY

Common Shares

   In connection with 1-for-2 reverse stock split effected in March 1999, the Board of Directors authorized 30,000,000 shares of common stock, of which 29,999,950 shares have been designated as Class A Common Stock and 50 shares have been designated as Class B Common Stock. There were 9,156,819 and 9,223,821 shares of Class A Common Stock issued and outstanding as of December 31, 1997 and 1998, respectively. No shares of Class B Common Stock were issued as of December 31, 1997 or 1998.

   On September 16, 1996, the founders of the Company entered into a Stock Purchase Agreement with Communicade pursuant to which they sold an aggregate of 3,636,364 shares of Common Stock to Communicade. Communicade made a cash contribution of $500 to the Company without the issuance of any shares of capital stock to it by the Company.

   On February 24, 1997, the Company issued an aggregate of 65,913 shares of Common Stock to seven employees pursuant to the terms of the Company's 1997 Stock Option and Incentive Plan, as amended (the "1997 Stock Option Plan"), and Stock Grant Agreements entered into by the Company and each such employee. The Company issued the shares in consideration for services rendered to the Company by such employees and as such, the Company recorded compensation expense of $13 for the year ended December 31, 1997, based upon a third-party valuation of the fair market value of the Company's Common Stock. Each Stock Grant Agreement also provided that each of the employees enter into a Stock Restriction Agreement with the Company. The Stock Restriction Agreement provides that the holder of the shares of Common Stock will not sell, assign, pledge or otherwise transfer the shares without the written consent of the Company. In addition, the Company has a right of first refusal to purchase any shares of Common Stock that the holder desires to sell.

Stock Splits

   On February 24, 1997, the Board of Directors authorized a 30,000-for-1 stock split of the Company's Common Stock and changed the par value to $0.01 per share. On April 30, 1998, the Board of Directors authorized a 1.515151-for-1 stock split of the Company's Common Stock. On December 14, 1998 the Board of Directors authorized a 2-for-1 stock split of the Company's issued Common Stock. On March 4, 1999, the

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)

Board of Directors authorized a 1-for-2 reverse stock split of the Company's issued Common Stock and Common Stock Options under the 1997 Plan and 1999 Plan and changed the authorized share capital to 40,000,000 (10,000,000 preferred, 29,999,950 Class A Common and 50 Class B Common). In connection with the split, each holder of the Company's Common Stock Options amended their respective option agreement to waive their right to have their options split effected under this stock split and the Company obtained the consent of the holders of substantially all of the Company's Common Stock Options for the reverse stock split. All references in the accompanying consolidated financial statements and footnotes have been retroactively restated to give effect to these stock splits.

Stock Options

   Under the terms of the 1997 Stock Option Plan 1,172,548 shares of common stock of the Company have been reserved for:

  a.  incentive stock options;

  b. non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "Options");

  c.  restricted stock; or

  d.  any combination thereof.

   Awards may be granted to such directors, employees and consultants of the Company (collectively "Key Persons") as the Board of Directors shall in its discretion select. Only employees of the Company are eligible to receive grants of incentive stock options.

   Options granted under the Stock Option Plan typically vest annually over a three-year period and expire ten years from the date of grant.

   The Company accounts for the Stock Option Plan under APB Opinion No. 25 and, accordingly, compensation expense of $65, $1,940, $1,700, and $54, has only been recognized for stock options granted below fair market value for the years ended December 31, 1997 and December 31, 1998 and the six months ended June 30, 1998 and June 30, 1999 (unaudited), respectively, in the accompanying consolidated financial statements. No options were granted prior to 1997.

   Had compensation for the 1997 Stock Option Plan been determined consistent with the provisions of SFAS No. 123, the effect on the Company's net income
(loss) and basic and diluted net income (loss) per share would have been changed to the following pro forma amounts:

                                                                 Year Ended
                                                                December 31,
                                                                --------------
                                                                 1997    1998
                                                                ------  ------
   Net income (loss), as reported.............................. $  297  $   (1)
   Net loss, pro forma......................................... (1,128) (2,068)
   Basic income (loss) per share, as reported..................   0.03   (0.00)
   Basic loss per share, pro forma.............................  (0.12)  (0.23)
   Diluted income (loss) per share, as reported................   0.03   (0.00)
   Diluted loss per share, pro forma...........................  (0.11)  (0.21)

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


   A summary of the status of the 1997 Stock Option Plan as of and for the year ended December 31, 1998 and December 31, 1997 is as follows:

                                             Year Ended December 31,
                                  ---------------------------------------------
                                           1997                   1998
                                  ---------------------- ----------------------
                                             Weighted               Weighted
                                             Average                Average
                                  Shares  Exercise Price Shares  Exercise Price
                                  ------- -------------- ------- --------------
   Shares under option,
    beginning of period.........      --      $ 1.00     456,795     $ 1.00
   Options granted..............  456,795       1.00     486,661       3.22
   Options exercised............      --        0.00     283,501       1.00
   Shares under option, end of
    period......................  456,795       1.00     659,955       2.64
   Options exercisable at end of
    period......................      --        0.00     132,161       1.00
   Weighted average fair value
    of options granted..........      --        0.50         --        2.71

   The fair market value of each option grant has been estimated on the date of grant using the Black-Scholes Option Pricing Model with the following assumptions:

                                                                   Year Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
   Expected option lives........................................ 5 years 5 years
   Risk free interest rates.....................................   5.88%   4.98%
   Expected volatility..........................................   83.9%   87.2%
   Dividend yield...............................................     --      --

   The following table summarizes information about options outstanding and options exercisable as of December 31, 1998:

                                   Options Outstanding        Options Exercisable
                             -------------------------------- --------------------
                                          Weighted
                               Shares      Average   Weighted   Shares    Weighted
                             Subject to   Remaining  Average  Subject to  Average
                             Outstanding Contractual Exercise Exercisable Exercise
   Range of Exercise Price     Options      Life      Price     Options    Price
   -----------------------   ----------- ----------- -------- ----------- --------
   $1.00...................    331,974     8 years    $1.00      88,441    $ 1.00
    1.00...................    205,900     9 years     1.04      30,264      1.00
    1.00 to 10.00..........    122,081    10 years     9.78      13,456     10.00
                               -------                          -------
                               659,955                          132,161
                               =======                          =======

10. GEOGRAPHIC INFORMATION

   The Company began operations outside of the United States during the year ended December 31, 1998 through its acquisition of CHBi Limited. A summary of the Company's operations by geographical area as of and for the year ended December 31, 1998 is presented below:

                                        United States International Consolidated
                                        ------------- ------------- ------------
   Revenues............................    $12,143       $1,700       $13,843
   Operating profit (loss).............        416          279           695
   Net income (loss)...................       (185)         184            (1)
   Identifiable assets.................     10,852        1,233        12,085

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


   The Company also began operations in Sweden, Germany, Finland, and Norway in January, 1999, through its acquisition of Spray. A summary of the Company's operations by geographical area as of and for the six months ended June 30, 1999 (unaudited) is presented below:

                                        United States International Consolidated
                                        ------------- ------------- ------------
    Revenues...........................   $ 13,986       $13,424      $ 27,410
    Operating profit...................      1,897           865         2,762
    Net income.........................        453           705         1,158
    Identifiable assets................    131,762        13,818       145,580

11. COMMITMENTS AND CONTINGENCIES

 Operating Leases

   The Company is committed under operating leases principally for office space and equipment. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $86, $185 and $730, respectively, for the three years ended December 31, 1998. Future minimum base rents under terms of noncancellable operating leases, reduced by rents to be received from existing noncancellable subleases as of December 31, 1998, are as follows:

                                                         Rental  Rental Net Rent
                                                        Payments Income Expense
                                                        -------- ------ --------
   Year Ending December 31:
     1999..............................................  $ 910    $265    $645
     2000..............................................  1,032     265     767
     2001..............................................    977     265     712
     2002..............................................    413     265     148
     2003..............................................    379     265     114
     Thereafter........................................  1,500     839     661

 Employment Agreements

   From September 1996 through July 1998, the Company entered into various employment agreements with certain senior executives, the expirations of which extend through 2001. The aggregate minimum base salaries under these agreements are approximately $1,041 for each of the years ended December 31, 1999, 2000 and 2001, respectively, for those agreements with terms in excess of one year at December 31, 1998.

   In January 1999, the Company entered into various employment agreements with certain senior executives of Spray Network AB, the expirations of which extend through December 31, 2001. The aggregate minimum base salaries under these agreements are approximately $435 for each of the years ended December 31, 1999, 2000 and 2001.

 Litigation

   The Company from time to time becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)


12. CAPITAL LEASE OBLIGATIONS

   At December 31, 1998 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated useful lives. The interest rate on the capital leases ranges from 11.5% to 16.7%.

   Future minimum payments under the lease agreement are as follows:

   Year Ending December 31:
     1999.................................................................. $51
     2000..................................................................   6
                                                                            ---
       Total minimum lease payments........................................  57
   Less--
       Amounts representing interest.......................................   4
       Current portion.....................................................  47
                                                                            ---
         Long term portion................................................. $ 6
                                                                            ===

13. EMPLOYEE BENEFIT PLAN

   The Company has a defined contribution plan covering all of its eligible employees in the United States. The Plan was effective from January 1, 1998 and is qualified under Section 401(k) of the Internal Revenue Code of 1986. Employees may begin participation on monthly enrollment dates provided that they have reached 18 years of age and three months of service. The Company may make matching and/or profit sharing contributions to the Plan at its discretion. There is no contribution expense for the year ended December 31, 1998.

14. SUBSEQUENT EVENTS

   In January 1999, the Company acquired all of the issued and outstanding shares of capital stock of Spray Network AB from Spray Ventures AB and Communicade in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock. The shares of Common Stock issued represented 50% of the shares of Razorfish Common Stock on a fully diluted basis immediately following the Spray Acquisition. (Note 2).

   In January 1999, the Company sent notice to Omnicom that it was substantially prepared to make the initial filing of the Registration Statement with the Securities and Exchange Commission in connection with an initial public offering of its Common Stock. Omnicom Group, Inc. sent a written notice to the Company indicating its desire to exercise its option to purchase 10% of the then-issued and outstanding shares of Common Stock. As such, the Company issued 1,976,810 shares of common stock for total proceeds of approximately $15,814,000. The purchase price paid by Communicade in connection with the exercise of this option was based on a 20% discount from an assumed offering price of $10.00 per share (or $8.00 per share). The Company recorded the fair value of the 10% option as additional purchase price consideration for the Spray acquisition based upon a fair market value of $2.00 per option to purchase one share of Common Stock using the Black-Scholes Option Pricing Model. This resulted in additional goodwill of $3,953,619.

   In March 1999, the Company's Board of Directors adopted and the Company's stockholders approved a stock incentive plan. The 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"), provides for the issuance of a total of up to 922,327 shares of Common Stock. Generally, shares subject to an award that remain

                        RAZORFISH, INC. AND SUBSIDIARIES

                (In thousands, except share and per share data)

unissued upon expiration, cancellation or forfeiture of the award are available for other awards under the 1999 Stock Incentive Plan.

   The Company is pursuing an initial public offering of its Class A Common Stock. The offering contemplates the sale of 3,000,000 shares of Common Stock at an offering price of $16.00 before taking into account applicable underwriting commissions and offering expenses.

15. EVENTS OCCURRING SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT (UNAUDITED)

   In April 1999, Communicade paid the Company $9,489, representing the difference between the amount paid by Communicade for the 10% option and the amount payable based on a discount of 20% from the $16.00 per share Offering Price.

Initial Public Offering

   On April 30, 1999, the Company closed its initial public offering (the "Offering") and sold an aggregate of 3,450,000 shares (including 450,000 shares subject to the underwriters' over-allotment option) of the Company's Common Stock to the public. All of the shares of Common Stock sold in the Offering were sold by the Company. Net proceeds to the Company were $48,322, after deducting underwriting discounts and commissions and expenses payable by the Company in connection with the Offering. The Company used a portion of the net proceeds from the Offering to repay all outstanding amounts owed by the Company to Omnicom under the lines of credit provided by Omnicom.

Electrokinetics, Inc.

   In June 1999, the Company acquired substantially all of the assets of the New York-based company, Electrokinetics, Inc. In consideration for the assets acquired, the Company paid approximately $847 in cash. In addition, the Company entered into employment agreements with certain executives of Electrokinetics, Inc.

Razorfish AB Subsidiaries

   In the second quarter of 1999, the Company purchased the remaining 15% of Razorfish Oy, its Finnish subsidiary, approximately 24% of Razorfish AG, its German subsidiary, and 15% of Razorfish AS for a total of $1,370 and a grant of 60,000 stock options with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of the grant. In the Razorfish AS purchase, the Company also agreed to repay certain capital contributions and loans over the next three years.

Fuel, Inc./Tonga, Inc.

   On September 16, 1999, the Company acquired all of the outstanding stock of Los Angeles-based Fuel, Inc. and Tonga, Inc. Under the terms of the acquisition, the Company issued 656,000 shares of its Common Stock and paid $750 in cash to Fuel and Tonga's sole shareholder in exchange for the entire equity interest in Fuel and Tonga. The Fuel and Tonga acquisition agreement calls for a stock or cash earn-out payment to the former shareholder based upon the achievement of certain revenue levels for 1999.

International Integration, Inc.

   On August 10, 1999, the Company announced that it had signed a definitive agreement to merge with Cambridge-based International Integration, Inc., ("i-- Cube"). Each share or share option of i-Cube will be exchanged for 0.875 of a share of Razorfish, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the shareholder of
 Fuel, Inc. and Tonga, Inc. and to
 the shareholders of Razorfish, Inc.:

   We have audited the accompanying combined balance sheets of Fuel, Inc. and Tonga, Inc. as of December 31, 1998 and 1997, and the related combined statements of income and retained earnings (accumulated deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Fuel, Inc. and Tonga, Inc. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
July 14, 1999

                           FUEL, INC. AND TONGA, INC.

                            COMBINED BALANCE SHEETS

                                                 December 31,        June 30,
                                              --------------------  -----------
                                                1997       1998        1999
                                              --------  ----------  -----------
                                                                    (unaudited)
                   ASSETS
CURRENT ASSETS:
  Cash....................................... $ 49,000  $   53,000  $  104,000
  Accounts receivable, net of allowance
   of $0 in 1997 and $34,000 at December 31,
   1998 and June 30, 1999 (unaudited),
   respectively.............. ...............  295,000   1,002,000     323,000
  Cost in excess of billing on uncompleted
   contracts.................................      --          --      151,000
  Prepaid expenses and other assets..........      --       16,000      29,000
                                              --------  ----------  ----------
    Total current assets.....................  344,000   1,071,000     607,000
                                              --------  ----------  ----------
PROPERTY AND EQUIPMENT:
  Production computers and software..........  145,000     421,000     434,000
  Production equipment.......................  176,000     225,000     228,000
  Furniture, fixtures and office equipment...   51,000     150,000     163,000
  Leasehold improvements.....................  126,000     257,000     258,000
                                              --------  ----------  ----------
                                               498,000   1,053,000   1,083,000
    Less: Accumulated depreciation and
     amortization............................ (248,000)   (359,000)   (458,000)
                                              --------  ----------  ----------
                                               250,000     694,000     625,000
                                              --------  ----------  ----------
OTHER ASSETS.................................   13,000      13,000      13,000
                                              --------  ----------  ----------
                                              $607,000  $1,778,000  $1,245,000
                                              ========  ==========  ==========
    LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Line of credit............................. $ 75,000  $      --   $      --
  Current portion of capital lease
   obligations...............................   23,000      65,000      42,000
  Accounts payable...........................  107,000     611,000     328,000
  Accrued liabilities........................   84,000     223,000     293,000
  Deferred revenue...........................   33,000     329,000         --
  Deferred rent..............................   18,000      64,000      74,000
                                              --------  ----------  ----------
    Total current liabilities................  340,000   1,292,000     737,000
                                              --------  ----------  ----------
CAPITAL LEASE OBLIGATIONS, net of current
 portion.....................................   15,000     165,000     152,000
                                              --------  ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 4)
SHAREHOLDER'S EQUITY:
  Common stock, no par value:
    Authorized--10,000 shares at December 31,
     1997 and 11,000 shares at December 31,
     1998 and June 30, 1999 (unaudited),
     respectively
    Issued and outstanding--200 shares at
     December 31, 1997 and 300 shares at
     December 31, 1998 and June 30, 1999
     (unaudited), respectively...............    2,000       2,000       2,000
  Additional paid-in capital.................  124,000     124,000     124,000
  Retaining earnings.........................  126,000     195,000     230,000
                                              --------  ----------  ----------
                                              $607,000  $1,778,000  $1,245,000
                                              ========  ==========  ==========

 The accompanying notes are an integral part of these combined balance sheets.

                           FUEL, INC. AND TONGA, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                             (ACCUMULATED DEFICIT)

                                 For the Year Ended      For the Six Months
                                    December 31,           Ended June 30,
                                ----------------------  ----------------------
                                   1997        1998        1998        1999
                                ----------  ----------  ----------  ----------
                                                             (unaudited)
REVENUE.......................  $2,454,000  $5,351,000  $1,274,000  $2,797,000
EXPENSES:
  Costs of project personnel
   and other direct costs.....   1,398,000   3,573,000     801,000   1,586,000
  General and administrative
   expenses...................     651,000   1,225,000     357,000     883,000
  Selling and marketing
   expenses...................     160,000     282,000     121,000     161,000
                                ----------  ----------  ----------  ----------
                                 2,209,000   5,080,000   1,278,000   2,630,000
                                ----------  ----------  ----------  ----------
    Operating income (loss)...     245,000     271,000      (4,000)    167,000
                                ----------  ----------  ----------  ----------
OTHER INCOME (EXPENSE):
  Interest expense............     (11,000)    (20,000)        --      (10,000)
  Other income................       5,000      16,000         --          --
                                ----------  ----------  ----------  ----------
                                    (6,000)    (4,000)         --      (10,000)
                                ----------  ----------  ----------  ----------
INCOME (LOSS) BEFORE PROVISION
 FOR INCOME TAXES.............     239,000     267,000      (4,000)    157,000
PROVISION FOR INCOME TAXES....       4,000       8,000         --          --
                                ----------  ----------  ----------  ----------
NET INCOME (LOSS).............     235,000     259,000      (4,000)    157,000
RETAINED EARNINGS (ACCUMULATED
 DEFICIT), beginning of
 period.......................     (24,000)    126,000     126,000     195,000
DISTRIBUTIONS TO SHAREHOLDER..     (85,000)   (190,000)    (48,000)   (122,000)
                                ----------  ----------  ----------  ----------
RETAINED EARNINGS, end of
 period.......................  $  126,000  $  195,000  $   74,000  $  230,000
                                ==========  ==========  ==========  ==========


    The accompanying notes are an integral part of these combined financial statements

                           FUEL, INC. AND TONGA, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                      For the Years Ended   For the Six Months
                                         December 31,         Ended June 30,
                                      --------------------  -------------------
                                        1997       1998       1998       1999
                                      ---------  ---------  ---------  --------
                                                               (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss).................  $ 235,000  $ 259,000  $  (3,000) $157,000
  Adjustments to reconcile net
   income (loss) to net cash
   provided by operating activities:
    Depreciation and amortization...    208,000    111,000        --     99,000
    Provision for doubtful
     accounts.......................        --      34,000        --        --
  Changes in assets and liabilities:
    Accounts receivable.............   (187,000)  (741,000)    59,000   679,000
    Prepaid expenses and other
     assets.........................     (8,000)   (16,000)    (1,000)  (13,000)
    Costs in excess of billings.....        --         --         --   (151,000)
    Accounts payable................     91,000    504,000     63,000  (283,000)
    Accrued liabilities.............     15,000    139,000      2,000    43,000
    Deferred revenue................    (23,000)   296,000    211,000  (329,000)
    Deferred rent...................     18,000     46,000        --     10,000
                                      ---------  ---------  ---------  --------
      Net cash provided by operating
       activities...................    349,000    632,000    331,000   212,000
                                      ---------  ---------  ---------  --------
CASH USED IN INVESTING ACTIVITIES--
  Purchases of property and
   equipment........................   (276,000)  (256,000)  (160,000)  (30,000)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Payments under capital lease
   obligations......................    (18,000)  (107,000)       --    (36,000)
  (Repayment of) proceeds from line
   of credit........................     75,000    (75,000)   (75,000)      --
  Distributions to shareholder......    (85,000)  (190,000)   (48,000)  (95,000)
                                      ---------  ---------  ---------  --------
      Net cash used in financing
       activities...................    (28,000)  (372,000)  (123,000)  131,000
                                      ---------  ---------  ---------  --------
NET INCREASE IN CASH................     45,000      4,000     48,000    51,000
CASH, beginning of year.............      4,000     49,000     49,000    53,000
                                      ---------  ---------  ---------  --------
CASH, end of year...................  $  49,000  $  53,000  $  97,000  $104,000
                                      =========  =========  =========  ========
SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
  DIVIDENDS DECLARED BUT NOT PAID...  $     --   $     --   $     --   $ 27,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  CASH PAID DURING THE YEAR FOR
   INTEREST.........................  $  11,000  $  20,000  $   1,000  $ 13,000
  CASH PAID DURING THE YEAR FOR
   INCOME TAXES.....................  $   1,000  $   8,000  $   2,000  $ 12,000

    The accompanying notes are an integral part of these combined financial statements.

                           FUEL, INC. AND TONGA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND LINE OF BUSINESS

   Fuel, Inc. was incorporated on August 8, 1996 and Tonga, Inc. was incorporated on July 15, 1998, both in the State of California. The accompanying financial statements as of and for the year ended December 31, 1998, include the combined results of Fuel, Inc. for the entire year and Tonga, Inc. from inception (July 15, 1998) through December 31, 1998, and the financial statements as of and for the year ended December 31, 1997 include the results of Fuel, Inc. All intercompany transactions have been eliminated. Hereafter, Fuel, Inc. and Tonga, Inc. are collectively referred to as the Companies. All shares of common stock of the Companies are owned by one shareholder.

   The Companies are engaged in the production of commercials, theatrical promotions and network broadcast design.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

   The Companies recognize revenue using the percentage of completion method. All revenue attributable to a job is recorded based on the percentage of costs incurred to total anticipated costs. Billings in excess of recognizable amounts are deferred until such time that recognition is appropriate. When the costs associated with a particular job are estimated to be greater than the associated revenue, the Companies record a provision for the total anticipated loss.

Basis of Presentation

   The financial statements for the interim periods included herein are unaudited; however, they contain all adjustments which, in the opinion of management, are necessary to present fairly the financial position of Fuel, Inc. and Tonga, Inc. (the "Company") at June 30, 1999, and the statements of income and cash flows for the six month periods ended June 30, 1999 and 1998. All such adjustments are of a normal recurring nature. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end, thus the results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

   Property and equipment is stated at cost, net of accumulated depreciation and amortization, which is computed on a double-declining balance basis over three to seven years. Leasehold improvements are amortized over the term of the lease using the modified accelerated cost recovery system method.

Income Taxes

   The Companies have elected to be taxed as Subchapter S corporations for both Federal and California income tax purposes. The Subchapter S corporation provisions of the Internal Revenue Code require that

                           FUEL, INC. AND TONGA, INC.

Federal corporate earnings flow through and be taxed solely at the shareholder level. Under the provisions of California franchise tax law, Subchapter S corporation earnings are assessed a 1.5 percent surtax at the corporate level, and then flow through to be taxed at the shareholder level. Accordingly, income tax expense of $8,000 and $4,000 for the years ended December 31, 1998 and 1997, respectively represents state income taxes.

   The Companies provide for income taxes using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the currently enacted marginal income tax rate. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

   Under SFAS No. 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carryforwards. Realization of the net deferred tax assets is dependent on generating sufficient taxable income during the periods in which temporary differences will reverse. At December 31, 1998 and 1997 deferred income taxes were not material.

Concentration of Risk

   Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Companies' two largest customers accounted for approximately 52 and 51 percent of combined accounts receivable in 1998 and in 1997, respectively. In 1998, one customer represented 27 percent of the Companies' combined total revenue. In 1997, two customers collectively accounted for approximately 23 percent of total revenue.

Statements of Cash Flow

   During 1998, the Companies acquired a fixed asset under a capital lease agreement for $229,000. During 1997, the sole shareholder contributed fixed assets in the amount of $124,000 to the Company.

Deferred Rent

   The Companies have entered into lease agreements that contain predetermined fixed escalations of the minimum rental payments during the initial term. For these leases, the Companies recognize the related rental expense on a straight-line basis.

3. BANK BORROWINGS

   During 1997, Fuel Inc. entered into a line of credit agreement with a bank to borrow $100,000. As of December 31, 1997 there was $75,000 outstanding under the agreement. During 1998, the entire amount was paid in full and subsequent to the payment, the credit facility expired and was not renewed.

                           FUEL, INC. AND TONGA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Concluded)

4. COMMITMENTS AND CONTINGENCIES

   The Companies lease their premises under an operating lease agreement through September 2007. The Companies are also obligated under capital lease agreements for certain property and equipment. Future minimum lease payments under these agreements are as follows:

                                                Capital   Operating
   Year ending December 31,                      Leases     Lease      Total
   ------------------------                     --------  ---------- ----------
     1999...................................... $ 84,000  $  156,000 $  240,000
     2000......................................   68,000     173,000    241,000
     2001......................................   68,000     179,000    247,000
     2002......................................   53,000     154,000    207,000
     2003......................................       --     193,000    193,000
     Thereafter................................       --     756,000    756,000
                                                --------  ---------- ----------
                                                 273,000  $1,611,000 $1,884,000
                                                          ========== ==========
   Less--Amount representing interest..........  (43,000)
                                                --------
   Present value of minimum lease payments.....  230,000
   Less--Current portion.......................  (65,000)
                                                --------
                                                $165,000
                                                ========

   Rent expense was $87,000, $118,000, $53,000 and $89,000 for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 (unaudited) and 1999 (unaudited), respectively.

   The Companies are involved in various claims and lawsuits arising in the normal course of business. Management believes that the ultimate resolution of all such matters will not have a material effect on the accompanying combined financial statements.

5. SHAREHOLDER'S EQUITY

   The following are statements of shareholder's equity for Fuel, Inc. and Tonga, Inc. for the years ended December 31, 1998 and 1997:

                                      Fuel, Inc.                    Tonga, Inc.
                         ------------------------------------- ----------------------
                                                    Retained
                         Number        Additional   Earnings   Number
                           of   Common  Paid-In   (Accumulated   of   Common Retained
                         Shares Stock   Capital     Deficit)   Shares Stock  Earnings
                         ------ ------ ---------- ------------ ------ ------ --------
BALANCE,
 December 31, 1996......  200   $2,000  $    --     $(24,000)   --    $ --   $    --
Distributions to
 shareholder............  --       --        --      (85,000)   --      --        --
Capital contribution by
 shareholder............  --       --    124,000         --     --      --        --
Net income..............  --       --        --      235,000    --      --        --
                          ---   ------  --------    --------    ---   -----  --------
BALANCE,
 December 31, 1997......  200    2,000   124,000     126,000    --      --        --
Distributions to
 shareholder............  --       --        --     (147,000)   --      --    (43,000)
Issuance of common
 stock..................  --       --        --          --     100     --        --
Net income..............  --       --        --       80,000    --      --    179,000
                          ---   ------  --------    --------    ---   -----  --------
BALANCE,
 December 31, 1998......  200   $2,000  $124,000    $ 59,000    100   $ --   $136,000
                          ===   ======  ========    ========    ===   =====  ========

6. SUBSEQUENT EVENTS (UNAUDITED)

   On September 16, 1999, Razorfish, Inc. acquired Fuel, Inc. and Tonga, Inc. Under the terms of the acquisition Razorfish issued up to 656,000 shares of its common stock and gave $750,000 in cash to the sole shareholder of the Companies in exchange for his entire equity interest in Fuel, Inc. and Tonga, Inc. A further contingent payment in shares or cash will be made in fiscal 2000 based upon combined revenues for fiscal 1999. The acquisition will be accounted for under the purchase method of accounting.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spray Network AB:

   We have audited the accompanying consolidated balance sheets of Spray Network AB (a Kingdom of Sweden corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spray Network AB and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

New York, New York
March 5, 1999

                       SPRAY NETWORK AB AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (000's omitted, except share amounts and per share data)

                                                                December 31,
                                                               ---------------
                                                                1997    1998
                                                               ------  -------
                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................... $  581  $   907
  Accounts receivable, net of allowance for doubtful accounts
   of $0 and $24, respectively................................    996    1,725
  Unbilled charges............................................    583      712
  Prepaid expenses and other current assets...................    241      534
                                                               ------  -------
    Total current assets......................................  2,401    3,878
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $302 and $493, respectively..................................  1,015    1,436
INTANGIBLES AND OTHER ASSETS..................................  1,248    1,513
                                                               ------  -------
    Total assets.............................................. $4,664  $ 6,827
                                                               ======  =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable............................................ $  559  $ 1,207
  Accrued expenses............................................    583    1,647
  Income taxes payable........................................    136      --
  Related party debt..........................................    481    1,583
  Current portion of long-term debt...........................     16       16
  Other current liabilities...................................    772    1,231
                                                               ------  -------
    Total current liabilities.................................  2,547    5,684
                                                               ------  -------
NON-CURRENT LIABILITIES:
  Deferred tax liabilities....................................      6      --
  Long-term debt..............................................     45       24
  Minority interest...........................................     88       71
  Other non-current liabilities...............................    361      212
                                                               ------  -------
    Total non-current liabilities.............................    500      307
                                                               ------  -------
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY:
  Common stock, $13 par value, 8,000 shares authorized, 2,278 and 2,815 shares issued and outstanding at December 31,
   1997 and 1998, respectively................................     32       37
  Additional paid-in capital..................................  2,360    3,492
  Cumulative foreign currency translation adjustments.........    (68)    (112)
  (Accumulated deficit).......................................   (707)  (2,581)
                                                               ------  -------
    Total stockholders' equity................................  1,617      836
                                                               ------  -------
    Total liabilities and stockholders' equity................ $4,664  $ 6,827
                                                               ======  =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000's omitted)

                                                         For the Year Ended
                                                            December 31,
                                                        ----------------------
                                                         1996   1997    1998
                                                        ------ ------  -------
REVENUES............................................... $5,319 $7,818  $15,402
PROJECT PERSONNEL COSTS................................  3,631  5,480    8,879
                                                        ------ ------  -------
  Gross profit.........................................  1,688  2,338    6,523
SALES AND MARKETING....................................    350    395      757
GENERAL AND ADMINISTRATIVE.............................  1,016  2,743    6,995
AMORTIZATION OF GOODWILL...............................    --      89      331
                                                        ------ ------  -------
  Income (loss) from operations........................    322   (889)  (1,560)
INTEREST INCOME (EXPENSE), net.........................    --      84     (235)
                                                        ------ ------  -------
  Income (loss) before minority interest and income
   taxes...............................................    322   (805)  (1,795)
MINORITY INTEREST......................................    --      88      319
                                                        ------ ------  -------
  Income (loss) before provision (benefit) income
   taxes...............................................    322   (717)  (1,476)
PROVISION (BENEFIT) FOR INCOME TAXES...................    241    (24)     --
                                                        ------ ------  -------
  Net income (loss).................................... $   81 $ (693) $(1,476)
                                                        ====== ======  =======


 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (000's omitted, except share amounts)

                                                  Cumulative    Retained
                         Common Stock  Additional   Foreign     Earnings       Total
                         -------------  Paid-in    Currency   (Accumulated Stockholders'
                         Shares Amount  Capital   Translation   Deficit)      Equity
                         ------ ------ ---------- ----------- ------------ -------------
BALANCE, January 1,
 1996................... 1,000   $ 15    $    3     $   21      $   437       $   476
  Cash dividends........   --     --        --         --          (280)         (280)
  Foreign currency
   translation
   adjustment...........   --     --        --          (8)         --             (8)
  Net income............   --     --        --         --            81            81
                         -----   ----    ------     ------      -------       -------
BALANCE, December 31,
 1996................... 1,000     15         3         13          238           269
  Cash dividends........   --     --        --         --          (223)         (223)
  Contribution of shares
   in Spray Services AB-
   Group................ 1,162     15     1,952        --           --          1,967
  Issuance of common
   stock................    60      1       194        --           --            195
  Debt converted into
   common stock.........    56      1       181        --           --            182
  Transfers of amounts
   not available for
   distribution.........   --     --         30        --           (29)            1
  Foreign currency
   translation
   adjustment...........   --     --        --         (81)         --            (81)
  Net loss..............   --     --        --         --          (693)         (693)
                         -----   ----    ------     ------      -------       -------
BALANCE, December 31,
 1997................... 2,278     32     2,360        (68)        (707)        1,617
  Issuance of common
   stock................   414      4       --         --           --              4
  Exercise of common
   stock options........   123      1       399        --           --            400
  Debt forgiven by
   shareholder..........   --     --        335        --           --            335
  Transfers of amounts
   not available for
   distribution.........   --     --        398        --          (398)          --
  Foreign currency
   translation
   adjustment...........   --     --        --         (44)         --            (44)
  Net loss..............   --     --        --         --        (1,476)       (1,476)
                         -----   ----    ------     ------      -------       -------
BALANCE, December 31,
 1998................... 2,815   $ 37    $3,492     $ (112)     $(2,581)      $   836
                         =====   ====    ======     ======      =======       =======

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000's omitted)

                                                         For the Year Ended
                                                            December 31,
                                                        ----------------------
                                                        1996    1997    1998
                                                        -----  ------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $  81  $ (693) $(1,476)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities--
   Allowance for doubtful accounts....................    --      --        24
   Deferred income taxes..............................    118    (158)      (6)
   Writeoff of leasehold improvements.................    --      --       172
   Depreciation and amortization......................     33     407      719
   Minority interests.................................    --       88      (17)
  Changes in operating assets and liabilities--
   (Increase) decrease in accounts receivable.........    358    (600)    (753)
   Increase in unbilled charges.......................   (449)   (134)    (129)
   (Increase) decrease in prepaid expenses and other
    current assets....................................      6    (199)    (293)
   Increase in other assets...........................    --      --      (222)
   Increase (decrease) in accounts payable............    (74)    456      648
   Increase in accrued expenses.......................     92     391    1,064
   Increase (decrease) in income taxes payable........    118      (7)    (136)
   Increase in non-current liabilities................    --      361     (149)
   Increase in other current liabilities..............    158     404      459
                                                        -----  ------  -------
     Net cash provided by (used in) operating
      activities......................................    441     316      (95)
                                                        -----  ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................    (95)   (502)    (981)
  Acquisitions, net of cash acquired..................    --      (88)    (370)
                                                        -----  ------  -------
     Net cash (used in) investing activities..........    (95)   (590)  (1,351)
                                                        -----  ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid.................................   (280)   (223)     --
  Related party debt, net.............................    --      663    1,102
  Long-term debt, net.................................    --       61      (21)
  Conversion of debt to capital contribution..........    --      --       335
  Exercise of common stock options....................    --      --       400
  Issuance of common stock............................    --      195      --
                                                        -----  ------  -------
     Net cash provided by (used in) financing
      activities......................................   (280)    696    1,816
                                                        -----  ------  -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS..........................................     (8)    (81)     (44)
                                                        -----  ------  -------
     Net increase (decrease) in cash and cash
      equivalents.....................................     58     341      326
CASH AND CASH EQUIVALENTS, beginning of period........    182     240      581
                                                        -----  ------  -------
CASH AND CASH EQUIVALENTS, end of period..............  $ 240  $  581  $   907
                                                        =====  ======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
   Income taxes.......................................  $   2  $   62  $     1
   Interest...........................................      3      21       85
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITY:
  Common stock issued for acquisition.................  $ --   $1,967  $     4
  Conversion of debt to common stock..................    --      182      --

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY NETWORK AB AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (000's omitted, except share and per share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Spray Network AB ("Spray Network"), formerly known as Tetre AB prior to September 1, 1997 (Note 2), is incorporated under the laws of the Kingdom of Sweden. Spray Network, together with its wholly owned and majority owned subsidiaries located in Stockholm, Helsinki, and Hamburg, and a joint venture in Oslo (collectively, the "Company"), is an international digital communications solutions provider. The Company creates digital communications solutions that are designed to help its clients increase sales, improve communications and create and enhance business identities. The Company provides an integrated service offering consisting of strategic consulting, design of information architecture and user-interfaces and creation and customization of software necessary to implement its digital communicating solutions. The Company primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, the Company's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

   In January 1999, the Company's shareholders, Spray Ventures AB and Communicade Inc. ("Communicade", a wholly owned subsidiary of the Omnicom Group, Inc.) sold all of the issued and outstanding shares of capital stock of the Company to Razorfish, Inc. ("Razorfish") in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock (the "Spray Acquisition"). In addition, Communicade received an option to purchase up to 10% of Razorfish's Common Stock pursuant to a Stockholders Agreement.The shares of Razorfish common stock issued represented 50% of the shares of Razorfish common stock on a fully diluted basis immediately following the Spray Acquisition. Immediately prior to this transaction, Communicade purchased 563 shares of Spray Network from Spray Ventures AB, which represented 20% of the outstanding shares of Spray Network on a fully diluted basis at the time of purchase, and sold these shares to Razorfish in connection with the sale of the Company.

Principles of Consolidation

   The accompanying consolidated financial statements include the operations of Spray Network and its wholly owned, majority-owned subsidiaries and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for the allowance for doubtful accounts for accounts receivable and the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized for time and materials-based arrangements and fixed-fee arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client

                       SPRAY NETWORK AB AND SUBSIDIARIES
reimbursable costs. Advanced billings represent billings of production and other client reimbursable out-of-pocket costs in excess of revenues recognized. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Project Personnel Costs

   Project personnel costs include the salaries and related costs of all billable employees.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of three to ten years. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in intangible assets and is presently being amortized over a period of five years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1998. During 1998, and as a result of the decision to change office premises in 1998, management determined that certain leasehold improvements totaling approximately $172 were permanently impaired and as such, recorded a charge for the entire amount.

Investments in Affiliates

   Investments in affiliates, included in other assets in the accompanying consolidated balance sheet, represent purchased interest of less than 20% and are accounted for on the cost method. The Company reviews these investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

Foreign Currency Translation

   All assets and liabilities of Spray Network and its subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

Stockholders' Equity

   Certain subsidiaries and investments of the Company have had fiscal years other than that ended December 31. Local tax returns and statutory reports have been prepared under Swedish GAAP and tax practice and submitted to the authorities for each legal year-end. Stockholders' equity as reported in these consolidated financial statements has been presented under U.S. GAAP. For these reasons, the stockholders' equity reported in these consolidated financial statements may not be immediately available for distribution to stockholders under the laws of Sweden.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturity of these instruments. The carrying amounts of long-term debt and related party debt approximate fair value.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in Sweden. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

For the year ended December 31, 1996 two clients accounted for 27% and 11%, respectively, of total revenues.

For the year ended December 31, 1997 two clients accounted for 17% and 12%, respectively, of total revenues.

For the year ended December 31, 1998, one client accounted for 15% of total revenues.

                       SPRAY NETWORK AB AND SUBSIDIARIES

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement so that it is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                          For the Year Ended
                                                             December 31,
                                                          --------------------
                                                          1996  1997    1998
                                                          ----  -----  -------
   Net income (loss)..................................... $81   $(693) $(1,659)
   Foreign currency translation adjustment...............  (8)    (81)     (44)
                                                          ---   -----  -------
     Comprehensive income (loss)......................... $73   $(774) $(1,703)
                                                          ===   =====  =======

New Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company currently believes that it operates in one segment and that the adoption of SFAS No. 131 did not materially affect the Company's current disclosure of geographic information (Note 9).

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is in effect for all quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

2. ACQUISITIONS

   On September 1, 1997, the Company (then known as Tetre AB) was acquired by Spray Ventures AB in a reverse merger. The Company's shareholders exchanged 1,162 newly issued shares of common stock, which represented 51% of the then outstanding stock of the Company, for all of the outstanding common shares of Spray Services AB, which was 100% owned by Spray Ventures AB. The shares of Spray Services AB exchanged by Spray Ventures AB were deemed to have a fair market value of approximately $1,967. In addition, there were transaction costs associated with the acquisition amounting to $86, which have been added to the cost of the investment for a total purchase price of $2,053. The difference between these amounts and the recorded and the recorded net assets of the acquired entity, Spray Network, has been reflected as goodwill and will be amortized over five years, commencing from the acquisition date.

                       SPRAY NETWORK AB AND SUBSIDIARIES

   During 1997, the Company invested in subsidiaries in Germany, Finland and Norway. Goodwill arising from these investments will be amortized over five years, commencing from the acquisition date. For each of these investments the Company's investment is for less than 100% of the shares, and thus the minority interest in equity is shown as a liability. Losses have been incurred for all three foreign subsidiaries. In accordance with U.S. GAAP, no receivable from minority stockholders has been recorded when the losses have resulted in a negative stockholders' equity. The unrecorded receivable from minority stockholders as of December 31, 1997, amounts to $66 and relates to the investment in a Norwegian subsidiary.

   The reverse merger described above was valued based on management's estimate of the fair value of the assets acquired at the date of acquisition. Costs in excess of net assets acquired were recorded as goodwill as follows:

     Net assets acquired................................................. $  718
     Intangible assets...................................................  1,249
     Acquisition costs...................................................     86
                                                                          ------
       Total purchase price.............................................. $2,053
                                                                          ======

Pro forma results of operations

   The following unaudited pro forma consolidated results of operations reflect the results of operations for the years ended December 31, 1997, as if the aforementioned reverse merger had occurred on January 1, 1997, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997 and may not be indicative of future operating results.

                                                                  Year Ended
                                                               December 31, 1997
                                                               -----------------
     Pro forma:
       Revenues...............................................      $ 8,955
       Net loss...............................................       (1,175)

3. RELATED PARTY TRANSACTIONS

Convertible debt

   In June 1997, the Company and its managing director entered into a convertible debt agreement pursuant to which the managing director loaned approximately $182 to the Company. This loan bore interest at 2% per annum and was payable on December 31, 1997. Prior to the repayment date, the Company converted the full amount of the loan into 56 shares of common stock at a per share value of approximately $3,000.

   In June 1997, the Company entered into several convertible debt agreements with certain shareholders and officers of the Company pursuant to which such shareholders and officers loaned the Company an aggregate of $91. The loans accrued interest at 2% per annum, were payable on December 31, 1997 and the holders were granted options to purchase an aggregate of 138 shares of the Company's common stock at a price of $3,277 per share, with an exercise period of April 27, 1998 to June 30, 2001. All of the loans with interest were repaid prior to December 31, 1997, except for a loan with the managing director of the Company for approximately $22, which was converted to a demand note payable bearing interest at 9.5% per annum and repaid in 1998. In connection with the convertible loans, a total of 123 options have been exercised during 1998 for total proceeds of approximately $400. The remaining 15 options were cancelled due to the termination of certain employees by the Company.

                       SPRAY NETWORK AB AND SUBSIDIARIES

   In September 1997, the Company and Spray Ventures entered into a convertible debt agreement pursuant to which Spray Ventures AB loaned the Company $131.00. This loan bore interest at 2% per annum and was payable on December 31, 1997. In connection with this loan, Spray Ventures was granted options to purchase 138 shares of the Company's common stock at a price of $3,277 per share with an exercise period of April 27, 1998 to June 30, 2001. The Company has repaid this loan. Spray Ventures has not exercised any options to date.

   The Company imputed interest expense on the aforementioned loans, as these loans were granted to the Company at rates below the market rate available to the Company from third parties. The fair market value of the options issued in connection with the convertible debt agreements was determined to be immaterial and, as such, no charge was taken for such options.

Demand notes payable

   In September 1997, each of two shareholders executed a demand note in favor of the Company for an aggregate amount of approximately $328, bearing interest at 9.25% per annum and payable on demand. The Company repaid these amounts subsequent to December 31, 1997.

   During 1998, the Company received advances totaling approximately $335 from Spray Ventures. These advances were subsequently forgiven by Spray Ventures and recorded as a capital contribution in the accompanying consolidated statement of stockholders' equity in 1998.

4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                                   Year Ended
                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Computer equipment............................................ $  778 $1,354
   Leasehold improvements........................................    539    575
                                                                  ------ ------
     Total property and equipment................................  1,317  1,929
   Less--Accumulated depreciation and amortization...............    302    493
                                                                  ------ ------
     Property and equipment, net................................. $1,015 $1,436
                                                                  ====== ======

   Depreciation and amortization aggregated $33 and $388 for the two years ended December 31, 1998.

5. INTANGIBLE ASSETS

   Intangible assets consist of the following:

                                                                   Year Ended
                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Goodwill...................................................... $1,352 $1,726
     Less--Accumulated amortization..............................     89    420
                                                                  ------ ------
       Intangible assets, net.................................... $1,263 $1,306
                                                                  ====== ======

   Amortization aggregated $331 and $89, respectively, for the two years ended December 31, 1998.

                       SPRAY NETWORK AB AND SUBSIDIARIES

6. LONG-TERM DEBT:

   Long-term debt consists of a loan from an outside lender in the original principal amount of approximately $66. The loan is payable in equal monthly installments and bears interest at 11.05% per annum.

   Maturities of long-term debt outstanding are as follows:

       Year Ended December 31,
       -----------------------
         1999............................................................... $16
         2000...............................................................  16
         2001...............................................................   8
                                                                             ---
           Total............................................................ $40
                                                                             ===

7. INCOME TAXES

   Income (loss) before income taxes and the provision (benefit) for taxes on income consisted of the amounts shown below:

                                                               Year Ended
                                                              December 31,
                                                           -------------------
                                                           1996 1997    1998
                                                           ---- -----  -------
Income (loss) before income taxes:
  United States........................................... $ -- $(281) $  (363)
  International...........................................  322  (436)  (1,113)
                                                           ---- -----  -------
                                                           $322 $(717) $(1,476)
                                                           ==== =====  =======
Provision (benefit) for taxes on income:
  Current--
    International......................................... $124 $ 112  $  (380)
    U.S. federal..........................................   --    --       --
    U.S. state and local..................................   --    --       --
  Deferred--
    International.........................................  117  (136)    (422)
    U.S. federal..........................................   --    --       --
    U.S. state and local..................................   --    --       --
                                                           ---- -----  -------
    Valuation allowance...................................   --    --      802
                                                           ---- -----  -------
                                                           $241 $ (24) $    --
                                                           ==== =====  =======

   A reconciliation of the difference between the statutory Swedish income tax rate and the Company's effective tax rate follows:

                                                             Year Ended
                                                            December 31,
                                                          -------------------
                                                          1996  1997    1998
                                                          ----  -----   -----
   Statutory U.S. federal income tax rate................ 34.0%  34.0%   34.0%
   Swedish tax rate adjustment........................... (6.0)  (6.0)   (6.0)
   International subsidiaries' tax rates less federal
    statutory rate....................................... 40.8     --      --
   Loss without benefit..................................   --  (28.0)  (28.0)
   Other.................................................  6.0   (3.3)     --
                                                          ----  -----   -----
     Effective rate...................................... 74.8%  (3.3)%    --%
                                                          ====  =====   =====

                       SPRAY NETWORK AB AND SUBSIDIARIES

   The tax effects of temporary differences that give rise to a significant portion of the deferred income tax assets (liabilities) net, are as follows:

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Current deferred income tax assets (liabilities) net:
     Net operating losses....................................... $  390  $  741
     Depreciation...............................................     12      61
     Accruals...................................................     (6)     --
     Other, net.................................................     26      --
                                                                 ------  ------
                                                                    422     802
   Less--
     Valuation allowance........................................    428     802
                                                                 ------  ------
     Total deferred income taxes, net........................... $   (6) $   --
                                                                 ======  ======

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book bases of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements. The Company has net operating losses of approximately $2,646 relating to its Swedish and other international subsidiaries. Substantially all of the net operating losses have no expiration under the applicable country tax code.

   The Company has concluded that it is probable that it will be not able to realize its net deferred tax assets in future periods and, as such, has recorded a full valuation allowance against such assets.

8. STOCKHOLDERS' EQUITY

Common stock

   The Company sold 60 shares of its common stock in June 1997, at a price of $3.25 per share, for total proceeds of $195.00.

   During 1998, the Company issued 414 shares of common stock to its majority stockholder as consideration for the purchase of a subsidiary of the majority shareholder. The value of the shares issued, approximately $5 in the aggregate, was determined based on the fair market value of the acquired subsidiary. This subsidiary was subsequently sold back to the parent in return for approximately $5 in cash, and as such, the Company did not record a gain or loss on these transactions.

9. GEOGRAPHIC INFORMATION

   The Company has operations outside of Sweden. A summary of the Company's operations by geographical area as of and for the year ended December 31, 1998 is presented below:

                                             Sweden   International Consolidated
                                             -------  ------------- ------------
     Revenues............................... $11,749     $3,653       $15,402
     Operating loss.........................     280      1,280         1,560
     Net (loss).............................    (386)    (1,090)       (1,476)
     Identifiable assets....................   4,554      2,273         6,827

                       SPRAY NETWORK AB AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

Lease commitments

   The Company is committed under operating leases, principally for office space and equipment. Certain leases are subject to rent reviews and require payment of expenses under escalation clauses. Rent expense and equipment rental were $945, $180 and $128, respectively, for the three years ended December 31, 1998. Future minimum base rents under terms of noncancellable operating leases, reduced by rents to be received from existing noncancellable subleases, are as follows:

       Year Ending December 31,
       ------------------------
         1999............................................................ $2,050
         2000............................................................  2,111
         2001............................................................  2,011
         2002............................................................  3,252
         Thereafter......................................................  1,150

Capital Lease Commitments

   At December 31, 1998 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated useful lives. The interest rates on the capital leases range from 10.5% to 13.7%.

   Future minimum payments under the lease agreements are as follows:

       Year Ending December 31,
       ------------------------
         1999............................................................ $140
         2000............................................................  140
         2001............................................................   86
                                                                          ----
           Total minimum lease payments..................................  366
         Less--
           Amounts representing interest.................................   45
           Current portion (included in other current liabilities).......  123
                                                                          ----
             Long-term portion (included in other non-current
              liabilities)............................................... $198
                                                                          ====

Litigation

   The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

11. SUBSEQUENT EVENTS

   In January 1999, Spray Ventures AB and Communicade sold all of the Company's issued and outstanding shares of capital stock in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock. The shares of Razorfish Common Stock issued represented 50% of the shares of Razorfish Common Stock on a fully diluted basis immediately following this transaction.

                       SPRAY NETWORK AB AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


Subcontractors

   Swedish tax legislation specifically addresses the use of subcontractors. In the event that compensation to subcontractors is deemed to be the equivalent of a salary as opposed to compensation for consultancy services performed, certain adverse tax implications for the disbursing entity may occur. If the consultant or subcontractor is not deemed to meet certain independence criteria, all payments may be considered salary, which automatically generates the need for the payer to report and pay social charges based on this amount. Furthermore, Value Added Taxes billed by the consultant would not be considered deductible and would also be considered as salary when disbursed. Should the tax authorities contest a subcontractors' compensation, the incremental costs could be approximately 50% of payments made, plus penalty fees. Due to the nature of the Company's business, a large number of consultants/subcontractors is used. For this reason management has consulted with legal experts to determine if the independence criteria for retained consultants/subcontractors have been met. Management believes this to be the case, and there are no known disputes at this point in time.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spray Ventures AB:

   We have audited the accompanying consolidated balance sheets of Spray Ventures AB (a Kingdom of Sweden corporation) and subsidiaries as of December 31, 1996 and August 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1996 and the eight months ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spray Ventures AB and subsidiaries as of December 31, 1996 and August 31, 1997, and the results of their operations and cash flows for the year ended December 31, 1996 and the eight months ended August 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
New York, New York
January 18, 1999

                       SPRAY VENTURES AB AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (000's omitted, except share amounts and per share data)

                                                         December 31, August 31,
                                                             1996        1997
                                                         ------------ ----------
                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............................     $ 129      $   671
 Accounts receivable, net of allowance for doubtful
  accounts of $0 and
  $39, respectively....................................       297        1,630
 Unbilled charges......................................        75           17
 Prepaid expenses and other current assets.............       101        1,084
                                                            -----      -------
  Total current assets.................................       602        3,402
PROPERTY AND EQUIPMENT, net of accumulated depreciation
 of $103
 and $242, respectively................................       232          785
OTHER ASSETS...........................................       --           535
                                                            -----      -------
  Total assets.........................................     $ 834      $ 4,722
                                                            =====      =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable......................................     $ 161      $ 1,045
 Accrued expenses......................................       100          274
 Income taxes payable..................................         5            4
 Short-term debt.......................................        49          --
 Other current liabilities.............................       132          207
                                                            -----      -------
  Total current liabilities............................       447        1,530
                                                            -----      -------
NON-CURRENT LIABILITIES:
 Minority interests....................................        33           15
 Convertible loans.....................................       376        1,585
 Other liabilities.....................................        22           36
                                                            -----      -------
  Total non-current liabilities........................       431        1,636
                                                            -----      -------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (DEFICIT):
 Common stock, $.75, $.66 par value, 476,764 shares
  authorized, 120,000 and 155,000 shares issued and
  outstanding at December 31, 1996 and August 31, 1997,
  respectively.........................................        96          101
 Additional paid-in capital............................        88        3,277
 Cumulative foreign currency translation adjustments...         3            6
 Retained earnings (accumulated deficit)...............      (231)      (1,828)
                                                            -----      -------
  Total (accumulated deficit)..........................       (44)       1,556
                                                            -----      -------
  Total liabilities and stockholders' equity...........     $ 834      $ 4,722
                                                            =====      =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (000's omitted)

                                                For the Year     For the Eight
                                                    Ended        Months Ended
                                              December 31, 1996 August 31, 1997
                                              ----------------- ---------------
REVENUES.....................................      $2,716           $ 1,585
PROJECT PERSONNEL COSTS......................       1,629             1,693
                                                   ------           -------
  Gross profit (loss)........................       1,087              (108)
SALES AND MARKETING..........................          86                53
GENERAL AND ADMINISTRATIVE...................       1,192             1,401
NON-RECURRING CHARGES........................         --                238
                                                   ------           -------
  Loss from operations.......................        (191)           (1,800)
GAIN ON DISPOSAL OF SUBSIDIARY...............         --                100
INTEREST EXPENSE, net........................         (31)              (44)
                                                   ------           -------
  Loss before minority interest and income
   taxes.....................................        (222)           (1,744)
MINORITY INTEREST............................          41               147
                                                   ------           -------
  Loss before provision for income taxes.....        (181)           (1,597)
PROVISION FOR INCOME TAXES...................           5               --
                                                   ------           -------
  Net loss...................................      $ (186)          $(1,597)
                                                   ======           =======


 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (000's omitted, except share amounts)

                                                   Cumulative    Retained       Total
                          Common Stock  Additional   Foreign     Earnings   Stockholders'
                         --------------  Paid-in    Currency   (Accumulated    Equity
                         Shares  Amount  Capital   Translation   Deficit)     (Deficit)
                         ------- ------ ---------- ----------- ------------ -------------
BALANCE, January 1,
 1996...................  10,000  $  7    $   88       $ 3       $    44       $   142
  Stock dividend........ 110,000    89       --        --            (89)          --
  Net loss..............     --    --        --        --           (186)         (186)
                         -------  ----    ------       ---       -------       -------
BALANCE, December 31,
 1996................... 120,000    96        88         3          (231)          (44)
  Issuance of common
   stock................  35,000     5     3,189       --            --          3,194
  Foreign currency
   translation
   adjustment...........     --    --        --          3           --              3
  Net (loss)............     --    --        --        --         (1,597)       (1,597)
                         -------  ----    ------       ---       -------       -------
BALANCE, August 31,
 1997................... 155,000  $101    $3,277       $ 6       $(1,828)      $ 1,556
                         =======  ====    ======       ===       =======       =======




 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (000's omitted)

                                                                     For the
                                                        For the    Eight Months
                                                       Year Ended     Ended
                                                      December 31,  August 31,
                                                          1996         1997
                                                      ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................................    $(186)      $(1,597)
 Adjustments to reconcile net loss to net cash
  (used in) operating activities--
  Allowance for doubtful accounts....................      --             39
  Depreciation and amortization......................       83           139
  Minority interest..................................       33           (18)
  Gain on disposal of subsidiary.....................      --            100
  Changes in operating assets and liabilities--
   (Increase) in accounts receivable.................     (243)       (1,372)
   (Increase) decrease in unbilled charges...........      (75)           58
   (Increase) in prepaid expenses and other current
    assets...........................................      (73)         (983)
   Increase in accounts payable......................       95           884
   Increase in accrued expenses......................       92           174
   Increase (decrease) in income taxes payable.......        5           (1)
   Decrease in other liabilities.....................       22            14
   Increase in other current liabilities.............      100            75
                                                         -----       -------
    Net cash (used in) operating activities..........     (147)       (2,488)
                                                         -----       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures................................     (131)         (792)
 Acquisitions of subsidiaries, net of cash acquired..      --           (535)
                                                         -----       -------
    Net cash (used in) investing activities..........     (131)       (1,327)
                                                         -----       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net change in short-term debt.......................       49          (49)
 Net change in convertible loans.....................      330         1,209
 Proceeds from issuance of common stock..............      --          3,194
                                                         -----       -------
    Net cash provided by financing activities........      379         4,354
                                                         -----       -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS.........................................      --              3
                                                         -----       -------
    Net increase in cash and cash equivalents........      101           542
CASH AND CASH EQUIVALENTS, beginning of period.......       28           129
                                                         -----       -------
CASH AND CASH EQUIVALENTS, end of period.............    $ 129       $   671
                                                         =====       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for--
  Income taxes.......................................    $ --        $   --
  Interest...........................................       31            44
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITIES:
  Stock dividend.....................................    $  89       $   --

 The accompanying notes are an integral part of these consolidated statements.

                       SPRAY VENTURES AB AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (000's omitted, except share amounts and per share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Spray Ventures AB ("Spray Ventures") (f.k.a. "Spray Interactive Media AB"), through its wholly owned and majority owned subsidiaries (collectively, the "Company") is an international digital communications solutions provider. The Company creates digital communications solutions that are designed to help its clients increase sales, improve communications and create and enhance business identities. The Company provides an integrated service offering consisting of strategic consulting, design of information architecture and user-interfaces and creation and customization of software necessary to implement its digital communications solutions. The Company primarily uses Internet-based technologies to create digital communications solutions for the World Wide Web. However, the Company's solutions will increasingly incorporate additional communications technologies, such as wireless, satellite and broadband communications, for use with a variety of digital devices and information appliances, including mobile phones, pagers and personal digital assistants.

Reorganization

   On August 29, 1997, the Company established a wholly owned subsidiary, Spray Services AB, and transferred all of the operating subsidiaries of the Company under Spray Services AB. The Company transferred the subsidiaries based upon a September 1, 1997 merger agreement between Spray Services AB and Spray Network AB (f.k.a. Tetre AB). Under the terms of the merger agreement, the Company agreed to purchase 1,162 newly issued shares of Spray Network AB, representing 51% of the then outstanding shares of Spray Network AB common stock, in exchange for all outstanding shares of Spray Services AB with a fair market value of $1,967 based upon an independent valuation. In connection with this transaction, the Company changed its name from Spray Interactive Media AB to Spray Ventures AB.

Principles of Consolidation

   The accompanying consolidated financial statements consist of Spray Ventures and its wholly owned and majority-owned subsidiaries. As of August 31, 1997, certain non-operating subsidiaries of Spray Ventures have been carried at cost. The non-operating subsidiaries do not have a material impact on the consolidated financial statements of Spray Ventures taken as a whole. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, specifically for the allowance for doubtful accounts for accounts receivable and the useful lives of fixed assets and intangible assets, that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues are recognized for time and materials-based arrangements and fixed-fee arrangements on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled charges represent labor costs incurred and estimated earnings, production and other client reimbursable costs. Advanced billings represent billings of production and other client reimbursable

Project Personnel Costs

   Project personnel costs include the salaries and related costs of all billable employees.

                       SPRAY VENTURES AB AND SUBSIDIARIES
out-of-pocket costs in excess of revenues recognized. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Non-recurring Charges

   The Company incurred certain non-recurring expenses of approximately $238 in connection with the start-up of certain international subsidiaries.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of four to eight years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

   Goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired, is included in other assets and is presently being amortized over a period of 5 years on a straight-line basis. Management has evaluated the amortization periods in the current period and has determined that no impairment currently exists. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives of the related intangible assets are impaired. Goodwill totaled $221 as of August 31, 1997. As the goodwill was recorded on August 29, 1997, no amortization was recorded for the period. There was no goodwill prior to January 1, 1997.

Accounting for Long-Lived Assets

   The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of August 31, 1997.

Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

                       SPRAY VENTURES AB AND SUBSIDIARIES

Foreign Currency Translation

   All assets and liabilities of Spray Ventures and its subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' equity in the accompanying consolidated financial statements.

Stockholders' Equity

   Certain subsidiaries and investments of the Company have had fiscal years other than December 31. Local tax returns and statutory reports have been prepared under Swedish GAAP and tax practice and submitted to the authorities for each legal year-end. Stockholders' equity as reported in these consolidated financial statements has been presented under U.S. GAAP. For these reasons, the stockholders' equity reported in these consolidated financial statements may not be immediately available for distribution to stockholders under the laws of Sweden.

Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term maturity of these instruments. The carrying amounts of long-term debt and convertible loans approximate fair value.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in Sweden. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   The Company did not have any customers that accounted for 10% or more of revenues during the periods presented or of receivables at the end of each of the periods presented.

Comprehensive Income

   During 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income are as follows:

                                                                      For the
                                                       For the Year Eight Months
                                                          Ended        Ended
                                                       December 31,  August 31,
                                                           1996         1997
                                                       ------------ ------------
     Net (loss).......................................    $(186)      $(1,597)
     Foreign currency translation adjustment..........      --              3
                                                          -----       -------
       Comprehensive (loss)...........................    $(186)      $(1,594)
                                                          =====       =======

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current year presentation.

                       SPRAY VENTURES AB AND SUBSIDIARIES

2. RELATED PARTY TRANSACTIONS

Convertible Debt

   In 1996, the Company entered into several convertible debt agreements with certain stockholders and employees pursuant to which the stockholders and employees loaned the Company approximately $330. These loans were non-interest bearing and payable on January 1, 1999. In connection with these agreements, the holders received options to purchase an aggregate of 42,400 shares of common stock. Subsequent to August 31, 1997, 39,100 options were exercised into common stock, in lieu of the Company repaying the related debt. The remaining 3,300 options were cancelled based upon the termination of the employment of certain employees. As these loans were non-interest bearing, the Company imputed interest based on a rate of 7%; however, no expense was recorded as the amount was deemed to be immaterial.

   In 1997, the Company entered into several convertible debt and debenture agreements with stockholders, employees and outside investors of the Company. The aggregate total proceeds received by the Company were approximately $1,408. The loans accrued interest at 5% per annum and were payable by January 1, 1999. In connection with the agreements, the holders received options to purchase an aggregate of 44,928 shares of common stock. Subsequent to August 31, 1997, 19,928 were exercised into common stock, in lieu of the Company repaying the related debt. A total of 8,700 options were cancelled and 19,600 remain outstanding.

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                        December 31, August 31,
                                                            1996        1997
                                                        ------------ ----------
   Computer equipment..................................     $224       $  520
   Leasehold improvements..............................      111          507
                                                            ----       ------
     Total property and equipment......................      335        1,027
   Less--Accumulated depreciation and amortization.....      103          242
                                                            ----       ------
     Property and equipment, net.......................     $232       $  785
                                                            ====       ======

   Depreciation and amortization aggregated $83 for the year ended December 31, 1996 and $139 for the eight months ended August 31, 1997.

4. INCOME TAXES

   The provision for taxes on income consisted of the amounts shown below:

                                                                   For the Eight
                                                       Year Ended  Months Ended
                                                      December 31,  August 31,
                                                          1996         1997
                                                      ------------ -------------
   Provision for taxes on income:
   Current--International............................     $ 5          $--
   Deferred--International ..........................     --            --
                                                          ---          ----
                                                          $ 5          $--
                                                          ===          ====

                       SPRAY VENTURES AB AND SUBSIDIARIES

                                                                   For the Eight
                                                       Year Ended  Months Ended
                                                      December 31,  August 31,
                                                          1996         1997
                                                      ------------ -------------
   Statutory U.S. federal income tax rate............     34.0 %        34.0 %
   Swedish tax rate adjustment.......................     (6.0)         (6.0)
   Loss without benefit .............................    (28.0)        (28.0)
   Other.............................................      2.8           --
                                                         -----         -----
                                                           2.8 %           0 %
                                                         =====         =====

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes and differences between the tax and book basis of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements, and from net operating loss carryforwards.

   The Company had net deferred tax assets of approximately $44 and $317 as of December 31, 1996 and August 31, 1997, respectively, which were primarily the result of the difference between book and tax depreciation expense and the difference in the book and tax treatment of certain start-up costs. The Company had net operating losses of approximately $18. These net operating losses have no expiration under the Swedish tax code.

   The Company has concluded that it is not probable that it will be able to realize these net deferred tax assets in future periods and has, accordingly, recorded a full valuation allowance.

5. STOCKHOLDERS' EQUITY

Common Shares

   In 1996, the Company declared a stock dividend for all stockholders of record. The Company issued an aggregate of 110,000 shares to its stockholders to effect this transaction.

   In June 1997, the Company issued 35,000 shares of common stock at a price of approximately $91.25 per share for total proceeds of $3,194.

6. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

   The Company was committed under operating leases, principally for office space and equipment. Certain leases were subject to rent reviews and require payment of expenses under escalation clauses. Rent expense was $257 for the year ended December 31, 1996, and $180 for the eight months ended August 31, 1997. The Company has no further obligations regarding such leases, as a result of the sale of Spray Services and Spray Network AB (Note 7):

Capital Lease Commitments

   At August 31, 1997 the Company was committed under capital leases, principally for computer equipment and office equipment. The assets and liabilities under the capital leases are recorded at the lower of the present value of minimum lease payments or the fair market value of the assets. The assets are depreciated over its estimated useful lives. The interest rate on the capital leases ranges from 11.5% to 16.7%.

                       SPRAY VENTURES AB AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


   Future minimum payments under the lease agreement are as follows:

       Eight Months Ended August 31,
         1998............................................................... $48
         1999...............................................................  29
         2000...............................................................  10
                                                                             ---
           Total minimum lease payments.....................................  87
                                                                             ---
         Less--
           Amounts representing interest....................................   7
           Current portion..................................................  25
                                                                             ---
             Present value of net minimum lease payments.................... $55
                                                                             ===

Litigation

   The Company, from time to time, becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

Subcontractors

   Swedish tax legislation specifically addresses the use of subcontractors. In the event that compensation to subcontractors is deemed to be the equivalent of a salary as opposed to compensation for consultancy services performed, certain adverse tax implications for the disbursing entity may occur. If the consultant or subcontractor is not deemed to meet certain independence criteria, all payments may be considered salary, which automatically generates the need for the payer to report and pay social charges based on this amount. Furthermore, Value Added Tax billed by the consultant would not be considered deductible and would also be considered as salary when disbursed. Should the tax authorities contest a subcontractor's compensation, the incremental costs could be approximately 50% of payments made, plus penalty fees. Due to the nature of the Company's business, a large number of consultants/subcontractors is used. For this reason management has consulted with legal experts to determine if the independence criteria for retained consultants/subcontractors have been met. Management believes this to be the case, and there are no known disputes at this point in time.

7. SUBSEQUENT EVENTS

Convertible Loans

   In June 1998, the Company entered into two convertible loan agreements for total proceeds of approximately $1,955. The holders of the debt also received options to purchase an aggregate of 22,126 shares of common stock of which 19,435 have been exercised into common stock, in lieu of the Company repaying such debt.


Sale of Spray Network AB

   In January 1999, the Company sold 20% of Spray Network AB to Communicade Inc. ("Communicade"), a wholly-owned subsidiary of Omnicom Group, Inc. Simultaneously with this transaction, Spray Ventures and Communicade sold all of the issued and outstanding shares of capital stock of Spray Network AB to Razorfish, Inc. ("Razorfish") in exchange for an aggregate of 9,881,034 shares of Razorfish Common Stock and 50 shares of Razorfish non-voting Class B Common Stock (the "Spray Acquisition"). In addition, Communicade received an option to purchase up to 10% of Razorfish's Common Stock pursuant to a Stockholders Agreement. The shares of Razorfish common stock issued represented 50.0% of the shares of Razorfish common stock on a fully diluted basis immediately following the Spray Acquisition. Certain insignificant subsidiaries of Spray Network AB were not included in the transaction and as such, ownership was retained by the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Avalanche Systems, Inc.:

   We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of Avalanche Systems, Inc. (a Delaware corporation) for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income, stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income, stockholders' equity (deficit) and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the statements of operations, stockholders' equity (deficit) and cash flows referred to above present fairly, in all material respects, the results of operations, equity and cash flows of Avalanche Systems, Inc. for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

   The accompanying statements of operations, stockholders' equity (deficit) and cash flows have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, due to the Company's inability to pay its debts, the seizure of its assets and its filing for dissolution with the State of Delaware, substantial doubt had been raised about the Company's ability to continue as a going concern. Further information in regard to this matter is also described in Note 1. The statements of income, stockholders' equity (deficit) and cash flows do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

New York, New York
March 5, 1999

                          INDEPENDENT AUDITORS' REPORT

To Avalanche Systems, Inc.

   We have audited the accompanying statements of operations, stockholders' equity, and cash flows of Avalanche Systems, Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Avalanche Systems, Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          M.R. Weiser & Co. llp

New York, N.Y.
March 3, 1997

                            AVALANCHE SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                         For the Years Ended
                                                             December 31,
                                                        ----------------------
                                                           1996       1997
                                                        ---------- -----------
REVENUES............................................. . $2,814,080 $ 2,313,863
COST OF SERVICES.......................................  1,656,403   2,356,000
                                                        ---------- -----------
  Gross profit.........................................  1,157,677     (42,137)
GENERAL AND ADMINISTRATIVE.............................  1,083,994   2,052,058
                                                        ---------- -----------
  Income (loss) from operations........................     73,683  (2,094,195)
INTEREST EXPENSE, NET..................................     25,792         --
                                                        ---------- -----------
  Income (loss) before income taxes....................     47,891  (2,094,195)
PROVISION FOR INCOME TAXES.............................     33,331         --
                                                        ---------- -----------
  Net income (loss).................................... $   14,560 $(2,094,195)
                                                        ========== ===========



        The accompanying notes are an integral part of these statements.

                            AVALANCHE SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                           Common Stock     Additional  Retained         Total
                         -----------------   Paid-in    Earnings     Stockholders'
                          Shares    Amount   Capital    (Deficit)   Equity (Deficit)
                         ---------  ------  ---------- -----------  ---------------
BALANCE, January 1,
 1996...................       150  $5,000    $  --    $   146,965    $   151,965
  Shares redeemed as
   part of corporate
   merger...............      (150) (5,000)      --            --          (5,000)
  Shares issued as part
   of corporate merger.. 2,700,000   2,700     2,732           --           5,432
  Net income............       --      --        --         14,560         14,560
                         ---------  ------    ------   -----------    -----------
BALANCE, December 31,
 1996................... 2,700,000   2,700     2,732       161,525        166,957
  Net loss..............       --      --        --     (2,094,195)    (2,094,195)
                         ---------  ------    ------   -----------    -----------
BALANCE, December 31,
 1997................... 2,700,000  $2,700    $2,732   $(1,932,670)   $(1,927,238)
                         =========  ======    ======   ===========    ===========



        The accompanying notes are an integral part of these statements.

                            AVALANCHE SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                            For the Years
                                                         Ended December 31,
                                                        ----------------------
                                                          1996        1997
                                                        ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................... $  14,560  $(2,094,195)
  Adjustments to reconcile net income (loss) to net
   cash used in operating activities--
   Allowance for bad debts.............................    30,000      (30,000)
   Depreciation and amortization.......................    70,361      103,225
   (Increase) decrease in accounts receivable..........  (213,399)     403,473
   (Increase) decrease in prepaid expenses and other
    current assets.....................................   (44,986)      65,573
   (Increase) in other assets..........................      (521)        (519)
   Increase in accounts payable and accrued expenses...    64,006    1,026,184
   Increase in deferred tax liabilities................    24,602          --
   Increase (decrease) in advance billings.............   (24,082)     (30,418)
   Increase (decrease) in income tax payable...........    (4,163)       1,350
                                                        ---------  -----------
    Net cash (used in) operating activities............   (83,622)    (555,327)
                                                        ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................  (187,721)     (55,010)
                                                        ---------  -----------
    Net cash used in investing activities..............  (187,721)     (55,010)
                                                        ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from bank notes.........................   275,000      668,000
  Net proceeds from related party notes................       --       275,000
  Proceeds from long-term debt.........................   180,000          --
  Principal repayments of bank notes...................       --      (275,000)
  Principal repayments of long-term debt...............  (224,590)     (60,000)
  Proceeds from common stock transactions..............       432          --
                                                        ---------  -----------
    Net cash provided by financing activities..........   230,842      608,000
                                                        ---------  -----------
    Net (decrease) in cash and cash equivalents........   (40,501)      (2,337)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...........    43,838        3,337
                                                        ---------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR................. $   3,337  $     1,000
                                                        =========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
  Cash paid during the year for--
   Income taxes paid................................... $  12,892  $       --
   Interest paid.......................................    25,792       76,661
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING ACTIVITIES:
   Equipment acquired under capital leases............. $     --   $   483,838

        The accompanying notes are an integral part of these statements.

                            AVALANCHE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

   Avalanche Systems, Inc. (the "Company") was an interactive agency. The Company's products included internet sites, intranets, interactive press kits, digital video and corporate communications tools developed for the internet and other multimedia environments.

   On August 12, 1996, the Company was merged into a nonactive corporation with identical ownership interests, incorporated under the laws of the State of Delaware. This merger was for state tax purposes only and had no effect on Federal income taxes.

   As of January 15, 1998, the Company was indebted to its two lenders for approximately $1,527,000. Under each specific debt agreement, each lender had a duly perfected first priority security interest in substantially all of the assets of the Company.

   Due to the Company's inability to pay its debts and obligations, on January 15, 1998, the Company granted to its lenders all rights of possession in and to all accounts receivable, property and equipment and general intangibles (the "Collateral") to be disposed of by the lenders with the net proceeds resulting from any sale or other disposition to be credited to the account of the Company. The Collateral was subsequently sold to Avalanche Solutions, Inc. for approximately $594,000 and the Company was relieved of all debts to these lenders.

   Due to the default of these debts and resulting sale of all operating assets, the Company had limited working capital and cash flow which resulted in the Company being unable to continue significant operations during 1998. The Company filed for dissolution with the State of Delaware in February 1999 and management believes, that at the time of the filing, there was no threatened or pending litigation against the Company. The Company received certification of its dissolution from the State of Delaware effective February 12, 1999.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Contract revenue is recognized as services are performed. Advances received or services billed in advance are recorded as deferred revenue and recognized as revenue in the period in which the related services are rendered.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                            AVALANCHE SYSTEMS, INC.

Property and Equipment

   Property and equipment are depreciated on a straight-line basis over estimated useful lives of five to seven years. Leasehold improvements and equipment held under capital leases are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

Income Taxes

   In 1994, the Company elected to be treated as an S corporation under subchapter "S" of the Internal Revenue Code, whereby the Company's taxable income is included pro rata in the individual income tax returns of its stockholders. Accordingly, no provision for Federal income taxes has been made in the accompanying financial statements. The Company is subject to certain state and local income taxes.

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. The Company has elected to file its income tax returns using the cash basis of accounting.

Business Concentrations and Credit Risk

   Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

   For the two years ended December 31, 1997, respectively, three clients accounted for 41% of total net revenues.

Reclassifications

   Certain reclassifications have been made to the 1996 statements of operations to conform with the 1997 presentation.

2. INCOME TAXES

   Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes, and differences between the tax and book bases of assets and liabilities recorded in connection with the acquisitions. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

   For the year ended December 31, 1997, the Company recorded a full valuation allowance against its deferred tax assets, primarily resulting from net operating losses, due to the uncertainty of realizing such assets.

                            AVALANCHE SYSTEMS, INC.

3. RENT EXPENSE

   Rent expense amounted to $88,107 and $153,600, respectively, for the two years ended December 31, 1997.

4. COMMITMENTS AND CONTINGENCIES

 Benefit Plan

   The Company established a 401(k) plan effective March 1, 1997 covering all the then current employees and future employees who have met age requirements and have completed at least one year of employment. The plan requires Company contributions equal to 75% of each participant's contribution up to 6% of salary.

5. STOCK OPTION PLAN

   On June 27, 1996, the Company established a stock option plan whereby, under certain circumstances, an employee has the option to purchase shares of common stock for amounts based upon the fair market value of the shares purchased. Under the plan, 300,000 shares of the Company's stock is reserved for future distributions. No stock options have been granted under the plan.

                                                                      Appendix A


                          AGREEMENT AND PLAN OF MERGER

                             Dated August 10, 1999

                                  By and Among

                                RAZORFISH, INC.,

                              RAY MERGER SUB, INC.

                                      And

                     INTERNATIONAL INTEGRATION INCORPORATED

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER......................................................  A-1

  SECTION 1.01.The Merger.................................................  A-1
  SECTION 1.02.Closing....................................................  A-1

  SECTION 1.03.Effective Time.............................................  A-1

  SECTION 1.04.Effects of the Merger......................................  A-2

  SECTION 1.05.Certificate of Incorporation and By-laws...................  A-2

  SECTION 1.06.Board of Directors and Officers............................  A-2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
          CORPORATIONS; EXCHANGE OF CERTIFICATES..........................  A-2

  SECTION 2.01.Effect on Capital Stock....................................  A-2

         (a) Capital Stock of Sub.........................................  A-2

         (b) Cancellation of Treasury Stock and Razorfish-Owned Stock.....  A-2

         (c) Conversion of i-Cube Common Stock............................  A-2

         (d) Anti-Dilution Provisions.....................................  A-2

  SECTION 2.02.Exchange of Certificates...................................  A-3

         (a) Exchange Agent...............................................  A-3

         (b) Exchange Procedures..........................................  A-3

         (c) Distributions with Respect to Unexchanged Shares.............  A-3

         (d) No Further Ownership Rights in i-Cube Common Stock...........  A-4

         (e) No Fractional Shares.........................................  A-4

         (f) Termination of Exchange Fund.................................  A-4

         (g) No Liability.................................................  A-4

         (h) Investment of Exchange Fund..................................  A-4

         (i) Lost Certificates............................................  A-4

ARTICLE III REPRESENTATIONS AND WARRANTIES................................  A-5

  SECTION 3.01.Representations and Warranties of i-Cube...................  A-5

         (a) Organization, Standing and Corporate Power...................  A-5

         (b) Subsidiaries.................................................  A-5

         (c) Capital Structure............................................  A-5

         (d) Authority; Noncontravention..................................  A-6

         (e) SEC Documents; Undisclosed Liabilities.......................  A-7

         (f) Information Supplied.........................................  A-7

         (g) Absence of Certain Changes or Events.........................  A-8

         (h) Litigation...................................................  A-8

         (i) Compliance with Applicable Laws..............................  A-8

         (j) Absence of Changes in Benefit Plans..........................  A-9

         (k) ERISA Compliance.............................................  A-9

                                                                            Page
                                                                            ----
         (l) Taxes........................................................  A-10

         (m) Voting Requirements..........................................  A-11

         (n) State Takeover Statutes......................................  A-11

         (o) Accounting Matters...........................................  A-11

         (p) Brokers......................................................  A-11

         (q) Opinion of Financial Advisor.................................  A-12

         (r) Intellectual Property; Year 2000.............................  A-12

         (s) Certain Contracts............................................  A-12

         (t) Customers....................................................  A-12

  SECTION 3.02.Representations and Warranties of Razorfish and Sub........  A-13

         (a) Organization, Standing and Corporate Power...................  A-13

         (b) Subsidiaries.................................................  A-13

         (c) Capital Structure............................................  A-13

         (d) Authority; Noncontravention..................................  A-14

         (e) SEC Documents; Undisclosed Liabilities.......................  A-15

         (f) Information Supplied.........................................  A-15

         (g) Absence of Certain Changes or Events.........................  A-15

         (h) Litigation...................................................  A-16

         (i) Compliance with Applicable Laws..............................  A-16

         (j) Absence of Changes in Benefit Plans..........................  A-16

         (k) ERISA Compliance.............................................  A-17

         (l) Taxes........................................................  A-18

         (m) Voting Requirements..........................................  A-19

         (n) Accounting Matters...........................................  A-19

         (o) Brokers......................................................  A-19

         (p) Opinion of Financial Advisor.................................  A-19

         (q) Intellectual Property; Year 2000.............................  A-19

         (r) Certain Contracts............................................  A-20

         (s) Interim Operations of Sub....................................  A-20

         (t) Customers....................................................  A-20

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS......................  A-20

  SECTION 4.01.(a) Conduct of Business by i-Cube..........................  A-20

         (b) Conduct of Business by Razorfish.............................  A-22

         (c) Other Actions................................................  A-23

         (d) Advice of Changes............................................  A-23

  SECTION 4.02.No Solicitation by i-Cube..................................  A-23

  SECTION 4.03.Standstill Agreements; Confidentiality Agreements..........  A-24

                                                                                   Page
                                                                                   ----
ARTICLE V ADDITIONAL AGREEMENTS..................................................  A-24

  SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement;
                Stockholders Meetings............................................  A-24

  SECTION 5.02.Letters of i-Cube's Accountants...................................  A-25

  SECTION 5.03.Letters of Razorfish's Accountants................................  A-26

  SECTION 5.04.Access to Information; Confidentiality............................  A-26

  SECTION 5.05.Commercially Reasonable Best Efforts..............................  A-26

  SECTION 5.06.Stock Options.....................................................  A-27

  SECTION 5.07.i-Cube Stock Plans................................................  A-27

  SECTION 5.08.Employee Benefit Plans; Existing Agreements.......................  A-28

  SECTION 5.09.Indemnification, Exculpation and Insurance........................  A-28

  SECTION 5.10.Fees and Expenses.................................................  A-29

  SECTION 5.11.Public Announcements..............................................  A-29

  SECTION 5.12.Affiliates........................................................  A-30

  SECTION 5.13.Nasdaq Quotation..................................................  A-30

  SECTION 5.14.Stockholder Litigation............................................  A-30

  SECTION 5.15.Tax Treatment.....................................................  A-30

  SECTION 5.16.Pooling of Interests..............................................  A-30

  SECTION 5.17.Resignation of i-Cube Board of Directors..........................  A-30

  SECTION 5.18.Action by i-Cube and Razorfish....................................  A-30

  SECTION 5.19.Board of Directors................................................  A-30

  SECTION 5.20.Chief Financial Officer...........................................  A-30

  SECTION 5.21.i-Cube Employee Bonuses...........................................  A-30

ARTICLE VI CONDITIONS PRECEDENT..................................................  A-31

  SECTION 6.01.Conditions to Each Party's Obligation To Effect the Merger........  A-31

         (a) Stockholder Approvals...............................................  A-31

         (b) HSR Act.............................................................  A-31

         (c) No Litigation.......................................................  A-31

         (d) Form S-4............................................................  A-31

         (e) Nasdaq Quotation....................................................  A-31

         (f) Pooling Letters.....................................................  A-31

         (g) Government Approvals................................................  A-31

         (h) No Injunction.......................................................  A-31

  SECTION 6.02.Conditions to Obligations of Razorfish and Sub....................  A-31

         (a) Representations and Warranties......................................  A-31

         (b) Performance of Obligations of i-Cube................................  A-31

         (c) No Material Adverse Change..........................................  A-32

         (d) The i-Cube Voting Agreement.........................................  A-32

         (e) Resignation of i-Cube Board of Directors............................  A-32

                                                                            Page
                                                                            ----
  SECTION 6.03.Conditions to Obligations of i-Cube........................  A-32

         (a) Representations and Warranties...............................  A-32

         (b) Performance of Obligations of Razorfish and Sub..............  A-32

         (c) Tax Opinion..................................................  A-32

         (d) No Material Adverse Change...................................  A-32

         (e) The Razorfish Voting Agreement...............................  A-32

  SECTION 6.04.Frustration of Closing Conditions..........................  A-32

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.............................  A-32

  SECTION 7.01.Termination................................................  A-32

  SECTION 7.02.Effect of Termination......................................  A-33

  SECTION 7.03.Amendment..................................................  A-33

  SECTION 7.04.Extension; Waiver..........................................  A-33

  SECTION 7.05.Procedure for Termination, Amendment, Extension or Waiver..  A-34

ARTICLE VIII GENERAL PROVISIONS...........................................  A-34

  SECTION 8.01.Nonsurvival of Representations and Warranties..............  A-34

  SECTION 8.02.Notices....................................................  A-34

  SECTION 8.03.Definitions................................................  A-35

  SECTION 8.04.Interpretation.............................................  A-35

  SECTION 8.05.Counterparts...............................................  A-36

  SECTION 8.06.Entire Agreement; No Third-Party Beneficiaries.............  A-36

  SECTION 8.07.Governing Law..............................................  A-36

  SECTION 8.08.Assignment.................................................  A-36

  SECTION 8.09.Enforcement................................................  A-36

  SECTION 8.10.Headings...................................................  A-36

  SECTION 8.11.Severability...............................................  A-36

   AGREEMENT AND PLAN OF MERGER (this "Agreement") dated August 10, 1999, among RAZORFISH, INC., a Delaware corporation ("Razorfish"), RAY MERGER SUB, INC. a Delaware corporation and a wholly owned subsidiary of Razorfish ("Sub"), and INTERNATIONAL INTEGRATION INCORPORATED, a Delaware corporation ("i-Cube").

   WHEREAS, the respective Boards of Directors of Razorfish, Sub and i-Cube have approved and declared advisable this Agreement and the merger of Sub with and into i-Cube (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of i-Cube ("i-Cube Common Stock"), other than shares owned by Razorfish, Sub or i-Cube, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)); and

   WHEREAS, the respective Boards of Directors of Razorfish, Sub and i-Cube have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals; and

   WHEREAS, Razorfish, Sub and i-Cube desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

   WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization; and

   WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction; and

   WHEREAS, concurrently with the execution and delivery of this Agreement, each of i-Cube and Razorfish will enter into a Voting Agreement (the "i-Cube Voting Agreement" and the "Razorfish Voting Agreement," respectively") with certain significant shareholders of i-Cube and Razorfish.

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into i-Cube at the Effective Time (as defined in Section 1.03). Following the Effective Time, i-Cube shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

   Section 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, NY 10104.

   Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as Razorfish and i-Cube shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

   Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

   Section 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   Section 1.06. Board of Directors and Officers. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

   Effect of the Merger on the Capital Stock of theConstituent Corporations;
                            Exchange of Certificates

   Section 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of i-Cube Common Stock or any shares of capital stock of Sub:

   (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into one share of common stock of the Surviving Corporation.

   (b) Cancellation of Treasury Stock and Razorfish-Owned Stock. Each share of i-Cube Common Stock that is owned by i-Cube, Sub or Razorfish shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   (c) Conversion of i-Cube Common Stock. Subject to Section 2.02(e), each issued and outstanding share of i-Cube Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.875 (the "Exchange Ratio") fully paid and nonassessable shares of Class A common stock, par value $0.01 per share, of Razorfish ("Razorfish Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of i-Cube Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of i-Cube Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Razorfish Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

   (d) Anti-Dilution Provisions. In the event Razorfish changes (or establishes a record date for changing) the number of shares of Razorfish Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Razorfish Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

   Section 2.02. Exchange of Certificates.

   (a) Exchange Agent. As of the Effective Time, Razorfish shall enter into an agreement with such bank or trust company as may be designated by Razorfish (the "Exchange Agent"), which shall provide that Razorfish shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of i-Cube Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Razorfish Common Stock (such shares of Razorfish Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Razorfish Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of i-Cube Common Stock.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of i-Cube Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Razorfish and i-Cube may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Razorfish Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share of Razorfish Common Stock in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of i-Cube Common Stock which is not registered in the transfer records of i-Cube, a certificate representing the proper number of shares of Razorfish Common Stock may be issued to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Razorfish Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Razorfish that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of fractional shares of Razorfish Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section 2.02. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Razorfish Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Razorfish Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Razorfish Common Stock shall be paid by Razorfish to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Razorfish Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Razorfish Common Stock, and the amount of any cash payable in lieu of a fractional share of Razorfish Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Razorfish Common Stock.

   (d) No Further Ownership Rights in i-Cube Common Stock. All shares of Razorfish Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of i-Cube Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by i-Cube on such shares of i-Cube Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of i-Cube Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

   (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Razorfish Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Razorfish shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Razorfish.

     (ii) Razorfish shall pay each former holder of i-Cube Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of i-Cube Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Razorfish Common Stock as furnished by the National Association of Securities Dealers through Nasdaq on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(ii).

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing i-Cube Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing i-Cube Common Stock subject to and in accordance with the terms of Section 2.02(c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Razorfish, upon demand by Razorfish, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Razorfish for payment of their claim for Merger Consideration, any dividends or distributions with respect to Razorfish Common Stock and any cash in lieu of fractional shares of Razorfish Common Stock.

   (g) No Liability. None of Razorfish, Sub, i-Cube or the Exchange Agent shall be liable to any person in respect of any shares of Razorfish Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Razorfish Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Razorfish, on a daily basis. Any interest and other income resulting from such investments shall be paid to Razorfish.

   (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Razorfish, the posting by such person of a bond in such reasonable amount as Razorfish may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Razorfish Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                                  ARTICLE III

                         Representations and Warranties

   Section 3.01. Representations and Warranties of i-Cube. Except as disclosed in the i-Cube Filed SEC Documents (as defined in Section 3.01(g)) or as set forth on the Disclosure Schedule delivered by i-Cube to Razorfish prior to the execution of this Agreement (the "i-Cube Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, i-Cube represents and warrants to Razorfish and Sub as follows:

   (a) Organization, Standing and Corporate Power. Each of i-Cube and its subsidiaries (as defined in Section 8.03) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect (as defined in Section 8.03) on i-Cube. Each of i-Cube and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on i-Cube. i-Cube has made available to Razorfish prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

   (b) Subsidiaries. Exhibit 21 to I-Cube's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 includes all of the subsidiaries of I-Cube which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary and Conduit Communications Limited have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by i-Cube, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

   (c) Capital Structure. The authorized capital stock of i-Cube consists of 100 million shares of i-Cube Common Stock and one million shares of preferred stock, par value $.01 per share, of i-Cube ("i-Cube Authorized Preferred Stock"). (i) 19,678,825 shares of i-Cube Common Stock are issued and outstanding; (ii) 0 shares of i-Cube Common Stock are held by i-Cube in its treasury; (iii) 0 shares of i-Cube Authorized Preferred Stock were issued and outstanding; and (iv) 9,103,912 shares of i-Cube Common Stock are reserved for issuance pursuant to the 1993 Stock Plan, 1996 Stock Plan, 1998 Stock Incentive Plan, 1998 Employee Stock Purchase Plan, 1998 Non-employee Director Stock Plan and Conduit Plan (such plans, collectively, the "i-Cube Stock Plans") (of which 7,023,643 are subject to outstanding i-Cube Stock Options (as defined below)). Except as set forth above, no shares of capital stock or other voting securities of i-Cube were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the i-Cube Stock Options) to receive shares of i-Cube Common Stock on a deferred basis granted under the i-Cube Stock Plans or otherwise. i-Cube has delivered to Razorfish a complete and correct list, as of August 6, 1999, of the number of shares of i-Cube Common Stock subject to outstanding stock options or other rights to purchase or receive i-Cube Common Stock granted under the i-Cube Stock Plans (collectively,

"i-Cube Stock Options") and the exercise prices thereof. Except as set forth on the i-Cube Disclosure Schedule, no bonds, debentures, notes or other indebtedness of i-Cube having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of i-Cube may vote are issued or outstanding. All outstanding shares of capital stock of i-Cube are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of i-Cube, (B) any securities of i-Cube convertible into or exchangeable or exercisable for shares of capital stock or voting securities of i-Cube, (C) any warrants, calls, options or other rights to acquire from i-Cube or any i-Cube subsidiary, and no obligation of i-Cube or any i-Cube subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of i-Cube and (y) there are not any outstanding obligations of i-Cube or any i-Cube subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. i-Cube is not a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of i-Cube or any i-Cube subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any i-Cube subsidiary, (B) warrants, calls, options or other rights to acquire from i-Cube or any i-Cube subsidiary, and no obligation of i-Cube or any i-Cube subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any i-Cube subsidiary or (C) obligations of i-Cube or any i-Cube subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of i-Cube subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the i-Cube subsidiaries, i-Cube does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

   (d) Authority; Noncontravention. i-Cube has all requisite corporate power and authority to enter into this Agreement and, subject to the i-Cube Stockholder Approval (as defined in Section 3.01(m)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by i-Cube and the consummation by i-Cube of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of i-Cube, subject, in the case of the Merger, to the i-Cube Stockholders Approval. This Agreement has been duly executed and delivered by i-Cube and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes legal, valid and binding obligations of i-Cube, enforceable against i-Cube in accordance with its terms. Without limiting the other provisions of this Section 3.01(d) above, the Board of Directors of i-Cube, at a meeting duly called and held has, in light of and subject to the terms and conditions set forth herein, (a) determined that this Agreement, the i-Cube Voting Agreement, the Merger and the other transactions contemplated hereby and by the i-Cube Voting Agreement are fair and in the best interests of the stockholders of i-Cube, and (b) resolved to recommend to the i-Cube Shareholders approval and adoption of this Agreement and the Merger. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of i-Cube or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of i-Cube or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to i-Cube or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to i-Cube or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not (x) reasonably likely to have a material adverse effect on i-Cube or (y) reasonably likely to impair the ability of i-Cube to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to i-Cube or any of its subsidiaries in connection with the execution and delivery of this Agreement by i-Cube or the consummation by i-Cube of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by i-Cube under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) the filing with the SEC of (A) a proxy statement relating to the i-Cube Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, together with the proxy statement relating to the Razorfish Stockholders Meeting (as defined in Section 5.01(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which i-Cube is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to have a material adverse effect on i-Cube.

   (e) SEC Documents; Undisclosed Liabilities. i-Cube has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since June 18, 1998 (the "i-Cube SEC Documents"). As of their respective dates, the i-Cube SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such i-Cube SEC Documents, and none of the i-Cube SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any i-Cube SEC Document has been revised or superseded by a later filed i-Cube SEC Document, none of the i-Cube SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of i-Cube included in the i-Cube SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of i-Cube and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or thereby, neither i-Cube nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a material adverse effect on i-Cube.

   (f) Information Supplied. None of the information supplied or to be supplied by i-Cube specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Razorfish in connection with the issuance of Razorfish Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to i-Cube's stockholders or at the time of the i-Cube Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by i-Cube with respect to statements made or incorporated by reference therein based on information supplied by Razorfish specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the i-Cube SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "i-Cube Filed SEC Documents"), since December 31, 1998 i-Cube and its subsidiaries have conducted their business only in the ordinary course, and there has not been (1) any material adverse change (as defined in Section 8.03) in i-Cube, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of i-Cube's capital stock, (3) any split, combination or reclassification of any of i-Cube's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of i-Cube's capital stock, except for issuances of i-Cube Common Stock upon the exercise of i-Cube Stock Options under the i-Cube Stock Plans, in each case awarded prior to the date hereof in accordance with their present terms, (4)
(A) any granting by i-Cube or any of its subsidiaries to any current or former director or executive officer of i-Cube or its subsidiaries of any increase in compensation, bonus or other benefits, except for stock option grants listed on
Schedule 3.01(g) and normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the i-Cube Filed SEC Documents, (B) any granting by i-Cube or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business consistent with past practice, (C) any entry by i-Cube or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, or (D) any amendment to, or modification of, any i-Cube Stock Option, (5) except insofar as may have been required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by i-Cube materially affecting its assets, liabilities or business, (6) any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on i-Cube or any of its tax attributes or any settlement or compromise of any material income tax liability, or (7) any action taken by i-Cube or any of its subsidiaries during the period from December 31, 1998 to the date of this agreement, that, if taken during the period from the date of this agreement through the Effective Time would constitute a breach of section 4.01(a).

   (h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of i-Cube, threatened against or affecting i-Cube or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on i-Cube nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against i-Cube or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on i-Cube; provided that for purposes of this paragraph (h) any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on i-Cube if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, or the transactions contemplated hereby.

   (i) Compliance with Applicable Laws. i-Cube, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of i-Cube and its subsidiaries (the "i-Cube Permits"), except where the failure to have any such i-Cube Permits individually or in the aggregate is not reasonably likely to have a material adverse effect on i-Cube. i-Cube and its subsidiaries are in compliance with the terms of the i-Cube Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a material adverse effect on i-Cube. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to i-Cube or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of i-Cube, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not (i) reasonably likely to have a material adverse effect on i-Cube or (ii) reasonably likely to impair the ability of i-Cube to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; provided that for purposes of this paragraph
(i) any such action, demand, requirement or investigation or any such suit, action or proceeding arising after the date hereof shall not be deemed to have a material adverse effect on i-Cube if and to the extent such action, demand, requirement or investigation or such suit, action or proceeding (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

   (j) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the i-Cube Filed SEC Documents, there has not been any adoption or amendment in any material respect by i-Cube or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of i-Cube or any of its wholly owned subsidiaries or any other trade or business, whether or not incorporated, which would be treated as a single employer with Code under
Section 4001 or ERISA or Section 414(b), (c), (m) or (o) of the Code (collectively, the "i-Cube Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any i-Cube pension plans, or any change in the manner in which contributions to any i-Cube pension plans are made or the basis on which such contributions are determined.

   (k) ERISA Compliance. (i) With respect to the i-Cube Benefit Plans, no event has occurred and, to the knowledge of i-Cube, there exists no condition or set of circumstances, in connection with which i-Cube or any of its subsidiaries could be subject to any liability that individually or in the aggregate is reasonably likely to have a material adverse effect on i-Cube under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

     (ii) Each i-Cube Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any i-Cube Benefit Plan that individually or in the aggregate are not reasonably likely to have a material adverse effect on i-Cube. i-Cube, its subsidiaries and all the i-Cube Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate are not reasonably likely to have a material adverse effect on i-Cube. Each i-Cube Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any i-Cube Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of i-Cube, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such i-Cube Benefit Plan or the exempt status of any such trust. There are no pending or, to the knowledge of i-Cube, threatened lawsuits, claims, grievances, investigations or audits of any i-Cube Benefit Plan that, individually or in the aggregate, are reasonably likely to have a material adverse effect on i-Cube.

     (iii) Neither i-Cube nor any of its subsidiaries has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No i-Cube Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of i-Cube, there are not any facts or circumstances that are reasonably likely to materially change the funded status of any i-Cube Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No i-Cube Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (iv) i-Cube and its subsidiaries are in compliance with all federal, state and local requirements regarding employment, except for any failures to comply that individually or in the aggregate are not reasonably likely to have a material adverse effect on i-Cube. Neither i-Cube nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by i-Cube or any of its subsidiaries and no collective bargaining agreement is being negotiated by i-Cube or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against i-Cube or any of its subsidiaries pending or, to the knowledge of i-Cube, threatened which may interfere with the respective business activities of i-Cube or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate is not reasonably likely to have a material adverse effect on i-Cube. As of the date of this Agreement, to the knowledge of i-Cube, none of i-Cube, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of i-Cube or any of its subsidiaries, and there is no charge or complaint against i-Cube or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, are not reasonably likely to have a material adverse effect on i-Cube.

     (v) No employee of i-Cube will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any i-Cube Benefit Plan as a result of the transactions contemplated by this Agreement. No amount payable, or economic benefit provided, by i-Cube or its subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No person is entitled to receive any additional payment from i-Cube or its subsidiaries or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such person. The Board of Directors of i-Cube or any of its subsidiaries has not granted to any person any right to receive any Parachute Gross-Up Payment.

   (l) Taxes. (i) Each of i-Cube and its subsidiaries has timely filed all tax returns as defined in Section 3.01 (l) (x) required to be filed by it and all such tax returns are true, complete and correct (or requests for extensions to file such tax returns have been timely filed, granted and have not expired). i-Cube and each of its subsidiaries has paid (or i-Cube has paid on its behalf) all taxes (as defined in Section 3.01(l)(ix)) shown as due on such tax returns or otherwise due or payable, and the most recent financial statements contained in the i-Cube Filed SEC Documents reflect an adequate reserve for all taxes payable by i-Cube and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (ii) No deficiencies for any taxes have been proposed, asserted or assessed against i-Cube or any of its subsidiaries that are not adequately reserved for.

     (iii) Neither i-Cube nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (iv) The i-Cube Benefit Plans and other i-Cube employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by i-Cube or any of its subsidiaries under any such plan or arrangement and, to the knowledge of i-Cube, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

     (v) Neither i-Cube nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code
  (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (vi) Neither i-Cube nor any of its subsidiaries has executed any waiver or extension of any statute of limitations on the assessment or collection of any taxes or with respect to any liability arising therefrom. Neither i-Cube nor any of its subsidiaries has any liability for the taxes of any person pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of any consolidated, combined or unitary tax return. There are no tax liens on any assets of i-Cube or any of its subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings.

     (vii) No consent under Section 341(f) of the Code has been filed with respect to i-Cube or any of its subsidiaries.

     (viii) There are no tax sharing agreements or similar arrangements with respect to or involving i-Cube or any of its subsidiaries. i-Cube and each of its subsidiaries is in compliance with the terms and conditions of any applicable tax exemptions, tax agreements or tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

     (ix) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

     (x) As used in this Agreement, "tax returns" shall include any tax return, declaration or estimated tax, tax report or other tax statement, or any similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any governmental authority with respect to any tax.

   (m) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of i-Cube Common Stock at the i-Cube Stockholders Meeting to adopt this Agreement (the "i-Cube Stockholder Approval") is the only vote of the holders of any class or series of i-Cube's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

   (n) State Takeover Statutes. The Board of Directors of i-Cube (including the disinterested directors thereof) has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement by the i-Cube Board of Directors under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that such Section 203 does not apply to Razorfish in connection with the Merger and the other transactions contemplated by this Agreement. To the knowledge of i-Cube, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

   (o) Accounting Matters. To the knowledge of i-Cube, neither it nor any of its affiliates (as defined in Section 8.03) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

   (p) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley Dean Witter, the fees and expenses of which will be paid by i-Cube, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of i-Cube. i-Cube has furnished to Razorfish true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

   (q) Opinion of Financial Advisor. i-Cube has received the opinion of Morgan Stanley Dean Witter, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to holders of shares of i-Cube Common Stock (other than Razorfish and its affiliates), a signed copy of which opinion has been or will promptly be delivered to Razorfish.

   (r) Intellectual Property; Year 2000. (i) i-Cube and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") which are material to the conduct of the business of i-Cube and its subsidiaries.

     (ii) To the knowledge of i-Cube, neither i-Cube nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on i-Cube. Neither i-Cube nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that i-Cube or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To i-Cube's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of i-Cube or any of its subsidiaries, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on i-Cube.

     (iii) As the business of i-Cube and its subsidiaries is presently conducted and without giving effect to any changes with respect thereto that may be made by Razorfish, to i-Cube's knowledge, Razorfish's use of the Intellectual Property Rights which are material to the conduct of the business of i-Cube and its subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

     (iv) i-Cube has implemented a program directed at ensuring that its and its subsidiaries' products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and
  (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all non-i-Cube products (e.g., hardware, software and firmware) material to the conduct of the business of i-Cube and used in or in combination with i-Cube's products, exchange data with i-Cube's products in the same manner on dates in both the Twentieth and Twenty-First centuries. i-Cube has taken the steps as set forth in Section 3.01(r) of the i-Cube Disclosure Schedule to assure that the year 2000 date change will not adversely affect the systems and facilities that support the operations of i-Cube and its subsidiaries, except as is not reasonably likely to have a material adverse effect on i-Cube.

   (s) Certain Contracts. Neither i-Cube nor any of its subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of i-Cube and its subsidiaries, taken as a whole, is conducted.

   (t) Customers. Except as listed on Schedule 3.01(t), i-Cube has no knowledge of any loss or threatened loss of any of the ten largest customers of i-Cube or any of its subsidiaries for the six month period ended June 30, 1999. Schedule 3.01(t) lists each of the ten largest customers of i-Cube and its subsidiaries (in terms of amounts paid or billed, as applicable) for the six month period ended June 30, 1999.

   Section 3.02. Representations and Warranties of Razorfish and Sub. Except as disclosed in the Razorfish Filed SEC Documents (as defined in Section 3.02(g)) or as set forth on the Disclosure Schedule delivered by Razorfish to i-Cube prior to the execution of this Agreement (the "Razorfish Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Razorfish and Sub represent and warrant to i-Cube as follows:

   (a) Organization, Standing and Corporate Power. Each of Razorfish, Sub and their subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on Razorfish. Each of Razorfish and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on Razorfish. Razorfish has made available to i-Cube prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to date.

   (b) Subsidiaries. Exhibit 21 to Razorfish's Registration Statement on Form S-1 dated April 26, 1999 includes all the subsidiaries of Razorfish which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Razorfish, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

   (c) Capital Structure. The authorized capital stock of Razorfish consists of 29,999,950 shares of Razorfish Common Stock, 50 shares of Class B Common Stock ("Razorfish Class B Common Stock") and 10,000,000 shares of preferred stock, par value $0.01 per share, of Razorfish ("Razorfish Authorized Preferred Stock"). (i) 24,647,504 shares of Razorfish Common Stock were issued and outstanding, (ii) 50 shares of Razorfish Class B Common Stock were issued and outstanding, (iii) no shares of Razorfish Preferred Stock were issued and outstanding, and (iv) approximately 4,708,623 shares of Razorfish Common Stock were reserved for issuance pursuant to outstanding stock options or other rights to purchase or receive Razorfish Common Stock granted under the 1997 Stock Option Plan and the 1999 Stock Incentive Plan and various plans of companies acquired by Razorfish (such plans, collectively, the "Razorfish Stock Plans") (of which 1,632,867 are subject to outstanding Razorfish Stock Options (as defined below)). Except as set forth above, no shares of capital stock or other voting securities of Razorfish are issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Razorfish Stock Options) to receive shares of Razorfish Common Stock on a deferred basis granted under the Razorfish Stock Plans or otherwise. Razorfish has delivered to i-Cube a complete and correct list, as of August 9, 1999 of the number of shares of Razorfish Common Stock subject to outstanding stock options or other rights to purchase or receive Razorfish Common Stock granted under the Razorfish Stock Plans (collectively, "Razorfish Stock Options") and the exercise prices thereof. No bonds, debentures, notes or other indebtedness of Razorfish having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Razorfish may vote are issued or outstanding. All outstanding shares of capital stock of Razorfish are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
Section 3.02(c) of the Razorfish Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Razorfish, (B) any securities of Razorfish convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Razorfish, (C) any warrants, calls, options or other rights to acquire from Razorfish or any Razorfish subsidiary, and no obligation of Razorfish or any Razorfish subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Razorfish and (y) there are not any outstanding obligations of Razorfish or any Razorfish subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Razorfish is not a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of Razorfish or any Razorfish subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Razorfish subsidiary, (B) warrants, calls, options or other rights to acquire from Razorfish or any Razorfish subsidiary, and no obligation of Razorfish or any Razorfish subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Razorfish subsidiary or (C) obligations of Razorfish or any Razorfish subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Razorfish subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the Razorfish subsidiaries, Razorfish does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

   (d) Authority; Noncontravention. Each of Razorfish and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Razorfish and Sub and the consummation by Razorfish and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Razorfish and Sub, as applicable subject, in the case of the Merger, to the Razorfish Stockholder Approval. This Agreement has been duly executed and delivered by Razorfish and Sub and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Razorfish and Sub, enforceable against each of them in accordance with its terms. Without limiting the other provisions of this Section 3.02(d) above, the Board of Directors of Razorfish, at a meeting duly called and held has, in light of and subject to the terms and conditions set forth herein, (a) determined that this Agreement, the Razorfish Voting Agreement the Merger and the other transactions contemplated hereby and by the Razorfish Voting Agreement are fair and in the best interests of the stockholders of Razorfish, and (b) resolved to recommend to the Razorfish Stockholder approval and adoption of this Agreement and the Merger. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Razorfish or Sub or any of Razorfish's other subsidiaries under, (i) the certificate of incorporation or by-laws of Razorfish or Sub or the comparable organizational documents of any of Razorfish's other subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Razorfish or Sub or any of Razorfish's other subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Razorfish or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not (x) reasonably likely to have a material adverse effect on Razorfish or (y) reasonably likely to impair the ability of Razorfish or Sub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Razorfish or Sub or any of Razorfish's other subsidiaries in connection with the execution and delivery of this Agreement by Razorfish and Sub or the execution or the consummation by Razorfish and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Razorfish under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Razorfish is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of Nasdaq to permit the shares of Razorfish Common Stock that are to be issued in the Merger to be quoted on Nasdaq; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to have a material adverse effect on Razorfish.

   (e) SEC Documents; Undisclosed Liabilities. Razorfish has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since April 26, 1999 (the "Razorfish SEC Documents"). As of their respective dates, the Razorfish SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Razorfish SEC Documents, and none of the Razorfish SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Razorfish SEC Document has been revised or superseded by a later filed Razorfish SEC Document, none of the Razorfish SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Razorfish included in the Razorfish SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Razorfish and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Razorfish nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Razorfish.

   (f) Information Supplied. None of the information supplied or to be supplied by Razorfish specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Razorfish's stockholders or at the time of the Razorfish Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Razorfish with respect to statements made or incorporated by reference therein based on information supplied by i-Cube specifically for inclusion or incorporation by reference in the Form S-4.

   (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as disclosed in the Razorfish SEC Documents filed and publicly available prior to the date of this Agreement (the "Razorfish Filed SEC Documents"), since April 26, 1999, Razorfish and its subsidiaries have conducted their business only in the ordinary course, and there has not been (1) any material adverse change in Razorfish, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Razorfish's capital stock, (3) any split, combination or reclassification of any of Razorfish's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Razorfish's capital stock, except for issuances of Razorfish Common Stock upon the exercise of Razorfish Stock Options under the Razorfish Stock Plans, in each case awarded prior to the date hereof in accordance with their present terms, (4) (A) any granting by Razorfish or any of its subsidiaries to any current or former director or executive officer of Razorfish or its subsidiaries of any increase in compensation, bonus or other benefits, except for stock option grants listed on
Schedule 3.02(g) and normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Razorfish Filed SEC Documents, (B) any granting by Razorfish or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business consistent with past practice, (C) any entry by Razorfish or any of its subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, or (D) any amendment to, or modification of, any Razorfish Stock Option, (5) except insofar as may have been or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Razorfish materially affecting its assets, liabilities or business; (6) any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on Razorfish or any of its tax attributes or any settlement or compromise of any material income tax liability or (7) any action taken by Razorfish or any of its subsidiaries during the period from December 31, 1998 to the date of this agreement, that, if taken during the period from the date of this agreement through the Effective Time would constitute a breach of
Section 4.01(b).

   (h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Razorfish, threatened against or affecting Razorfish or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Razorfish nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Razorfish or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Razorfish; provided that, for purposes of this paragraph (g), any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on Razorfish if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, or the transactions contemplated hereby.

   (i) Compliance with Applicable Laws. Razorfish, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Razorfish and its subsidiaries (the "Razorfish Permits") except where the failure to have any such Razorfish Permits individually or in the aggregate is not reasonably likely to have a material adverse effect on Razorfish. Razorfish and its subsidiaries are in compliance with the terms of the Razorfish Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a material adverse effect on Razorfish. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Razorfish or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Razorfish, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not (i) reasonably likely to have a material adverse effect on Razorfish or (ii) reasonably likely to impair the ability of Razorfish to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; provided that for purposes of this paragraph (h) any such action, demand, requirement or investigation or any such suit, action or proceeding arising after the date hereof shall not be deemed to have a material adverse effect on Razorfish if and to the extent such action, demand, requirement or investigation or such suit, action or proceeding (or any relevant part thereof) is based on this Agreement or the Voting Agreement, or the transactions contemplated hereby or thereby.

   (j) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial statements included in the Razorfish Filed SEC Documents, there has not been any adoption or amendment in any material respect by Razorfish or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Razorfish or any of its wholly owned subsidiaries or any other trade or business, whether or not incorporated, which would be treated as a single employer with i-Cube under Section 4001 of ERISA or Section 414(b), (c),
(m) or (o) of the Code (collectively, the "Razorfish Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Razorfish pension plans, or any change in the manner in which contributions to any Razorfish pension plans are made or the basis on which such contributions are determined.

   (k) ERISA Compliance. (i) With respect to the Razorfish Benefit Plans, no event has occurred and, to the knowledge of Razorfish, there exists no condition or set of circumstances, in connection with which Razorfish or any of its subsidiaries could be subject to any liability that individually or in the aggregate is reasonably likely to have a material adverse effect on Razorfish under the ERISA, the Code or any other applicable law.

     (ii) Each Razorfish Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Razorfish Benefit Plan that individually or in the aggregate are not reasonably likely to have a material adverse effect on Razorfish. Razorfish, its subsidiaries and all the Razorfish Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate are not reasonably likely to have a material adverse effect on Razorfish. Each Razorfish Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Razorfish Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Razorfish, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Razorfish Benefit Plan or the exempt status of any such trust. There are no pending or, to the knowledge of Razorfish, threatened lawsuits, claims, grievances, investigations or audits of any Razorfish Benefit Plan that, individually or in the aggregate, are reasonably likely to have a material adverse effect on Razorfish.

     (iii) Neither Razorfish nor any of its subsidiaries has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Razorfish Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of Razorfish, there are not any facts or circumstances that are reasonably likely to materially change the funded status of any Razorfish Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Razorfish Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (iv) Razorfish and its subsidiaries are in compliance with all federal, state and local requirements regarding employment, except for any failures to comply that individually or in the aggregate are not reasonably likely to have a material adverse effect on Razorfish. Neither Razorfish nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Razorfish or any of its subsidiaries and no collective bargaining agreement is being negotiated by Razorfish or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Razorfish or any of its subsidiaries pending or, to the knowledge of Razorfish, threatened which may interfere with the respective business activities of Razorfish or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate is not reasonably likely to have a material adverse effect on Razorfish. As of the date of this Agreement, to the knowledge of Razorfish, none of Razorfish, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective business of Razorfish or any of its subsidiaries, and there is no charge or complaint against Razorfish or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Razorfish.

     (v) No employee of Razorfish will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Razorfish Benefit Plan as a result of the transactions contemplated by this Agreement. No amount payable, or economic benefit provided, by Razorfish or its subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No person is entitled to receive any Parachute Gross-Up Payment in the event that the excise tax of Section 4999 of the Code is imposed on such person. The Board of Directors of Razorfish or any of its subsidiaries has not granted to any person any right to receive any Parachute Gross-Up Payment.

   (l) Taxes. (i) Each of Razorfish and its subsidiaries has timely filed all tax returns required to be filed by it and all such tax returns are true, complete and correct (or requests for extensions to file such tax returns have been timely filed, granted and have not expired). Razorfish and each of its subsidiaries has paid (or Razorfish has paid on its behalf) all taxes shown as due on such tax returns or otherwise due or payable, and the most recent financial statements contained in the Razorfish Filed SEC Documents reflect an adequate reserve for all taxes payable by Razorfish and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Razorfish or any of its subsidiaries that are not adequately reserved for.

     (iii) Neither Razorfish nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (iv) The Razorfish Benefit Plans and other Razorfish employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under
  Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by Razorfish or any of its subsidiaries under any such plan or arrangement and, to the knowledge of Razorfish, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

     (v) Neither Razorfish nor any of its subsidiaries has executed any waiver or extension of any statute of limitations on the assessment or collection of any taxes or with respect to any liability arising therefrom. Neither i-Cube nor any of its subsidiaries has any liability for the taxes of any person pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of any consolidated, combined or unitary tax return. There are no tax liens on any assets of Razorfish or any of its subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings.

     (vi) No consent under Section 341(f) of the Code has been filed with respect to Razorfish or any of its subsidiaries.

     (vii) There are no tax sharing agreements or similar arrangements with respect to or involving Razorfish or any of its subsidiaries. Razorfish and each of its subsidiaries is in compliance with the terms and conditions of any applicable tax exemptions, tax agreements or tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

   (m) Voting Requirements. The affirmative vote of the holders of a majority of the total votes cast by holders of shares of Razorfish Common Stock at the Razorfish Stockholders Meeting at which a quorum is present to adopt this Agreement (the "Razorfish Stockholder Approval") is the only vote of the holders of any class or series of Razorfish's capital stock necessary to approve and adopt this Agreement, and the transactions contemplated hereby.

   (n) Accounting Matters. To the knowledge of Razorfish, neither Razorfish nor any of its affiliates has taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

   (o) Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Razorfish, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Razorfish Voting Agreement based upon arrangements made by or on behalf of Razorfish. Razorfish has furnished to i-Cube true and complete copies of all agreements related to the engagement of the persons to whom such fees are payable.

   (p) Opinion of Financial Advisor. Razorfish has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Razorfish from a financial point of view, a signed copy of which opinion has been or will promptly be delivered to i-Cube.

   (q) Intellectual Property; Year 2000. (i) Razorfish and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Razorfish and its subsidiaries.

     (ii) To the knowledge of Razorfish, neither Razorfish nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Razorfish. Neither Razorfish nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Razorfish or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved. To Razorfish's knowledge, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Razorfish or any of its subsidiaries, except for any such interference, infringement, misappropriation or other conflict which is not, individually or in the aggregate, reasonably likely to have a material adverse effect on Razorfish.

     (iii) As the business of Razorfish and its subsidiaries is presently conducted and without giving effect to any changes with respect thereto that may be made by Razorfish, to Razorfish's knowledge, Razorfish's use of the Intellectual Property Rights which are material to the conduct of the business of Razorfish and its subsidiaries taken as a whole will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other person.

     (iv) Razorfish has implemented a program directed at ensuring that its and its subsidiaries' products (including prior and current products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and
  (ii) accurately processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all non-Razorfish products (e.g., hardware, software and firmware) material to the conduct of the business of Razorfish and used in or in combination with Razorfish's products, exchange data with Razorfish's products in the same manner on dates in both the Twentieth and Twenty-First centuries. Razorfish has taken the steps as set forth in Section 3.02(q) of the Razorfish Disclosure Schedule to assure that the year 2000 date change will not adversely affect the systems and facilities that support the operations of Razorfish and its subsidiaries, except as is not reasonably likely to have a material adverse effect on Razorfish.

   (r) Certain Contracts. Neither Razorfish nor any of its subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Razorfish and its subsidiaries, taken as a whole, is conducted.

   (s) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   (t) Customers. Except as listed on Schedule 3.01(t), Razorfish has no knowledge of any loss or threatened loss of any of the ten largest customers of Razorfish or any of its subsidiaries for the six month period ended June 30, 1999. Schedule 3.02(t) lists each of the ten largest customers of Razorfish and its subsidiaries (in terms of amounts paid or billed, as applicable) for the six month period ended June 30, 1999.

                                   ARTICLE IV

                   Covenants Relating to Conduct of Business

   Section 4.01. (a) Conduct of Business by i-Cube. (a) Except as set forth in
Section 4.01 of the i-Cube Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Razorfish, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, i-Cube shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, i-Cube shall not, and shall not permit any of its subsidiaries to:

     (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of i-Cube to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of i-Cube Common Stock pursuant to the exercise of i-Cube Stock Options or i-Cube convertible debt outstanding as of the date hereof in accordance with their present terms or (z) purchase, redeem or otherwise acquire any shares of capital stock of i-Cube or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases of capital stock or other securities of i-Cube or its subsidiaries (or any rights, warrants or options to acquires such shares or securities) by i-Cube from those of its directors or employees terminated after the date hereof and prior to the Closing Date; provided that such purchases shall in no event exceed $1,500,000 in the aggregate.

     (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of i-Cube Stock Options granted consistent with past practice to new or promoted employees (other than executive officers) of i-Cube representing in the aggregate not more than 350,000 shares of i-Cube Common Stock

  (provided that the vesting of such i-Cube Stock Options shall not be accelerated as a result of the Merger) or (y) the issuance of i-Cube Common Stock upon the exercise of i-Cube Stock Options outstanding as of the date hereof in accordance with their present terms, or upon the exercise of the i-Cube Stock Options referred to in clause (x) in accordance with their terms;

     (iii) amend i-Cube's certificate of incorporation, by-laws or other comparable organizational documents;

     (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person, other than purchases of or supplies in the ordinary course of business consistent with past practice;

     (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods or services in the ordinary course of business consistent with past practice;

     (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of i-Cube or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between i-Cube and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person other than expense reimbursement in the ordinary course of business;

     (vii) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $600,000;

     (viii) make any tax election that, individually or in the aggregate, is reasonably likely to have an adverse effect on the tax liability of i-Cube or settle or compromise any income tax liability;

     (ix) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of i-Cube included in the i-Cube Filed SEC Documents or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which i-Cube or any of its subsidiaries is a party;

     (x) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any i-Cube Benefit Plan or any other agreement, plan or policy involving i-Cube or its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

     (xi) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of i-Cube or its subsidiaries, or as contemplated hereby or by the terms of any employment agreement in existence on the date hereof, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

     (xii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of i-Cube and its subsidiaries other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

     (xiii) enter into or amend in any material respect any material agreement or any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any i-Cube service, process or technology;

     (xiv) take any action that would cause the representations and warranties set forth in Section 3.01(g) to no longer be true and correct; or

     (xv) authorize, or commit or agree to take, any of the foregoing actions.

   (b) Conduct of Business by Razorfish. Except to the extent required to consummate the transactions contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Razorfish shall not, and, if applicable, shall not permit any of its subsidiaries to:

     (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Razorfish to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Razorfish Common Stock pursuant to the exercise of options outstanding under the Razorfish Benefit Plans, Razorfish Stock Options or Razorfish convertible debt outstanding as of the date hereof or as contemplated by
  Section 4.01(b) in accordance with their present terms or (z) purchase, redeem or otherwise acquire any shares of capital stock of Razorfish or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) issue Razorfish Common Stock (or rights, warrants or options to acquire Razorfish Common Stock) that constitutes more than twenty percent (20%) of the Razorfish Common Stock issued and outstanding on the date of a definitive agreement in connection with any acquisition or series of related acquisitions (including a merger or consolidation) or asset purchase;

     (iii) sell all, or substantially all, of the assets of Razorfish;

     (iv) amend Razorfish's certificate of incorporation, by-laws or other comparable organizational documents in any material respect;

     (v) amend the Razorfish Stock Plans; provided, however, that Razorfish shall be permitted to increase by up to one million additional shares of Razorfish Common Stock for reservation, listing and issuance thereunder;

     (vi) in an amount in excess of $25 million, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Razorfish or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between i-Cube and any of its subsidiaries or between such subsidiaries; and

     (vii) take any action that would cause the representations and warranties set forth in Section 3.02(g) to no longer be true and correct;

     (viii) issue preferred stock of Razorfish or securities which by their terms are convertible into preferred stock of Razorfish; and

     (ix) authorize, or commit or agree to take, any of the foregoing actions;

provided, however, that Razorfish may take any of the foregoing prohibited actions with the consent of the Chief Executive Officer of i-Cube, which consent shall not be unreasonably withheld or delayed.

   (c) Other Actions. Except as required by law, i-Cube and Razorfish shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

   (d) Advice of Changes. i-Cube and Razorfish shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect where the failure of such representation to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on it, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

   Section 4.02. No Solicitation by i-Cube. (a) i-Cube shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an i-Cube Takeover Proposal (as defined below) or
(ii) participate in any discussions or negotiations regarding any i-Cube Takeover Proposal; provided, however, that if, at any time prior to the date of the i-Cube Stockholders Meeting (the "i-Cube Applicable Period"), the Board of Directors of i-Cube determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to comply with its fiduciary duties to i-Cube's stockholders under applicable law, i-Cube may, in response to an i-Cube Superior Proposal (as defined in Section 4.02(b)) which was not solicited by it or which did not otherwise result from a breach of this
Section 4.02(a), and subject to providing prior written notice of its decision to take such action to Razorfish (a "Section 4.02 Notice") and compliance with
Section 4.02(c), (x) furnish information with respect to i-Cube and its subsidiaries to any person making an i-Cube Superior Proposal pursuant to a customary confidentiality agreement (as determined by i-Cube after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such i-Cube Superior Proposal. For purposes of this Agreement, "i-Cube Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of i-Cube and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of i-Cube or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of i-Cube or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving i-Cube or any of its subsidiaries, other than the transactions contemplated by this Agreement.

   (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of i-Cube nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Razorfish, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any i-Cube Takeover Proposal, or (iii) cause i-Cube to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "i-Cube Acquisition Agreement") related to any i-Cube Takeover Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the i-Cube

Applicable Period, in response to an i-Cube Superior Proposal which was not solicited by i-Cube and which did not otherwise result from a breach of Section 4.02(a), the Board of Directors of i-Cube may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause i-Cube to enter into any i-Cube Acquisition Agreement with respect to any i-Cube Superior Proposal), but only at a time that is during the i-Cube Applicable Period and is after the fifth business day following Razorfish's receipt of written notice advising Razorfish that the Board of Directors of i-Cube is prepared to accept an i-Cube Superior Proposal, specifying the material terms and conditions of such i-Cube Superior Proposal and identifying the person making such i-Cube Superior Proposal. For purposes of this Agreement, a "i-Cube Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of i-Cube Common Stock then outstanding or all or substantially all the assets of i-Cube and otherwise on terms which the Board of Directors of i-Cube determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to i-Cube's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of i-Cube, is reasonably capable of being obtained by such third party.

   (c) In addition to the obligations of i-Cube set forth in paragraphs (a) and
(b) of this Section 4.02, i-Cube shall immediately advise Razorfish orally and in writing of any request for information or of any i-Cube Takeover Proposal, the material terms and conditions of such request or i-Cube Takeover Proposal and the identity of the person making such request or i-Cube Takeover Proposal. i-Cube will keep Razorfish informed of the status and details (including amendments or proposed amendments) of any such request or i-Cube Takeover Proposal.

   (d) Nothing contained in this Section 4.02 shall prohibit i-Cube from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to i-Cube's stockholders if, in the good faith judgment of the Board of Directors of i-Cube, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither i-Cube nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an i-Cube Takeover Proposal.

   Section 4.03. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither i-Cube nor Razorfish shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, i-Cube or Razorfish, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                                   ARTICLE V

                             Additional Agreements

   Section 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, i-Cube and Razorfish shall prepare and file with the SEC the Joint Proxy Statement and Razorfish shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of i-Cube and Razorfish shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. i-Cube will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to i-Cube's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities

Act. Razorfish will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Razorfish's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Razorfish shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Razorfish Common Stock in the Merger and i-Cube shall furnish all information concerning i-Cube and the holders of i-Cube Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Razorfish, or the Joint Proxy Statement will be made by either Razorfish or i-Cube, without providing the other party the opportunity to review and comment thereon. Razorfish will advise i-Cube, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Razorfish Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to i-Cube or Razorfish, or any of their respective affiliates, officers or directors, should be discovered by i-Cube or Razorfish which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of i-Cube and Razorfish.

   (b) i-Cube shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "i-Cube Stockholders Meeting") for the purpose of obtaining the i-Cube Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.02(b), i-Cube agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to i-Cube of any i-Cube Takeover Proposal.

   (c) Razorfish shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Razorfish Stockholders Meeting") for the purpose of obtaining the Razorfish Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

   (d) i-Cube and Razorfish will use best efforts to hold the i-Cube Stockholders Meeting and the Razorfish Stockholders Meeting on the same day as soon as reasonably practicable after the date hereof.

   (e) Concurrently herewith, each of Lawrence P. Begley, Gregory S. Young, John A. Young, Patric J. Zilvitis, Thomas J. Meredith, Michael Pehl, Joseph M. Tucci, Sundar Subramaniam, Madhav Anand and Chris Mathias (the "i-Cube Shareholder Group") has entered into the i-Cube Voting Agreement with Razorfish in substantially the form attached hereto as Exhibit A.

   (f) Concurrently herewith, each of Spray Ventures AB, Communicade, Inc., Jeffrey A. Dachis and Craig M. Kanarick, (the "Razorfish Shareholder Group") has entered into the Razorfish Voting Agreement with i-Cube in the form attached hereto as Exhibit A-1.

   Section 5.02. Letters of i-Cube's Accountants. (a) i-Cube shall use reasonable efforts to cause to be delivered to Razorfish two letters from i-Cube's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Razorfish, in form and substance reasonably satisfactory to

Razorfish and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

   (b) i-Cube shall provide reasonable cooperation to each of Razorfish's independent accountants and i-Cube's independent accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

   Section 5.03. Letters of Razorfish's Accountants. (a) Razorfish shall use reasonable efforts to cause to be delivered to i-Cube two letters from Razorfish's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to i-Cube, in form and substance reasonably satisfactory to i-Cube and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

   (b) Razorfish shall provide reasonable cooperation to each of Razorfish's independent accountants and i-Cube's independent accountants to enable them to issue the letters referred to in Section 6.01(f) and shall use reasonable efforts to cause them to do so.

   Section 5.04. Access to Information; Confidentiality. Subject to the Nondisclosure Agreement dated, May 28, 1999 between Razorfish and i-Cube (the "Confidentiality Agreement"), each of Razorfish and i-Cube shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of i-Cube and Razorfish shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Razorfish nor i-Cube shall be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of i-Cube and Razorfish will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

   Section 5.05. Commercially Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

   (b) In connection with and without limiting the foregoing, i-Cube and Razorfish shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

   Section 5.06. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of i-Cube (or, if appropriate, any committee administering the i-Cube Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

     (i) adjust the terms of all outstanding i-Cube Stock Options granted under i-Cube Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each i-Cube Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such i-Cube Stock Option (as modified by the terms of an agreement (referred to in Section 3.01(k) of the i-Cube Disclosure Schedule) in effect on the date hereof between i-Cube and the holder of such i-Cube Stock Option as disclosed to Razorfish prior to the date hereof), the same number of shares of Razorfish Common Stock (rounded down to the nearest whole share) as the holder of such i-Cube Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such i-Cube Stock Option in full immediately prior to the Effective Time, at a price per share of Razorfish Common Stock (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of i-Cube Common Stock otherwise purchasable pursuant to such i-Cube Stock Option divided by (B) the aggregate number of shares of Razorfish Common Stock deemed purchasable pursuant to such i-Cube Stock Option (each, as so adjusted, an "Adjusted Option"); and

     (ii) make such other changes to the i-Cube Stock Plans as i-Cube and Razorfish may agree are appropriate to give effect to the Merger, including as provided in Section 5.07.

   (b) As soon as practicable after the Effective Time, Razorfish shall deliver to the holders of i-Cube Stock Options appropriate notices setting forth such holders' rights pursuant to the respective i-Cube Stock Plans and the agreements evidencing the grants of such i-Cube Stock Options and that such i-Cube Stock Options and agreements shall be assumed by Razorfish and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

   (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Razorfish, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related i-Cube Stock Plan.

   (d) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the i-Cube Stock Options or any agreement (referred to in Section 3.01(j) of the i-Cube Disclosure Schedule) in effect on the date hereof between i-Cube and a holder of i-Cube Stock Options (as disclosed to Razorfish prior to the date hereof), all restrictions or limitations on transfer and vesting with respect to i-Cube Stock Options awarded under the i-Cube Stock Plans or any other plan, program or arrangement of i-Cube or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Razorfish as set forth above.

   Section 5.07. i-Cube Stock Plans. At the Effective Time, by virtue of the Merger, the i-Cube Stock Plans shall be assumed by Razorfish, with the result that all obligations of i-Cube under the i-Cube Stock Plans, including with respect to awards outstanding at the Effective Time under each i-Cube Stock Plan, shall be obligations of Razorfish following the Effective Time. Prior to the Effective Time, Razorfish shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the Nasdaq, obtaining the approval of its stockholders at the next regularly scheduled annual meeting of Razorfish following the Effective Time) for the assumption of the i-Cube Stock Plans, including the reservation, issuance and listing of Razorfish Common Stock in a number at least equal to the number of shares of Razorfish Common Stock that will be subject to Adjusted Options. As soon as practicable following the Effective Time, Razorfish shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Razorfish Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options or any unsettled awards granted under the i-Cube Stock Plans after the Effective Time remain outstanding.

   Section 5.08. Employee Benefit Plans; Existing Agreements. (a) On a date that shall be no later than the first anniversary of the Effective Time (the "Benefits Date"), Razorfish shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of i-Cube that are no less favorable in the aggregate than those made generally available to non-represented employees of Razorfish who are hired by Razorfish after December 31, 1998. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of i-Cube) (the "Continuation Period"), Razorfish shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of i-Cube provided to employees of i-Cube as of the date hereof; provided that during the Continuation Period, employees of i-Cube shall be eligible for grants of stock options under Razorfish's stock option plans to the same extent as similarly situated employees of Razorfish.

   (b) With respect to each benefit plan, program practice, policy or arrangement maintained by Razorfish in which employees of i-Cube subsequently participate (the "Razorfish Plans"), for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with i-Cube (or predecessor employers to the extent i-Cube provides past service credit) shall be treated as service with Razorfish; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Razorfish Plan shall waive pre-existing condition limitations to the same extent waived under the applicable i-Cube Benefit Plan.

   Section 5.09. Indemnification, Exculpation and Insurance. (a) Razorfish agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of i-Cube and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of i-Cube, the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Razorfish shall cause the Surviving Corporation to honor all such rights.

   (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Razorfish shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.09.

   (c) For six years after the Effective Time, Razorfish shall maintain in effect i-Cube's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by i-Cube's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Razorfish may substitute therefor policies of Razorfish or its subsidiaries; provided further, that if the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, Razorfish will obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess of 150% of the aggregate premiums paid by i-Cube in 1998 on an annualized basis for such purpose and that in no event shall Razorfish be required to pay aggregate premiums for insurance under this Section 5.09(c) in excess of 150% of amount of aggregate premiums paid by i-Cube in 1998 on an annualized basis for such purpose.

   (d) The provisions of this Section 5.09 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

   Section 5.10. Fees and Expenses. (a) Except as provided in this Section 5.10, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Razorfish and i-Cube shall bear and pay one-half of (1) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filing fees for the premerger notification and report forms under the HSR Act.

   (b) In the event that (1) a bona fide i-Cube Takeover Proposal shall have been made directly to the stockholders of i-Cube generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an i-Cube Takeover Proposal and thereafter this Agreement is terminated by either Razorfish or i-Cube pursuant to Section 7.01(b)(i) or (ii) or (2) this Agreement is terminated (x) by i-Cube pursuant to Section 7.01(f) or (y) by Razorfish pursuant to Section 7.01(d), then i-Cube shall promptly, but in no event later than the date of such termination, pay Razorfish a fee equal to $23.5 million (the "i-Cube Termination Fee"), payable by wire transfer of same day funds; provided, however, that no i-Cube Termination Fee shall be payable to Razorfish pursuant to clause (1) of this paragraph (b) or pursuant to a termination by Razorfish pursuant to Section 7.01(d) unless and until within 12 months of such termination i-Cube or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any i-Cube Takeover Proposal made during the term of this Agreement (for the purposes of the foregoing proviso the term "i-Cube Takeover Proposal" shall have the meaning assigned to such term in Section 4.02 except that the references to "15%" in the definition of "i-Cube Takeover Proposal" in Section 4.02(a) shall be deemed to be references to "50%" and "i-Cube Takeover Proposal" shall only be deemed to refer to a transaction involving i-Cube, or with respect to assets (including the shares of any subsidiary), i-Cube and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the i-Cube Termination Fee shall be payable upon the first to occur of such events. Notwithstanding the foregoing, if an i-Cube Takeover Proposal shall have been made as described in clause (1) of this paragraph (b) and shall thereafter have been publicly unconditionally withdrawn by the maker thereof prior to the event giving rise to the termination of this Agreement referred to in clause (1) of this paragraph (b), no i-Cube Termination Fee shall be payable by i-Cube to Razorfish unless i-Cube or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any i-Cube Takeover Proposal with the same maker or any of its affiliates within the period of time set forth in the proviso to the immediately preceding sentence. i-Cube acknowledges that the agreements contained in this Section 5.10(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Razorfish would not enter into this Agreement; accordingly, if i-Cube fails promptly to pay the amount due pursuant to this Section 5.10(b), and, in order to obtain such payment, Razorfish commences a suit which results in a judgment against i-Cube for the fee set forth in this Section 5.10(b), i-Cube shall pay to Razorfish its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

   Section 5.11. Public Announcements. Razorfish and i-Cube will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

   Section 5.12. Affiliates. As soon as practicable after the date hereof, i-Cube shall deliver to Razorfish a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of i-Cube, "affiliates" of i-Cube for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. i-Cube shall use reasonable efforts to cause each such person to deliver to Razorfish as of the Closing Date, a written agreement substantially in the form attached as Exhibit B hereto.

   Section 5.13. Nasdaq Quotation. Razorfish shall use reasonable efforts to cause the Razorfish Common Stock issuable in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

   Section 5.14. Stockholder Litigation. Each of i-Cube and Razorfish shall give the other the opportunity to participate in the defense of any stockholder litigation against i-Cube or Razorfish as applicable and/or its directors relating to the transactions contemplated by this Agreement and the Voting Agreements.

   Section 5.15. Tax Treatment. Each of Razorfish and i-Cube shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and i-Cube shall obtain the opinion of counsel referred to in Sections 6.03(c).

   Section 5.16. Pooling of Interests. Each of i-Cube and Razorfish shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger and the Voting Agreement, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and Razorfish's and i-Cube's managements' conclusion that such accounting treatment is appropriate for the Merger to be concurred with by each of i-Cube's and Razorfish's auditors and by the SEC, respectively, and each of i-Cube and Razorfish agrees that it shall voluntarily take no action that would cause such accounting treatment not to be obtained.

   Section 5.17. Resignation of i-Cube Board of Directors. i-Cube shall obtain written letters of resignation from each of the current members of the i-Cube Board of Directors, in each case effective immediately after the Effective Time.

   Section 5.18. Action by i-Cube and Razorfish. Prior to the Effective Time, the Board of Directors of Razorfish and the Board of Directors of i-Cube shall each comply with the provisions of the SEC's no-action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP relating to Rule 16b.

   Section 5.19. Board of Directors. On the Closing Date, the Board of Directors of Razorfish shall consist of the following nine directors: Jeffrey
A. Dachis, Craig M. Kanarick, Per Bystedt, Jonas Svensson, Carter Bales, John Wren, or if Mr. Wren is unable to serve, another executive officer of Omnicom Group, Inc. reasonably acceptable to the CEO of Razorfish, Michael Pehl, Larry Begley and one outside director designated by i-Cube.

   Section 5.20. Chief Financial Officer. On or prior to the Closing Date, Larry Begley shall be appointed Executive Vice President, Finance and Chief Financial Officer of Razorfish.

   Section 5.21. i-Cube Employee Bonuses. In the event that the Closing Date occurs prior to December 31, 1999, i-Cube employee eligible to receive a bonus for the 1999 calendar year pursuant to the terms and conditions of the i-Cube bonus plan in effect immediately prior to the Closing Date (the "i-Cube Bonus Plan") shall be eligible to receive such bonus pursuant to the i-Cube Bonus Plan as administered by the Chief Executive Officer of Razorfish in consultation with the Chief Executive Officer of i-Cube. i-Cube shall make all revisions to the i-Cube Bonus Plan necessary to give effect to the foregoing.

                                   ARTICLE VI

                              Conditions Precedent

   Section 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

   (a) Stockholder Approvals. Each of the i-Cube Stockholder Approval and the Razorfish Stockholder Approval shall have been obtained.

   (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

   (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a material adverse effect on i-Cube or Razorfish, as applicable; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

   (d) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of i-Cube and Razorfish to their respective stockholders and shall not be the subject of any threatened or initiated stop order or proceedings seeking a stop order.

   (e) Nasdaq Quotation. The shares of Razorfish Common Stock issuable to i-Cube's stockholders as contemplated by this Agreement shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

   (f) Pooling Letters. Each of Razorfish and i-Cube shall have received letters, dated as of the Closing Date, in each case addressed to Razorfish and i-Cube, from Arthur Andersen LLP and PriceWaterhouseCoopers LLP stating in substance that pooling of interests accounting is appropriate for the Merger under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

   (g) Government Approvals. All necessary government approvals shall have been obtained.

   (h) No Injunction. No injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prohibit or restrict the consummation of the Merger as contemplated hereby, or shall be pending before any court, arbitrator or governmental agency, body or official.

   Section 6.02. Conditions to Obligations of Razorfish and Sub. The obligation of Razorfish and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

   (a) Representations and Warranties. The representations and warranties of i-Cube set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on i-Cube.

   (b) Performance of Obligations of i-Cube. i-Cube shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

   (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to i-Cube.

   (d) The i-Cube Voting Agreement. The i-Cube Voting Agreements shall have been observed and shall continue to be in full force and effect in accordance with their terms.

   (e) Resignation of i-Cube Board of Directors. i-Cube shall have received written letters of resignation from each of the current members of the i-Cube Board of Directors, in each case effective immediately after the Effective Time.

   Section 6.03. Conditions to Obligations of i-Cube. The obligation of i-Cube to effect the Merger is further subject to satisfaction or waiver of the following conditions:

   (a) Representations and Warranties. The representations and warranties of Razorfish and Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Razorfish.

   (b) Performance of Obligations of Razorfish and Sub. Razorfish and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

   (c) Tax Opinion. i-Cube shall have received from Hale and Dorr LLP, counsel to i-Cube, on the date which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned up the receipt by such tax counsel of customary representation letters from i-Cube, Razorfish and Sub in form and substance reasonably satisfactory to such tax counsel.

   (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Razorfish.

   (e) The Razorfish Voting Agreement. The Razorfish Voting Agreements shall have been observed and shall continue to be in full force and effect in accordance with their terms.

   Section 6.04. Frustration of Closing Conditions. Neither Razorfish, Sub nor i-Cube may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.05.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

   Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the i-Cube Stockholder Approval or the Razorfish Stockholder Approval:

   (a) by mutual written consent of Razorfish, Sub and i-Cube;

   (b) by either Razorfish or i-Cube:

     (i) if the Merger shall not have been consummated by January 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) if the i-Cube Stockholder Approval shall not have been obtained at an i-Cube Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

     (iii) if the Razorfish Stockholder Approval shall not have been obtained at a Razorfish Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

     (iv) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iv) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

   (c) by Razorfish, if i-Cube shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02 (a) or
(b), and (B) is incapable of being cured by i-Cube within 30 calendar days;

   (d) by Razorfish, if i-Cube or any of its directors or officers shall participate in discussions or negotiations in breach (other than an immaterial breach) of Section 4.02;

   (e) by i-Cube, if Razorfish shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or
(b), and (B) is incapable of being cured by Razorfish within thirty calendar days; or

   (f) by i-Cube in accordance with Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, i-Cube shall have complied with all provisions of Section 4.02, including the notice provisions therein, and with applicable requirements, including the payment of the i-Cube Termination Fee, of Section 5.10.

   Section 7.02. Effect of Termination. In the event of termination of this Agreement by either i-Cube or Razorfish as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Razorfish or i-Cube, other than the provisions of
Section 3.01(p), Section 3.02(o), the last sentence of Section 5.04, Section 5.10, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   Section 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the i-Cube Stockholder Approval or the Razorfish Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of i-Cube or the approval of the stockholders of Razorfish without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   Section 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   Section 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require, in the case of Razorfish or i-Cube, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               General Provisions

   Section 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a) if to Razorfish or Sub, to

     107 Grand Street, 3rd Floor
     New York, NY 10013

     Telephone No.: (212) 966-5960
     Telecopy No.: (212) 966-6915

     Attention: Michael S. Simon, Esq.

     with a copy to:

     Morrison & Foerster, LLP
     1290 Avenue of the Americas
     New York, NY 10104

     Telephone No.: (212) 468-8000
     Telecopy No.: (212) 468-7900

     Attention: Mark L. Mandel, Esq.

   (b) if to i-Cube, to

     101 Main Street
     Cambridge, MA 02142

     Telephone No.: (617) 250-2500
     Telecopy No.: (617) 225-2471

     Attention: David Samuels, Esq.

     with a copy to:

     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109

     Telephone No.: (617) 526-6000
     Telecopy No.: (617) 526-5000

     Attention: Peter B. Tarr, Esq.
                 Jeffrey A. Stein, Esq.

   Section 8.03. Definitions. For purposes of this Agreement:

   (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

   (b) "material adverse change" or "material adverse effect" means, when used in connection with i-Cube or Razorfish, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole; provided, however, the following are deemed not to constitute either a material adverse change or material adverse effect, either alone or in combination: (i) a change in the market price or trading volume of either Razorfish Common Stock or i-Cube Common Stock; (ii) conditions affecting the information technology services or digital communications industries; (iii) conditions affecting the U.S. economy, as a whole; (iv) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with the Agreement or which is primarily attributable to the announcement of the Agreement and the transactions contemplated thereby (to the extent so attributable); and (v) actions or events permitted under the Agreement;

   (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

   (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

   (e) "knowledge" of any person which is not an individual means, with respect to any specific matter, the knowledge of such person's executive officers and other officers having primary responsibility for such matter, in each case obtained in the conduct of their duties after due inquiry; and

   (f) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York.

   Section 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

   Section 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the i-Cube Voting Agreement, the Razorfish Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06, Section 5.08, and Section 5.09, are not intended to confer upon any person other than the parties any rights or remedies.

   Section 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

   Section 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

   Section 8.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

   WITNESS WHEREOF, Razorfish, Sub and i-Cube have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Razorfish, Inc.

                                                   /s/Jeffrey A. Dachis
                                          by __________________________________
                                            Name: Jeffrey A. Dachis
                                            Title: President and Chief
                                            Executive Officer

                                          Ray Merger Sub, Inc.

                                                   /s/Jeffrey A. Dachis
                                          by __________________________________
                                            Name: Jeffrey A. Dachis
                                            Title: President and Chief
                                            Executive Officer

                                          International Integration
                                           Incorporated

                                                      /s/Michael Pehl
                                          by __________________________________
                                            Name: Michael Pehl
                                            Title: Chairman and Chief
                                            Executive Officer

                             Index of Defined Terms

Term                                                                        Page
----                                                                        ----
Adjusted Option............................................................  37
affiliate..................................................................  48
Agreement..................................................................   1
Benefits Date..............................................................  38
business day...............................................................  49
Certificate of Merger......................................................   2
Certificates...............................................................   3
Closing....................................................................   2
Closing Date...............................................................   2
Code.......................................................................   1
Common Shares Trust........................................................   5
Confidentiality Agreement..................................................  35
Continuation Period........................................................  38
control....................................................................  48
DGCL.......................................................................   1
Effective Time.............................................................   1
ERISA......................................................................  12
Exchange Act...............................................................   9
Exchange Agent.............................................................   3
Exchange Fund..............................................................   3
Exchange Ratio.............................................................   3
Form S-4...................................................................  10
Governmental Entity........................................................   9
HSR Act....................................................................  15
i-Cube.....................................................................   1
i-Cube Acquisition Agreement...............................................  31
i-Cube Applicable Period...................................................  35
i-Cube Authorized Preferred Stock..........................................   7
i-Cube Benefit Plans.......................................................  12
i-Cube Common Stock........................................................   1
i-Cube Disclosure Schedule.................................................   6
i-Cube Filed SEC Documents.................................................  10
i-Cube Permits.............................................................  11
i-Cube SEC Documents.......................................................   9
i-Cube Stock Options.......................................................   7
i-Cube Stock Plans.........................................................   7
i-Cube Stockholder Approval................................................  14

Term                                                                        Page
----                                                                        ----
i-Cube Stockholders Meeting................................................  34
i-Cube Superior Proposal...................................................  31
i-Cube Takeover Proposal...................................................  29
i-Cube Termination Fee.....................................................  40
i-Cube Voting Agreement....................................................   1
Intellectual Property Rights...............................................  15
Joint Proxy Statement......................................................   9
knowledge..................................................................  48
Liens......................................................................   7
material adverse change....................................................  48
material adverse effect....................................................  48
Merger.....................................................................   1
Merger Consideration.......................................................   1
Nasdaq.....................................................................   3
Parachute Gross-Up Payment.................................................  13
person.....................................................................  48
Razorfish..................................................................   1
Razorfish Acquisition Agreement............................................  33
Razorfish Applicable Period................................................  32
Razorfish Authorized Preferred Stock.......................................  17
Razorfish Common Stock.....................................................   3
Razorfish Disclosure Schedule..............................................  16
Razorfish Filed SEC Documents..............................................  19
Razorfish Permits..........................................................  20
Razorfish Plans............................................................  38
Razorfish SEC Documents....................................................  19
Razorfish Stock Plans......................................................  17
Razorfish Voting Agreement.................................................   1
Restraints.................................................................  43
SARs.......................................................................   7
SEC........................................................................   7
Section 4.02 Notice........................................................  31
Securities Act.............................................................   9
Sub........................................................................   1
subsidiary.................................................................  48
Surviving Corporation......................................................   1
taxes......................................................................  14

                                                                      Appendix B
Board of Directors
Razorfish, Inc.
107 Grand Street, 3rd Floor
New York, NY 10013

August 9, 1999

Dear Sirs:

You have asked us to advise you with respect to the fairness to Razorfish, Inc. ("Razorfish") and its stockholders other than International Integration, Inc. (the "Company") and its affiliates, from a financial point of view of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of August 9, 1999 (the "Merger Agreement"), among Company, Razorfish and Ray Merger Sub, Inc. ("Merger Sub"). The Merger Agreement provides for the merger (the "Merger") of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of Razorfish and each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive 0.875 (the "Exchange Ratio") shares of Class A common stock, par value $0.01 per share ("Razorfish Common Stock"), of Razorfish.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Razorfish, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and Razorfish, and have met with the Company's and Razorfish's managements to discuss the business, both past and current, and prospects of the Company and Razorfish, respectively. We have also considered certain financial and stock market data of the Company and Razorfish, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and Razorfish, respectively. We have considered the financial terms, to the extent publicly available, of certain other business combinations and other transactions which have recently been effected and that we deemed relevant. We have analyzed the potential impact of the Merger on Razorfish's earnings per share, capitalization and financial metrics on a pro forma basis. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We are familiar with Razorfish and the terms of the Merger, having participated in certain discussions and negotiations leading to the Merger Agreement between representatives of Razorfish and representatives of the Company and their financial advisors.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Razorfish as to the future financial performance of the Company and Razorfish, respectively. You also have informed us and we have assumed that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Razorfish, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Razorfish Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which such Razorfish Common Stock will trade subsequent to Merger.

We have acted as financial advisor to Razorfish in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

In the past, we have performed certain investment banking services for Razorfish, including having acted as lead-manager of Razorfish's initial public offering in April 1999, for which we have received customary compensation.

In the ordinary course of our business, we and our affiliates may actively trade the equity securities of both the Company and Razorfish for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Razorfish in connection with its consideration of the Merger only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Razorfish with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, we express no recommendation or opinion as to how the holders of Razorfish Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Razorfish and its stockholders other than i-Cube and its affiliates from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

    /s/ Joe Josephson
By: _________________________________
    Joe Josephson
    Managing Director

                                                                      Appendix C

                                                                  August 9, 1999

Board of Directors
International Integration, Inc.
101 Main Street
Cambridge, MA 02142

Members of the Board:

   We understand that International Integration, Inc. ("i-Cube" or the "Company"), Razorfish, Inc. ("Razorfish") and Ray Merger Sub, Inc., a wholly owned subsidiary of Razorfish ("Razorfish Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 9, 1999 (the "Agreement"), which provides, among other things, for the merger of Razorfish Merger Sub with and into the Company (the "Merger"). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Razorfish and each issued and outstanding share of common stock, par value $0.01 per share (the "i-Cube Common Stock"), of the Company, other than shares held in treasury or owned by the Company, Razorfish or any subsidiary of Razorfish, shall be converted into the right to receive 0.875 (the "Exchange Ratio") shares of Class A common stock, par value $0.01 per share, of Razorfish (the "Razorfish Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the i-Cube Common Stock.

   For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other business and financial information of i-Cube and Razorfish, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning i-Cube and Razorfish prepared by the managements of i-Cube and Razorfish, respectively;

     (iii) discussed certain financial projections prepared by the managements of i-Cube and Razorfish, respectively;

     (iv) discussed the past and current operations and financial condition and the prospects of i-Cube, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of i-Cube;

     (v) discussed the past and current operations and financial condition and the prospects of Razorfish, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Razorfish;

     (vi) reviewed the pro forma impact of the Merger on Razorfish's earnings per share and other financial ratios;

     (vii) reviewed the reported prices and trading activity for the i-Cube Common Stock and the Razorfish Common Stock;

     (viii) compared the financial performance of i-Cube and Razorfish and the prices and trading activity of the i-Cube Common Stock and the Razorfish Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger-of-equals strategic combinations and certain comparable acquisition transactions deemed relevant;

     (x) participated in discussions and negotiations among representatives of i-Cube and Razorfish and their financial and legal advisors;

     (xi) reviewed the Agreement and certain related documents; and

     (xii) considered such other factors as Morgan Stanley deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data and discussions relating to strategic, financial and operational benefits anticipated from the Merger provided by i-Cube and Razorfish, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of i-Cube and Razorfish, respectively. We have relied upon the assessment by the managements of i-Cube and Razorfish of their ability to retain key employees of i-Cube and Razorfish, respectively. We have also relied upon, without independent verification, the assessment by the managements of i-Cube and Razorfish of (i) the strategic and other benefits expected to result from the Merger, (ii) i-Cube's and Razorfish's technologies, products or services, (iii) the timing and risks associated with the integration of i-Cube with Razorfish, and (iv) the validity of, and risks associated with, i-Cube's and Razorfish's existing and future technologies, products or services. We have not made any independent valuation or appraisal of the assets or liabilities or technology of i-Cube or Razorfish, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be accounted as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

   We have acted as financial advisor to the Board of Directors of i-Cube in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for i-Cube and have received fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of i-Cube only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filings made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how shareholders of the Company or Razorfish should vote at the shareholders' meetings held in connection with the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the i-Cube Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                             /s/ Robert L. Eatroff
                                          By: _________________________________
                                                    Robert L. Eatroff
                                                     Vice President

                                                                    Appendix D-1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                RAZORFISH, INC.

   The undersigned, for the purpose of organizing a corporation (the "Corporation") pursuant to the provisions of the General Corporation Law of the State of Delaware ("General Corporation Law"), does make and file this Certificate of Incorporation and does hereby certify as follows:

   FIRST: Name: The name of the corporation is Razorfish, Inc.

   SECOND: Registered Office: The registered office of the corporation is to be located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent is The Corporation Trust Company, whose address is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

   THIRD: Purposes: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

   FOURTH: The total number of shares of stock the Corporation shall have authority to issue is 57,000,000 shares, of which (i) 47,000,000 shares shall be Common Stock, $.01 par value per share ("Common Stock"), of which (A) 46,999,995 shares shall be Class A Common Stock (the "Class A Common Stock"), having the terms, powers and rights set forth below and (B) 50 shares shall be Class B Common Stock (the "Class B Common Stock") having the terms, powers and rights set forth below and (ii) 10,000,000 shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock").

   The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

   Certain terms, powers and participating, optional and other rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

   1. Class A Common Stock.

     (a) Voting. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held on all matters as to which holders of Class A Common Stock shall be entitled to vote. In any election of directors, no holder of shares of Class A Common Stock shall be entitled to cumulate his or her votes by giving one candidate more than one vote per share.

     (b) Other Rights. Each share of Class A Common Stock issued and outstanding shall be identical in all respects one with the other. In the event any dividend is paid on any shares of Class A Common Stock, the same dividend shall be paid on all shares of Class A Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock and the Class B Common Stock, or except as may be provided by the laws of the State of Delaware, the holders of Class A Common Stock shall have exclusively all other rights of stockholders.

   2. Class B Common Stock. The rights (including, but not limited to, rights to dividends), privileges and restrictions of the Class A Common Stock and the Class B Common Stock shall be identical in all respects, except that holders of Class B Common Stock shall not be entitled to vote such shares, except as required by law.

                                     D-1-1

                                                                    Appendix D-2

                                    FORM OF

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                RAZORFISH, INC.

   Razorfish, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the name of the Corporation is Razorfish, Inc.

     SECOND: That the Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on January 27, 1999.

     THIRD: That the first sentence of paragraph FOURTH of said Certificate of Incorporation is hereby deleted and added in its place is the following:

       "FOURTH. The total number of shares of stock the Corporation shall have authority to issue is 210,000,050 of which (i) 200,000,050 shall be Common Stock, $.01 par value per share ("Common Stock"), of which
    (A) 200,000,000 shares shall be Class A Common Stock (the "Class A Common Stock"), having the terms, powers and rights set forth below and
    (B) 50 shall be Class B Common Stock (the "Class B Common Stock") having the terms, powers and rights set forth below and (ii) 10,000,000 shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock").

     FOURTH: That the amendment to the Certificate of Incorporation set forth herein was authorized by the requisite majority of the Board of Directors followed by the holders of a majority of all outstanding shares entitled to vote thereon pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     FIFTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jeffrey A. Dachis, its President and Chief Executive Officer, and attested by Craig M. Kanarick, its Vice Chairman of the Board, Chief Scientist and
Secretary, this   day of      , 1999.

                                          By: _________________________________
                                            Name: Jeffrey A. Dachis
                                            Title:President and Chief
                                            Executive Officer

ATTEST:

By: _________________________________
  Name: Craig M. Kanarick Title:Secretary

                                     D-2-1

B. PREFERRED STOCK.

   Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in this Section B of Article FOURTH and/or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

   Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such votes, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as provided in this Article FOURTH, no vote of the holders of the Preferred Stock or Common Stock shall be prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to enjoy such vote being expressly waived by all present and future holders of the capital stock of the Corporation. The resolutions providing for issuance of any series of Preferred Stock may provide that such resolutions may be amended by subsequent resolutions adopted in the same manner as the preceding resolutions. Such resolutions shall be effective upon adoption, without the necessity of any filing, with the State Secretary of Delaware or otherwise.

C. NO PREEMPTIVE RIGHTS.

   No holder of shares of capital stock of the Corporation shall, by reason of his holding such shares, possess any preemptive or preferential right to purchase or subscribe to additional, unissued or treasury shares, or rights to purchase shares, of any class or series of capital stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying rights to purchase shares of any class or series, now or hereafter to be authorized; provided, however, that in connection with the issuance of any such shares or securities, the Board of Directors of the Corporation may, in its sole discretion, offer such shares or securities, or any part thereof, for purchase or subscription by the holders of shares of the Corporation, except as may otherwise be provided by this Certificate of Incorporation, as amended from time to time.

   FIFTH: Indemnity. The Corporation shall, to the fullest extent legally permissible, indemnify (fully or, if not possible, partially) each of its directors and officers, and persons who serve at its request as directors or officers of another organization in which it owns shares or of which it is a creditor, against all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding, civil or criminal (including investigations, audits, the activities of, or service upon special committees of the board) in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his acts or omissions as such director or officer, unless in any proceeding he shall be finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the Corporation; provided, however, that such indemnification shall not cover liabilities in connection with any matter which shall be disposed of through a compromise payment by such director or officer, pursuant to a consent decree or otherwise, unless such compromise shall be approved as in the best interest of the Corporation, after notice that it involved such indemnification, (a) by a vote of the directors in which no interested director participates, or (b) by a vote or the written approval of the holders of a majority of the outstanding stock at the time having the right to vote for directors, not counting as outstanding any stock owned by any interested director or officer. Such indemnification may include payment by the Corporation of

                                     D-2-2
expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under these provisions. The rights of indemnification hereby provided shall not be exclusive of or affect other rights to which any director or officer may be entitled. As used in this paragraph, the terms "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom as such the proceedings in question or another proceeding on the same or similar grounds is then pending.

   Indemnification of employees and other agents of the Corporation (including persons who serve at its request as employees or other agents of another organization in which it owns shares or of which it is a creditor) may be provided by the Corporation to whatever extent shall be authorized by the directors before or after the occurrence of any event as to or in consequence of which indemnification may be sought. Any indemnification to which a person is entitled under these provisions may be provided although the person to be indemnified is no longer a director, officer, employee or agent of the Corporation or of such other organization. It is the intent of these provisions to indemnify directors and officers to the fullest extent not specifically prohibited by law, including indemnification against claims brought derivatively, in the name of the Corporation, and that such directors and officers need not exhaust any other remedies.

   SIXTH: Meetings: Elections: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Subject to the provisions of any law or regulation, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws so provide.

   SEVENTH: Bylaws: The board of directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal Bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law.

   EIGHTH: Compromise or Arrangement: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provision of (S) 291 of the General Corporation Law, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under (S) 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

   NINTH: Exculpation: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under (S) 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Company to authorize

                                     D-2-3
corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be deemed to be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Any repeal or modification of the foregoing paragraph by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

   TENTH: Reservation of Amendment Power: Subject to the limitations set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

   ELEVENTH: Management: Except as otherwise required by law, by the Certificate of Incorporation or by the Bylaws of the Corporation, as from time to time amended, the business of the Corporation shall be managed by its board of directors, which shall have and may exercise all the powers of the Corporation. The board of directors of the Corporation is hereby specifically authorized and empowered from time to time in its discretion to determine the extent, if any, to which and the time and place at which, and the conditions under which any stockholder of the Corporation may examine books and records of the Corporation, other than the books and records now or hereafter required by statute to be kept open for inspection of stockholders of the Corporation.

   TWELFTH: Liquidation: Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and rights expressly provided for particular classes or series of stock, for the distribution pro rata among the stockholders of the Corporation of the assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the board of directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may authorize the board of directors of the Corporation to divide such assets or any part thereof among the stockholders of the Corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each stockholder may not receive a strictly proportionate part of each such asset.

   THIRTEENTH: Purchase of Shares: Subject to the terms of any outstanding Preferred Stock, the Corporation may purchase directly or indirectly its own shares to the extent the money or other property paid or the indebtedness issued therefor does not (i) render the Corporation unable to pay its debts as they become due in the usual course of business or (ii) exceed the surplus of the Corporation, as defined in the General Corporation Law. Notwithstanding the limitations contained in the preceding sentence, the Corporation may purchase any of its own shares for the following purposes, provided that the net assets of the Corporation, as defined in the General Corporation Law, are not less than the amount of money or other property paid or the indebtedness issued therefor: (i) to eliminate fractional shares; (ii) to collect or compromise indebtedness owed by or to the Corporation; (iii) to pay dissenting shareholders entitled to payment for their shares under the General Corporation Law; and (iv) to effect the purchase or redemption of redeemable shares in accordance with the General Corporation Law.

   FOURTEENTH: Section 203 Opt Out. The Corporation hereby elects not to be governed by (S) 203 of the General Corporation Law of the State of Delaware as from time to time in effect or any successor provision thereto.

                                     D-2-4

   FIFTEENTH: The name and address of the Incorporator is:

       Lisa J. Brovender, Esq.
       c/o Morrison & Foerster LLP
       1290 Avenue of the Americas
       New York, New York 10104

   IN WITNESS WHEREOF, the undersigned has hereunto set his hand this    day
of December, 1998.

                                         INCORPORATOR:

                                                   /s/ Lisa J. Brovender
                                         --------------------------------------
                                                     Lisa J. Brovender

                                     D-2-5

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                RAZORFISH, INC.

   Razorfish, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

   FIRST: That the name of the Corporation is Razorfish, Inc.

   SECOND: That the Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on January 27, 1999.

   THIRD: That the first paragraph of Paragraph FOURTH of said Certificate of Incorporation is hereby deleted and added in its place is the following:

     "FOURTH. The total number of shares of stock the Corporation shall have authority to issue is 40,000,000 shares, of which (i) 30,000,000 shares shall be Common Stock, $.01 par value per share ("Common Stock"), of which
  (A) 29,999,950 shares shall be Class A Common Stock (the "Class A Common Stock"), having the terms, powers and rights set forth below and (B) 50 shares shall be Class B Common Stock (the "Class B Common Stock") having the terms, powers and rights set forth below and (ii) 10,000,000 shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock").

     Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), (i) every two shares of Class A Common Stock outstanding as of the Effective Time shall automatically be deemed split and converted into one share of Class A Common Stock (ii) all shares of Class A Common Stock reserved for issuance under the Corporation's 1997 Stock Option and Incentive Plan and the awards granted thereunder shall automatically be deemed split so that (A) every two shares of Class A Common Stock reserved for issuance pursuant to such plan shall be converted into one share of Class A Common Stock and (B) the number of shares of Class A Common Stock to be purchased upon exercise of outstanding options shall be reduced by one half and (iii) all shares of Class A Common Stock reserved for issuance under the Corporation's 1999 Stock Incentive Plan shall automatically be deemed split and every two shares reserved for issuance pursuant to such plan shall be converted into one share of Class A Common Stock."

   FOURTH: That the amendment to the Certificate of Incorporation set forth herein was authorized by unanimous written consent of the Board of Directors followed by the written consent of the holders of a majority of all outstanding shares entitled to vote thereon pursuant to Section 228 of the General Corporation Law of the State of Delaware.

   FIFTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

                                     D-2-6

   IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jeffrey A. Dachis, its President and Chief Executive Officer, and attested by Craig M. Kanarick, its Vice Chairman of the Board, Chief Scientist and Secretary, this 4th day of March, 1999.

                                                   /s/ Jeffrey A. Dachis
                                          By: _________________________________
                                          Name: Jeffrey A. Dachis
                                          Title: President and Chief Executive
                                                 Officer

ATTEST:
         /s/ Craig M. Kanarick
By: _________________________________
Name: Craig M. Kanarick
Title: Secretary

                                     D-2-7

                                                                      Appendix E

                                    FORM OF

                           RAZORFISH VOTING AGREEMENT

   This Voting Agreement (the "Agreement") is made and entered into on August 10, 1999, by and among International Integration Incorporated, a corporation incorporated under the laws of the State of Delaware ("i-Cube"), and the undersigned stockholder ("Stockholder") of Razorfish, Inc., a corporation organized under the laws of the State of Delaware ("Razorfish"). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

   A. Pursuant to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") by and among Razorfish, Ray Merger Sub, Inc., a corporation organized under the laws of the State of Delaware ("Sub") and wholly owned subsidiary of Razorfish, and i-Cube, Sub is merging with and into i-Cube (the "Merger") and i-Cube, as the surviving corporation of the Merger, will thereby become a wholly owned subsidiary of Razorfish;

   B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the shares of the outstanding Common Stock, $.01 par value per share, of Razorfish in the amounts is indicated on the final page of this Agreement (the "Shares"); and

   C. In consideration of the execution of the Merger Agreement by i-Cube, Stockholder agrees to the extent provided below, (i) not to Transfer (as defined in Section 1.1 below) any of its Shares or New Shares (as defined in
Section 1.2 below) in certain circumstances and (ii) to vote its Shares and any New Shares so as to facilitate consummation of the Merger.

   NOW, THEREFORE, the parties agree as follows:

   1. Agreement to Retain Shares.

     1.1 Transfer and Encumbrance. Stockholder agrees to be subject to Stockholder's Proxy (as defined in Section 3) and agrees not to transfer (except as may be specifically required by court order), sell, exchange, or pledge or otherwise dispose of or encumber (collectively, a "Transfer") or offer or agree to Transfer its Shares or any New Shares (as defined in Section 1.2) prior to the Expiration Date if and only to the extent that
  (a) such Transfer would result in the failure of the condition set forth in
  Section 6.01(f) of the Merger Agreement to be satisfied and (b) such condition has not either (i) been waived or (ii) otherwise become incapable of being satisfied. Notwithstanding the foregoing, nothing herein (including without limitation Section 7 hereof) will affect the relative rights and obligations of the parties under the Affiliate's Letter dated August 10, 1999 between Razorfish and Stockholder. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as such terms is defined in the Merger Agreement) and (ii) upon delivery of a notice to the other party of a determination by a majority of the members of the Board of Directors of either Razorfish or i-Cube, as applicable, to terminate the Merger Agreement.

     1.2 New Shares. Stockholder agrees that any shares of capital stock of i-Cube that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as determined under Rule 13d-3 under the Securities Exchange Act of 1934) after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

   2. Agreement to Vote Shares. Provided that the Merger Agreement has not previously been terminated and the adoption of the Merger Agreement by the stockholders of Razorfish is being recommended by a majority of the members of the Board of Directors of Razorfish as of the relevant time, at every meeting of the stockholders of Razorfish called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Razorfish with respect to any of the following, Stockholder agrees it shall vote its Shares and any New Shares in favor of the adoption of the Merger Agreement, the Merger and the transactions specifically contemplated thereby, provided that this sentence shall not restrict Stockholder from Transferring such Shares or New Shares to the extent permitted by Section 1. This Agreement is intended to bind Stockholder as a stockholder of Razorfish only with respect to the specific matters set forth herein.

   3. Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to i-Cube a proxy in the form attached hereto as EXHIBIT A (the "Proxy"), which shall be irrevocable, except as provided in Sections 3.1 or 7 hereof and in the Proxy, to the extent provided in Section 212 of the Delaware General Corporation Law, covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) is acquired by Stockholder.

     3.1 Suspension and Termination. Notwithstanding any other provision hereof or of the Proxy, this Agreement and the Proxy will terminate in the event that (A) i-Cube has executed a definitive agreement (as contemplated in Section 5.10 of the Merger Agreement), (B) Section 6.02(c) of the Merger Agreement is not satisfied in accordance with the terms of the Merger Agreement, or (C) the Closing Date (as defined in the Merger Agreement) does not occur on or prior to January 31, 2000.

   4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to i-Cube that (i) it is the beneficial owner of its Shares, which at the date of this Agreement are free and clear of any material liens, claims, options, charges or other encumbrances; (ii) it does not beneficially own any shares of capital stock of Razorfish as of the date hereof other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); (iii) it has full power and authority to make, enter into and carry out the terms of this Agreement and Stockholder's Proxy; and (iv) except as would not prevent or materially delay Stockholder's ability to perform under this Agreement the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby, will not (a) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity or (b) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or other encumbrance on any property or asset of Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Stockholder is subject or by which Stockholder or any of its property or assets is bound.

   5. Representations of i-Cube. i-Cube hereby represents, warrants and covenants to Stockholder that (i) it has all requisite corporate power and authority to make, enter into and carry out the terms of this Agreement, (ii) its Board of Directors has duly and validly authorized the execution and delivery of this Agreement and the performance by it of its obligations hereunder and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the performance by it of its obligations hereunder, (iii) the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby will not (a) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity or (b) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event of which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or other encumbrance on any property or asset of it or its subsidiaries pursuant to any provision of its or its subsidiaries' charter and bylaws or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which it or its subsidiaries is subject or by which it or any of its subsidiaries' property or assets is bound, (iv) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement of it enforceable against it in accordance with its terms, and (v) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   6. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

   7. Termination. This Agreement and the Proxies delivered in connection herewith shall terminate and shall have no further force or effect, without further action, as of the Expiration Date.

   8. Miscellaneous.

     8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of this terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other.

     8.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the parties will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to a non-breaching party upon such violation, each non-breaching party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

     8.5 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand or telecopy, one day after dispatch by overnight courier, and three business days after dispatch by mail), as follows:

      (a) if to i-Cube to:

      Attention: David Samuels, Esq.
      Facsimile No.: (617) 225-2471
      Telephone No.: (617) 250-2500

      with a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, Massachusetts 02109
      Attention: Peter B. Tarr, Esq.
                  Jeffrey A. Stein, Esq.
      Facsimile No.: (617) 526-5000
      Telephone No.: (617) 526-6000

      (b) if to Stockholder, to the address set forth beneath
      Stockholder's signature below.

   8.6 Governing Law; Forum. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

   8.7 Entire Agreement. This Agreement and the Proxies contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

   8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

   8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

   8.10 Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Delaware or in the U.S. District Court for Delaware as the commencing party may elect, and Stockholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, Stockholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Delaware or the U.S. District Court for the District of Delaware, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Delaware or in such District Court has been brought in an inconvenient forum.

   8.11 No Limitation on Actions of Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event Stockholder or any affiliate thereof is a director of the Company, nothing in this Agreement is intended or shall be construed to require Stockholder, in its capacity as a director of the Company, to act or fail to act in accordance with its fiduciary duties in such capacity.

   8.12 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          INTERNATIONAL INTEGRATION
                                          INCORPORATED

                                          By:_________________________
                                            -----------------------------------

                                          Title:_______________________
                                             ----------------------------------

                                          STOCKHOLDER

                                          By:_________________________
                                            -----------------------------------

                                          Stockholder's Address for Notice:

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------

                                          Shares beneficially owned:

                                                shares of Razorfish Common
                                          Stock

                                          By:________________________
                                            -----------------------------------

                                          Stockholder's Address for Notice:

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------

                                          Shares beneficially owned:

                                                shares of Razorfish Common
                                          Stock

                                          By:______________________________
                                            -----------------------------------

                                   EXHIBIT A

                                     PROXY

                                TO VOTE STOCK OF

                                   RAZORFISH

   The undersigned stockholder of Razorfish, Inc., a corporation organized under the laws of the State of Delaware, ("Razorfish"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law, except as provided below) appoints Michael Pehl and David Samuels of International Integration Incorporated, a corporation organized under the laws of State of Delaware ("i-Cube"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Razorfish that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Razorfish issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy to the extent and as to the matters expressly referred to in the Voting Agreement (defined below). The Shares beneficially owned (as such term is defined in Rule 13b-3 under the Exchange Act) by the undersigned stockholder of Razorfish as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is granted pursuant to that certain Voting Agreement dated August 10, 1999, by and between i-Cube and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of i-Cube entering into that certain Agreement and Plan of Merger, dated August 10, 1999, by and among i-Cube, Razorfish and Ray Merger Sub, a corporation organized under the laws of the State of Delaware ("Sub") and wholly owned subsidiary of Razorfish (the "Merger Agreement"); provided, however, this Proxy will be revoked and terminated, without further action by any party hereto, (1) on the Expiration Date, (2) if earlier, in the event (A) i-Cube has executed a definitive agreement (as contemplated in Section 5.10 of the Merger Agreement),
(B) Section 6.02(c) of the Merger Agreement is not satisfied in accordance with the terms of the Merger Agreement, or (C) the Closing Date (as defined in the Merger Agreement) does not occur on or prior to January 31, 2000 and (3) as otherwise provided in the Voting Agreement. The Merger Agreement provides for the merger of Sub with and into i-Cube (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as such terms is defined in the Merger Agreement) and (ii) upon delivery of a notice to the other party of a determination by a majority of the members of the Board of Directors of either Razorfish or i-Cube, as applicable, to terminate the Merger Agreement.

   The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Razorfish and in every written consent in lieu of such meeting in favor of approval of the Merger and the Merger Agreement and the transactions specifically contemplated by the Merger Agreement. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned, provided, however, that subject to
Section 1 of the Voting Agreement, nothing herein or in the Voting Agreement will be deemed to prohibit sales of Shares or New Shares effected in accordance with Rule 144 under the Securities Act of 1933, as amended, and no transferee of Shares or New Shares will be bound by any provision hereof or thereof.

   This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law); provided, however, this Proxy may be revoked and will terminated solely to the extent set forth above.

Dated: August 10, 1999

                                          -------------------------------------
                                                 (Signature of Stockholder)


                                          -------------------------------------
                                                (Print Name of Stockholder)

                                          Shares beneficially owned:

                                                shares of Razorfish Common
                                          Stock

                                                                      Appendix F

                                    FORM OF

            INTERNATIONAL INTEGRATION INCORPORATED VOTING AGREEMENT

   This Voting Agreement (the "Agreement") is made and entered into August 10, 1999, by and among Razorfish, Inc., a corporation incorporated under the laws of the State of Delaware ("Razorfish"), and the undersigned stockholder ("Stockholder") of International Integration Incorporated, a corporation organized under the laws of the State of Delaware ("i-Cube"). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

   A. Pursuant to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") by and among Razorfish, Ray Merger Sub, Inc., a corporation organized under the laws of the State of Delaware ("Sub") and wholly owned subsidiary of Razorfish, and i-Cube, Sub is merging with and into i-Cube (the "Merger") and i-Cube, as the surviving corporation of the Merger, will thereby become a wholly owned subsidiary of Razorfish;

   B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the shares of the outstanding Common Stock, $.01 par value per share, of i-Cube in the amount indicated on the final page of this Agreement (the "Shares"); and

   C. In consideration of the execution of the Merger Agreement by Razorfish, Stockholder agrees to the extent provided below, (i) not to Transfer (as defined in 1.1 below) any of its Shares or New Shares (as defined in Section
1.2 below) in certain circumstances and (ii) to vote its Shares and any New Shares so as to facilitate consummation of the Merger.

   NOW, THEREFORE, the parties agree as follows:

   1. Agreement to Retain Shares.

     1.1 Transfer and Encumbrance. Stockholder agrees to be subject to Stockholder's Proxy (as defined in Section 3) and agrees not to transfer (except as may be specifically required by court order), sell, exchange, or pledge or otherwise dispose of or encumber (collectively, a "Transfer") or offer or agree to Transfer its Shares or any New Shares (as defined in Section 1.2) prior to the Expiration Date if and only to the extent that
  (a) such Transfer would result in the failure of the condition set forth in
  Section 6.01(f) of the Merger Agreement to be satisfied and (b) such condition has not either (i) been waived or (ii) otherwise become incapable of being satisfied. Notwithstanding the foregoing, nothing herein (including without limitation Section 7 hereof) will affect the relative rights and obligations of the parties under the Affiliate's Letter dated August 10, 1999 between Razorfish and Stockholder. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as such terms is defined in the Merger Agreement) and (ii) upon delivery of a notice to the other party of a determination by a majority of the members of the Board of Directors of either Razorfish or i-Cube, as applicable, to terminate the Merger Agreement.

     1.2 New Shares. Stockholder agrees that any shares of capital stock of i-Cube that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as determined under Rule 13d-3 under the Securities Exchange Act of 1934) after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

   2. Agreement to Vote Shares. Provided that the Merger Agreement has not previously been terminated and the adoption of the Merger Agreement by the stockholders of i-Cube is being recommended by a majority of the members of the Board of Directors of i-Cube as of the relevant time, at every meeting of the stockholders of i-Cube called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of i-Cube with respect to any of the following,

Stockholder agrees it shall vote its Shares and any New Shares in favor of adoption of the Merger Agreement, the Merger and the transactions specifically contemplated thereby, provided that this sentence shall not restrict Stockholder from Transferring such Shares or New Shares to the extent permitted by Section 1. This Agreement is intended to bind Stockholder as a stockholder of i-Cube only with respect to the specific matters set forth herein.

   3. Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Razorfish a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable, except as provided in Sections 3.1 or 7 hereof and in the Proxy, to the extent provided in Section 212 of the Delaware General Corporation Law, covering the total number of Shares and New Shares beneficially owned or as to which beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) is acquired by Stockholder.

     3.1 Termination. Notwithstanding any other provision hereof or of the Proxy, this Agreement and the Proxy will terminate in the event that (A) i-Cube has executed a definitive agreement (as contemplated in Section 5.10 of the Merger Agreement), (B) Section 6.03(d) of the Merger Agreement is not satisfied in accordance with the terms of the Merger Agreement, or (C) the Closing Date (as defined in the Merger Agreement) does not occur on or prior to January 31, 2000.

   4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Razorfish that (i) it is the beneficial owner of its Shares, which at the date of this Agreement are free and clear of any material liens, claims, options, charges or other encumbrances; (ii) it does not beneficially own any shares of capital stock of i-Cube as of the date hereof other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); (iii) it has full power and authority to make, enter into and carry out the terms of this Agreement and Stockholder's Proxy; and (iv) except as would not prevent or materially delay Stockholder's ability to perform under this Agreement the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby, will not (a) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity or (b) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or other encumbrance on any property or asset of Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Stockholder is subject or by which Stockholder or any of its property or assets is bound.

   5. Representations of Razorfish. Razorfish hereby represents, warrants and covenants to Stockholder that (i) it has all requisite corporate power and authority to make, enter into and carry out the terms of this Agreement, (ii) its Board of Directors has duly and validly authorized the execution and delivery of this Agreement and the performance by it of its obligations hereunder and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the performance by it of its obligations hereunder, (iii) the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby will not (a) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity or (b) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event of which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or other encumbrance on any property or asset of it or its subsidiaries pursuant to any provision of its or its subsidiaries' charter and bylaws or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which it or its subsidiaries is subject or by which it or any of its subsidiaries' property or assets is bound, (iv) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding agreement of it enforceable against it in accordance with its terms, and (v) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   6. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

   7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect, without further action, as of the Expiration Date.

   8. Miscellaneous.

     8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other.

     8.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     8.4 Specific Performance; Injunctive Relief. The parties hereto aknowledge that the parties will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to a non-breaching party upon such violation, each non-breaching party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

     8.5 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand or telecopy, one day after dispatch by overnight courier, and three business days after dispatch by mail), as follows:

       (a) if to Razorfish or Sub, to:

         Attention: Michael S. Simon, Esq.
         Facsimile No.: (212) 966-6915
         Telephone No.: (212) 966-5960

         with a copy to:

         Morrison & Foerster LLP
         1290 Avenue of the Americas
         New York, New York 10104
         Attention: Mark L. Mandel, Esq.

         Facsimile No.: (212) 468-7900
         Telephone No.: (212) 468-8000

       (b) if to Stockholder, to the address set forth beneath
    Stockholder's signature below.

     8.6 Governing Law; Forum. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

     8.7 Entire Agreement. This Agreement and the Proxies contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

     8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     8.10 Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Delaware or in the U.S. District Court for Delaware as the commencing party may elect, and Stockholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, Stockholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Delaware or the U.S. District Court for the District of Delaware, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Delaware or in such District Court has been brought in an inconvenient forum.

     8.11 No Limitation on Actions of Stockholder as
  Director. Notwithstanding anything to the contrary in this Agreement, in the event Stockholder is a director of the Company, nothing in this Agreement is intended or shall be construed to require Stockholder, in its capacity as a director of the Company, to act or fail to act in accordance with its fiduciary duties in such capacity.

     8.12 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          Razorfish, Inc.

                                          By: _________________________________

                                          Title: ______________________________

                                          Stockholder

                                          By: _________________________________

                                          Stockholder's Address for Notice:

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------

                                          Shares beneficially owned:

                                                 shares of i-Cube Common Stock

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                   EXHIBIT A

                                     PROXY
                                TO VOTE STOCK OF
                     INTERNATIONAL INTEGRATION INCORPORATED

   The undersigned stockholder of International Integration Incorporated, a corporation organized under the laws of the State of Delaware ("i-Cube"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law, except as provided below) appoints Jeffrey A. Dachis and Michael Simon of Razorfish, Inc., a corporation organized under the laws of State of Delaware ("Razorfish"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of i-Cube that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of i-Cube issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy to the extent and as to the matters expressly referred to in the Voting Agreement (defined below). The Shares beneficially owned (as such term is defined in Rule 13b-3 under the Exchange Act) by the undersigned stockholder of i-Cube as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is granted pursuant to that certain Voting Agreement, dated August 10, 1999, by and between Razorfish and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Razorfish entering into that certain Agreement and Plan of Merger, dated August 10, 1999, by and among i-Cube, Razorfish and Ray Merger Sub, Inc., a corporation organized under the laws of the State of Delaware ("Sub") and wholly owned subsidiary of Razorfish (the "Merger Agreement"); provided, however, this Proxy will be revoked and terminated, without further action by any party hereto, (1) on the Expiration Date, (2) if earlier, in the event (A) i-Cube has executed a definitive agreement (as contemplated in Section 5.10 of the Merger Agreement), (B) Section 6.03(d) of the Merger Agreement is not satisfied in accordance with the terms of the Merger Agreement, or (C) the Closing Date (as defined in the Merger Agreement) does not occur on or prior to January 31, 2000 and (3) as otherwise provided in the Voting Agreement. The Merger Agreement provides for the merger of Sub with and into i-Cube (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) and (ii) upon delivery of a notice to the other party of a determination by a majority of the members of the Board of Directors of either Razorfish or i-Cube, as applicable, to terminate the Merger Agreement.The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of i-Cube and in every written consent in lieu of such meeting in favor of approval of the Merger and the Merger Agreement and the transactions specifically contemplated by the Merger Agreement. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned, provided, however, that subject to
Section 1 of the Voting Agreement, nothing herein or in the Voting Agreement will be deemed to prohibit sales of Shares or New Shares effected in accordance with Rule 144 under the Securities Act of 1933, as amended, and no transferee of Shares or New Shares will be bound by any provision hereof or thereof.

   This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law); provided, however, this Proxy may be revoked and will terminate solely to the extent set forth above.

Dated: August 10, 1999

                                          -------------------------------------
                                          (Signature of Stockholder)

                                          -------------------------------------
                                          (Print Name of Stockholder)

                                          Shares beneficially owned:

                                              shares of i-Cube Common Stock

                                                                   Appendix G-1

                                RAZORFISH, INC.
                           1999 STOCK INCENTIVE PLAN

   1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business.

   2. Definitions. As used herein, the following definitions shall apply:

     (a) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

     (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

     (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

     (d) "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

     (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

     (f) "Board" means the Board of Directors of the Company.

     (g) "Cause" means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for "Cause" as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the
  Grantee's: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

     (h) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

       (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than eighty percent (80%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

       (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

     (i) "Code" means the Internal Revenue Code of 1986, as amended.

                                     G-1-1

     (j) "Committee" means any committee appointed by the Board to administer the Plan.

     (k) "Common Stock" means the Class A common stock of the Company.

     (l) "Company" means Razorfish, Inc., a Delaware corporation.

     (m) "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

     (n) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six
  (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     (o) "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company, (ii) transfers between locations of the Company or among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). For purposes of Incentive Stock Options, no such approved leave of absence may exceed ninety (90) days, unless re-employment upon expiration of such leave is guaranteed by statute or contract.

     (p) "Corporate Transaction" means any of the following transactions:

       (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

       (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company;

       (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than eighty percent (80%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

       (iv) an acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange
    Act) of securities possessing more than eighty percent (80%) of the total combined voting power of the Company's outstanding securities (whether or not in a transaction also constituting a Change in Control), but excluding any such transaction that the Administrator determines shall not be a Corporate Transaction.

     (q) "Director" means a member of the Board or the board of directors of any Related Entity.

     (r) "Disability" means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

     (s) "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

                                     G-1-2

     (t) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

     (u) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (v) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

       (i) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

       (ii) In the absence of an established market for the Common Stock of the type described in (i), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

     (w) "Grantee" means an Employee, Director or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

     (x) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (y) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

     (z) "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (aa) "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

     (bb) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (cc) "Performance Shares" means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

     (dd) "Performance Units" means an Award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

     (ee) "Plan" means this 1999 Stock Incentive Plan.

     (ff) "Registration Date" means the first to occur of (i) the closing of the first sale to the general public of (A) the Common Stock or (B) the same class of securities of a successor corporation (or its Parent) issued pursuant to a Corporate Transaction in exchange for or in substitution of the Common Stock, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended; and (ii) in the event of a Corporate Transaction, the date of the consummation of the Corporate Transaction if the same class of securities of the successor corporation (or its Parent) issuable in such Corporate Transaction shall have been sold to the general public pursuant to a registration statement filed with and declared effective by, on or prior to the date of consummation of such Corporate Transaction, the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                                     G-1-3

     (gg) "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

     (hh) "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

     (ii) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

     (jj) "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

     (kk) "Share" means a share of the Common Stock.

     (ll) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     (mm) "Related Entity Disposition" means the sale, distribution or other disposition by the Company of all or substantially all of the Company's interests in any Related Entity effected by a sale, merger or consolidation or other transaction involving that Related Entity or the sale of all or substantially all of the assets of that Related Entity.

3. Stock Subject to the Plan.

   (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 1,200,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

   (b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. If any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such retained Shares subject to such Award shall become available for future issuance under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

   (a) Plan Administrator.

     (i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

     (ii) Administration With Respect to Consultants and Other
  Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

                                     G-1-4

     (iii) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

   (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

     (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

     (ii) to determine whether and to what extent Awards are granted hereunder;

     (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

     (iv) to approve forms of Award Agreements for use under the Plan;

     (v) to determine the terms and conditions of any Award granted hereunder;

     (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

     (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

     (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

     (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

   (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

5. Eligibility.

   Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

   (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

                                     G-1-5

   (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

   (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

   (d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

   (e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

   (f) Award Exchange Programs. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as determined by the Administrator from time to time.

   (g) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

   (h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

   (i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the

                                     G-1-6

Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

   (j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee's Incentive Stock Option in the event of the Grantee's death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferable to the extent provided in the Award Agreement.

   (k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7. Award Exercise or Purchase Price, Consideration, Taxes and Reload Options.

   (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

     (i) In the case of an Incentive Stock Option:

       (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

       (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

     (iii) In the case of other Awards, such price as is determined by the Administrator.

     (iv) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.


   (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

     (i) cash;

     (ii) check;

     (iii) delivery of Grantee's promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

     (iv) if the exercise or purchase occurs on or after the Registration Date, surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may

                                     G-1-7
  require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

     (v) with respect to Options, if the exercise occurs on or after the Registration Date, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

     (vi) any combination of the foregoing methods of payment.

   (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

   (d) Reload Options. In the event the exercise price or tax withholding of an Option is satisfied by the Company or the Grantee's employer withholding Shares otherwise deliverable to the Grantee, the Administrator may issue the Grantee an additional Option, with terms identical to the Award Agreement under which the Option was exercised, but at an exercise price as determined by the Administrator in accordance with the Plan.

8. Exercise of Award.

   (a) Procedure for Exercise; Rights as a Stockholder.

     (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

     (ii) An Award shall be deemed to be exercised upon the later of receipt by the Company of (i) written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and (ii) full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

   (b) Exercise of Award Following Termination of Continuous Service.

     (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Service only to the extent provided in the Award Agreement.

     (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

                                     G-1-8

     (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

   (c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

9. Conditions Upon Issuance of Shares.

   (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization.

   Subject to any required action by the stockholders of the Company, the Administrator may, in its discretion, proportionately adjust the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which
Section 424(a) of the Code applies; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions/Changes in Control/Related Entity Dispositions.

   Except as may be provided in an Award Agreement:

     (a) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction, Change in Control or Related Entity Disposition or at the time of an actual Corporate Transaction, Change in Control or Related Entity Disposition and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction, Change in Control or Related Entity Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction, Change in Control or Related Entity Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in

                                     G-1-9

  Control or Related Entity Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its parent.

     (b) The portion of any Incentive Stock Option accelerated under this
  Section 11 in connection with a Corporate Transaction, Change in Control or Related Entity Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of
  Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

12. Effective Date and Term of Plan.

   The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to
Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

   (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

   (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

   (c) Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14. Reservation of Shares.

   (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

   (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship.

   The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the Company's right to terminate the Grantee's Continuous Service at any time, with or without cause.

16. No Effect on Retirement and Other Benefit Plans.

   Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement-Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

                                     G-1-10

17. Stockholder Approval.

   The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

                                     G-1-11

                                                                   Appendix G-2

                                RAZORFISH, INC.
                           1999 STOCK INCENTIVE PLAN

                          (adopted on March 10, 1999)
                (amended and restated as of September 27, 1999)

   1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business.

   2. Definitions. As used herein, the following definitions shall apply:

     (a) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

     (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

     (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

     (d) "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

     (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

     (f) "Board" means the Board of Directors of the Company.

     (g) "Cause" means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for "Cause" as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the
  Grantee's: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

     (h) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

       (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than eighty percent (80%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

       (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

     (i) "Code" means the Internal Revenue Code of 1986, as amended.

                                     G-2-1

     (j) "Committee" means any committee appointed by the Board to administer the Plan.

     (k) "Common Stock" means the Class A common stock of the Company.

     (l) "Company" means Razorfish, Inc., a Delaware corporation.

     (m) "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

     (n) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six
  (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     (o) "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company, (ii) transfers between locations of the Company or among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). For purposes of Incentive Stock Options, no such approved leave of absence may exceed ninety (90) days, unless re-employment upon expiration of such leave is guaranteed by statute or contract.

     (p) "Corporate Transaction" means any of the following transactions:

       (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

       (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company;

       (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than eighty percent (80%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

       (iv) an acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange
    Act) of securities possessing more than eighty percent (80%) of the total combined voting power of the Company's outstanding securities (whether or not in a transaction also constituting a Change in Control), but excluding any such transaction that the Administrator determines shall not be a Corporate Transaction.

     (q) "Covered Employee" means an Employee who is a "covered employee" under Section 162(m)(3) of the Code.

     (r) "Director" means a member of the Board or the board of directors of any Related Entity.

     (s) "Disability" means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

     (t) "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

                                     G-2-2

     (u) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

     (v) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (w) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

       (i) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

       (ii) In the absence of an established market for the Common Stock of the type described in (i), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

     (x) "Grantee" means an Employee, Director or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

     (y) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (z) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

     (aa) "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (bb) "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

     (cc) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (dd) "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

     (ee) "Performance Shares" means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

     (ff) "Performance Units" means an Award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

     (gg) "Plan" means this 1999 Stock Incentive Plan.

     (hh) "Registration Date" means the first to occur of (i) the closing of the first sale to the general public of (A) the Common Stock or (B) the same class of securities of a successor corporation (or its Parent) issued pursuant to a Corporate Transaction in exchange for or in substitution of the Common Stock, pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended; and (ii) in the event of a Corporate Transaction, the date of the consummation of the Corporate Transaction if the same class of securities of

                                     G-2-3
  the successor corporation (or its Parent) issuable in such Corporate Transaction shall have been sold to the general public pursuant to a registration statement filed with and declared effective by, on or prior to the date of consummation of such Corporate Transaction, the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     (ii) "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

     (jj) "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

     (kk) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

     (ll) "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

     (mm) "Share" means a share of the Common Stock.

     (nn) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     (oo) "Related Entity Disposition" means the sale, distribution or other disposition by the Company of all or substantially all of the Company's interests in any Related Entity effected by a sale, merger or consolidation or other transaction involving that Related Entity or the sale of all or substantially all of the assets of that Related Entity.

3. Stock Subject to the Plan.

   (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 1,200,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

   (b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. If any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such retained Shares subject to such Award shall become available for future issuance under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

   (a) Plan Administrator.

     (i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

                                     G-2-4

     (ii) Administration With Respect to Consultants and Other
  Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

     (iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

     (iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

   (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

     (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

     (ii) to determine whether and to what extent Awards are granted hereunder;

     (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

     (iv) to approve forms of Award Agreements for use under the Plan;

     (v) to determine the terms and conditions of any Award granted hereunder;

     (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

     (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

     (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

     (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

   (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

5. Eligibility.

   Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

                                     G-2-5

6. Terms and Conditions of Awards.

   (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

   (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

   (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

   (d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

   (e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

   (f) Award Exchange Programs The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as determined by the Administrator from time to time.

   (g) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

                                     G-2-6

   (h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

   (i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

   (j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee's Incentive Stock Option in the event of the Grantee's death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferable to the extent provided in the Award Agreement.

   (k) Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company shall be 500,000 shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by
Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an Employee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Employee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

   (l) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7. Award Exercise or Purchase Price, Consideration, Taxes and Reload Options.

   (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

     (i) In the case of an Incentive Stock Option:

       (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

       (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

     (iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                                     G-2-7

     (iv) In the case of other Awards, such price as is determined by the Administrator.

     (v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

   (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

     (i) cash;

     (ii) check;

     (iii) delivery of Grantee's promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

     (iv) if the exercise or purchase occurs on or after the Registration Date, surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

     (v) with respect to Options, if the exercise occurs on or after the Registration Date, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

     (vi) any combination of the foregoing methods of payment.

   (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

   (d) Reload Options. In the event the exercise price or tax withholding of an Option is satisfied by the Company or the Grantee's employer withholding Shares otherwise deliverable to the Grantee, the Administrator may issue the Grantee an additional Option, with terms identical to the Award Agreement under which the Option was exercised, but at an exercise price as determined by the Administrator in accordance with the Plan.

8.  Exercise of Award.

   (a) Procedure for Exercise; Rights as a Stockholder.

     (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.


                                     G-2-8

     (ii) An Award shall be deemed to be exercised upon the later of receipt by the Company of (i) written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and (ii) full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

   (b) Exercise of Award Following Termination of Continuous Service.

     (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Service only to the extent provided in the Award Agreement.

     (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

     (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

   (c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

9. Conditions Upon Issuance of Shares.

   (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization.

   Subject to any required action by the stockholders of the Company, the Administrator may, in its discretion, proportionately adjust the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which
Section 424(a) of the Code applies;

                                     G-2-9
provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions/Changes in Control/Related Entity Dispositions.

   Except as may be provided in an Award Agreement:

     (a) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction, Change in Control or Related Entity Disposition or at the time of an actual Corporate Transaction, Change in Control or Related Entity Disposition and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction, Change in Control or Related Entity Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction, Change in Control or Related Entity Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control or Related Entity Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its parent.

     (b) The portion of any Incentive Stock Option accelerated under this
  Section 11 in connection with a Corporate Transaction, Change in Control or Related Entity Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of
  Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

12. Effective Date and Term of Plan.

   The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to
Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

     (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

     (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

     (c) Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14. Reservation of Shares.

     (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                                     G-2-10

     (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship.

   The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the Company's right to terminate the Grantee's Continuous Service at any time, with or without cause.

16. No Effect on Retirement and Other Benefit Plans.

   Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement-Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

17. Stockholder Approval.

   The Plan became effective when adopted by the Board on March 10, 1999, and was approved by the Company's stockholders on March 10, 1999. On September 27, 1999, the Board adopted and approved an amendment and restatement of the Plan
(a) to increase the maximum aggregate number of Shares that may be issued pursuant to Awards under the Plan by 2,640,079 Shares and (b) to adopt a limit on the maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company and certain other administrative provisions to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Code (collectively, the "Amendments"), subject to stockholder approval of the Amendments no later than September 27, 2000. The Administrator may grant Incentive Stock Options and Awards intended to qualify as Performance-Based Compensation in reliance on the Amendments prior to approval of the Amendments by the stockholders, but until such approval is obtained, no such Incentive Stock Option or Award shall be exercisable. In the event that such stockholder approval is not obtained on or before September 27, 2000, all Incentive Stock Options granted in reliance on the Amendments shall be exercisable as Non-Qualified Stock Options and all Awards intended to qualify as Performance-Based Compensation shall terminate.

                                     G-2-11

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(4) for any transaction from which the director derived an improper personal benefit. Razorfish's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

   Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

   Razorfish's Certificate of Incorporation filed as Exhibit 3.1 to this Registration Statement provides indemnification of directors and officers of Razorfish to the fullest extent permitted by the DGCL.

Item 21. Exhibits And Financial Statement Schedules

(a)Exhibits

   The Exhibits are as set forth in the Exhibit Index.

(b)Financial Statement Schedules

Description                                                               Page
-----------                                                               ----
Razorfish, Inc. and Subsidiaries' Schedule of Valuation and Qualifying
 Accounts................................................................ S-2
SPRAY Network AB and Subsidiaries' Schedule of Valuation and Qualifying
 Accounts................................................................ S-4
SPRAY Ventures AB and Subsidiaries' Schedule of Valuation and Qualifying
 Accounts................................................................ S-6

ITEM 22. UNDERTAKINGS.

   (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (3) The undersigned Registrant undertakes that every prospectus: (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (7) The undersigned Registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of October, 1999.

                                          Razorfish, Inc.

                                                 /s/ Jeffrey A. Dachis
                                          By: _________________________________
                                                     Jeffrey A. Dachis,
                                                 President, Chief Executive
                                                    Officer and Director

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on September 30, 1999:

                 Signature                                    Title
                 ---------                                    -----

      /s/ Jeffrey A. Dachis                         President, Chief Executive
______________________________________               Officer and Director
          Jeffrey A. Dachis                          (principal executive
                                                     officer)

                  *                                 Director and Secretary
______________________________________
          Craig M. Kanarick

                  *                                 Director, Chairman of the
______________________________________               Board
           Per I.G. Bystedt

                  *                                 Director
______________________________________
         Jonas S.A. Svensson

                  *                                 Director
______________________________________
           Carter F. Bales

                  *                                 Director
______________________________________
          Kjell A. Nordstrom

                  *                                 Director
______________________________________
              John Wren

                  *                                 Chief Financial Officer
______________________________________               (principal financial and
             Susan Black                             accounting officer)

      /s/ Jeffrey A. Dachis
*By: ____________________________
        Jeffrey A. Dachis
        Attorney-in-Fact

                    Report of Independent Public Accountants

To Razorfish, Inc.:

We have audited in accordance with generally accepted auditing standards, the financial statements of Razorfish, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated March 5, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

New York, New York
March 5, 1999

                                                                     Schedule II

                        RAZORFISH, INC. AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1997
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1998
  Allowance for doubtful
   accounts.............     $--        $ 50       $--        $--        $ 50
                             ====       ====       ====       ====       ====
For the six months ended
 June 30, 1999
  Allowance for doubtful
   accounts
   (unaudited)..........     $ 50       $553       $--        $--        $603
                             ====       ====       ====       ====       ====

                    Report of Independent Public Accountants

To Spray Network AB:

We have audited in accordance with generally accepted auditing standards, the financial statements of Spray Network AB and subsidiaries included in this registration statement and have issued our report thereon dated March 5, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                             ARTHUR ANDERSEN LLP

New York, New York
March 5, 1999

                                                                     Schedule II

                       SPRAY NETWORK AB AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1997
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the fiscal year
 ended December 31, 1998
  Allowance for doubtful
   accounts.............     $--        $ 24       $--        $--        $ 24
                             ====       ====       ====       ====       ====

                    Report of Independent Public Accountants

To Spray Ventures AB:

We have audited in accordance with generally accepted auditing standards, the financial statements of Spray Ventures AB and subsidiaries included in this registration statement and have issued our report thereon dated January 18, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York
January 18, 1999

                                                                     Schedule II

                       SPRAY VENTURES AB AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                          Balance at Charged to Charged to
                          Beginning  Costs and    Other               Balance at
                           of Year    Expenses   Accounts  Deductions End of Year
                          ---------- ---------- ---------- ---------- -----------
For the fiscal year
 ended December 31, 1996
  Allowance for doubtful
   accounts.............     $--        $--        $--        $--        $--
                             ====       ====       ====       ====       ====
For the eight months
 ended August 31, 1997
  Allowance for doubtful
   accounts.............     $--        $ 39       $--        $--        $ 39
                             ====       ====       ====       ====       ====

                                 EXHIBIT INDEX

 Exhibit No. Exhibit
 ----------- -------
   2.1       Agreement and Plan of Merger, dated as of August 10, 1999, by and between Razorfish, Razorfish Sub and i-Cube (included as Appendix
             A to the joint proxy statement/prospectus filed as part of this registration statement).

   3.1       Certificate of Incorporation of Razorfish (included as Appendix D-
             1 to the joint proxy statement/prospectus filed as part of this registration statement).

   3.2 Form of Certificate of Amendment of Certificate of Incorporation of Razorfish to become effective upon the closing of the merger
             (included as Appendix D-2 to the joint proxy statement/prospectus filed as a part of this registration statement).

 * 3.3       Bylaws of Razorfish.(1)

 * 4.1       Stockholders Agreement, dated as of October 1, 1998, among
             Razorfish, Spray Ventures, Communicade, Jeffrey A. Dachis and
             Craig M. Kanarick.(1)

 * 4.2       Amendment to Stockholders Agreement, dated February 3, 1999, among
             Razorfish, Spray Ventures, Communicade, Jeffrey A. Dachis and
             Craig M. Kanarick.(1)

 * 4.3       Registration Rights Agreement, dated March 30, 1999, between
             Razorfish and Communicade Inc.(1)

 * 4.4       Specimen Class A Common Stock Certificate of Razorfish.(1)

 * 5.1       Opinion of Morrison & Foerster LLP as to the legality of the Class
             A common stock, together with consent.

 * 8.1 Opinion of Hale and Dorr LLP regarding federal income tax matters, together with consent.

 *10.1       The Amended and Restated 1997 Stock Option and Incentive Plan.(1)

  10.2 1999 Stock Incentive Plan (included as Appendix G1 to the joint proxy statement/prospectus filed as part of this registration statement).

  10.3       1999 Amended and Restated Stock Incentive Plan (included as
             Appendix G2 to the joint proxy statement/prospectus filed as part of this registration statement).

 *10.4 Employment Agreement, dated September 18, 1996, between Razorfish and Jeffrey A. Dachis.(1)

 *10.5       Non-competition Agreement, dated September 18, 1996, between
             Razorfish and Jeffrey A. Dachis.(1)

 *10.6 Employment Agreement, dated September 18, 1996, between Razorfish and Craig M. Kanarick.(1)

 *10.7       Non-competition Agreement, dated September 18, 1996, between
             Razorfish and Craig M. Kanarick.(1)

 *10.8       Employment Agreement, dated April 30, 1998, between Razorfish and
             Peter Seidler.(1)

 *10.9 Amendment to Employment Agreement, dated November 26, 1998, between Razorfish and Peter Seidler.(1)

 *10.10      Employment Agreement, dated June 19, 1997, between Razorfish and
             Jean-Philippe Maheu.(1)

 *10.11      Employment Agreement, dated June 1, 1997, between Razorfish and
             Evan Orensten.(1)

 *10.12      Employment Agreement, dated as of October 1, 1998, between
             Razorfish and Per Bystedt.(1)

 *10.13      Employment Agreement, dated as of October 1, 1998, between
             Razorfish and Jonas Svensson.(1)

 *10.14      Employment Agreement, dated as of October 1, 1998, between
             Razorfish and Johan Ihrfelt.(1)

 *10.15      Lease Agreement, dated October 28, 1996, between Razorfish and Man
             Yun Real Estate Corporation.(1)

 Exhibit No. Exhibit
 ----------- -------
 *10.16      Lease Agreement, dated April 30, 1997, between Razorfish and Man
             Yun Real Estate Corporation.(1)

 *10.17      Lease Agreement, dated December 23, 1998, between C.H.B.I.
             Razorfish Limited and The Mayor and Commonalty and Citizens of the
             City of London.(1)

 *10.18      Lease Agreement, dated March 10, 1998, between J&R Bechelli and
             Alpha Online, Inc., as amended by letter dated February 9, 1999.(1)

 *10.19      Lease Agreement No. 731 100, dated April 12, 1996, between Spray
             (f/k/a Spray Interactive Media Agency AB) and Bojner Estate AB
             ("Bojner") and the English translation thereof.(1)

 *10.20      Lease Agreement No. 741 100, dated September 30, 1997, between
             Spray (f/k/a Spray Interactive Media AB) and Bojner and the
             English translation thereof.(1)

 *10.21      Lease Contract No. 01009 001 024 ("Trygg-Hansa Lease"), dated
             April 30, 1998, between Spray and Trygg-Hansa ("Trygg-Hansa") and the English translation thereof.(1)

 *10.22 Supplement No. 1, dated April 30, 1998, to Trygg-Hansa Lease and the English translation thereof.(1)

 *10.23 Supplement No. 2, dated August 18, 1998, to Trygg-Hansa Lease and the English translation thereof.(1)

 *10.24      Personal Guarantee for Premises, dated April 29, 1998, made by
             Lars T. Andersson and Per Bystedt in favor of Trygg-Hansa with respect to Trygg-Hansa Lease and the English translation thereof.(1)

 *10.25      Personal Guarantee for Premises, dated April 29, 1998, made by
             Johan Ihrfelt and Jonas Svensson in favor of Trygg-Hansa with respect to Trygg-Hansa Lease and the English translation thereof.(1)

 *10.26 Rent Contract Covering Business Premises, dated February 3, 1998, between Spray Interactive Media AB and DEGI Deutsche Gesellschaft fur Immobilienfonds mbH and the English translation thereof.(1)

 *10.27      Rental Agreement for Office Space No. 910539, dated April 25,
             1997, between Spray Interactive Media Oy and Valtion
             Kiinteistolaitos (State Real Property Authority)/Uusimaa ("State
             Real Property Authority") and the English translation thereof.(1)

 *10.28 Rental Agreement for Office Space No. 910539, dated May 14, 1997, between Spray Interactive Media Oy and State Real Property
             Authority and the English translation thereof.(1)

 *10.29      Lease Contract, dated June 17, 1998, between Spray
             Geelmuyden.Kiese A.S. and Kongensgate 2 ANS and the English translation thereof.(1)

 *10.30 Subscription and Exchange Agreement, dated as of October 1, 1998, among Razorfish, Spray Ventures AB and Communicade.(1)

 *10.31      First Amendment to the Subscription and Exchange Agreement, dated
             November 25, 1998, among Razorfish, Spray Ventures AB, Spray
             Network AB and Communicade.(1)

 *10.32      Second Amendment to the Subscription and Exchange Agreement, dated
             December 10, 1998, among Razorfish, Spray Ventures AB, Spray
             Network AB and Communicade.(1)

 *10.33      Stock Purchase Agreement, dated as of October 1, 1998, among
             Communicade, Jeffrey A. Dachis and Craig M. Kanarick.(1)

 *10.34      Stock Purchase Agreement, dated October 23, 1998, between
             Communicade and Spray Ventures AB.(1)

 Exhibit No. Exhibit
 ----------- -------
 *10.35      Amendment to Stock Purchase Agreement, dated December 10, 1998, between Communicade and Spray Ventures AB.(1)

 *10.36      Loan Agreement, dated September 18, 1996, between Razorfish and
             Omnicom Finance Inc.(1)

 *10.37 Contractor Agreement, dated December 19, 1997, between Razorfish and Charles Schwab & Co., Inc.(1)

 *10.38      Letter Agreement, dated August 8, 1997, between Razorfish and
             Road Runner Group.(1)

 *10.39      Agreement, dated November 6, 1997, between Razorfish and AT&T
             Corp.(1)

 *10.40      Agreement, dated May 12, 1997, between Razorfish and CBS.(1)

  10.41 Forms of Voting Agreements (included as Appendices E and F to the joint proxy statement/prospectus filed as part of this registration statement).

 *10.42      1993 i-Cube Stock Plan.(2)

 *10.43      1996 i-Cube Stock Plan.(2)

 *10.44      1998 i-Cube Stock Incentive Plan.(2)

 *10.45      1998 i-Cube Non-Employee Director Stock Option Plan.(2)

 *10.46 Founding Stockholders' Agreement dated as of May 6, 1997 between i-Cube, Madhav Anand, Yannis Doganis, Sundar Subramaniam and
             Edouard Aslanian.(2)

 *10.47      Amendment to Founding Stockholders' Agreement dated as of May 6,
             1997, between i-Cube, Madhav Anand, Yannis Doganis, Sundar
             Subramaniam, Edouard Aslanian, Harrington Trust Limited, as
             Trustee of The Geneva Trust, and Subramaniam Limited
             Partnership.(2)

 *10.48      Voting Trust Agreement dated as of October 13, 1997 between i-
             Cube, State Street Bank and Trust Company, Sundar Subramaniam,
             Subramaniam Limited Partnership and Harrington Trust Limited, as
             Trustee of The Geneva Trust.(2)

 *10.49      Letter Agreement dated August 8, 1995 between i-Cube and Silicon
             Valley Bank.(2)

 *10.50      Promissory Note dated August 8, 1995 between i-Cube and Silicon
             Valley Bank.(2)

 *10.51 Commercial Security Agreement dated August 8, 1995 between i-Cube and Silicon Valley Bank.(2)

 *10.52      Negative Pledge Agreement dated August 8, 1995 between i-Cube and
             Silicon Valley Bank.(2)

 *10.53      Letter Agreement dated October 7, 1996 between i-Cube and Silicon
             Valley Bank.(2)

 *10.54      Promissory Note dated July 31, 1997 between i-Cube and Silicon
             Valley Bank.(2)

 *10.55      Loan Modification Agreements between Registrant and Silicon
             Valley Bank dated August 6, 1996, August 7, 1996 and August 28,
             1997, respectively.(2)

 *10.56      Lease Agreement dated November 20, 1996 between i-Cube, RR&C
             Development Company and Patrician Associates, Inc.(2)

 *10.57 Lease Agreement dated as of July 14, 1995 between i-Cube and Riverfront Office Park Joint Venture.(2)

 *10.58      Amendment No. 1 to Lease Agreement dated as of July 14, 1995 between i-Cube and Riverfront Office Park Joint Venture.(2)

 *10.59 Sublease dated as of June 19, 1995 between i-Cube and MathSoft, Inc.(2)

 *10.60      Letter Agreement dated June 3, 1996 between i-Cube and Michael
             Pehl.(2)

 *10.61      Letter Agreement dated August 30, 1996 between i-Cube and
             Lawrence P. Begley.(2)

 Exhibit No. Exhibit
 ----------- -------

 *10.62      Letter Agreement dated December 19, 1997 between i-Cube and Karl-
             Heinz Dette.(2)

 *10.63      Application Transformation Program Agreement dated as of July 23,
             1997 between Hewlett-Packard Company and i-Cube.(2)

 *10.64 Cooperation Agreement dated as of July 9, 1997 between i-Cube and debis Systemhaus MEB Mercedes EDV Beratung GmbH.(2)

 *10.65      Letter between the Company and Madhav Anand, Edouard Aslanian,
             Yannis Doganis and Gary C. Mekikian relating to indemnification matters.(2)

 *21.1       Subsidiaries of Razorfish.(1)

 *23.1 Consent of PricewaterhouseCoopers LLP, independent public accountants.

 *23.2       Consent of Arthur Andersen LLP, independent public accountants.

 *23.3       Consent of M.R. Weiser & Co. LLP.

 *23.4       Consent of Arthur Andersen LLP, independent public accountants.

  23.5 Consent of Morrison & Foerster LLP (included in their opinion filed as Exhibit 5).

  23.6 Consent of Hale and Dorr LLP (included in their opinion filed as Exhibit 8).

 *24.1 Power of Attorney (See Page II-3 of the registration statement on Form S-4 filed on September 13, 1999).

 *27.1       Financial Data Schedule of Razorfish.

 *99.1       Form of proxy of Razorfish, Inc.

 *99.2       Form of proxy of International Integration Incorporated.

 *99.3       Consent of Michael Pehl.

 *99.4       Consent of Lawrence P. Begley.

 *99.5       Consent of Credit Suisse First Boston.

 *99.6       Consent of Morgan Stanley Dean Witter.

--------
*Previously filed.
(1) Filed as an exhibit to Razorfish's Registration statement on Form S-1 or amendments thereto declared effective by the Securities and Exchange Commission on April 26, 1999 (File No. 333-71043) and incorporated herein by reference.
(2) Filed as an exhibit to i-Cube's Registration Statement on Form S-1 or amendments thereto declared effective by the Securities and Exchange Commission on June 23, 1998 (File No. 333-50889) and incorporated herein by reference.